As filed with the Securities and Exchange Commission on October 27, 1997


Registration No. ____________
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
under the
SECURITIES ACT OF 1933

USTEL, INC.
(Exact name of registrant as specified in charter)

Minnesota                         4813                     95-4362330
(State or jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

UStel, Inc.
6167 Bristol Parkway, Suite 100
Culver City, CA 90230
(310) 645-1770
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Robert L. B. Diener
UStel, Inc.
6167 Bristol Parkway, Suite 100
Culver City, CA 90230
(310) 645-1770
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES OF ALL COMMUNICATIONS TO:

Leib Orlanski, Esq.                            David M. Otto, Esq.
Susan B. Kalman, Esq.                          Robert C. Seidel, Esq
Freshman, Marantz, Orlanski,                   Cairncross & Hempelmann, P.C.
Cooper & Klein                                 70th Floor, Columbia Center
9100 Wilshire Blvd., East Tower, 8th Floor     701 Fifth Avenue
Beverly Hills, California 90212                Seattle, Washington 98104-7016
(310) 273-1870                                 (206) 587-0700
FAX (310) 274-8293                             FAX (206) 587-2308


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO PUBLIC: As soon as practicable after the effective date of this Registration Statement and after the satisfaction or waiver of all conditions to the Merger of S.V.V. Sales, Inc., d.b.a. Arcada Communications with a wholly-owned subsidiary of the Registrant pursuant to the Merger Agreement described in the enclosed Proxy Statement/Prospectus.

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance
with General Instruction G, check the following box:     &WP4-38;

CALCULATION OF REGISTRATION FEE

Title of each                                 Proposed
class of         Amount        Proposed         maximum           Amount of
securities to     to be         maximum        aggregate       registration
be registered   registered   offering price   offering price         fee

Common Stock     6,300,000          (1)              (1)             $56.36
(1)


(1) Based on the book value of the securities to be received by the Registrant as of June 30, 1997 for the purpose of computing the registration fee as required by Rule 457(f) as follows: Per the June 30, 1997 Balance Sheet of Arcada, the stated value of the Arcada Common Stock is $558,000, one-third of which is $186,000 and 1/33 of one percent of that amount is $56.36.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.
PAGE

                           CROSS REFERENCE SHEET

FORM S-4

ITEM NO     CAPTION                            SECTIONS IN PROSPECTUS

INFORMATION ABOUT THE TRANSACTION

1   Forepart of the Registration               Outside Front Cover Page
    Statement and Outside Front Cover
    Page of Prospectus

2   Inside Front and Outside Back              Inside Front Cover Pages(i)(ii;
    Cover Pages of Prospectus                      Table of Contents

3   Risk Factors, Ratio of Earnings            Risk Factors; Prospectus
    to Fixed Charges and Other Information     Summary

4   Terms of the Transaction                   Terms of the Transaction

5   Pro Forma Financial Information            Unaudited Pro Forma Condensed
                                                   Financial Information

6   Material Contracts with Company            Not Applicable
    Being Acquired

7   Additional Information Required for        Not Applicable
    Reoffering by Persons and Parties
    Deemed to Be Underwriters

8   Interest of Named Experts and Counsel      Experts

9   Disclosure of Commission Position on       Statement as to Indemnification
    Indemnification for Securities Act
    Liabilities

B.    INFORMATION ABOUT THE REGISTRANT

10  Information with Respect to S-3            Not Applicable
    Registrants

11  Incorporation of Certain Information       Not Applicable
    by Reference

12  Information with Respect to S-2 or         Not Applicable
    S-3 Registrants

13  Incorporation of Certain Information       Not Applicable
    by Reference Not Applicable

14  Information with Respect to                Summary; Selected Consolidated
    Registrants                                Other Than  Financial Data;
    S-3 or S-2 Registrants                     Business of UStel, Dividend
    Description of Securities;                 Policy; Material Changes;
    Merger Profile and Strategy;               Ustel's Management's
    Analysis of                                Discussion and Financial
                                               Condition and Results
                                               of Operations
C.     INFORMATION ABOUT COMPANY BEING ACQUIRED

15  Information with Respect to                Not Applicable
    S-3 Companies

16  Information with Respect to                Not Applicable
    S-2 or S-3 Companies

FORM S-4

ITEM NO     CAPTION                            SECTIONS IN PROSPECTUS

17  Information with Respect to                Summary; Selected Combined
    Companies Other Than S-3 or S-2            Financial Data; Business
    Companies                                  of Arcada; Arcada Management's
                                               Discussion and Analysis of
                                               Financial Condition and Results
                                               of Operations

D.     VOTING AND MANAGEMENT INFORMATION

18  Information if Proxies, Consents           The Special Meeting
    or Authorizations are to be Solicited

19  Information if Proxies, Consents or        Rights of UStel Shareholders
    Authorizations are not to be Solicited
    or in an Exchange Offer

20  Indemnification of Directors and           Indemnification of Directors
    Officers                                   and Officers

21  Exhibits and Financial Statement           Exhibits
    Schedules

22  Undertakings                               Undertakings

PAGE

                                USTEL, INC.

__________, 1997

Dear Shareholder:

You are cordially invited to attend the Special Meeting of Shareholders of UStel, Inc. ("UStel") to be held at 10:00 a.m., local time, on ___________, 1997, at 6167 Bristol Parkway, Suite 100, Culver City, CA 90232.

At this meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated September 25, 1997, among UStel, Inc., Arcada Acquisition Corp. ("Merger Sub") and S.V.V. Sales, Inc., d.b.a. Arcada Communications ("Arcada"), (the "Merger Agreement"), and to approve the merger (the "Merger") of Merger Sub with and into Arcada pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive between 2,100,000 and 6,300,000 shares of UStel Common Stock, $5,000,000 in cash and $1,500,000 of Convertible Debentures. In addition, $590,500 of outstanding Arcada shareholder loans will be exchanged for a like amount of Convertible Debentures. The number of shares of UStel Common Stock issuable in the Merger depends on the price performance of the UStel Common Stock during the period from September 25, 1997 to the Closing. For purposes of the calculations in the Proxy Statement/Prospectus, it is assumed that 3,150,000 shares of UStel Common Stock will be issued in the Merger and that the Average Price of a share of UStel Common Stock will be between $2.50 and $2.00 per share during such period. As a result of the Merger, Arcada will become a wholly-owned subsidiary of UStel.

You will also be asked to consider and vote upon a proposal to approve a change of UStel's state of incorporation from Minnesota to California by a merger with and into a newly formed, wholly-owned California subsidiary, which merger (the "Reincorporation Merger") will be effected concurrently with the Merger.

THE UStel BOARD OF DIRECTORS HAS APPROVED THE MERGER AND REINCORPORATION MERGER AND RECOMMENDS THAT YOU VOTE FOR EACH OF SUCH PROPOSALS.

Details of the proposed Merger and other important information concerning UStel and Arcada appear in the accompanying Proxy Statement/Prospectus. Please give this material your careful attention.

Whether or not you plan to attend the Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope. You may revoke your proxy in the manner described in the accompanying Proxy Statement/Prospectus at any time before it has been voted at the Special Meeting. If you attend the Special Meeting, you may vote in person even if you have previously returned your proxy card. Your prompt cooperation will be greatly appreciated.

                                   Sincerely,

                                   Robert L. B. Diener
                                   Chairman and Chief Executive Officer
PAGE

UStel, INC.
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

_________________, 1997

TO THE SHAREHOLDERS OF UStel, Inc.

NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of UStel, Inc. ("UStel"), a Minnesota corporation, will be held at 10:00 a.m., local time, on ______________, 1997, at 6167 Bristol Parkway, Suite 100, Culver City, California, to consider and vote upon the following proposals:

     1. To approve and adopt the Agreement and Plan of Merger dated as of September 25, 1997, among UStel, Inc., Arcada Acquisition Corp. ("Merger Sub") and S.V.V. Sales, Inc., d.b.a. Arcada Communications ("Arcada"), (the "Merger Agreement"), and to approve the merger (the "Merger") of Merger Sub with and into Arcada pursuant to the Merger Agreement. As a result of the Merger, Arcada shareholders will receive between 2,100,000 and 6,300,000 shares of UStel Common Stock, $5,000,000 in cash and $1,500,000 of Convertible Debentures, in each case subject to certain resale restrictions and adjustments under certain circumstances. In addition, $590,500 of outstanding Arcada shareholder loans will be exchanged for a like amount of Convertible Debentures. The number of shares of UStel Common Stock issuable in the Merger depends on the price performance of the UStel Common Stock during the period from September 25, 1997 to the Closing. For purposes of the calculations in the Proxy Statement/Prospectus, it is assumed that 3,150,000 shares of UStel Common Stock will be issued in the Merger and that the Average Price of a share of UStel Common Stock will be between $2.50 and $2.00 per share during that period. As a result of the Merger, Arcada will become a wholly-owned subsidiary of UStel.

     2. To approve a proposal to change UStel's state of incorporation from Minnesota to California by a merger with and into a newly formed, wholly-owned California subsidiary, which merger (the "Reincorporation Merger") will be effected concurrently with the Merger.

     3. To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

Only shareholders of record at the close of business on ___________, 1997 are entitled to notice of and to vote at the Special Meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF HE OR SHE HAS RETURNED A PROXY.

                                   Sincerely,

                                   Robert L.B. Diener
                                   Chairman, Chief Executive Officer

Culver City, California

_____________, 1997


PAGE

UStel, INC.

PROXY STATEMENT

PROSPECTUS

This Proxy Statement/Prospectus is being furnished to holders of common stock, par value $.01 per share, of UStel, Inc. ("UStel Common Stock"), a Minnesota corporation ("UStel"), in connection with the solicitation of proxies by the Board of Directors of UStel (the "UStel Board") for the use at the Special Meeting of the Shareholders of UStel (the "UStel Shareholders"), to be held at 10:00 a.m., local time, on ______________, 1997, or at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders of UStel (the "UStel Special Meeting"). The UStel Special Meeting will be held at 6167 Bristol Parkway, Suite 100, Culver City, California 90230.

This Proxy Statement/Prospectus constitutes a prospectus of UStel with respect to the shares of UStel Common Stock to be issued in connection with the merger (the "Merger") of Arcada Acquisition Corp. a Washington corporation and wholly-owned subsidiary of UStel ("Merger Sub"), with and into S.V.V. Sales, Inc., a Washington corporation, d.b.a. Arcada Communications ("Arcada") pursuant to the Agreement and Plan of Merger, dated September 25, 1997, among UStel, Merger Sub and Arcada, substantially in the form attached hereto as Appendix A (the "Merger Agreement"). As a result of the Merger, Arcada will become a wholly-owned subsidiary of UStel . Upon the effectiveness of the Merger, the outstanding shares of Arcada Common Stock will be converted into the right to receive in the aggregate, between 2,100,000 and 6,300,000 shares of UStel Common Stock, $1,500,000 of Convertible Debentures and $5,000,000 in cash. In addition, $590,500 of outstanding Arcada shareholder loans will be exchanged for a like amount of Convertible Debentures. The number of shares of UStel Common Stock issuable in the Merger depends on the price performance of the UStel Common Stock during the period from September 25, 1997 to the Closing. For purposes of the calculations in the Proxy Statement/Prospectus, it is assumed that 3,150,000 shares of UStel Common Stock will be issued in the Merger and that the Average Price of a share of UStel Common Stock will be between $2.50 and $2.00 per share during that period. All information contained in this Proxy Statement/Prospectus relating to UStel has been supplied by UStel and all information contained herein relating to Arcada has been supplied by Arcada.

On June 3, 1997, the last trading day prior to announcement of the Merger, the closing sale price on the Nasdaq Small Cap Market ("Nasdaq") of UStel Common Stock was $4.125. On _______________, 1997, the closing sale price on Nasdaq of UStel Common Stock was $______.

SEE "RISK FACTORS" COMMENCING ON PAGE ___ FOR A DESCRIPTION OF CERTAIN RISKS INVOLVED IN THE MERGER.

This Proxy Statement/Prospectus, the accompanying form of proxy and the other enclosed documents are first being mailed to shareholders of UStel on or about ________________, 1997.

PAGE

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Proxy Statement/Prospectus is ____________________, 1997.


PAGE

TABLE OF CONTENTS


AVAILABLE INFORMATION                                                     1

SUMMARY                                                                   2

THE COMPANIES                                                             2

UStel and Arcada Acquisition Corp.                                        2

Arcada                                                                    2

Date and Place of the Meeting                                             3

Purpose of the Meeting                                                    3

Vote Required                                                             3

Security Ownership of Management                                          3

The Merger                                                                4

Recommendations                                                           5

MARKET PRICES                                                             8

SUMMARY CONSOLIDATED FINANCIAL DATA
      OF UStel, INC.                                                      9

SUMMARY CONSOLIDATED FINANCIAL DATA
      OF ARCADA COMMUNICATIONS                                           10

SUMMARY PRO FORMA CONDENSED FINANCIAL DATA                               11

RISK FACTORS                                                             14

THE UStel SPECIAL MEETING                                                20

THE MERGER                                                               22

THE MERGER AGREEMENT                                                     37

BUSINESS OF Ustel                                                        42

BUSINESS OF ARCADA                                                       62

UStel MANAGEMENT                                                         77

OPTION/SAR GRANTS IN LAST FISCAL YEAR
      (Individual Grants)                                                81

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
VALUES
      (Individual Grants)                                                81

PRINCIPAL SHAREHOLDERS                                                   82

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                           84

ARCADA MANAGEMENT                                                        87

SECURITY OWNERSHIP OF MANAGEMENT
      AND CERTAIN BENEFICIAL OWNERS OF ARCADA                            88

MANAGEMENT AND OPERATIONS OF USTEL FOLLOWING THE MERGER                  89

THE REINCORPORATION MERGER                                               90

DESCRIPTION OF UStel SECURITIES                                          94

SHARES ELIGIBLE FOR FUTURE SALE                                          98

DESCRIPTION OF CAPITAL STOCK OF ARCADA                                   99

EXPERTS                                                                 100

LEGAL MATTERS                                                           100

OTHER INFORMATION AND STOCKHOLDER PROPOSALS                             100

UStel, INC. INDEX TO FINANCIAL STATEMENTS                               F-1

UStel, INC. PRO FORMA CONDENSED FINANCIAL INFORMATION
      (UNAUDITED)                                                       F-3

FINANCIAL STATEMENTS                                                    F-7

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                      F-8

PAGE

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY UStel OR ARCADA. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS NOT LAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THE PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF UStel OR ARCADA SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

AVAILABLE INFORMATION

UStel is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("the 1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: in Denver, 1801 California Street, Suite 4800, Denver, Colorado 80202; in Chicago, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; in New York, Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by written request addressed to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants, including UStel that file electronically with the Commission at http://www.sec.gov.

UStel has filed with the Commission in Washington, D.C. a Registration Statement on Form S-4 (together with all amendments, supplements, and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended, (the "1933 Act") with respect to the UStel Common Stock and the UStel Common Stock issuable upon conversion of the Convertible Debentures to be issued in the Merger. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. Such additional information may be obtained from the Commission's principal office in Washington D.C. Statements contained in this Proxy Statement/Prospectus or in any document incorporated in this Proxy Statement/Prospectus by reference as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

PAGE

SUMMARY

THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. REFERENCE IS MADE TO, AND THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND THE APPENDICES HERETO. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, "UStel" MEANS UStel, INC. AND ITS CONSOLIDATED SUBSIDIARIES AND, AFTER GIVING EFFECT TO THE REINCORPORATION MERGER, UStel CALIFORNIA, "ARCADA" MEANS S.V.V. SALES, INC., WHICH DOES BUSINESS AS ARCADA COMMUNICATIONS, AND "MERGER SUB" MEANS ARCADA ACQUISITION CORP., A WHOLLY-OWNED SUBSIDIARY OF UStel.

UStel AND ARCADA SHAREHOLDERS ARE URGED TO READ THIS PROXY
STATEMENT/PROSPECTUS AND THE APPENDICES HERETO IN THEIR ENTIRETY.
SHAREHOLDERS OF EACH COMPANY SHOULD ALSO CAREFULLY CONSIDER THE INFORMATION SET FORTH BELOW UNDER THE HEADING "RISK FACTORS."


THE COMPANIES

UStel and Arcada Acquisition Corp.

UStel, Inc. ("UStel") provides long distance telecommunications services, consisting primarily of direct dial long distance telephone transmissions, to small and medium sized commercial and larger residential customers throughout the United States. The Company also offers a variety of service options, including "1+" dialing, "800" service, calling cards, operator services, private line networks and data transmission. With the acquisition in July 1997 of Pacific Cellular, a Las Vegas-based reseller of wireless communications, the Company also offers discount cellular and paging services to commercial and residential customers. Since commencing operations in January, 1993, UStel's subscriber base has grown to in excess of 25,000 customers as of June 1997, consisting primarily of medium-sized businesses. In addition, the Company's monthly revenues have increased from approximately $10,000 in January, 1993 to approximately $1,875,000 as of June 1997.

UStel was incorporated in California on March 11, 1992, as U.S. Tel, Inc. and changed its corporate name to UStel, Inc. on April 20, 1992. The Company commenced operations as a long distance carrier in January 1993. On January 4, 1994, the Company effected a recapitalization of its capital stock in connection with its merger to reincorporate in Minnesota prior to its initial public offering of Common Stock. Its corporate headquarters are located at 6167 Bristol Parkway, Suite 100, Culver City, California 90230 and its telephone number is (310) 645-1770.

Merger Sub was organized as a Washington corporation in 1997 for the purpose of consummating the Merger contemplated by the Merger Agreement. Merger Sub has nominal assets and has not carried on any activities to date other than incident to its formation and in connection with the Merger. Merger Sub's corporate offices are located at 6167 Bristol Parkway, Suite 100, Culver City, California 90230.

For additional information concerning UStel, see "AVAILABLE INFORMATION," "BUSINESS OF UStel, INTENTION TO REINCORPORATE" "UStel MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS" and "UStel MANAGEMENT."

Arcada

Arcada was organized under the laws of the State of Washington in 1987 as S.V.V. Sales, Inc. It is currently engaged in the provision of long-distance voice and data telecommunication services in 17 states. Arcada offers a broad array of services designed for the telecommunications needs of small and mid-sized commercial customers. Arcada believes that it can provide services to its target market at rates for long distance below those typically charged by the major carriers. Arcada also resells cellular air time, paging services and cellular long distance telecommunications services. Arcada's executive offices are located at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121-2516, telephone (206) 441-5022.

For additional information concerning Arcada, see "BUSINESS OF ARCADA," "ARCADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and "ARCADA MANAGEMENT."

Date and Place of the Meeting

Time and Place. The UStel Special Meeting will be held at 10:00 a.m., local time, on ________, 1997, at the offices of UStel, 6167 Bristol Parkway, Suite 100, Culver City, California 90230.

Purpose of the Meeting

At the UStel Special Meeting, the UStel Shareholders will be asked to consider and vote upon proposals (i) to approve and adopt the Merger Agreement (included as Appendix A to this Proxy Statement/Prospectus incorporated herein by reference), pursuant to which, among other things, Merger Sub will be merged with and into Arcada, with Arcada as the surviving corporation and continuing as a wholly-owned subsidiary of UStel, and to approve the Merger and the issuance of shares of UStel Common Stock and UStel Convertible Debentures in the Merger, (ii) to approve a proposal to change UStel's state of incorporation from Minnesota to California by the merger of UStel with and into a newly formed, wholly-owned California subsidiary ("UStel - California"), which merger will be effected concurrently with the Merger, and
(iii) to transact such other business as may properly come before the UStel Special Meeting.

Vote Required
The adoption and approval of the Merger Agreement and the approval of the Merger requires the affirmative vote of the holders of a majority of the combined, outstanding shares of UStel Common Stock and of the UStel Common Stock into which the UStel Series A Preferred Stock is convertible. The adoption and approval of the Reincorporation Merger requires the affirmative vote of the holders of a majority of the combined, outstanding shares of the UStel Common Stock and of the UStel Common Stock into which the UStel Series A Preferred Stock is convertible.

See "THE UStel SPECIAL MEETING"

Shareholders Entitled to Vote. The Record Date for the determination of holders of UStel Common Stock entitled to notice of and to vote at the UStel Special Meeting is ___________, 1997. On that date, UStel had issued and outstanding 6,872,778 shares of UStel Common Stock, held by approximately 1,430 beneficial holders. The UStel Series A Preferred Stock is entitled to vote along with the UStel Common Stock on an as if converted basis. Accordingly the total shares of capital stock (Common and Preferred) entitled to vote is 7,247,768, consisting of 6,872,778 shares of UStel Common Stock and 374,990 shares of UStel Common Stock into which the 275,000 shares of Series
A Preferred Stock is convertible.

Security Ownership of Management

As of the Record Date, directors and executive officers of UStel and their affiliates were beneficial owners of an aggregate of 1,677,154 shares of UStel Common Stock or approximately 24.4% of the outstanding shares of UStel Common Stock.

The executive officers and directors of UStel who are also shareholders of UStel have agreed to vote their shares in favor of the proposals submitted to shareholders at the UStel special meeting. In addition, the obligations of UStel and Arcada under the Merger Agreement are conditioned on the directors and officers of UStel agreeing to vote their shares of UStel in favor of the Merger. Furthermore, UStel has agreed to recommend that its shareholders vote in favor of the Merger.

The Merger

The Merger. The Merger Agreement provides for the Merger of Merger Sub with and into, Arcada with Arcada as the surviving entity and wholly-owned subsidiary of UStel. As a result of the Merger, all outstanding shares of Arcada Common Stock will be converted into the right to receive an aggregate of between 2,100,000 and 6,300,000 shares of UStel Common Stock, $5,000,000 of cash and $1,500,000 of Convertible Debentures. In addition, $590,500 of outstanding Arcada shareholder loans will be exchanged for a like amount of Convertible Debentures. The number of shares of UStel Common Stock issuable in the Merger depends on the price performance of the UStel Common Stock during the period from September 25, 1997 to the Closing. For purposes of the calculations in the Proxy Statement/Prospectus, it is assumed that 3,150,000 shares of UStel Common Stock will be issued in the Merger and that the Average Price of a share of UStel Common Stock will be between $2.50 and $2.00 per share during that period. See "THE MERGER - General."

The Convertible Debentures will bear interest at 10% per annum and for the first six months will be payable interest only quarterly in arrears. Thereafter, the Convertible Debentures will amortizable and payable over a three year term. Beginning one year after issuance, the Convertible Debentures will be convertible to UStel Common Stock at a conversion price equal to 150% of the Average Price of UStel Common Stock as defined below. The conversion price is subject to adjustment under certain circumstances. See "Description of UStel Securities -- Convertible Subordinated Debentures."

The separate existence of Merger Sub will cease upon the effectiveness of the Merger. The articles of incorporation and bylaws of Arcada will continue to be the articles and bylaws of the surviving entity after completion of the Merger which will continue as a wholly-owned subsidiary of UStel. Upon the effectiveness of the Merger, UStel will appoint the entire Arcada board of directors. Upon consummation of the Merger, all shares of Arcada Common Stock will automatically be canceled and will cease to exist. Each holder of a certificate representing any shares of Arcada Common Stock will cease to have any rights with respect thereto, except the right to receive shares of UStel Common Stock, the cash and Convertible Debentures to be issued upon surrender of such certificate, as described below.

Based on the number of shares outstanding on the Record Date, upon consummation of the Merger there will be between 8,972,778 and 13,172,778 shares of UStel Common Stock outstanding and the shares of UStel Common Stock issued to stockholders of Arcada pursuant to the Merger Agreement will comprise between 23.40% and 47.8% of the total number of shares of UStel Common Stock then outstanding (without giving effect to conversion of the Convertible Debentures issued in the Merger). See "SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."

No certificates for fractional shares of UStel Common Stock will be issued as a result of the Merger. Instead, each Arcada Shareholder otherwise entitled to a fractional share will receive cash in lieu of such fractional share in an amount equal to the product of the fraction multiplied by the Average Price.

The Reincorporation Merger

The Reincorporation Merger will be accomplished by the merger of UStel into a wholly-owned California subsidiary, UStel Merger Corporation, which will be the survivor corporation and will effective on such Reincorporation Merger change its name to UStel, Inc. Each shareholder of UStel Common Stock and Series A Preferred Stock will, effective upon such Reincorporation Merger, become a shareholder of UStel Merger Corporation of the same number and type of shares owned by such shareholder in UStel immediately prior to such Reincorporation Merger. The articles of incorporation of UStel Merger Corporation will be the continuing articles of incorporation and bylaws of the surviving corporation. Such articles of incorporation and bylaws are substantially similar to the existing articles of incorporation and bylaws of UStel. The existing Board of Directors and officers of UStel will remain the Board of Directors and offices of UStel Merger Corporation.

Recommendations

The UStel Board believes that the terms of the Merger are fair to and advisable and in the best interests of UStel Shareholders and has approved the Merger Agreement and the Reincorporation Merger. THE UStel BOARD RECOMMENDS THAT UStel SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE REINCORPORATION MERGER. All the UStel Directors approved the Merger. See "THE MERGER - Recommendations of the Board of Directors; Reasons for the Merger."

Risk Factors

In determining whether to approve the Merger Agreement, UStel and Arcada Shareholders should consider the risks set forth under "RISK FACTORS." The telecommunications industry is extremely competitive and evolving rapidly. There can be no assurance that UStel, Arcada or UStel and Arcada as a combined company will be able to compete and operate profitably in the future.

Lock-Up

As part of the Merger Agreement, the Arcada Shareholders will be restricted from selling shares of UStel Common Stock received in the Merger and upon conversion of the Convertible Debentures, until February 14, 1999 (the "Lock-up") except as follows: (i) an aggregate of 105,000 shares of UStel Common Stock may be sold after six months from the Effective Date, and (ii) an additional 210,000 shares may be sold after one year from the Effective Date. After February 14, 1999, there will be no further restrictions on sales of UStel Common Stock pursuant to the terms of the Lock-up. To the extent the Representative of the Underwriters in the UStel February 1997 public stock offering releases other shareholders from certain lock-up agreements entered into in connection with such public offering, the Arcada shareholders are entitled to a pro rata release from their Lock-Up.

Dissenters' Rights. UStel Shareholders who vote against the Merger or the Reincorporation Merger may be entitled to certain dissenters' rights under Minnesota law. Such dissenters' rights are described under "THE MERGER - Dissenter's Rights".

Federal Income Tax Consequences. The Merger is intended to qualify as a nontaxable reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the "Code"). Accordingly, for federal income tax purposes, neither UStel, nor Merger Sub will recognize any taxable gain or loss as a result of the Merger and Arcada Shareholders will not recognize any taxable gain or loss on the conversion of their Arcada Common Stock into UStel Common Stock pursuant to the Merger. Arcada shareholders will recognize taxable gain or loss in connection with the Convertible Debentures and the $5,000,000 cash to be received by them in the Merger.

EACH HOLDER OF ARCADA COMMON STOCK SHOULD CONSULT HIS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE MERGER IN LIGHT OF SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

Accounting Treatment. The Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles. See "THE MERGER-Anticipated Accounting Treatment" and "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

The Merger Agreement

Effective Time of the Merger. The Merger will become effective at the time of the filing and acceptance of the Articles of Merger in Washington or such later date as is specified in such Articles (the "Effective Time"). See "MERGER AGREEMENT" - Conditions to the Consummation of the Merger."

Conditions to the Merger. The respective obligations of UStel, Merger Sub and Arcada to consummate the Merger are subject to various conditions, including, among others, (i) the approval of UStel and Arcada Shareholders of the Merger,
(ii) the performance by each party to the Merger Agreement of its respective covenants and obligations set forth therein, (iii) the continued accuracy of each party's representations and warranties set forth in the Merger Agreement,
(iv) the absence of any order or other legal restraint or prohibition preventing the consummation of the Merger, (v) UStel using its best efforts to induce its directors, and officers to agree in writing to vote their shares of UStel Common Stock in favor of the Merger, (vi) UStel having on hand the $5,000,000 cash portion of the Merger Consideration, and (vii) UStel maintaining its NASDAQ Small Cap listing and that its stock price be no less than $1.00. See "THE MERGER AGREEMENT - Conditions to the Consummation of the Merger."

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (i) by mutual consent of UStel and Arcada, (ii) by either UStel or Arcada (a) if the Merger shall not have been consummated on or before January 31, 1998 (other than due to the failure of the party seeking to terminate the Merger Agreement to perform its obligations under the Merger Agreement), or (b) if the required shareholder approval is not obtained, and (iii) by UStel, if there is a material adverse change in the financial condition of Arcada or any material breach by Arcada if its covenants set forth in the Merger Agreement or (iv) by
Arcada, if there is a material adverse change in the financial condition of
UStel or any material breach of UStel of its covenants set forth in the Merger
Agreement or a failure of conditions to the Merger to occur.  See "THE MERGER
AGREEMENT - Termination."

Management Services Fees. To compensate Arcada for certain management services rendered by Arcada to UStel in anticipation of the Merger and pursuant to a Management Services Agreement dated June 27, 1997, UStel has agreed to pay Arcada $125,000 if the Merger agreement is terminated for any reason. See "THE MERGER AGREEMENT - Management Services Fees."

Regulatory Filings and Approvals

Other than certain filings to be made and approvals obtained from the Federal Communications Commission, state public utilities commissions and the filing of the Proxy Statement Prospectus with the Securities and Exchange Commission, there are no federal or state regulatory requirements that must be complied with or obtained in connection with the Merger. See "THE MERGER - Governmental and Regulatory Approvals."

PAGE

Management and Operations after the Merger

Following the Effective Time, Frank Bonadio, currently the President of Arcada, will become President and Chief Operating Officer and a director of UStel. See "MANAGEMENT AND OPERATIONS OF UStel FOLLOWING THE MERGER."

The Merger will combine the two companies' current operations, focusing substantially on both companies operations in the long distance switched and unswitched telecommunications markets and on providing cellular air time and long distance services. Arcada believes that as a result of the Merger, more sources of financing and acquisition opportunities will be available to it as a publicly-held company than may be available to it as a privately-held company. UStel and Arcada both have a fiscal year end of December 31.

Comparative Rights of Shareholders

Arcada is a Washington corporation organized under the Washington Business Corporations Act, RCW Chapter 23B ("WBCA"). UStel - California (effective upon the Reincorporation Merger) is a California corporation organized under the California Corporations Code ("CCC"). The rights of UStel - California Shareholders will be governed by the CCC and of UStel - California's Articles of Incorporation and Bylaws. The rights of Arcada Shareholders are governed by the WBCA and Arcada's Articles of Incorporation and Bylaws. Upon consummation of the Merger, and assuming completion of the Reincorporation Merger, UStel and Arcada Shareholders will become shareholders of a newly formed California corporation, UStel - California and their rights will be governed by the CCC and the Articles of Incorporation and Bylaws of UStel - California. Certain differences arise from this change of governing law as well as the distinctions between UStel - California's Articles of Incorporation and Bylaws and the Articles of Incorporation and Bylaws of Arcada. The Articles of Incorporation and Bylaws of UStel - California are not materially different than those of UStel - Minnesota and, accordingly, the rights of UStel shareholders will not be materially affected after the Reincorporation Merger. For a summary of certain differences between the rights of holders of UStel - California Common Stock and holders of Arcada Common Stock. See "THE REINCORPORATION MERGER -- COMPARISON OF CORPORATION LAWS OF MINNESOTA TO CALIFORNIA."

Resales of UStel Common Stock

The shares of UStel Common Stock to be issued to Arcada Shareholders in connection with the Merger have been registered under the 1933 Act. However, of up to 6,300,000 shares issued in connection with the Merger, 105,000 of such shares will be subject to a lock-up for six months after the Merger, 210,000 of such shares will be subject to a lock-up for a period of one year and the balance of such shares will be subject to a lock-up until February 14, 1999. All of the shares issuable upon conversion of the Convertible Debentures will be subject to a lock-up until February 14, 1999. See "THE MERGER - Lock-up" and "THE MERGER - Resales of UStel Common Stock by Arcada Shareholders" for a discussion of the limitations on transfer of UStel Common Stock held by shareholders of Arcada.

PAGE

MARKET PRICES

UStel's Common Stock has traded in the over-the-counter market since June 22, 1994 and is included in the Nasdaq Small Cap Market under the symbol "USTL." The following table sets forth for the quarters indicated the high and low closing sale prices per share of Common Stock as reported by the Nasdaq Small Cap Market. Prices represent inter-dealer quotations, without adjustment for retail mark-ups, markdowns or commissions and may not necessarily represent actual transactions.

1994
Second Quarter (from June 22)        $5.625             $5.00
Third Quarter                         6.75               5.125
Fourth Quarter                        7.50               6.25

1995
First Quarter                        $7.50              $6.00
Second Quarter                        7.00               5.00
Third Quarter                         6.50               4.75
Fourth Quarter                        6.25               4.75

1996
First Quarter                        $6.50              $5.00
Second Quarter                        7.00               5.75
Third Quarter                         6.75               6.00
Fourth Quarter                        6.00               3.13

1997
First Quarter                        $3.38              $2.75
Second Quarter                        4.50               3.50
Third Quarter                         4.00               1.75
Fourth Quarter (through October 1997) 2.62               1.93


There is no public market for Arcada Common Stock.

The closing price per share of UStel Common Stock as reported by Nasdaq Small Cap Market on June 3, 1997, the day before the public announcement of the Merger was $4.125. The closing price of the UStel Common Stock on September 25, 1997, the date that the Merger Agreement was signed, was $1.812. As of October 15, 1997 the 6,872,778 shares of UStel Common Stock outstanding were held by approximately 1,430 shareholders of record and beneficially.


SUMMARY CONSOLIDATED FINANCIAL DATA
OF UStel, INC.

The following table sets forth selected consolidated historical financial data of UStel and has been derived from and should be read in conjunction with the audited consolidated financial statements of UStel as of and for each of the years ended December 31, 1995 and 1996 and the unaudited interim consolidated financial statements of UStel as of and for the six months ended June 30, 1996 and 1997. In the opinion of UStel, all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation have been included in the unaudited interim data. Unaudited interim results are not necessarily indicative of results which may be expected for future periods.

                                FOR THE YEAR ENDED                      FOR THE SIX MONTHS
                                    DECEMBER 31                             ENDED JUNE 30
                               1995                1996                1996            1997
Revenues                     $16,127,575     $ 22,026,857        $10,526,503         $11,568,447
Net Income (Loss)            $  (371,711)    $ (2,973,194)       $    71,965         $  (803,978)
Net Income (Loss) Per Share      $ (0.23)         $ (1.54)            $ 0.04             $ (0.19)
Dividends Per Shares             $   ---          $   ---             $  ---             $   ---


BALANCE SHEET DATA:

                                        DECEMBER 31                             JUNE 30

                                 1995                1996                1996            1997

Total Assets                  $11,978,031         $11,366,945        $14,801,610     $11,618,877
Convertible Subordinated
              Debentures      $   500,000         $   500,000        $   500,000     $   500,000
Stockholders' Equity          $ 3,787,773         $ 2,238,281        $ 5,433,440     $ 7,779,834




PAGE

SUMMARY CONSOLIDATED FINANCIAL DATA
OF ARCADA COMMUNICATIONS

The following table sets forth selected consolidated historical financial data of Arcada and has been derived from and should be read in conjunction with the audited consolidated financial statements of Arcada as of and for each of the years ended December 31, 1995 and 1996 and the unaudited interim consolidated financial statements of Arcada as of and for the six months ended June 30, 1996 and 1997. In the opinion of Arcada management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included in the unaudited interim financial statements. Unaudited interim results are not necessarily indicative of results which may be expected for the entire fiscal year.


Statement of Operations Data
                                            FOR                             FOR
                                     THE YEAR ENDED                    THE SIX MONTHS
                                        DECEMBER 31                     ENDED JUNE 30

                                    1995             1996              1996            1997
Revenues                         $10,954,000    $ 12,646,000        $ 6,236,000     $ 6,576,000
Net Loss                         $  (559,000)   $ (1,285,000)       $  (127,000)    $  (164,000)
Dividends                        $  (168,000)   $        ---        $       ---     $  (164,000)
Net Loss Per Share                   $(13.31)         $(30.9)            $(3.02)         $(4.43)

BALANCE SHEET DATA:
                                        DECEMBER 31                            JUNE 30
                                    1995           1996                   1996          1997

Total Assets                      $4,858,000    $4,405,000          $ 5,132,716     $ 4,376,000
Long Term Debt and Capital Lease
Obligations, Net of Current
Portion                           $1,115,000    $  756,000          $    (1,624)    $ 1,039,000
Notes Payable to Shareholders     $  456,000    $  294,000          $ 1,923,935     $   376,000
Shareholders' Equity (Deficit)    $  428,000    $ (857,000)         $   291,088     $(1,185,000)

PAGE

SUMMARY PRO FORMA CONDENSED FINANCIAL DATA

AS MORE FULLY DESCRIBED IN THE PRO FORMA CONDENSED FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE UNAUDITED PRO FORMA CONDENSED BALANCE SHEET DATA GIVES EFFECT TO (I) THE MERGER OF A WHOLLY-OWNED SUBSIDIARY OF UStel INTO ARCADA, RESULTING FROM THE EXCHANGE OF ARCADA COMMON STOCK FOR 3,150,000 SHARES OF UStel COMMON STOCK AND, THE PAYMENT OF $5,000,000 IN CASH TO THE ARCADA SHAREHOLDERS AND THE ISSUANCE TO SUCH SHAREHOLDERS OF $1,500,000 IN CONVERTIBLE DEBENTURES AND (II) THE ACQUISITION BY UStel OF CONSORTIUM 2000, INC. WHICH OCCURRED IN JULY 1997.
THE UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS DATA FOR THE YEARS ENDED DECEMBER 31, 1996 AND FOR THE SIX MONTHS ENDED JUNE 30, 1997 INCLUDE THE RESULTS OF OPERATIONS OF UStel, CONSORTIUM 2000, INC. AND ARCADA FOR THE RESPECTIVE PERIODS PRESENTED AND GIVE EFFECT TO PRO FORMA ADJUSTMENTS AS IF THE AFOREMENTIONED TRANSACTIONS HAD OCCURRED AT THE BEGINNING OF EACH PERIOD. THESE PRO FORMA CONDENSED FINANCIAL STATEMENTS ARE NOT NECESSARILY INDICATIVE OF FUTURE FINANCIAL POSITIONS OR RESULTS OF OPERATIONS. THE FOLLOWING INFORMATION SHOULD BE READ IN CONJUNCTION WITH AND IS QUALIFIED IN ITS ENTIRETY BY THE FINANCIAL STATEMENTS OF UStel, CONSORTIUM 2000, INC. AND ARCADA AND THE UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. SEE "THE MERGER -ANTICIPATED ACCOUNTING TREATMENT," AND "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

Pro Forma Condensed Statements of Operations Data

                                          Year Ended         Six Months Ended
                                       December 31, 1996       June 30, 1997
Revenues                                   $35,900,000           $19,100,000
Cost of Services Sold                       24,035,000            12,800,000
Excess of Revenues over Cost
of Services Sold                            11,865,000             6,300,000
Other Operating Expenses:
   Selling, general, administrative
   and other                                14,071,000             7,060,000
Depreciation and amortization                1,852,000             1,011,000
Loss Before Interest and Income Taxes       (4,058,000)           (1,771,000)
Interest Expense, Net of Interest Income     1,427,000               685,000
Loss Before Income Taxes                    (5,485,000)           (2,456,000)
Provision  (Benefit) for Income Taxes         (125,000)                1,000
Net Loss                                   $(5,360,000)          $(2,457,000)

Net Loss per common share                      $ (0.54)              $ (0.25)

Weighted Average Number of Shares
Outstanding                                 10,022,778             10,022,778


PAGE

Pro Forma Condensed Balance Sheet
ASSETS                                                          June 30, 1997
                                                                  (Unaudited)
Current Assets
   Cash                                                           $   964,000
   Accounts receivable net of allowance for doubtful
     accounts of $1,202,000                                         8,671,000
   Prepaid Expenses                                                   818,000
                                                                  -----------
        Total Current Assets                                       10,453,000

   Property and Equipment net of depreciation of
     $2,253,000                                                     4,295,000
   Related Party Receivables                                          329,000
   Other Receivables less Allowance for Doubtful Accounts
     of $529,000                                                      238,000
   Goodwill less accumulated amortization of                       18,329,000
   Start-up Cost less accumulated amortization
     of $169,000                                                       72,000
   Deferred Charges                                                   592,000
                                                                  -----------
        Total Assets                                              $34,308,000
                                                                  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current
   Notes Payable to Bank                                          $ 2,532,000
   Notes Payable to Related Parties                                        --
   Notes Payable Other                                                     --
   Accounts Payable                                                 3,336,000
   Accrued Expenses                                                 1,494,000
   Accrued Revenue Taxes                                              180,000
                                                                  -----------
        Total Current Liabilities                                   7,542,000
   Convertible Subordinated Debentures                              7,912,000
   Other Long-Term Liabilities                                      1,439,000
                                                                  -----------
        Total Liabilities                                          16,893,000

Stockholders' Equity
   Series A Convertible Preferred Stock                                56,000
   Series B Convertible Preferred Stock                                15,000
   Common Stock                                                     9,620,000
   Additional Paid-In Capital1                                      4,027,000
   Accumulated Deficit                                             (6,303,000)
                                                                  -----------
        Total Stockholders' Equity                                 17,415,000
                                                                  -----------
        Total Liabilities and Stockholders' Equity                $34,308,000
                                                                  ===========



Comparative Per Share Data

The following table sets forth certain historical per share data of UStel and Arcada and combined per share data on an unaudited pro forma basis after giving effect to the Merger on a "purchase" basis assuming that 3,150,000 shares of UStel Common Stock, $5,000,000 in cash and $1,500,000 in Convertible Debentures are issued in exchange for all the shares of Arcada Common Stock in the Merger. This data should be read in conjunction with the selected historical financial information, the pro forma condensed financial information and the separate historical financial statements of UStel, C-2000 and of Arcada and the notes thereto included elsewhere in this Proxy Statement/Prospectus. The unaudited pro forma condensed financial data are not necessarily indicative of the operating results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations.

                                     AS OF AND FOR           AS OF AND FOR
                                    THE YEAR ENDED       THE SIX MONTHS ENDED
                                   DECEMBER 31, 1996         JUNE 30, 1997

Historical -- UStel:
Net loss per share                     ($1.54)                  ($0.18)
Book  value per share                    1.05                     1.44
Cash dividends per share                   -0-                      -0-


Historical -- Arcada (1):
Net loss per share                     ($0.41)                  ($4.43)
Book value per share                     (.27)                  (32.03)
Cash dividends per share                   -0-                     .05


Pro forma combined UStel and Arcada (2):
Net loss per share                     ($0.53)                  ($0.25)
Book value per share                     1.32                     1.74
Cash dividends per share (3)               -0-                     .02


Equivalent pro forma Arcada (4):
Net loss per share                     ($0.56)                  ($0.17)
Book value per share                     2.35                     2.25
Cash dividends per share                   -0-                     .05


(1) Amounts calculated on the basis of 3,150,000 shares outstanding for the year ended December 31, 1996 and 3,150,000 shares outstanding for the six months ended June 30, 1997.

(2) Amounts calculated utilizing 10,022,778 shares on a pro-forma combined per share basis (without giving effect to conversion of the Convertible Debentures issued in the Merger).

(3) It is assumed as a public company, the combined company would not have paid any dividends.

(4)  Amounts calculated based on 3,150,000 shares of UStel Common
Stock exchanged for outstanding shares of Arcada Common Stock.

PAGE

RISK FACTORS

In addition to the other information set forth in this Proxy
Statement/Prospectus, UStel and Arcada Shareholders should consider the following risk factors.

WHEN USED IN THIS PROXY STATEMENT/PROSPECTUS, THE WORDS "ANTICIPATE," "ESTIMATE," "EXPECT," "PROJECT" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS, UNCERTAINTIES AND ASSUMPTIONS. SHOULD ONE OR MORE OF THESE RISKS OR UNCERTAINTIES MATERIALIZE, OR SHOULD UNDERLYING ASSUMPTIONS PROVE INCORRECT, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE ANTICIPATED, ESTIMATED, EXPECTED OR PROJECTED. SEVERAL KEY FACTORS THAT HAVE A DIRECT BEARING ON UStel'S AND THE COMBINED COMPANIES' ABILITY TO ATTAIN THEIR GOALS ARE DISCUSSED BELOW. UStel WILL NOT UNDERTAKE AND SPECIFICALLY DECLINES ANY OBLIGATION TO PUBLICLY RELEASE THE RESULT OF ANY REVISIONS WHICH MAY BE MADE TO ANY FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER THE DATE OF SUCH STATEMENTS OR TO REFLECT THE OCCURRENCE OF ANTICIPATED OR UNANTICIPATED EVENTS.

Past Financial Performance of UStel

UStel incurred net losses of $2,973,194 and $803,978 for the year ended December 31, 1996, and six months ended June 30, 1997, respectively. There is no assurance that UStel will be able to achieve or sustain profitability in the future or that UStel will be able to continue to finance its losses. See "UStel MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" and the Financial Statements included in this Joint Proxy Statement/Prospectus.

Decline in Revenue per Minutes

Although volume usage of the telecommunication services provided by UStel have increased for the six months ended June 30, 1997 as compared to the prior six month period ended June 30, 1996, as a result of competitive pressures in the industry, UStel has been experiencing a decline in revenue per minute. UStel expects to off-set the decline in revenue per minute by diversifying its products and by offering wireless communication, paging and other value-added services to its customers. In addition, UStel expects to establish a network of switches which will allow it to offer its services at a lower cost per minute than it is presently able to offer. Although Arcada has been able to provide a package pricing product to its customers and although UStel has recently acquired Pacific Cellular, a wireless communications reseller in the Las Vegas market, there can be no assurance that UStel will be successful in its strategy of diversifying its products and providing value-added services or that it will be able to establish a network of switches.

The Merger

Failure to Satisfy Closing Conditions. Arcada's obligation to consummate the Merger is contingent upon UStel's satisfaction of certain closing conditions set forth in the Merger Agreement among which is the condition that UStel have on hand the $5,000,000 in cash to be paid to the Arcada Shareholders as part of the Merger consideration. While UStel has engaged an investment banking firm to raise the necessary funds through a private placement of its securities, there can be no assurance that the investment banking firm will be successful in its efforts to raise the required funds. Accordingly, even if the UStel Shareholders approve the Merger Agreement, it may not be consummated. See "THE MERGER AGREEMENT - Conditions to the Consummation of the Merger."

Inability to Achieve Expected Benefits of Merger

Expected benefits of combined business may not be achieved. UStel anticipates that benefits will occur as a result of the Merger as described under "THE MERGER - Recommendation of the Board of Directors; Reasons for the Merger" and "MANAGEMENT AND OPERATIONS OF UStel FOLLOWING THE MERGER." When, if ever, the anticipated benefits of the Merger are ultimately achieved, however, will depend on a number of factors, including the ability of UStel and Arcada as a combined company (the "combined companies") to achieve cost savings at projected levels within projected time frames, to obtain adequate financing to pursue its growth strategy and, generally, the ability of the combined companies to capitalize on their combined asset base and strategic position. There can be no assurance that the expected benefits of the Merger relative to the combined business will be achieved.

Concurrent Registration of UStel Common Stock

Concurrent with the filing of this Merger/Proxy statement, UStel intends to file with the Securities and Exchange Commission a registration statement on Form S-3 to register the 1,824,148 shares of UStel Common Stock including 1,076,923 shares which were issued to the former shareholders of Consortium 2000, Inc. in connection with the acquisition of Consortium 2000, Inc. by UStel and 747,225 shares subject to certain registration rights. Although the officers and directors of UStel and the other parties who have the registration rights have agreed to certain lock-up provisions with respect to their shares, such lock-up provisions expire in February 1999. Moreover, approximately $450,000 worth of UStel common Stock owned by the Palisades USTL Trust will be released from the lock-up provisions in February 1998; and $450,000 of UStel Common Stock will be released from the lock-up provisions in April 1998. Furthermore, of the 594,990 shares of UStel Common Stock which include shares underlying the Series A Preferred Stock held by the owner of the Series A Preferred Stock, 20,000 shares per month may be released from the lock-up. Future sales of Common Stock released from the lock-up could have an adverse effect on the market price of the UStel Common Stock and of the ability of UStel to raise capital in the future.

Outstanding Warrants

The 1,552,500 public Warrants which were issued in connection with the UStel Units Public Offering in February 1997 may be exercised to purchase the same number of UStel Common Stock at a price of $4.00 per share. The underwriter in the February 1997 Public Offering received a Representative's Warrant to purchase up to 125,000 Units of UStel Common Stock, which Units include warrants to purchase 125,000 shares of UStel Common Stock. In addition, UStel has issued 981,000 other warrants at prices ranging from $5.00 to $7.50 per share and 620,000 stock options at prices ranging from $3.62 to $5.00 per share. The existence of such outstanding warrants and options may have a depressive effect on the price of outstanding UStel Common Stock. The Representative's Warrants are exercisable at a price of $7.50 per Unit.
During the term of outstanding options and warrants, the holders are given the opportunity to profit from a rise in the market price of the UStel Common Stock, and their exercise may dilute the book value per share of UStel Common Stock. The existence of outstanding options and warrants may affect adversely the terms on which the UStel may obtain additional equity financing.
Moreover, the holders of such options and warrants are likely to exercise their rights to acquire UStel Common Stock at a time when UStel would otherwise be able to obtain capital on terms more favorable than could be obtained from the exercise or conversion of such securities.

Working Capital Requirements

Because neither UStel nor Arcada own their own long-distance transmission lines, both companies must lease long-distance lines at bulk rates from third-party long-distance transmission providers. As a result of this, both UStel and Arcada are required to pay for the use of third-party long-distance lines in advance of the receipt of full payment by UStel and Arcada from their customers for the use of the services provided by UStel and Arcada to its customers. This condition requires UStel and Arcada to utilize their working capital facilities to finance payables, pending collection of their receivables.

Expected Charge to Earnings

UStel recently announced that as a result of a management review, certain unprofitable services and products will be discontinued. As a result, UStel will record a restructuring charge of approximately $1.7 million in its third quarter 1997 results. The charge will comprise a write-down of discontinued services and an increase in bad debt expense related to those operations and the discontinued businesses and products and severance expenses. There can be no assurance that charges to earnings will not occur in the future.

General

Long Distance Industry Customer Attrition. A level of customer attrition is inherent in the long distance industry. Attrition (the average number of customers from whom revenues have terminated or been terminated as a result of non-payment or dropped to zero usage expressed as a percentage of the total number of customers) has averaged approximately 2-4% per month in the long distance industry. Although both UStel and Arcada employ various programs to attempt to reduce the level of customer attrition, there can be no assurance that this level will not continue or increase.

Dependence on Services Offered by Other Carriers. Neither UStel nor Arcada owns any transmission facilities other than UStel's and Arcada's investments in its switches, and its long distance services are dependent upon WilTel, Sprint and other carriers ("underlying carriers") for the transmission of its customers' calls. Accordingly, UStel's and Arcada's long distance operations are subject to their continued ability to obtain such services at bulk rates. Moreover, the switches owned by UStel are not network switches, meaning they are limited to providing switching services to the customers in the facility in which the switches are located, calling card service and certain other special customer services.

Competition. The telecommunications industry is intensely competitive and is significantly affected by the introduction of new services and the market activities of major industry participants. Competition in the growing telecommunications industry is based upon pricing, customer service, network quality and value-added services. UStel and Arcada compete with AT&T, MCI, Sprint and other national and regional long distance carriers. Most of UStel and Arcada's competitors have greater name recognition, more extensive transmission networks and greater engineering and marketing capabilities than UStel or Arcada and have, or have access to, substantially greater financial and personnel resources than those of UStel and Arcada. These resources may permit certain of UStel and Arcada's competitors to offer pricing and incentives below those which can be offered by Arcada or UStel. Various regulatory factors can also have an impact on UStel or Arcada's ability to compete. For example, the new Telecommunications Act has reduced the competitive barriers facing all telecommunications companies, especially AT&T and the regional Bell operating companies. Arcada and UStel's size makes it difficult to have an impact on such regulations. Moreover, certain of Arcada and UStel's larger competitors may have the ability to influence regulation of the telecommunications industry in a manner unfavorable to small or more recent market entrants such as UStel and Arcada.

The ability of UStel and Arcada to compete effectively in the telecommunications industry will depend upon their continued ability to provide high quality, market-driven services at prices generally similar to, or less than, those charged by its competitors. There can be no assurance that UStel or Arcada will be able to compete successfully with existing or future companies.

Dependence on Effective Billing System. Both UStel and Arcada rely on their information and billing systems to efficiently and effectively process bills and produce information. UStel recently began implementing its own billing system which is substantially similar to that of Arcada. UStel plans to integrate the Arcada billing system with that of UStel's. The Arcada billing system was installed in 1995. The successful operation of these systems is of importance to the combined companies' growth and profitability and there can be no assurance that the combined billing system will perform to expectations in the future or that UStel's billing data can be smoothly integrated with Arcada's billing system. Moreover, the ability of UStel and Arcada to bill their customers is dependent upon their receipt of timely and accurate data from the underlying carriers, a circumstance over which they have no control. See "BUSINESS OF UStel - Billing Systems" and "BUSINESS OF ARCADA - Billing Systems."

Risk of Service Interruption. Arcada does not have long-term service commitments with its long distance service providers. While short-term arrangements with long distance service providers reduces the risk of committing to minimums at pricing levels which may become above market, the risk that service providers will terminate service and interrupt Arcada customer service is increased. Arcada believes that its relations with service providers are excellent and that significant terminations will not occur; however, if terminations occur and Arcada cannot reroute telecommunications traffic, its business may be adversely affected.

Government Regulation. Federal and state regulations, regulatory actions and court decisions have had, and may have in the future both positive and negative effects on UStel and Arcada and their ability to compete. UStel and Arcada are subject to regulation by the FCC and various state public service or public utility commissions which typically impose obligations to file tariffs containing the rates, terms and conditions of service. Neither the FCC nor the relevant state utility commissions currently regulate a company's profit levels, but they have the authority to do so. The vast majority of states require long distance service providers to apply for authority to provide telecommunications services and to make filings regarding their activities. The multiplicity of state regulations make full compliance with all such regulations a challenge for any multi-state provider. There can be no assurance that regulators or third parties will not raise material issues with regard to either UStel or Arcada's compliance with applicable regulations or that regulatory activities will not have a material adverse effect on the company. See "BUSINESS OF UStel - Regulation" and "BUSINESS OF ARCADA - Regulation."

Risk of Liability for Local Utility Taxes. UStel and Arcada serve customers in numerous localities throughout their service areas. UStel and Arcada currently collect and remit local utility and other taxes only in jurisdictions where they have offices or hold other assets. Arcada has made tax payments to one locality where it does not have offices or hold assets and has agreed to pay additional amounts based on a review of its billing to that locality while preserving the right to challenge its obligation to make such payments. UStel and Arcada have been contacted in the past by other localities where they have customers but no other assets or operations requesting that they collect local utility taxes in such jurisdictions. Arcada does not believe such local utility taxes apply to their respective operations and they have not historically collected such taxes. There can be no assurance that such localities will not actively seek to collect taxes from UStel or Arcada in the future or that UStel or Arcada will not be liable for failure to collect such taxes in the past. In the event UStel or Arcada is found liable for such back taxes it could have a material adverse effect on UStel and Arcada. See "BUSINESS UStel - Regulation" and "BUSINESS OF ARCADA - Regulation."

Dependence on Agents. UStel, and to a lesser degree, Arcada, depend on continuing relationships with their independent marketing agents to acquire new customer accounts. Substantially all of UStel's current customer accounts and approximately one-quarter of Arcada's accounts have been obtained through their network of independent marketing agents. In general, UStel's agreements with its independent marketing agents provide that all customers introduced to UStel by the agents are the Company's customers. Most of these contracts contain restrictions on the transfer of accounts sold by the independent marketing agent, such as limitations on the selling of a competing long distance service to customers placed on UStel's network by the independent marketing agent, a right of first refusal to UStel on sale of residual commissions and other similar restrictions. Although UStel cannot prevent an existing agent from becoming a competitor and attempting to transfer UStel's customers to a competing service, these contractual limitations limit an independent marketing agent's ability to do so. UStel primarily uses independent marketing agents to sell UStel's services through telemarketing and direct sales efforts.

Obsolescence Due to Technological Change and New Services. The telecommunications industry has been characterized by steady technological change, frequent new service introductions and evolving industry standards. UStel and Arcada believe that their future success will depend on their ability to anticipate such changes and to offer on a timely basis services that meet these evolving industry standards. There can be no assurance that UStel will have sufficient resources to make the investments necessary to acquire new technology or to introduce new services that would satisfy an expanded range of customer needs.

Dependence on the Development of a Network Infrastructure.  With the Arcada
merger, UStel will acquire network switches in Seattle, Portland and Denver.
UStel however believes that it will be necessary to augment this network of switches in other markets in order to provide competitive cost effective services.  The future success of UStel's business will depend upon the capacity, reliability and security of its proposed network infrastructure.
UStel will attempt to adapt its network infrastructure as the number of users and the amount of information they wish to transfer increases, and so meet changing customer requirements. The development and expansion of UStel's proposed network infrastructure will require substantial financial, operational and management resources. There can be no assurance that UStel will be able to develop a network infrastructure to meet demand or its customers' changing requirements on a timely basis, at a commercially reasonable cost, or at all, or that UStel will be able to deploy successfully
any network expansion. Any failure of UStel to develop its network infrastructure on a timely basis or to adapt it to changing customer requirements or evolving industry standards could have a material adverse effect on UStel's business, financial condition and results of operations.

Assets Pledged to Lender

Substantially all of the assets of UStel and Arcada are pledged as collateral with their respective lenders, See "UStel - Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources," and See "Arcada - Managements' Discussion and Analyses of Financial Condition and Results of Operations - Liquidity and Capital
Resources."   Should UStel or Arcada default on their secured obligations, they would be at risk that their assets could be foreclosed upon. Should such an event occur, UStel or Arcada, as the case may be, would be unable to conduct its business.

Limitation on Liability of Directors to Shareholders

UStel's Articles of Incorporation limit the monetary liability of its directors in their capacity as directors to the fullest extent permitted by the Minnesota Business Corporation Act. A similar provision will be in effect in the articles of incorporation of UStel upon effectiveness of the Reincorporation Merger. While such liabilities are covered by directors and officer liability insurance, there can be no assurance that such insurance will be adequate in the event a claim is made giving rise to indemnity.


PAGE

THE UStel SPECIAL MEETING

Matters to Be Considered at the UStel Special Meeting

At the UStel Special Meeting, UStel Shareholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, the Merger and the Reincorporation Merger. UStel Shareholders entitled to vote also will consider and vote upon any other matter that may properly come before the UStel Special Meeting.

THE UStel BOARD HAS APPROVED THE MERGER AGREEMENT, THE MERGER, THE REINCORPORATION MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND RECOMMENDS A VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT, THE MERGER AND THE REINCORPORATION MERGER. See "The Merger - Recommendation of the Board of Directors; Reasons for the Merger."

Abstentions will be counted as shares present for purposes of determining the presence of a quorum on all matters. See "-Revocability of Proxies; Quorum." Abstentions will have the effect of votes against the approval and adoption of the Merger Agreement, the Merger, the other transactions contemplated by the Merger Agreement and the Reincorporation Merger.

As of the Record Date directors and executive officers of UStel were beneficial owners of an aggregate of 1,677,154 shares of UStel Common Stock, or approximately 24.4% of the outstanding shares of UStel Common Stock. The directors and executive officers of UStel who are also stockholders of UStel have advised UStel that they will vote their shares of UStel Common Stock in favor of the matters submitted to stockholders of UStel at the UStel Special Meeting or any adjournments or postponements thereof.

Voting of Proxies

A form of proxy is enclosed with this Proxy Statement/Prospectus for use by UStel Shareholders.

Shares of UStel Common Stock represented by all properly executed proxies received in time for the UStel Special Meeting and which have not been revoked will be voted at such meeting in accordance with the instructions indicated thereon. PROXIES WHICH DO NOT CONTAIN AN INSTRUCTION TO VOTE FOR OR AGAINST OR TO ABSTAIN FROM VOTING ON A PARTICULAR MATTER DESCRIBED IN THE PROXY WILL BE VOTED IN FAVOR OF THE MERGER AGREEMENT, THE MERGER AND THE REINCORPORATION MERGER AND IN THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE UStel SPECIAL MEETING.

Revocability of Proxies; Quorum

The grant of a proxy on the enclosed UStel form of proxy does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a later dated proxy with respect to the same shares, by filing with the Secretary of UStel a duly executed revocation, or by voting in person at the meeting. Attendance at the UStel Special Meeting will not in and of itself constitute a revocation of a proxy.

Only holders of record of UStel Common Stock at the close of business on the Record Date will be entitled to receive notice of and to vote at the UStel Special Meeting. On the Record Date, UStel had outstanding 6,872,778 shares of UStel Common Stock. The holders of UStel Common Stock are entitled to one vote per share on each matter submitted to a vote at the UStel Special Meeting. The holders of a majority of the outstanding shares of UStel Common Stock entitled to vote must be present in person or by proxy at the UStel Special Meeting in order for a quorum to be present. Shares of UStel Common Stock represented by proxies which are marked "abstain" or which are not marked as to any particular matter or matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers will be counted as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares having voted at the UStel Special Meeting as to any proposal as to which authority to vote is withheld by the broker.

In the event a quorum is not present in person or by proxy at the UStel Special Meeting, the UStel Special Meeting is expected to be adjourned or postponed.

Vote Required for Approval

The affirmative vote of the holders of at least a majority of the shares of UStel Common Stock and Series A Preferred Stock, voting as if converted, outstanding as of the Record Date voting in person or by proxy is necessary to approve and adopt the Merger Agreement, the Merger and the Reincorporation Merger.

Appraisal Rights

Holders of UStel Common Stock who vote against the Merger will be entitled to appraisal rights under the Minnesota Business Corporation Act if the Merger is consummated. See "THE MERGER - Dissenters' Rights" and Appendix B attached hereto.

Solicitation of Proxies

UStel will bear the cost of the solicitation of proxies from its shareholders, and UStel will pay the cost of printing and mailing this Proxy
Statement/Prospectus.  In addition to solicitation by mail, the directors, officers and employees of UStel may solicit proxies from shareholders of UStel by telephone or telegram or in person. Such directors, officers and employees will not be additionally compensated for such solicitation.  Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of shares held of record by such persons, and UStel will reimburse such
custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

PAGE

THE MERGER

THE DESCRIPTION OF THE MERGER AND THE MERGER AGREEMENT CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS INCLUDED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE.

General

UStel, Merger Sub and Arcada have entered into the Merger Agreement, which provides that, subject to the satisfaction or waiver of the conditions set forth therein (see "THE MERGER AGREEMENT - Conditions to the Consummation of the Merger"), Merger Sub will be merged with and into Arcada, and Arcada will be the surviving corporation and a wholly-owned subsidiary of UStel. As soon as practicable after the satisfaction or waiver (where permissible) of the conditions under the Merger Agreement, the Articles of Merger will be filed with the Secretary of State of the State of Washington, and the time of such filing will be the Effective Time unless otherwise provided in the Articles of Merger.

Upon consummation of the Merger, all shares of Arcada Common Stock will automatically be canceled and retired and will cease to exist. Each holder of a certificate representing any shares of Arcada Common Stock will cease to have any rights with respect thereto, except the right to receive shares of UStel Common Stock, the Convertible Debentures and a pro-rata portion of the $5,000,000 in cash included in the Merger consideration. The total consideration to be paid by UStel to the Arcada shareholders in connection with the Merger will consist of (i) an aggregate of between 2,100,000 and 6,300,000 newly issued shares of UStel Common Stock, subject to adjustment,
(ii) an aggregate of $1,500,000 in principal amount of the Convertible Debentures and (iii) an aggregate of $5,000,000 cash. In addition to the $1,500,000 in Convertible Debentures, the Merger Agreement provides that $590,500 of shareholder loans owed by Arcada to one of its shareholders, Keith Leppaluoto, will be exchanged for a like amount of Convertible Debentures.

The number of UStel Shares of Common Stock to be issued in the Merger ("Merger Shares") will be subject to adjustment as follows: If the Average Price, as defined below, is less than $3.00 per share but greater than or equal to $2.50 per share, then the aggregate number of Merger Shares issuable at Closing will be increased over 2,100,000 by 420,000 shares; if less than $2.50 per share but greater than or equal to $2.00 per share, then the aggregate number of Merger Shares issuable at Closing will be increased over 2,100,000 by 1,050,000 shares; if less than $2.00 per share but greater than or equal to $1.50 per share, then the aggregate number of Merger Shares issuable at Closing will be increased over 2,100,000 by 2,100,000 shares; and, if less than $1.50 per share but greater than or equal to $1.00 per share, then the aggregate number of Merger Shares issuable at Closing will be increased over 2,100,000 by 4,200,000 shares.

The Average Price is calculated by dividing (A) the sum of (i) the five day trading average closing price of the UStel Common Stock for the five day period beginning on September 25, 1997; (ii) the five day trading average closing price of the UStel Common Stock for the five day period ending on the second to last trading day prior to Closing; and (iii) the Interim Period Average, by (B) three (3). The Interim Period Average is calculated by dividing the sum of the closing prices of the UStel Common Stock on every trading day from and including September 25, 1997 through and including the second to last trading day prior to Closing, by the number of trading days in such period.

The number of shares of UStel Common Stock to be received upon conversion of the shares of Arcada Common Stock in the Merger, will be subject to adjustment if, prior to the Effective Time, the shares of UStel Common Stock are changed into a different number of shares by reason of any recapitalization, split up, combination or exchange of shares, or if a stock dividend on such shares is declared with a record date within such period, in which case the number of shares to be issued to Arcada Shareholders will be adjusted accordingly.

The Convertible Debentures will bear interest at 10% per annum and will be subordinated to all existing and future institutional debt. For the first six months from Closing the Convertible Debentures will be payable interest only, quarterly in arrears. Beginning six months from Closing, the Convertible Debentures will be amortized over a three year term, with principal payments paid quarterly in advance. Such principal payments will include all amounts due thereunder, including the conversion of all Arcada shareholder loans. Interest on the Convertible Debentures will continue to be paid quarterly in arrears. Beginning one year after issuance, the Convertible Debentures will be convertible dollar for dollar at a conversion price equal to 150% of the Average Price as defined above. The number of shares of UStel Common Stock issuable upon conversion of the Convertible Debentures will be proportionally adjusted in the event of a change in the capitalization of UStel after the Effective Time. UStel will have the right to prepay, in whole or in part, without penalty, at any time, including the right to pay cash in lieu of Convertible Debentures at Closing. In the event of a default under the Convertible Debentures, the conversion price will be equal to the Average Price.

No certificates or fractional shares of UStel Common Stock will be issued as a result of the Merger. Instead, each Arcada Shareholder otherwise entitled to a fractional shares will receive the cash value of such fractional share in an amount equal to the fraction multiplied by the Average Price.

Background of the Merger

On March 12, 1997, Morris Fox, a consultant to UStel, wrote a memorandum to
Robert Diener of UStel detailing a meeting he had with Frank Bonadio of Arcada
Communications.  Fox stated in the memorandum that Arcada had just terminated a transaction wherein it had previously agreed to merge with Touch Tone
America and might be interested in a potential merger with UStel.  Fox further
stated that he had met with Mr. Bonadio in Las Vegas and had traveled to
Seattle to meet with Bonadio and two other Arcada shareholders, Robert and
Keith Leppaluoto.

On March 27, 1997, Robert Diener and Jerry Dackerman traveled to Seattle to meet with the principals of Arcada Communications. After touring Arcada's facilities, the parties discussed in general terms the potential of a business combination and reviewed the potential synergies incumbent in such a transaction. The parties agreed that there was a basis for continuing discussions. As a part of this meeting, the companies exchanged confidentiality agreements and financial and operational information. A follow-up meeting was held between Robert Diener, Jerry Dackerman and Frank Bonadio in Phoenix, Arizona, during the first week of April, wherein the parties further discussed the potential of a business combination and focused on the synergies which might be achieved.

On April 7, 1997, UStel provided Arcada with a letter of interest setting forth parameters of a proposed transaction. The letter proposed that UStel exchange 3,250,000 shares of its Common Stock for all of the shares of Arcada. This proposal was based on a then-current market value of UStel stock of $3.75 per share and would have valued Arcada at approximately $12,200,000. The total purchase price would be adjusted based on the excess (or deficit) of Arcada current assets over current liabilities and the amount of any assumed debt. The letter also proposed that UStel enter into an employment agreement with Arcada's president, Frank Bonadio. Arcada responded by letter on April 16, 1997 which expressed interest in the potential transaction and suggested a value for Arcada of approximately $14.5 million. Arcada also suggested that one-third of the purchase price should be paid in cash. It was agreed that the companies would work together toward reaching a definitive agreement.

In April 1997, UStel retained Barber & Bronson, Inc. as its financial advisor in connection with the proposed business combination with Arcada. A further follow-up meeting between the parties was held in Seattle on April 29, 1997. Present from UStel were Robert Diener and Wouter van Biene and present from Arcada were Frank Bonadio, Paul Milan and George Singer. Also joining the group was Scott Salpeter on behalf of B C Capital, a financial consultant of UStel who had been retained as a financial advisor to UStel in February 1997. B C Capital is an affiliate of Barber & Bronson, Incorporated. See "Fairness Opinion" below. During the meetings, the parties exchanged operational and management information regarding both companies and the various business lines of each company. Each party also did initial due diligence relative to financial information which had been previously provided.

During the first half of May 1997, UStel worked to complete a financial analysis of the proposed combination, with specific reference to the impact, if any, on the proforma and projected results of UStel. The analysis included projections related to the companies on a combined basis and looked specifically at the operating and financial synergies which could be achieved. On May 8, 1997, UStel prepared a Summary of Proposed Terms which was presented in draft form to Arcada. Specifically, UStel proposed a merger based on exchanging 57 shares of UStel Common Stock for each share of Arcada stock (aggregating 2,850,000 shares of UStel Common Stock), together with $3,500,000 10% subordinated convertible debentures. Such offer was based on the price of UStel Common Stock on the determination date being between $3.00 and $4.00 per share. The proforma value of the transaction, depending on the value of UStel Common Stock at the determination date, was between $12,200,000 and $14,500,000.

In mid-May 1997, Frank Bonadio visited UStel offices in Las Vegas and met with senior executives of the company. In the course of this visit, he inspected UStel customer service, billing and collections and operations facilities. This meeting was followed by a visit by Frank Bonadio to the Los Angeles
offices of UStel on May 22, 1997.   On May 19, 1997, UStel prepared and
delivered to Arcada the first draft of a proposed letter of intent. This letter mirrored, in all material respects, the May 8 Summary of Proposed Terms. Thereafter, negotiations between the parties continued and several revised drafts of the letter of intent were prepared. While Arcada agreed in principle to the consideration for the transaction, they took the position that at least $5,000,000 of the purchase price had to be paid at closing in cash. A final draft of the letter of intent was prepared on June 3, 1997. Pursuant to the terms of this letter, UStel would deliver to Arcada 2,100,000 shares of UStel Common Stock together with $5,000,000 of Series A Debentures
and $1,500,000 of Series B Debentures.    The terms assumed that the average
closing price of UStel's Common Stock during the fifteen days prior to closing would be between $3.00 and $4.50. The terms of the Debentures were interest only for the first six months from issuance and principal amortized over a three year term thereafter. The Debentures were convertible into Common Stock of UStel at any time beginning one year after issuance at a price equal to 150% of the average price of UStel Common Stock during the ten days prior to closing. The letter of intent also provided for the execution of an Insider Lock-up and Voting Rights Agreement and included an undertaking on UStel's part to cause the shares issued to Arcada to be registered within six months of closing. Finally, the letter of intent provided that UStel would enter into an employment agreement with Frank Bonadio and that he would be appointed to UStel's board of directors at closing. The letter of intent was executed by both parties on June 4, 1997. The letter of intent was subject to completion of due diligence by both parties, approval by the respective shareholders and board of directors of both companies, receipt of audited financials and receipt of all necessary regulatory consents.

Following the execution of the letter of intent, executives of UStel and
Arcada commenced an ongoing series of meetings focused on the integration of the two companies following the completion of the merger.  Specifically, these meetings focused on the preparation of a strategic plan for the development of a dedicated transmission network and the consolidation of offices and staff.
There was also extensive discussion relative to the roll-out of new products and the sales and marketing of these products.  In a meeting in Seattle on
June 26, 1997 attended by Messrs. Diener, Dackerman, van Biene of UStel and
Messrs. Bonadio and Singer of Arcada, the companies focused on a specific plan
prepared by Arcada relative to the development of a dedicated transmission network.  The consensus of the meeting was that this project would be given the highest priority.  Shortly after the execution of the letter of intent,
UStel constituted several due diligence teams which made visits to Arcada's facilities to review operations and financials.  UStel engaged legal counsel to undertake certain legal due diligence, which included a review of all of
Arcada's material contracts.

On June 27, 1997, UStel and Arcada entered into a Management Services Agreement wherein Arcada agreed to work with UStel in connection with the development of a dedicated transmission network. In this Management Services Agreement, UStel agreed that the plan was the intellectual property of Arcada and that if the Merger did not consummate on an agreed time schedule, UStel would pay Arcada a $125,000 fee for Arcada's services in connection with the development of the network development plan.

Also in June, 1997, UStel commenced discussions with Sutro & Co. relative to acting as financial advisor to the Company in conjunction with a proposed offering of securities. The purpose of the offering was to fund the cash portion of the Arcada purchase price, to provide funding for the development of the dedicated transmission network and for working capital. Thereafter, on July 22, 1997, UStel executed a letter agreement with Sutro wherein the Company retained Sutro to act as its exclusive financial advisor with respect to a private placement of securities.

In late June, 1997, attorneys for UStel and Arcada began work on the preparation of a definitive Agreement for Merger between the companies. Following extensive telephonic negotiations between Messrs. Diener and Bonadio, the Agreement for Merger was executed by both parties on September 25, 1997. The primary points agreed to in these negotiations which varied from the June 4, 1997 letter of intent were the following: (i) the merger was made contingent upon UStel having on hand at the Closing $5,000,000 in cash and (ii) UStel maintaining its NASDAQ Small Cap listing and a stock price of at least $1.00. Furthermore, the parties agreed to a formula for increasing the number of shares to be issued in the merger based on the Average Price of the UStel Common Stock (as defined in the Agreement).

In preparation for the submission of the Agreement for Merger to the Board of Directors of UStel, the Company engaged Barber & Bronson, Incorporated to render an opinion as to the fairness of the proposed merger to UStel from a financial point of view. On September 29, 1997, UStel's Board of Directors met to consider the Agreement for Merger. Following Barber and Bronson's presentation and delivery of its opinion that, as of the date of such opinion, the transaction was fair from a financial point of view to UStel, UStel's board unanimously approved execution of the Agreement for Merger. See "Fairness Opinion" below.

The UStel Board believes that the Company must expand in order to receive the substantial competitive benefits available to larger entities. These benefits include significant price advantages to volume purchasers provided by long distance carriers. Further, UStel believes that it must develop its own dedicated transmission network in order to further reduce its cost of service. UStel believes it can achieve substantive cost savings by routing calls through its own switching equipment. With the acquisition of Arcada, UStel will be able to include Arcada's switches in Seattle, Portland and Denver in a network which UStel plans to create. Another goal of UStel has been to diversify its product base by offering wireless communication services, paging and a variety of "value-added" services which Arcada offers to its customers. By acquiring Arcada, UStel will enhance its ability to offer a broader variety of value-added products. Upon completion of the Arcada acquisition UStel expects that many of the services which are now provided at multiple locations can be consolidated.

The Merger Agreement is the result of arms-length negotiations between UStel and Arcada. There is no affiliation between any of the directors officers or principal shareholders of the respective entities.

Recommendation of the Boards of Directors; Reasons for the Merger

By the vote of the UStel Board of Directors at a meeting held on September 29, 1997, the UStel Board determined the Merger to be fair to and advisable and in the best interests of UStel and its stockholders and approved the Merger and the Merger Agreement.

At its meeting held on September 29, 1997, the UStel Board received the presentation of management with respect to Arcada, including reviews of, among other things, historical information relating to the business, financial condition and results of operations of Arcada; information provided by Arcada management and reviewed and adjusted by UStel management regarding the long distance operations of Arcada; information regarding the management of Arcada; and the possible effects of the Merger on UStel's financial condition and the possible market effects of the announcement of the proposed Merger and the consummation thereof on the UStel Common Stock.

During the course of its deliberations, the UStel Board of Directors, with the assistance of management, considered a number of other factors, including the following:

      (i) The ability of the combined companies to generate additional long distance revenues, reduce overhead and increase the number of switches in the UStel transmission network, increase the variety of products offered to UStel customers;

      (ii)  The consideration to be paid to Arcada shareholders in the Merger;

      (iii) The terms and conditions of the proposed Merger, including the right of UStel to terminate the Merger Agreement upon the occurrence of a material adverse change in Arcada.

In the course of its deliberations, the UStel Board reviewed and considered a number of other factors relevant to the Merger, including among other things:
(i) information concerning UStel's and Arcada's respective businesses, prospects, financial performance, financial conditions, operations and technology; (ii) an analysis of the respective contributions to revenue, operating profits and net profits of the combined company; and (iii) reports from management as to the results of their due diligence investigation of Arcada.

The UStel Board also considered a variety of the potentially negative factors in its deliberations on the Merger, including (i) the potential disruption of UStel's business that might result from the need to devote management resources to integrate the Arcada operations, the impact on the UStel Common Stock price resulting from the issuance of up to 6,300,000 shares of UStel Common Stock in the Merger and the $1,500,000 plus $590,500 of Convertible Debentures, the capital cost of the $5,000,000 in cash included in the Merger consideration; (ii) the risk that the other benefits sought to be achieved in the Merger will not be achieved; and (iii) the risks described under "RISK FACTORS."

In view of the wide variety of factors, both positive and negative, considered by the UStel Board, the UStel Board did not find it practical, and did not quantify or otherwise assign relative weights to the specific factors considered.

The UStel Board also received and took into account an opinion from its investment banker described below, that the Merger consideration paid to the Arcada shareholders was fair from a financial point of view to the UStel shareholders.

Fairness Opinion

In connection with the Merger, UStel engaged Barber & Bronson Incorporated ("Barber & Bronson"), an affiliate of B C Capital (a financial advisor to UStel in connection with the Merger), to render an opinion as to the fairness, from a financial point of view, to UStel of the consideration to be offered to the holders of Arcada Common Stock. On September 29, 1997, Barber & Bronson delivered its written opinion to the Board of Directors of UStel that, as of the date of such opinion, and based upon and subject to the assumptions made, matters considered, and limitations on its review as set forth in the opinion, Barber & Bronson concluded that from a financial point of view, the consideration to be offered to the holders of Arcada Common Stock in the Merger is fair to UStel.

The full text of the written opinion of Barber & Bronson dated September 29, 1997 is attached as Appendix D and is incorporated by reference (the "Barber &
Bronson Opinion").   UStel stockholders are urged to read the Barber & Bronson
Opinion carefully in its entirety for a description of the assumptions made, matters considered, procedures followed and limitations on the review undertaken by Barber & Bronson in rendering its opinion. The summary of the Barber & Bronson Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

No limitations were imposed by UStel on the scope of Barber & Bronson's investigation or the procedures to be followed by Barber & Bronson in rendering its opinion. Barber & Bronson was not requested to and did not make any recommendation to the Board of Directors of UStel as to the form or amount of consideration to be paid by UStel in the Merger, which was determined through arms length negotiations between parties. In arriving at its opinion, Barber & Bronson did not ascribe a specific range of value to Arcada, but rather made its determination as to the fairness, from a financial point of view, of the consideration to be offered to the holders of Arcada Common Stock in the Merger on the basis of the financial and comparative analyses described below. The Barber & Bronson Opinion is for the use and benefit of the Board of Directors of UStel in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of UStel as to how such stockholder should vote with respect to the Merger. Barber & Bronson was not requested to opine as to, and its opinion does not address, UStel's underlying business decision to proceed with or effect the Merger.

In arriving at its opinion, Barber & Bronson, among other things: (i) reviewed the Merger Agreement and the specific terms of the Merger; (ii) reviewed publicly available financial information and other data with respect to UStel and Arcada, including UStel's Form 10-KSB for the fiscal year ended December 31, 1996 and Form 10-QSB for the six months ended June 30, 1997, and certain other relevant financial and operating data relating to UStel and Arcada made available to Barber & Bronson from published sources and from the internal records of UStel and Arcada; (iii) reviewed and discussed with representatives of the managements of UStel and Arcada certain financial and operating information furnished to Barber & Bronson by them, including financial projections and related assumptions with respect to the business, operations and prospects of UStel and Arcada; (iv) considered the financial terms, to the extent publicly available, of certain other transactions that Barber & Bronson deemed comparable; (v) considered the historical financial results and present financial condition of each of UStel and Arcada with those of other companies that Barber & Bronson deemed relevant; (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of UStel and other companies that Barber & Bronson deemed comparable; (vii) inquired about and discussed the Merger and Merger Agreement and other matters related thereto with UStel's counsel; and (viii) performed such other analyses and examinations as Barber & Bronson deemed appropriate.

In arriving at its opinion, Barber & Bronson relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by it without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of managements of UStel and Arcada that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading. With respect to the financial projections of UStel and Arcada, upon the advice of management of UStel, Barber & Bronson assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the managements of UStel and Arcada as to the future operating and financial performances of UStel and Arcada, respectively, and such projections provide a reasonable basis upon which Barber & Bronson could form an opinion. In addition, such projections were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections. Barber & Bronson assumed no liability for such projections. In arriving at its opinion, Barber
& Bronson did not made a physical inspection of the properties and facilities of UStel and Arcada, and had not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of UStel and Arcada. Under the advice of UStel and its legal and accounting advisors, Barber & Bronson assumed that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and therefore, as a tax-free transaction to the holders of Arcada
Common Stock to the extent such holders receive UStel Common Stock. In addition, Barber & Bronson assumed that the transaction will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable federal and state statutes, rules and regulations. Barber & Bronson's opinion is necessarily based upon financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Barber & Bronson did not assume any obligation to update, review or reaffirm its opinion.

In connection with the preparation and delivery of its opinion to the Board of Directors of UStel, Barber & Bronson performed a variety of financial and comparative analyses, as described below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily
susceptible to summary description.   Each of the analyses conducted by Barber
& Bronson was carried out in order to provide a different perspective on the transaction, and to enhance the total mix of information available. Barber & Bronson did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion and did not place any particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, Barber & Bronson believes that its analyses must be considered as a whole and that selecting portions of its analyses or the factors it considered, without considering all analyses and factors collectively, could create an incomplete view of the process underlying the analyses performed by Barber & Bronson in connection with the preparation of its opinion. In its analyses, Barber & Bronson made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of UStel and Arcada. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth therein. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

Discounted Cash Flow Analysis. Barber & Bronson performed a discounted cash flow ("DCF") analysis, aggregating (x) the present value of Arcada's projected unlevered free cash flows over the five year forecast period with (y) the present value of a range of terminal values described below. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations; these free cash flow figures were based upon operating and financial forecasts provided to us by the managements of UStel and Arcada. The range of terminal values represents the residual value of Arcada at the end of the forecast period; this range of terminal values was calculated by applying a range of implied multiples to Arcada's: (i) revenues; (ii) earnings before interest, taxes, depreciation and amortization ("EBITDA"); (iii) earnings before interest and taxes ("EBIT"); and (iv) perpetual growth rates, in the final year of the forecast period.

As part of the DCF analysis, Barber & Bronson utilized discount rates of 17.5% to 25.0%, which were chosen based upon several assumptions including interest rates, the inherent business risk of Arcada and Arcada's estimated cost of capital. The resulting range of implied enterprise values for Arcada was then adjusted to account for net debt (debt minus cash), by subtracting approximately $1.6 million, yielding a range of implied equity values for Arcada.

Based upon a range of terminal multiples of revenue for fiscal year 2001 of
 .50x to 2.00x, the implied enterprise value of Arcada ranged from approximately $6.6 million to approximately $26.9 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $5.0
million to approximately $25.3 million.   Based upon a range of terminal
multiples of EBITDA for fiscal year 2001 of 8.0x to 20.0x, the implied enterprise value of Arcada ranged from approximately $8.4 million to approximately $23.9 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $6.8 million to approximately $22.4 million. Based upon a range of terminal multiples of EBIT for fiscal year 2001 of 12.5x to 20.0x, the implied enterprise value of Arcada ranged from approximately $9.3 million to approximately $18.4 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $7.8 million to approximately $16.8 million. Based upon a range of terminal multiples of perpetual growth rates for fiscal year 2001 of 10% to 13%, the implied enterprise value of Arcada ranged from approximately $5.1 million to approximately $16.3 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $3.6 million to approximately $14.8 million.
Selected Comparable Transaction Analysis. Using publicly available information, Barber & Bronson reviewed eight transactions since June, 1996 that have been announced or consummated involving telecommunication companies (the "Comparable Transactions") that Barber & Bronson deemed to be reasonably similar to Arcada. The Comparable Transactions include (acquirer/target): LCI International/USLD Communications Corp.; Midcom Communication Inc./Phoenix Network, Inc.; WorldPort Communication/Telenational Communications; Network Long Distance/Eastern Telecom International; Network Long Distance/National Teleservice; Tel-Save Holding/American Business Alliance; Network Long Distance/United Wats, Inc; and Network Long Distance/Long Distance Telecom, Inc.

Based on the information disclosed in the Comparable Transactions, Barber & Bronson compared (i) the latest twelve month ("LTM") revenues, (ii) LTM EBITDA, (iii) LTM EBIT, (iv) LTM net income, and (v) total assets of such companies prior to the transaction with those of Arcada. Barber & Bronson also calculated a range of enterprise value multiples for such transactions by dividing the respective enterprise values by items (i) through (v) above for each of the Comparable Transactions. After removing the highest and lowest multiple for each of the aforementioned items in order to diminish the multiple variance of the selected transactions, Barber & Bronson analyzed the remaining multiples and computed the highest, lowest and mean multiple for each of the selected items.

This analysis indicated that the approximate enterprise value multiple of revenues ranged from .9x to 1.6x, with a mean of 1.4x; the approximate enterprise value multiple of EBITDA ranged from 10.1x to 26.0x, with a mean of 18.5x; the approximate enterprise value multiple of EBIT ranged from 12.7x to 20.1x, with a mean of 16.4x; the approximate enterprise value multiple of net income ranged from 21.0x to 25.2x, with a mean of 23.1x; and the approximate enterprise value multiple of total assets ranged from 2.9x to 6.2x, with a mean of 4.3x.

Barber & Bronson subsequently used the high, low and mean multiples derived from the selected Comparable Transactions and applied such multiplies to the corresponding financial information for Arcada, based on Arcada's LTM ended June 30, 1997, to determine a range and mean for Arcada's implied enterprise value. The resulting range of implied enterprise values for Arcada was then adjusted to account for net debt (debt minus cash), by subtracting $1.6 million, yielding a range of implied equity values for Arcada.

Based upon a range of revenue multiples, the implied enterprise value of Arcada ranged from approximately $11.7 million to approximately $20.8 million; after subtracting net debt, the implied equity value of Arcada ranged from
approximately $10.1 million to approximately $19.2 million.   Based upon a
range of EBITDA multiples, the implied enterprise value of Arcada ranged from approximately $12.9 million to approximately $33.3 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $11.4 million to approximately $31.7 million. Based upon a range of EBIT multiples, the implied enterprise value of Arcada ranged from approximately $7.1 million to approximately $11.2 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $5.5 million to approximately $9.7 million. Based upon a range of net income multiples, the implied enterprise value of Arcada ranged from approximately $7.6 million to approximately $9.1 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $6.0 million to approximately $7.6 million. Based upon a range of total asset multiples, the implied enterprise value of Arcada ranged from approximately $12.8 million to approximately $27.3 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $11.2 million to approximately $25.8 million.

None of the Comparable Transactions, or other business combinations utilized as a comparison, is identical to the Merger. Accordingly, an analysis of comparable business combinations is not mathematical, rather it involves complex considerations and judgements concerning differences in financial and operating characteristics of the Comparable Transactions and other factors that could affect the acquisition value of the comparable companies or company to which they are being compared.

Selected Comparable Company Analysis. Using publicly available information, Barber & Bronson reviewed certain financial information and ratios of each of the following publicly-traded companies that Barber & Bronson deemed, through experience and discussions with management of UStel, to be reasonably similar (in type of business and size) to Arcada: Equalnet Holding Corp.; Group Long Distance, Inc.; Midcom Communications, Inc.; Network Long Distance; Phoenix Network, Inc.; SA Telecommunications, Inc.; Total Tel USA Communications, Inc.; Touch Tone America, Inc.; and US Wats, Inc. (the "Publicly-Traded Comparables").

Barber & Bronson compared (i) LTM revenues, (ii) LTM EBITDA, (iii) LTM EBIT,
(iv) LTM net income, and (v) total assets of the Publicly-Traded Comparables with those of Arcada. Barber & Bronson also calculated a range of enterprise value multiples for such companies by dividing the respective enterprise values by items (i) through (v) above for each of the Publicly-Traded Comparables. After removing the highest and lowest multiple for each of the aforementioned items in order to diminish the multiple variance of the selected population, Barber & Bronson analyzed the remaining multiples and computed the highest, lowest and mean multiple for each of the selected items.

This analysis indicated that the approximate enterprise value multiple of revenues ranged from .5x to 1.9x, with a mean of .9x; the approximate enterprise value multiple of EBITDA ranged from 10.7x to 10.7x, with a mean of 10.7x; the approximate enterprise value multiple of EBIT was not available because there was an insufficient number of comparable companies generating positive EBIT; the approximate enterprise value multiple of net income was not available because there was an insufficient number of comparable companies generating positive net income; and the approximate enterprise value multiple of total assets ranged from 1.0x to 2.6x, with a mean of 1.8x.

Barber & Bronson subsequently used the high, low and mean multiples derived from the Publicly-Traded Comparables and applied such multiplies to the corresponding financial information for Arcada, based on Arcada's financial statements for the LTM ended June 30, 1997, to determine a range and mean for Arcada's implied enterprise value. The resulting range of implied enterprise values for Arcada was then adjusted to account for net debt (debt minus cash), by subtracting $1.6 million, yielding a range of implied equity values for Arcada.

Based upon a range of revenue multiples, the implied enterprise value of Arcada ranged from approximately $6.5 million to approximately $24.7 million; after subtracting net debt, the implied equity value of Arcada ranged from
approximately $4.9 million to approximately $23.1 million.   Based upon a
range of EBITDA multiples, the implied enterprise value of Arcada ranged from approximately $13.7 million to approximately $13.7 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $12.1 million to approximately $12.1 million. Based upon a range of total asset multiples, the implied enterprise value of Arcada ranged from approximately $4.4 million to approximately $11.4 million; after subtracting net debt, the implied equity value of Arcada ranged from approximately $2.8 million to approximately $9.8 million.

None of the Publicly-Traded Comparables utilized as a comparison is identical to Arcada. Accordingly, an analysis of publicly-traded comparable companies is not mathematical, rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading of the comparable companies or company to which they are being compared.

Pro Forma Analysis. Barber & Bronson reviewed and analyzed the projections for the combined company based upon operating and financial projections provided to it by the managements of UStel and Arcada and the terms of the Merger. Barber & Bronson noted that under the terms of the Merger Agreement the number of shares of UStel Common Stock issuable ranged from 2.1 million to
6.3 million, based on the Average Price, as defined in the Merger Agreement. Furthermore, based upon discussions with management, Barber & Bronson assumed funding costs of the cash consideration issued in the Merger would be 12% per annum. The pro forma analysis does not take into account management's plans to complete a $15 million private placement offering, the terms of which have not yet been agreed.

Barber & Bronson reviewed, utilizing a range of Average Prices, certain pro forma financial effects resulting from the Merger for each of the fiscal years ending December 31 in the three year period ending December 31, 1999. Barber & Bronson estimated, on a pro forma basis utilizing Average Prices of $2.00 and $2.50, the Merger would be accretive to the earnings per share ("EPS") of UStel in each of such periods. Barber & Bronson estimated, on a pro forma basis utilizing an Average Price of $1.50, the Merger would be accretive to the EPS of UStel in fiscals 1997 and 1998 and 10.9% dilutive in fiscal 1999. Such estimates were, in part, based upon management's plans for achieving at least $.75 million, $1.5 million and $2.2 million for fiscal 1997, 1998 and 1999, respectively, of post-Merger savings or revenue enhancements.

Historical Stock Price Study. Barber & Bronson reviewed the closing daily market price and trading volume of the UStel Common Stock for the period beginning March 21, 1997 and ending September 19, 1997. In addition, Barber & Bronson reviewed the closing weekly market price of the UStel Common Stock during the same period. Barber & Bronson compared the weekly closing market price performance of the UStel Common Stock for such period to: (a) the Standard and Poor's 500 Composite Index ("S&P 500"); and (b) a "telecommunications related index" developed by Barber & Bronson comprised of the Publicly-Traded Comparables, to provide perspective on the current and historical price performance of the UStel Common Stock relative to such indices. This analysis shows that, during such period, the UStel Common Stock underperformed both the S&P 500 and the "telecommunications related index" of the Publicly-Traded Comparables. In addition, Barber & Bronson observed that the recent price of the UStel Common Stock represents: (a) a 35.3% discount over the average closing price of the UStel Common Stock over the six month period ended September 19, 1997; (b) a 50.0% discount over the high closing price realized over such period; (c) a 37.5% discount over the median price of the UStel Common Stock realized over such period; (d) the low closing price over the same such period; and (e) a 47.0% discount over the closing price of the UStel Common Stock on June 3, 1997, which is the day before the Merger was announced.

Barber & Bronson used a price for a share of UStel Common Stock as of September 19, 1997 ($2.188) in many of the calculations set forth herein to reflect a price for such shares on a date very close in time to the time of its opinion; however, Barber & Bronson recognizes in rendering its opinion that at the time the Merger was announced (June 4, 1997) the closing price of a share of UStel Common Stock was approximately $4.125 per share.

Historical Financial Data Study. Barber & Bronson reviewed and analyzed the financial information for UStel including the Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB. In addition, Barber & Bronson reviewed and analyzed the financial information for Arcada including the audited financial statements as of and for the years ended December 31, 1996 and 1995, the unaudited financial statements as of and for the six months ended June 30, 1997 and 1996, and the related unaudited pro-forma private company adjustments schedules as prepared by UStel and Arcada management.

Other Factors and Analysis. In the course of preparing its opinion, Barber & Bronson performed certain other analyses and reviewed certain other matters, including, among other things: (i) the businesses and operations of UStel and Arcada; and (ii) other factors it deemed relevant.

Barber & Bronson is an investment banking and advisory firm, which as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers, acquisitions, underwritings, sales and distributions of securities, private placements and valuations for corporate and other purposes. In February 1997, Barber &
Bronson underwrote a public offering of UStel securities. B C Capital, an affiliate of Barber & Bronson, has since February 1997, acted as a financial consultant to UStel and is acting as financial advisor to UStel in connection with the Merger.

Pursuant to an engagement letter dated September 22, 1997, UStel agreed to pay Barber & Bronson a fee of $50,000 upon delivery of the Barber & Bronson Opinion. In addition, UStel has agreed to indemnify Barber & Bronson to the full extent lawfully permitted from and against certain liabilities that may arise out of its engagement by UStel and in the rendering of its opinion. As compensation for its services as financial advisor, UStel has agreed to pay B C Capital a fee, upon consummation of the Merger, of approximately $505,000, reimburse B C Capital for reasonable out-of-pocket expenses, and indemnify B C Capital for liabilities that may arise out of its engagement by UStel. For the various advisory and investment banking services previously performed for UStel, both Barber & Bronson and B C Capital have received customary fees and warrants to acquire UStel common stock. In the ordinary course of its business, Barber & Bronson may actively trade in the equity securities of UStel for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. UStel also is obligated to pay a finder's fee to Mr. Fox based on a sliding scale formula, for introducing Arcada to UStel. The fee is contingent on Closing and is equal to 5% of the first million dollars, 4% of the second million dollars, 3% of the third million dollars, 2% of the fourth million dollars and 1% of the balance of the purchase price paid on UStel for Arcada. Based on 3,150,000 shares of UStel Common Stock being issued in the Merger, the fee to Mr. Fox is estimated to be $243,750. This fee is payable half in cash and half in stock of UStel.

Interests of Certain Persons in the Merger

The Merger Agreement provides that from and after the Effective Time, UStel will obtain directors insurance for the Arcada directors against liabilities arising prior to the Effective Time. See "THE MERGER AGREEMENT - DIRECTOR'S INSURANCE."

Also, at the Effective Time, Frank Bonadio, currently the President of Arcada, will enter into an employment agreement with UStel and will become President and Chief Operating Officer and a Director of UStel.

Governmental and Regulatory Approvals

Certain aspects of the Merger will require notification to, and filings with, authorities in certain states, the Federal Communications Commission and state public utilities commissions where Arcada and UStel currently operate long distance services.

The obligations of UStel and Arcada to consummate the Merger are subject to the approval of governmental or regulatory authorities.

Federal Income Tax Consequences

The following discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular stockholders of Arcada in light of their personal circumstances or to certain types of stockholders of Arcada (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

Exchange of Arcada Common Stock Pursuant to the Merger. The Merger is intended to qualify as a reorganization under section 368(a) of the Code. Accordingly, no gain or loss would be recognized by Arcada, UStel or Merger Sub as a result of the Merger. Furthermore, no gain or loss would be recognized by Arcada shareholders upon the conversion of their Arcada Common Stock into shares of UStel Common Stock. However, gain or loss may have to be recognized by Arcada shareholders with respect to the portion of the Merger consideration received by such shareholders to the extent the Merger consideration consists of the Convertible Debentures and the $5,000,000 of cash. The aggregate tax basis of the shares of UStel Common Stock received in exchange for shares of Arcada Common Stock pursuant to the Merger should be the same as the aggregate tax basis for such shares of Arcada Common Stock at the time of the Merger and the holding period for shares of UStel Common Stock received in exchange for shares of Arcada Common Stock pursuant to the Merger should include the holding period of such shares provided that they were held as capital assets as of the Effective Time.

If the Merger does not qualify as a reorganization for federal income tax purposes, no gain or loss would be recognized by UStel, Merger Sub or Arcada.
However, an Arcada shareholder would recognize gain or loss upon the conversion of Arcada Common Stock into UStel Common Stock pursuant to the
Merger in an amount equal to the difference between the fair market value of
UStel Common Stock received by such stockholder pursuant to the Merger and its adjusted tax basis in the Arcada Common Stock surrendered in exchange therefore. Such gain or loss would be capital gain or loss if the shares of
Arcada Common Stock were held as a capital asset and would be long-term gain
or loss if such shares had been held for more than one year as of the
Effective Time.

ARCADA SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING IN THE MERGER, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.


Anticipated Accounting Treatment

In accordance with generally accepted accounting principles, the recorded assets and liabilities of UStel will be carried forward at recorded book values. The assets and liabilities of Arcada will be recorded through allocation of the purchase price based upon estimated fair values of such assets and liabilities. Goodwill will be recorded as a result of purchase accounting for this Merger and costs associated with the Merger will be recorded as a component of the purchase price. See "UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION."

Dissenters' Rights

UStel Shareholders have the right to dissent from the Merger and, in certain circumstances, to receive payment for their shares in accordance with the terms of Minnesota Business Corporation Act ("MBCA"). The following discussion is not a complete statement of the law pertaining to dissenters' rights under the MBCA and is qualified in its entirety by the full text of the relevant provisions of MBCA, which is reprinted in its entirety as Appendix C to this Proxy Statement/Prospectus.

APPENDIX B SHOULD BE REVIEWED CAREFULLY BY ANY UStel SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS' RIGHTS ("SHAREHOLDER") OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO, SINCE FAILURE TO COMPLY WITH THE PROCEDURES OF THE STATUTE WILL RESULT IN THE LOSS OF DISSENTERS' RIGHTS.

If the shares of UStel Common Stock of a Shareholder are held in street name, either the beneficial owner or the broker in whose name the shares are registered may dissent from the Merger by following the following procedures. In addition, the beneficial owner must provide the written consent of the registered holder to such dissent with or prior to the assertion of dissenters' right. The record shareholder may dissent with respect to all shares held by one beneficial owner and must provide written notice to UStel of the name and address of each such dissenting beneficial owner.

Under the MBCA, any Shareholder who (i) files with UStel before the Special Meeting written notice of his or her intent to demand the fair value for his or her shares of UStel Common Stock if the Merger is consummated and becomes effective and (ii) does not vote his or her shares of UStel Common Stock at the Special Meeting in favor of the proposal to approve the Merger shall be entitled, if the Merger is approved and effected, to receive a cash payment equal to the fair value of such Shareholder's shares of UStel Common Stock upon compliance with the applicable statutory procedural requirements. While a Shareholder who votes for the Merger will have no dissenters' rights under the MBCA, the failure by any Shareholder to vote against the proposal to approve the Merger will not in and of itself constitute a waiver of such rights.

Written notice of a Shareholder's intent to demand payment for such Shareholder's shares of Common Stock must be filed with UStel: 6167 Bristol Parkway, Suite 100, Culver City, California 90230, Attn: Corporate Secretary, before the vote on the Merger at the Special Meeting. A vote against the Merger at the Special Meeting will not constitute the notice required under the MBCA. A Shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such Shareholder's shares of UStel Common Stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the Merger Agreement if the Merger is consummated.

If the Merger is approved at the Special Meeting, UStel must send written notice to all Shareholders who have given written notice of dissent and not voted in favor of the Merger, a notice containing: (i) the address where the demand for payment and Certificates must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertified shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the Shareholder or the beneficial owner on whose behalf the Shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in the Annex with a brief description of the procedures to be followed under those provisions. A Shareholder who is sent such a notice and who wishes to assert dissenters rights must demand payment and deposit his or her Certificates with UStel within 30 days after such notice is given. Prior to the Effective Time, a Shareholder exercising dissenters' rights retains all other rights of a Shareholder. From and after the Effective Time, dissenting Shareholders will no longer be entitled to any rights of a Shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights of appraisal as provided by the MBCA.

After the Effective Time or upon receipt of a valid demand for payment, whichever is later, UStel must remit to each dissenting Shareholder who complied with the requirements of the MBCA the amount the Company estimates to be the fair value of such Shareholders' shares of Common Stock, plus interest accrued from the Effective Time to the date of payment. The payment also must be accompanied by certain financial data relating to UStel , UStel's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding payment. If a dissenting Shareholder believes that the amount remitted is less than the fair value of such shares plus interest, such dissenting Shareholder may give written notice to UStel of his or her own estimate of the fair value of the shares, plus interest, within 30 days after UStel mails its remittance, and demand payment of the difference.

If UStel receives a demand from a dissenting Shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting Shareholder the amount demanded or agreed to by the dissenting Shareholder after discussion with the Company or file in court a petition requesting that the court determine the fair value of the shares.

The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting Shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into the account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting Shareholders.

Costs of the court proceeding shall be determined by the court and assessed against UStel, except that part or all of the costs may be assessed against any dissenting Shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

If the court finds that UStel did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against UStel. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting Shareholders out of the amount awarded to such Shareholders if any.

A Shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such Shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial Shareholder and notifies the Company in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting Shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different Shareholders.

Under Subdivision 4 of Section 302A.471 of the MBCA, a Shareholder has no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if such adoption or consummation was fraudulent with respect to such Shareholder or UStel.

Resale of UStel Common Stock

The UStel Common Stock and any shares of UStel Common Stock obtained upon conversion of the Convertible Debentures issued pursuant to the Merger will be subject to a "lock-up" restricting sales of UStel Common Stock for up to February 14, 1999. See "THE MERGER AGREEMENT - Lock-up."

PAGE

THE MERGER AGREEMENT

THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT, WHICH APPEARS AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING SUMMARY INCLUDES THE MATERIAL TERMS OF SUCH AGREEMENT BUT IS NOT NECESSARILY COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT.

Effective Date and Time of the Merger

The Merger will become effective at the time of the acceptance of the Plan of Merger by the Secretary of State of the State of Washington. As used herein, the term "Effective Date" means the day on which the Effective Time occurs. The parties anticipate filing the Articles of Merger as soon as practicable after the approval of the Merger by the shareholders of UStel and Arcada. However, the parties are unable to predict when or if the Effective Time will occur.

Conditions to the Consummation of the Merger

The obligations of UStel and Arcada to consummate the Merger are subject to, among other things, the satisfaction of the following conditions: (i) the approval of the Merger and the Merger Agreement by the requisite vote of the shareholders of UStel and Arcada; (ii) the receipt of all applicable regulatory and governmental approvals and consents and the expiration of all statutory and regulatory waiting periods; (iii) the absence of any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the Merger; (iv) the effectiveness of the Registration Statement and the absence of any stop order suspending the effectiveness thereof or any proceedings for that purpose initiated by the Commission concerning the issuance of the UStel Common Stock to be issued in the Merger and upon conversion of the Convertible Debentures and the qualification of such shares under applicable blue-sky laws, if necessary, and; (v) UStel having on hand $5,000,000 in cash for payment of the cash portion of the Merger consideration.

The obligation of UStel to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of representations and warranties of Arcada and the performance by Arcada of its covenants and agreements made in the Merger Agreement, except where the failure of such representations and warranties to be accurate or the failure to perform such covenants or agreements would not have a material adverse affect on UStel;
(ii) the receipt of all regulatory and governmental consents, waivers, clearances, approvals and authorizations required in connection with the transactions contemplated by the Merger Agreement without the imposition of any condition that has not normally been imposed in such transactions and would have a material adverse effect on Arcada or UStel; (iii) the receipt of an opinion, dated the date of the closing, from Cairncross & Hempelmann, counsel to Arcada; (iv) the absence of any material adverse change in the overall financial condition, businesses or results of operations of Arcada;
(v) the receipt of a certificate of officers of Arcada and such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger; (vi) that certain outstanding severance obligations to former employees of Arcada are assumed by the Arcada shareholders; (vii) that the shareholders of Arcada have entered into lock-up agreements; and (ix) that the executive officers and directors of Arcada entered into agreements to vote their shares of Arcada in favor of the Merger in any shareholder vote of the Arcada Shareholders.

The obligation of Arcada to consummate the Merger is subject to the satisfaction or waiver of certain additional conditions, including, without limitation, the following: (i) the continued accuracy of the representations and warranties of UStel and Merger Sub and the performance by each of UStel and Merger Sub, of its covenants and agreements made in the Merger Agreement, except where the failure of such representations and warranties to be accurate or the failure to perform such covenants and agreements would not have a material adverse effect on UStel, (ii) the receipt of an opinion, dated the date of closing, from Freshman, Marantz, Orlanski, Cooper & Klein, counsel to UStel and Merger Sub, including an opinion as to the tax aspects of the Merger; (iii) UStel having cash of at least $5,000,000 at the Effective Time for payment of the cash portion of the Merger consideration; (iv) the absence of any material adverse change in the overall financial condition, businesses or results of operations of UStel; (v) the directors and executives, officers of UStel agree in writing to vote their shares of Common Stock in favor of the Merger and to use their best efforts to cause institutions they represent, if any, to vote their shares in favor of the Merger; (vi) the receipt of a certificate of officers of UStel and Merger Sub, and other such other documents necessary to evidence fulfillment of the conditions precedent to the closing of the Merger; (vii) the receipt of all regulatory and governmental consents, waivers, clearance, approvals and authorizations required in connection with the transactions contemplated by the Merger Agreement and without the imposition of any condition that has not normally been imposed in such transaction and would have a material adverse effect on UStel or Arcada, and; (viii) UStel shall be in compliance with all quantitative and qualitative maintenance criteria required for continued listing of the UStel Common Stock on the NASDAQ Small Cap Market, and the five day trading average closing price of the UStel Common Stock for the period ending on the second to the last day prior to the Closing shall be greater than $1.00.

Business of Arcada Pending the Merger

Under the Merger Agreement, until the Effective Time, Arcada is generally obligated to conduct its business in the ordinary course and consistent with past practice and prudent business practice. In addition, Arcada has agreed to use its best efforts to preserve its business organizations, keep available the present services of its employees and preserve the goodwill of its customers and other business relationships. The Merger Agreement also provides that, prior to the Effective Time, except as otherwise consented to by UStel,
as permitted by the Merger Agreement or as required by law, Arcada will not:
(i) change any provisions of its articles of incorporation or bylaws; (ii)
change the number of shares of its authorized or issued capital stock, (iii)
issue, grant or amend any options, warrants or other rights to purchase capital stock; (iv) split, combine or reclassify any shares of its capital stock; (v) declare, set aside or pay any dividends or other distributions on its capital stock; (vi) redeem or otherwise acquire any shares of its capital stock; (vii) grant any severance or termination pay to or enter into or amend any employment agreement with or increase the amount of payments or fees to its employees, officers or directors except as consistent with past practice;
(viii) make capital expenditures in excess of $25,000 per project or $200,000 in the aggregate; (ix) change in any material manner its pricing policies or any other business or customer policies; (x) guarantee the obligations of any other person except in the ordinary course of business consistent with past practice; (xi) acquire, sell, transfer, assign, encumber or otherwise dispose of assets other than in the ordinary course of business; (xii) enter into, amend or terminate certain contracts having a term of one year or more or calling for the payment of $25,000 or more; (xiii) engage or participate in any material transaction or incur or sustain any material obligation except as one in the ordinary course of business consistent with past practice; (xiv)
make any contributions to any benefit plans except in an amount consistent with past practice; (xv) increase the number of Arcada's full-time employees;
(xvi) acquire any real property.

Waiver and Amendment

At any time prior to the consummation of the Merger, the parties to The Merger Agreement may (i) amend the Merger Agreement, (ii) extend the time for the performance of any of the obligations or other acts of any other party thereto, (iii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document delivered pursuant thereto, or (iv) waive compliance with any of the agreements or conditions contained therein; provided, however, that after any approval of the Merger by the UStel and Arcada Shareholders, there may not be, without further approval of such shareholders, any amendment or waiver of the Merger Agreement that reduces the amount or changes the form of the Merger consideration to be delivered to the Arcada Shareholders.

Termination

The Merger Agreement may be terminated at any time prior to The Effective Time, whether before or after approval of the Merger by the UStel and Arcada
Shareholders:

     (a) by mutual written consent of all the parties to the Merger
Agreement;

     (b) by any party to the Merger Agreement (i) if the Effective Time has not occurred on or prior to January 31, 1998 unless the failure of such occurrence is due to the failure of the party seeking to terminate the Merger Agreement to perform or observe its agreements and conditions set forth in the Merger Agreement; or (ii) 10 days after written certification of the vote of the UStel Shareholders is delivered to Arcada indicating that the UStel Shareholders failed to approve the Merger at the Special Meeting (or any adjournment thereof);

     (c) by UStel if Arcada (i) at the time of such termination there has been a material adverse change in the consolidated financial condition from that set forth in Arcada's financial statements for the year ended December 31, 1996; (ii) there has been any material breach of any covenant of Arcada under the Merger Agreement and such breach has not been remedied within 45 days after receipt by Arcada of notice in writing from UStel specifying the nature of such breach and requesting that it be remedied; (iii) if holders of more than ten percent of the shares of UStel capital stock entitled to notice of and to vote at the UStel Special Meeting exercise their dissenters rights in connection with the Special Meeting.

(d) by Arcada if (i) if the Average Price is less than $1.00 per share; (ii) at the time of such termination there has been a material adverse change in the consolidated financial condition of UStel from that set forth in UStel's financial statements for the year ended December 31, 1996; (iii) there has been any material breach of any covenant of UStel under the Merger Agreement and such breach has not been remedied within 45 days after receipt by UStel of notice in writing from Arcada specifying the nature of such breach and requesting that it be remedied.

Break-Up Fees

To compensate Arcada for certain costs incurred in connection with the rendition of the following services pending the Closing pursuant to a Management Services Agreement, UStel agreed to pay Arcada a fee of $125,000, in the event the Merger is terminated for any reason.

Lock-Up

As part of the Merger Agreement, the Arcada Shareholders will be restricted from selling shares of UStel Common Stock received in the Merger (the "Lock-up") until February 14, 1999 except as follows: (i) an aggregate of 105,000 shares of Stock may be sold within six months of the Closing, (ii) an additional 210,000 shares may be sold within one year of the Closing. All the shares issuable on conversion of the Convertible Debentures will be subject to a lock-up until February 14, 1999. After February 14, 1999, there will be no further restrictions under the terms of the Lock-up. To the extent that the Representative of the Underwriters in UStel's February 1997 public offering releases other shareholders from certain lock-up agreements entered into in connection with such public offering, the Representative is obligated to release the Arcada shareholders from their lock-up as to a pro rata amount.

Exchange of Stock Certificates
Promptly after the Effective Date, an agreed-upon exchange agent (the "Exchange Agent") will mail written transmittal materials concerning the exchange of stock certificates to each record holder of shares of Arcada Common Stock outstanding at the Effective Date. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates that immediately prior to the Effective Date represented shares of Arcada Common Stock.

Upon surrender to the Exchange Agent of certificates formerly representing shares of Arcada Common Stock for cancellation, together with properly completed transmittal material, an Arcada Shareholder will be entitled to receive the number of shares of UStel Common Stock, the Convertible Debentures and a portion of the $5,000,000 in cash (and cash in lieu of any fractional shares of UStel Common Stock) to which such holder is entitled as Merger consideration. Arcada Shareholders will not be entitled to receive interest on any cash payment received in the Merger.

Until surrendered, each certificate that, prior to the Effective Date, represented Arcada Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares of UStel Common Stock into which the shares of Arcada Common Stock formerly represented thereby were converted. All certificates so surrendered will be canceled. After the Effective Date, there will be no further registration or transfers on the records of Arcada of outstanding certificates representing shares of UStel Common Stock.

If any new certificate for UStel Common Stock is to be issued in a name other than that in which the certificate surrendered in exchange therefore is registered, the new certificate will not be issued unless the certificate surrendered in exchange is properly endorsed and otherwise in proper form for transfer. In addition, the person requesting such transfer must pay any transfer or other taxes required by the issuance of a new certificate for shares of UStel Common Stock to a person other than the registered holder of the certificate surrendered, or must establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

Fractional shares of UStel Common Stock will not be issued in the Merger. Instead, each Arcada Shareholder who would otherwise be entitled to a fractional share will receive cash in lieu thereof.

Expenses

All legal and other costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be borne by the party incurring such costs and expenses unless otherwise specified in the Merger Agreement.

Post-Merger Dividend Policy

Dividends may be paid out on the UStel Common Stock as and when declared by the UStel Board out of funds legally available for the payment of dividends. UStel is restricted by its Credit Facility from paying dividends. UStel has not ever paid cash dividends on its Common Stock. The Boards of Directors of UStel does not anticipate paying cash dividends in the foreseeable future after the Merger as they intend to retain future earnings to finance the growth of the business.

The payment of future cash dividends will depend on such factors as earnings levels, anticipated capital requirements, the operating and financial conditions of UStel and other factors deemed relevant by the UStel Board. UStel is presently restricted in the payment of dividends under its Credit Facility.

BUSINESS OF UStel

UStel provides long distance telecommunications services, consisting primarily of direct dial long distance telephone transmissions to small and medium sized commercial and larger residential customers throughout the United States. The Company also offers a variety of service options, including "1+" dialing, "800" service, calling cards, operator services, private line networks and data transmission. With the acquisition in July 1997 of Pacific Cellular, a Las Vegas-based reseller of wireless communications, the Company also offers discount cellular and paging services to commercial and residential customers. Since commencing operations in January, 1993, the Company's subscriber base has grown to in excess of 25,000 customers in June 1997, consisting primarily of medium-sized businesses located predominantly in the State of California. In addition, the Company's monthly revenues have increased from approximately $10,000 in January, 1993 to approximately $1,875,000 in June 1997.

General

The Company owns two switch centers located in Los Angeles and Beverly Hills, California, and leases switch capacity in New York, New York from WilTel, a national telecommunications service provider. The Company is seeking to increase its customer base and usage of its switches in order to attain the volume levels necessary to realize the economic advantages from routing such traffic through its owned or leased switch capacity. The UStel switches are non-network switches, meaning that they are only capable of switching calls for customers in the facility in which the switches are located, calling card service and other special customer services. The following table provides certain information concerning the Company's switching centers:

                                                     Ports utilized at    Percentage utilized
       Location                    Available ports      Dec. 31, 1996     Dec. 31, 1996
110 East Ninth Street,
Los Angeles CA                          15,000               788                   5.3%

9560 Wilshire Boulevard
Beverly Hills, CA                       15,000             1,364                   9.1%

60 Hudson Street
New York, NY (1)                        38,400               648                   1.7%

(1) This switch is leased from and is shared with WilTel.


The Company is primarily a non-facilities based interexchange carrier that routes its customers' calls over a transmission network consisting primarily of long distance lines secured by the Company from a variety of other carriers. This enables the Company to avoid the substantial capital requirements of building and maintaining its own extensive transmission facilities. The terms of these lease arrangements vary from month-to-month to longer term arrangements and the lease costs may be priced on a usage sensitive basis or at a fixed monthly rate. Because the amount the Company charges its customers for long distance telephone calls is not based on the cost to transmit such calls, long distance calls transmitted over facilities leased on a fixed cost basis generally are more profitable to the Company than long distance calls transmitted over usage sensitive circuits, assuming a sufficient volume of calls is routed over the fixed-cost route.

Accordingly, the Company's strategy is to reduce overall transmission costs by development of its own dedicated switch network and leasing dedicated lines at fixed monthly rates and to route as many of its customers' calls as possible over such lines. The success of this strategy depends on the Company's ability to generate a sufficient volume of its customers' calls over such facilities to exceed the fixed costs of leasing such facilities.

PAGE

Recent Developments

Consortium 2000. In July 1997, UStel completed the acquisition of Consortium 2000, Inc., for the issuance of an aggregate of 1,076,923 shares of the Common Stock of UStel and Consortium 2000 became a wholly-owned subsidiary of UStel. Consortium 2000 formerly had a marketing agreement with UStel pursuant to which it marketed telephone services on behalf of UStel. Royce Diener, Wouter van Biene and Jerry Dackerman, executive officers and directors of UStel were former principal shareholders of Consortium 2000. Consortium 2000 is a telecommunications marketing and consulting services provider which refers telecommunications customers to long distance carriers, regional carriers, interexchange carriers, resellers and other aggregators. It derives its revenues from sales agent commissions paid by the carriers to whom it refers its customers. Consortium 2000 obtains customers by offering to analyze the customer's long distance calling patterns, usage volume and the specialized telecommunications needs of its individual customers. Utilizing network analysis software and the expertise of its employees, Consortium 2000 provides its customers with recommendations as to which long distance carrier is best suited to provide the particular and specialized telecommunication needs of its individual clients at the lowest possible costs.

Consortium 2000 has independent sales agent agreements with many of the major long distance carriers and is able to recommend an array of carriers to its customers or it can recommend a division of the customer's business among several carriers in order to avoid excessive concentration with a single carrier. Consortium 2000 also provides its customers with ongoing telecommunications services and technical support by monitoring any changes in client needs as well as developments in the telecommunications industry which may provide new opportunities for service to its clients. Consortium 2000 is not a long distance carrier, reseller, rebiller or representative for any particular long distance provider and does not operate a telecommunications network. It does, however, utilize the purchasing power and economies-of-scale of its client base in order to negotiate with a variety of long distance providers for special pricing and enhanced services for its clients.

In mid-1994, UStel entered into a non-exclusive sales agent agreement with Consortium 2000. As of December 31, 1996, approximately 90% of UStel's customers base had been referred to the Company by Consortium 2000. Conversely, approximately 70% of Consortium 2000's revenues during the twelve months ended December 31, 1996 consisted of sales commissions resulting from referrals of customers to UStel. Subsequent to the acquisition of Consortium 2000 by UStel, Consortium 2000 has functioned as a wholly-owned subsidiary of UStel and as an independent communication services management consultant with the ability to place members with a broad range of carriers. Based upon its knowledge of comparative tariffs among alternative carriers, Consortium 2000 believes that UStel frequently represents the low-cost alternative and will accordingly continue, where appropriate to its clients' needs, to refer its customers to UStel. However, where a customer's needs are better served by another carrier, Consortium 2000 will refer such customer to the appropriate carrier and UStel will earn a sales agent commission with respect to such business.

Pacific Cellular. In July 1997 UStel acquired substantially all of the assets of the Wireless Division of Pacific Communications, Inc. operating under the name "Pacific Cellular", for an aggregate consideration consisting of 304,014 shares of UStel, Common Stock (the "Transaction"). During the period between January 23, 1998 and April 23, 1998 the shareholders of Pacific Communications, Inc. have the right to put, i.e., to sell back to UStel up to 50% of the shares of UStel Common Stock which such shareholders received from UStel in the Transaction. The price at which the shares must be purchased by UStel upon exercise of the put option is $3.81 per share. If the UStel Common Stock received by the shareholders in the Transaction has not been registered by UStel with the Commission by April 23, 1998, the put option extends to 100% of the 304,014 shares of UStel Common Stock.

Pacific Cellular is a reseller of wireless telecommunications services located in Las Vegas, Nevada which currently serves approximately 2,450 customers. Pacific Cellular has a reseller agreement with AT&T and a bulk sales agreement with 360 Communications. Clients have a choice of carriers when they contract for services. Pacific Cellular is also a sales agent for Nextel.

Sutro Private Placement. In July 1997, UStel retained Sutro & Co., (the "Sutro Private Placement") to use its best efforts to effect a private
placement of UStel securities.   The terms of the private placement have not
yet been determined. If the Sutro Private Placement is completed, UStel will be required to pay Sutro & Co. a cash placement fee of 6% of the aggregate dollar amount of securities placed plus a warrant to purchase 2% of the outstanding UStel Common Stock on a fully diluted basis. The warrant would be exercisable for five years at an exercise price, subject to adjustment, equal to the average closing price of the UStel Common Stock 10 trading days prior to the closing of such financing. In addition, UStel is required to reimburse Sutro & Co., for its out-of-pocket expenses in acting as placement agent. Although UStel is seeking to raise up to $15,000,000 by means of the Sutro Private Placement, there can be no assurance that this or any amount will be raised in the Sutro Private Placement.

Discontinued Services and Products. During September 1997, UStel management undertook a review of certain of the Company's services and products. This analysis focused on profitability, growth potential and consistency with the Company's strategic direction. On this basis, the Company determined that it was appropriate to terminate a shared-tenant services arrangement which it had operated for several years in Los Angeles, California. At the same time, the Company decided to discontinue certain marketing programs which were not producing desired results and were resulting in higher than normal customer attrition and bad debt expense.

Business Strategy

The Company's strategy is to achieve continued growth and profitability by focusing its marketing efforts on small- to mid-sized businesses and by reducing its overall cost of delivering long distance telecommunications services. The Company's specific objectives are as follows:

     Continue to Market Long Distance Telecommunications Services through its Agent Network. The Company believes that direct sales are the most effective means of adding customers who will have long-term loyalty to the Company. In this regard, primarily utilizing the Consortium 2000 agent network, the Company believes that it can access new customers by continuing to market itself as a low-cost alternative compared to other long distance carriers, marketing wireless, paging and other services through its marketing channels and bundling of various telecommunications services.

     Development of Dedicated Transmission Network. Using its current switches as a base, the Company intends to develop a nationwide network of low-cost telecommunications switches. This will enable the Company to convert a substantial portion of its Switchless Traffic to lower cost Switched Traffic. See "Transmission Network" below. The Company expects that this will substantially improve operating margins overall. The Company also hopes to negotiate more favorable rates with other long distance carriers relative to Switchless Traffic.

     Increase Name Recognition. The Company believes that its name is well-recognized in the industry as providing reliable, low-cost telecommunications services together with excellent customer service. The Company will seek to increase customer awareness by targeting its products to affinity purchasers and other groups which the Company believes will provide it access to large customer bases.

     Complete Installation of In-house Billing System. The Company believes that it can achieve significant cost-savings and reduce reliance on its working capital facility as a result of the recent installation of its own dedicated billing system. The Company believes that the system will enable it to improve cash flow by producing billings on a more timely basis and permitting multiple billing cycles per month. The Company also believes that the system will enhance customer service and reduce billing errors.

     Make Strategic Acquisitions. The Company believes that opportunities exist to acquire other small to mid-sized long distance carriers. Typically, smaller carriers face difficulty reaching a critical mass of business and accessing capital for expansion. The Company believes that it can achieve attractive operating margins by placing the traffic of acquired companies on UStel's transmission network and eliminating duplicative overhead.

The Long Distance Industry

On January 1, 1984, AT&T's divestiture of the Bell System went into effect.
As a result of the divestiture consent decree (the "AT&T Divestiture Decree"), AT&T was forced to divest its 22 Bell Operating Companies ("BOCs"), which were reorganized under seven regional holding companies known as RBOCs, such as Pacific Telesis and US West. The RBOCs own and are responsible for operations of the BOCs in each of their regions. The BOCs, as well as other independent companies which provide local telephone service, are characterized as local exchange carriers or "LECs". The LECs are responsible for providing dial tone, local lines and billing for local service as well as local access for long distance traffic.

The AT&T Divestiture Decree also required the RBOCs to provide all inter-exchange carriers, such as the Company, with access to the local telephone exchange facilities that is "equal in type, quality and price" to that provided to AT&T. In addition, the BOCs were required to conduct a subscription process allowing consumers to select their long distance carrier. This development, known as "equal access," enabled consumers to complete calls using their selected long distance carrier by simply dialing "1" plus the area code and number. Prior to equal access, consumers using an interexchange carrier other than AT&T had to dial a local number, then an access code, then the area code and number of the call destination to complete a call. With equal access, all inter Local Access and Transport Area ("LATA") calls are routed automatically to the consumer's long distance carrier of choice. The AT&T Divestiture Decree and the implementation of equal access constitute the fundamental regulatory developments that allow interexchange carriers other than AT&T, such as the Company, to enter and compete in the long distance telecommunications market. A separate consent decree imposed similar equal access requirements in areas in which GTE is the local exchange carrier.

All interexchange carriers, including AT&T and the Company, pay charges to the LECs for access to local telephone lines at both the originating and terminating ends of all long distance calls, unless the Company is able to install a dedicated line providing direct access from the customer to one of the Company's switch centers. As is the case with most interexchange carriers, access charges represent the single largest component of the Company's cost of revenues. One element of the Company's strategy is to focus on the development of "shared tenant services" and "shared services providing," where the Company can install dedicated lines from commercial customers concentrated in a single location such as a high rise building to the Company's switch centers thereby bypassing the local access cost.

Since the AT&T Divestiture Decree, the long distance industry has experienced rapid technological development. Prior significant technological change was the advent of digital transmission technology, which represented an improvement over analog technology. Because the BOCs and many LECs converted rapidly to digital switches, digital technology was necessary for interexchange carriers to connect to the LECs for equal access. Accompanying the movement toward digital switching was the rapid development and implementation of fiber optic circuitry, which also requires digital technology. While AT&T had once been the only source of high quality transmission facilities, several other companies, including MCI and Sprint, entered the business of building transmission facilities using primarily fiber optic circuits.

The construction of these additional transmission facilities created two distinct groups in the long distance industry facilities-based carriers (entities which own their own transmission network) and non-facilities-based carriers (such as the Company). The surge in construction of new long-haul facilities has created excess transmission capacity for long distance calls. This excess capacity and the resultant decline in transmission rates have both raised the break-even traffic volume for facilities-based carriers and increased the difficulty of obtaining that volume through their internal customer bases. Accordingly, facilities-based carriers have become both wholesalers and retailers, selling their transmission capacity to both non-facilities-based carriers and consumers. Non-facilities-based carriers such as the Company have benefitted from the wider availability and the lower cost of transmission services, as it has become possible for them to lease circuits on attractive terms, particularly as their volume of business increases to significant levels.

The AT&T Divestiture Decree and related developments prompted several hundred new entrants into the long distance industry, including the Company. The industry, however, has experienced rapid consolidation, primarily due to the technological changes described above. Facilities-based carriers, many of which were initially unprofitable due to their sizable capital outlays, began acquiring other carriers to increase traffic for their networks in an effort to cover fixed costs. Similarly, larger non-facilities-based carriers began buying smaller carriers to build their traffic, improve their networking, and increase their leverage in leasing transmission facilities from facilities-based carriers.

Long Distance Services

The Company provides its customers with 24-hour long distance telephone services to all points in the United States and to foreign countries. In providing long distance telephone services, the Company offers a variety of service options, including "1+" dialing (which avoids the need to dial a separate access code to access the Company's long distance service), inbound "800" service, "800" travel service, operator services, private line networks and data transmission services. Under most of its service options, the Company charges its customers a flat rate per minute, based upon whether the call is to an intrastate, interstate or international destination, as well as local access costs for long distance traffic.

A subscriber may access the Company's telecommunications transmission network in several ways. If a subscriber is located in a given service origination area that has been converted to equal access and such subscriber has selected the Company as its primary long distance carrier, then access is gained by dialing "1" plus the area code and number desired. A second method of access is through dedicated access lines, which are private leased lines dedicated to one or more customers and which provide a direct connection between the customer's premises and the Company's long distance transmission network. Another method of access available in both equal access and non-equal access areas requires a subscriber to dial a seven- or ten-digit access number to reach the Company s switch. Following the switch's signal, the subscriber then enters his authorization code, area code and the telephone number of the call destination. If the switch determines that the subscriber's authorization code is valid, the switch directs the call to the desired destination through the most cost-effective intercity transmission circuits then available. The installation of automatic dialers at a subscriber's location reduces the number of digits a subscriber must dial to complete a long distance telephone call by automatically dialing the local seven- to ten-digit access number and the subscriber's authorization code. The use of dedicated access lines or dialers, which are used for high-volume subscribers, also eliminates the need to enter an authorization code. At December 31, 1996, approximately 51% of the Company's revenues were derived from customers that utilize dedicated access lines and approximately 48% of such revenues were derived from customers that utilize the direct dial method of access. Less than 1% of such revenues were derived from customers that were required to use access numbers and authorization codes.

Other Services

The Company makes available to its customers a variety of other service options. The inbound "800" service, for example, permits the customer to be billed for long distance calls made to the customer by that customer's clients. The Company's "800" travel service permits customers to utilize the Company's network from locations outside of their own service areas. Operator assistance services provided through a third-party contractor permit broad based usages of the Company's system from business establishments and residences. The Company contracts with US Long Distance Inc., for operator services where the call is answered in the name of the Company. The Company's experience with third-party service providers has been positive. Private line networks offer specialized point-to-point services, including transmission of data, on a fixed cost basis. The TELCard calling card offers international calling capabilities in addition to convenient long distance usage. The Company also offers its customers special access options for dedicated long distance lines.

Billing System

Each retail customer of the Company receives a detailed monthly call report and invoice for services from the Company setting forth the date, number called, duration of call and time and charges for each call. While billing services were historically primarily provided through an outside contractor, the Company recently installed an in-house billing system to achieve greater control, decreased collection periods and increased profitability.

Each month UStel receives invoices from its underlying carriers. Due to the multitude of billing rates and discounts which must be applied by carriers to the calls completed by UStel's customers, and due to discrepancies in information contained in suppliers' bills when compared with UStel's records, UStel periodically has disagreements with its carriers concerning the sums invoiced for its customers' traffic. These disputes have generally been resolved on terms favorable to UStel, although there can be no assurance that this will continue to be the case. No dispute over billing discrepancies or failure to meet volume commitments has had a material adverse effect on UStel to date, but there could be no assurance that this will continue to be the case.

Customer Service

The Company's long distance telecommunications services are available 24 hours a day, seven days a week. To assist subscribers with questions regarding services, billing and other matters, the Company maintains a customer service department and staff which is accessible to subscribers by telephone 24 hours a day, 365 days a year.

PAGE

Consulting Services

Consortium 2000 provides telecommunications consulting services to a diversified client base. Consortium 2000 analyzes a customer's long distance calling patterns, usage volume and specialized telecommunications needs and recommends equipment requirements, calling plans and carriers to be utilized to achieve the most effective result. Consortium 2000 also acts as a sales agent for a broad base of long distance carriers, including the Company, and is compensated in the form of commissions for business placed with each such carrier.

Call Switching Equipment

The Company owns certain computerized network digital switching equipment that routes certain of its customers' calls. Other customers' calls are routed through facilities which are leased by the Company from a variety of other carriers. A switch is a computer controlled digital processor designed primarily to route and track telephone calls. Switching equipment operates like an electronic "toll booth," routing each call to its destination and tracking the length of the call for billing purposes. A secondary function of a switch is to determine and effect the least expensive route for each call among a variety of routing options. Currently the Company owns two digital switching centers and leases additional switch capacity from WilTel. Two of the switching centers are located in Southern California and one is located in New York, New York. The Company's subscribers access call switching equipment through equal access, which only requires dialing "1", plus the area code and telephone number, by using a dedicated line, or by dialing a seven- or ten-digit number, authorization code, identification number (for billing), area code and telephone number. Once a customer accesses the switching equipment, the equipment "answers" the telephone call, verifies the caller's billing status, routes the call to the dialed destination and monitors the call's duration for billing purposes. In addition to networking, the switching equipment verifies customers' pre-assigned authorization codes, records billing data and monitors system quality and performance. The Company's switches are non-network switches, meaning that they are capable of performing their switching function only for the customers in the facility in which the switches are located, calling card service and other special customer services.

Transmission Network

A call may be completed by using either (a) switches controlled by the Company which are connected by fixed-cost, long-haul circuits, connecting the call at a switch center to the destination city where the call is terminated by a LEC which directs it to the called party ("Switched Traffic") or (b) utilizing the transmission facilities of another long distance carrier ("Switchless Traffic").

Switchless Traffic is "usage sensitive" because the rates paid may vary with the day, time, frequency and duration of telephone calls transmitted through such circuits. In contrast, many of the rates paid by the Company for switch traffic are fixed and therefore do not vary with usage or time of day. As a result, Switched Traffic is less expensive over routes which the Company carries high volumes of long distance traffic. Because the amount the Company charges for long distance telephone calls is not based on the cost to transmit such calls, long distance calls transmitted over high volume, fixed-cost routes generally are more profitable to the Company than long distance calls transmitted over usage sensitive circuits, assuming a sufficient volume of calls is routed over the fixed-cost route. Consequently, to the extent possible, the Company attempts to connect calls through transmission facilities which are not usage sensitive. Profitability of the Company's operations depends largely on utilizing transmission circuits on a cost effective basis. Accordingly, the Company's strategy is to reduce overall transmission costs by developing its own dedicated switching network to maximize Switched Traffic and eliminating Switchless Traffic.

Except for certain pricing agreements, the dedicated lines used by the Company are generally leased on a month-to-month basis. While these month-to-month arrangements may be terminated upon notice by the Company, they may not be terminated under current law by the carrier unless the Company fails to comply with the terms of the lease or unless the service is terminated for the Company and all other long distance telephone carriers. Generally, rates charged under these leases may be increased or decreased by the carriers upon notice after filing with the FCC for interstate circuits, or applicable state public utilities commissions ("PUCs") for intrastate circuits, provided the rates charged apply equally to all similarly situated users of the services. The FCC has required the detariffing of most interstate service offerings no later than September 1997, though the order has been stayed by a federal appeals court. If the order becomes effective, revisions to such rates by carriers will no longer be required to be pre-filed with the FCC, but will be governed by contracts between the Company and the carriers.

It is therefore the Company's strategy to continue to develop its own dedicated switching network in order to continue to reduce its cost of service. The Company will also continue to attempt to access Switchless Traffic services on a wholesale basis at the lowest available cost.

Rates and Charges

The Company charges customers on the basis of minutes or partial minutes of usage at flat rates, based upon whether the call is to an intrastate, interstate or international destination. The rates charged are not affected by the cost to the Company to transmit the particular call. Discounts are available to customers that generate higher volumes of monthly usage. The Company continually evaluates the rates and fees charged for its services and, under appropriate circumstances, may implement different pricing arrangements for existing or new services.
The Company endeavors to charge rates that are generally lower than competitive long distance carriers. The rates offered by the Company may be adjusted in the future as other interexchange carriers continue to adjust their rates.

Once a customer has submitted the proper paperwork and is approved by the Company's credit department, all pertinent information, e.g., telephone numbers, calling card data, address, contact person, billing address, etc. is entered into the Company's information system and the Company's computer network. The Company's information system then generates the appropriate electronic instructions which connect the customer to the Company's network.

Data regarding calls made by the client come from several sources: the Company's switches; its calling card system; or WilTel, AT&T, Sprint and/or MCI. After receiving the records of the calls, the Company inputs the data into the billing system for processing.

Processing by the Company's information system includes: checking for duplicate call records, confirming that calls to and from numbers that are not in the Company's system are flagged for further research, verifying that the origination and termination of calls are from valid telephone numbers and circuits, and verifying that valid rates exist for each call. Calls which fail any initial processing checks are placed in a rejected call file for additional analysis.

All approved calls are rated, taxed and a bill is generated for the individual client.

PAGE

Marketing

The Company's marketing efforts have been and continue to be directed principally at small- to mid-sized business and larger residential users. The Company derives the majority of its revenues from the sale of long distance telecommunications services to commercial subscribers. Commercial subscribers typically use higher volumes of telecommunications services than residential customers and concentrate usage on weekdays and business hours when rates are highest. Consequently, commercial customers, on average, generate higher revenues per account than residential customers. While the Company's focus is on commercial customers in major metropolitan areas, it can provide long distance services to customers in any area of the United States. The largest concentration of the Company's customers is in Southern California.

The Company principally markets long distance services through independent sales agents. These agents are not restricted to specific territories and their sales efforts are not directed, as to location, by the Company. Through Consortium 2000, a network of approximately 1,000 agents have actively marketed the Company's services over the past three years. The majority of the Company's new accounts over this period have been procured by Consortium 2000-affiliated agents. The Company also has a number of agreements with telemarketing agents and affiliate groups which sell UStel services through new organizations.

Consortium 2000 maintains agent relationships with various long distance carriers. The acquisition of Consortium 2000 results in marketing synergy in that the Company will have the flexibility to place customers with carriers other than the Company who might be in a better position to service that customer's particular needs, while still benefitting from the customer relationship through receipt of agent fees paid by the third-party carrier. From the customer's perspective, this flexibility represents a value-added element of the client relationship. The Company also has the ability to divide a customer's business between several carriers, including the Company, thereby avoiding the problem of risk concentration resulting from very large accounts. In the case of such large accounts, as long as the Company is managing the customer's long distance traffic, over time, additional traffic can be directed to the Company as the situation warrants.

Competition

As a result of the AT&T Divestiture Decree and related developments, numerous competitors, in addition to AT&T, have entered the long distance telecommunications market, resulting in profound changes in the competitive aspects of the industry. The Company competes directly with a number of facilities based common carriers, including AT&T, MCI and Sprint, all of which have substantially greater financial, marketing and product development
resources than the Company.   In addition, the Company competes with hundreds
of smaller regional and local non-facilities based carriers and resellers. AT&T remains the leading company providing domestic long distance telephone service, and its pricing and services largely determine the prices and services offered by resellers and other long distance telephone carriers. Because the regulation and operations of AT&T and the BOCs are undergoing considerable change, it is difficult to predict what effects the future operations and regulation of AT&T and the BOCs will have on the Company's existing and prospective business operations. Among other things, the BOCs are permitted, under the Telecommunications Act of 1996, to immediately offer long distance service outside the regions in which they provide local exchange service, and will be permitted to offer long distance service within those regions once they satisfy a checklist of conditions set forth in that Act.

In recent years, increased competition among long distance carriers has resulted in an overall reduction in long distance telephone rates. The impact on net income of these reductions has been offset somewhat by networking efficiencies, declining costs in access charges and readily available transmission facilities, largely due to the expansion of circuit capacity through the installation of fiber optic transmission facilities. The advent of fiber optic technology has resulted in another major impact on the long distance market. Initially, long distance carriers competed with AT&T based strictly on price. Discounts of 25% to 35% from AT&T rates were typical, because long distance carriers were attempting to build market share and because their transmission quality was generally inferior to that of AT&T.
The introduction of fiber optic facilities, however, effectively eliminated AT&T's transmission quality advantage. Gradually, the industry and consumers begin to recognize the importance of quality service as well as price, and the price differential has decreased. Recognition that competition is not solely based on price has led to a greater emphasis on customer service, with many companies adding product variety, customized billing and other value-added services.

Unlike the Company's larger facilities based competitors which own their   own
transmission facilities, the Company is vulnerable to changes in rates charged by facilities based carriers for use of their facilities. The Company has attempted to minimize its vulnerability to cost increases through the long-term leasing of fiberoptic and other digital transmission circuits.
While cost or concessions paid to customers may, in certain cases, be the primary consideration for a customer's selection of long distance telephone service, the Company believes that other factors are significant, including ease of obtaining access to the long distance network, quality of the telephone connection format and management information presented in the specialized billing data generated by the carrier, and enhanced services such as "800" service, repair service and automated collect calling.

Although volume usage of the telecommunication services provided by UStel have increased for the six months ended June 30, 1997 as compared to the prior six month period ended June 30, 1996, as a result of competitive pressures in the industry, UStel has been experiencing a decline in revenue per minute.  UStel expects to off-set the decline in revenue per minute  by diversifying its products and by offering wireless communication, paging and other value-added services to its customers.  In addition, UStel expects to establish a network
of switches which will allow it to offer its services at a lower cost per minute than it is presently able to offer.  Although Arcada has been able to provide a package pricing product to its customers and although UStel has recently acquired Pacific Cellular, a wireless communications reseller in the
Las Vegas market, there can be no assurance that UStel will be successful in its strategy of diversifying its products and providing value-added services or that it will be able to establish a network of switches.

Under current industry conditions, both the interexchange carriers and local exchange carriers have access to information regarding UStel's customers for which they provide the actual call transmission. Because these interexchange and local exchange carriers are potential competitors of UStel, they could use information about UStel's customers, such as their calling volume and pattern of use, to their advantage in attempts to gain such customers' business, although UStel believes that the FCC would find such practices to be unlawful. In addition, UStel's future success will depend, in part, on its ability to continue to buy transmission services from these carriers at a significant discount below the rates these carriers otherwise make available to UStel's target customers.

Government Regulation

General

The Company competes in an industry that, to a large degree, continues to be regulated by federal and state government agencies. At approximately the same time as the required divestiture of the Bell telephone companies by AT&T in 1984, the FCC announced rules that were created to foster a self-regulating interstate telecommunications industry, relying upon competitive forces to keep rates and services in check.

The FCC has regulatory jurisdiction over interstate and international telecommunications common carriers, including the Company. Under Section 214 of the Federal Communications Act, the FCC must certify a communications common carrier before it may provide international services. The Company has obtained Section 214 authorization to provide international services by means of resale.

UStel has been authorized to provide domestic interstate and international telecommunications services. The FCC conditions the authority to continue to conduct interstate and international telecommunication services upon compliance with the FCC's rules and regulations. The FCC reserves the right to condition, modify or revoke the authority it has granted.

At December 31, 1996, the Company had obtained a certificate of public convenience and necessity or equivalent documents from 41 states to provide long distances services within those states. Regulations within each of these states, as they pertain to completing direct dial long distance calls for the Company's customers within the state, are subject to change. As the Company expands the geographic scope of its direct dial long distance business, it will be required to obtain additional state regulatory approvals to provide intrastate long distance service.

Federal Regulation

In 1981, the FCC substantially deregulated the interstate activities of terrestrial non-dominant interexchange resale carriers such as the Company. The FCC later extended this deregulatory policy to resellers of satellite services, resellers affiliated with independent telephone companies and facilities based carriers (such as MCI and Sprint) which compete with AT&T.
It retained its jurisdiction over customer complaint procedures and basic statutory common carrier obligations to provide nondiscriminatory services and rates. The FCC ruled that interstate carriers subject to these deregulatory actions were no longer subject to certification by the FCC or to tariff filing requirements under the Communications Act. Subsequently, however, a federal appeals court overturned the FCC's rulings and interstate carriers, including resellers are currently required to file tariffs.

These changes in FCC policy, as well as substantial deregulation of AT&T, have had the effect of lowering the rates of AT&T, the dominant provider of long distance telephone service and pricing model for the Company, and other providers and resellers of long distance services. The potential continued deregulation of AT&T may have a material adverse effect on the Company's ability to compete effectively with AT&T.

In connection with the 1984 divestiture by AT&T of the RBOCs, the RBOCs, and subsequently, in a separate proceeding, GTE Corporation ("GTE") were required to provide all long distance carriers and resellers the same high quality access and technical interconnection that was previously provided solely to AT&T. The FCC determined that the access charges to be paid by long distance carriers such as the Company and other carriers not receiving access equal to that afforded AT&T would be set initially at a rate offering a substantial discount from the access charges paid by AT&T. Under equal access, the Company's subscribers enjoy the convenience of a universal and simple dialing plan and the Company is provided with equal access to the local exchange. Within the Company's primary marketing areas, the equal access conversion process is virtually complete; therefore, the Company no longer receives the above mentioned discount and must pay the same access charges as are paid by AT&T.

PAGE

Interstate Access Proceeding

In an effort to encourage competition in the provision of interstate access service, in 1993 the FCC developed interim rules for the pricing of "access transport" service. Access transport service refers to the connection provided by LECs between long distance carriers' long distance facilities and the customer's telephone. These interim rules were designed to: 1) align the transport charges more closely to the way costs are incurred by reflecting both flat rate elements and usage sensitive elements; and 2) remain in effect through October 31, 1995.

The FCC extended the interim rules indefinitely, in part, in anticipation of the Telecommunications Act of 1996. Several carriers appealed the interim rules to the US Circuit Court of Appeals for the District of Columbia which found that the FCC failed to justify important elements of the interim rules. The Court remanded the matter back to the FCC.

In response to the Court and the Telecommunications Act of 1996, the FCC has developed a new interim formulation of access pricing which is set to expire no later than June 30, 1997. On December 23, 1996 the FCC instituted a rulemaking proceeding designed to comprehensively reform access charges and increase competition. In this proceeding the FCC is considering how best to regulate access and associated transport rate structures, so that prices for access and various access elements will become, by competition or other means, more reflective of economic costs. While the Company cannot now predict the outcome of the proceeding, the charges assessed to both the Company and its competitors are likely to be affected. The rulemaking is expected to be resolved in 1997, but implementation of new cost structures may be phased in by region or service. In the event that this rulemaking proceeding has not concluded by June 30, 1997, the FCC may extend the interim formulation date.

FCC Forbearance Policy

In 1983, the FCC exempted "non-dominant" long distance carriers from being required to publicly file rates with the FCC. As a result of the FCC's "forbearance" policy, non-dominant long distance carriers such as the Company were permitted to enter into individual contracts with customers without disclosing in public tariffs the rates charged to such customers to their competitors or its other customers. In November, 1992, however, the U.S. Court of Appeals for the D.C. Circuit found the FCC's "forbearance" policy to be unlawful, ruling that the forbearance policy violated federal communications law governing the FCC. In response to the ruling by the federal appeals court, MCI and the U.S. Justice Department, on behalf of the FCC, filed separate appeals with the U.S. Supreme Court requesting that the appeals court ruling be overturned. In June, 1994, the U.S. Supreme Court upheld the ruling in the case. As a result, all long distance carriers, including the Company, are required to publicly file with the FCC the rates charged for their long distance services.

Subsequently, the Telecommunications Act of 1996 amended the Communications Act of 1934 to allow the FCC to forbear from applying any provision of the Communications Act if enforcement of the provision: (1) is not necessary to ensure that charges are just, reasonable and non-discriminatory; (2) is not necessary to protect consumers; and (3) is consistent with the public interest. On October 31, 1996, the FCC released an order finding that the statutory conditions of the Telecommunications Act of 1996 were met with regard to most tariff requirements for nondominant long distance carriers.
The FCC's order required all nondominant carriers to cancel their tariffs for interstate, domestic, interexchange services on file with the FCC no later than September 22, 1997, and not file any such tariffs thereafter. International services, however, would continue to be tariffed. However, in February the Court of Appeals for the D.C. Circuit stayed the effectiveness of the FCC's order and, accordingly, interstate services too are required to be tariffed at present. The appeal remains pending.

Recent Legislation

In February, 1996, the Telecommunications Act was signed into law. The purpose of the Telecommunications Act is to promote competition in all aspects of telecommunications. The Telecommunications Act requires telecommunications carriers to interconnect with other carriers and requires local exchange carriers to provide for resale, number portability, dialing parity, access to rights-of-way and compensation for reciprocal traffic. Additionally, incumbent local telephone companies are required to provide nondiscriminatory unbundled access, resale at wholesale rates and notice of changes that would affect interoperability of facilities and networks. The FCC is to adopt mechanisms to ensure that essential telecommunications services are affordable.

The Telecommunications Act also provides that RBOCs may provide long distance service upon enactment that is out-of-region or incidental to: (i) audio/video programming; (ii) internet services for schools; (iii) mobile services; (iv) information or alarm services; and (v) telecommunications signaling. In order for a RBOC to provide in-region long distance service, the Telecommunications Act requires the RBOC to comply with a comprehensive competitive checklist and provides an advisory role for the U.S. Justice Department in the FCC's determination of whether the entry of a RBOC into the competitive long distance market is in the public interest. Additionally, there must be a real facilities based competitor for residential and business local telephone service (or the failure of the potential providers to request access) prior to a RBOC providing in-region long distance service. RBOCs must provide long distance services through a separate subsidiary for at least three years. Until the RBOCs are allowed into long distance or three years have passed, long distance carriers with more than 5% of the nation's access lines may not jointly market RBOC resold local telephone service, and states may not require RBOCs to provide intra LATA dialing parity except for single LATA states and states that had earlier required an RBOC to implement such parity.

Telecommunications companies may also provide video programming and cable operators may provide telephone service in the same service area under certain circumstances. The Telecommunications Act prohibits telecommunications carriers and cable operators from acquiring more than 10% of each other, except in rural and other specified areas.

The impact of the Telecommunications Act on UStel is unknown because a number of important implementation issues (such as the nature and extent of continued subsidies for local rates) still need to be decided by state or federal regulators. However, the Telecommunications Act offers opportunities as well as risks. The new competitive environment should lead to a reduction in local access fees, the largest single cost in providing long distance service today. The removal of the long distance restrictions on the RBOCs is not anticipated to have an immediate significant impact on UStel because of the substantial preconditions that must be met before the RBOCs can provide most in-region long distance services. However, the entry of these local telephone companies into long distance telecommunications services could result in new competition and there is a possibility that the local telephone companies will be able to use local access to gain a competitive advantage over other long distance providers such as the Company.

On August 1, 1996, the FCC announced the adoption of rules relating to the manner in which and the price at which potential competitors in the local services market will be able to obtain local facilities and services from the incumbent telephone company. Subsequently, the FCC's rules adopted in the August 1, 1996 Order were published and challenged in federal court. Pending the outcome of this challenge to the FCC's rules, the U.S. Court of Appeals for the Eighth Circuit stayed the implementation of the relevant rules adopted by the FCC under the Telecommunications Act of 1996. Iowa Utilities Board et al. v. Federal Communications Commission, Order Granting Stay Pending Judicial Review, 4 C.R. (P&F) 1360 (8th Cir. 1996). As this case is still pending, it is unclear how any court decision and its subsequent impact on the FCC's rules will affect the Company.

State Regulation

In most states, the Company may be required to obtain state regulatory certification prior to commencing operations. At December 31, 1996, the Company had received authorization to provide telecommunications services to its customers in approximately 41 states, and is applying for authorization to provide telecommunications services to customers in other states. In addition, the Company is required to maintain on file at the state regulatory commissions in those states a tariff or schedule of its intrastate rates and charges. Various state legislatures and public utility commissions are considering a variety of regulatory policy questions which could adversely affect the Company. At this time, however, it is impossible to determine what effect, if any, such regulations, including the cost of compliance with such regulations, may have on the operations of the Company.

Employees

At June 30, 1997, the Company had 49 full-time employees, including four executives, five network, technical and operations personnel, and 41 administrative and support personnel. None of the Company's employees are represented by a union. The Company believes that its employee relations are good. As of June 30, 1997, Consortium 2000 employed 13 persons full time, including two executives and 11 operations and accounting personnel.

Properties

The Company leases from a third party approximately 5,000 square feet of office space in Las Vegas, Nevada, which it uses as its operations center. The facilities are leased for a term expiring in July, 1998. Rental of approximately $7,500 per month is subject to adjustment based on changes in various cost of living indices. Consortium 2000 subleases from a third party approximately 4,900 square feet of office space in Culver City, California, which are used as UStel's corporate headquarters and for Consortium 2000's marketing and consulting activities. The facilities are leased for a term expiring in June, 1998. The monthly rental payment is approximately $5,000.

The Company also is subject to several operating leases relating to properties in which its switching facilities are located expiring on various dates through 1998. See Note 5 of Notes to Financial Statements.

Legal Proceedings

The Company is a party from time to time to litigation or proceedings incident to its business.

UStel MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS FOR UStel SHOULD BE READ IN CONJUNCTION WITH THE UStel FINANCIAL STATEMENTS AND NOTES THERETO ATTACHED HERETO.

RECENT DEVELOPMENTS; DECREASE REVENUES PER MINUTE; CHARGE-OFFS; ACQUISITIONS

As a result of competition in the industry, UStel has since the beginning of 1997 experienced a decline in operating margins due to a decline in revenue per minutes of usage from its customer base. While management of UStel expects to reverse this trend by achieving greater cost efficiency from the acquisition of additional switches and providing a broader range of value - added services which may allow for higher pricing, there can be no assurance that UStel will be successful in these efforts.

UStel also recently announced that as a result of a management review, certain unprofitable services and products will be discontinued.  As a result, UStel will record a restructuring charge of approximately $1.7 million in its third quarter 1997 results.  The charge will comprise a write-down of discontinued
services and an increase in bad debt expense related to those operations, services and products and severance expenses.  There can be no assurance that charges to earnings will not occur in the future.  It should be noted in this regard that UStel took a $2,860,000 write-off for the period ended September
30, 1996.

In July 1997 UStel completed the acquisition of Consortium 2000, Inc. and its marketing organization and the acquisition of the Pacific Cellular wireless services assets. These acquisitions, when combined with the acquisition of Arcada are consistent with the UStel's strategy to evolve from its historic emphasis on long distance service into a full-service telecommunications company.

Results of Operations

UStel's primary cost is for local access services, which represents the cost of originating and terminating calls through local networks owned and operated by local telephone companies such as USWest and Pacific Telesis, combined with the cost of utilizing usage-sensitive transmission facilities and leasing long-haul bulk transmission lines from facilities-based carriers.

UStel's profit margin depends, among other things, on the volume of its operations, on the type of services provided and on the mix between use of usage-sensitive transmission facilities and long-haul bulk transmission lines. Increases in volume may increase the use of usage-sensitive transmission facilities relative to fixed rate bulk transmission facilities. The Company does not expect this to have a significant impact on profit margin due to volume discounts that are available on usage-sensitive transmission facilities and the ability to shift to fixed rate long-haul bulk transmission facilities at relatively low volumes of activity.

PAGE

Quarterly Financial Data (Unaudited)

     The following table sets forth certain quarterly financial information for 1996 and for 1997.

                                               1996 - Three Months Ended

                                    March 31       June 30       September 30     December 31
Revenues                           $4,903,267     $5,623,236      $5,639,841        $5,860,513
Total Operating Expense             4,810,345      5,458,181       8,361,599         5,919,940
Income (Loss) From Operations          92,922        165,055      (2,721,758)          (59,427)
Net Income (Loss)                       1,398         70,567      (2,849,674)         (195,485)


                                   1997 - Three Months Ended

                                     March 31       June 30

Revenues                           $5,887,745     $5,680,702
Total Operating Expense             5,872,038      6,220,022
Income (Loss) From Operations          15,707       (539,320)
Net Loss                             (158,142)      (645,836)


Comparison of Results of Operations--Six Months Ended June 30, 1997 Compared to Six Months Ended June 30, 1996.

Revenues for the six months ended June 30, 1997 were $11,568,447 as compared to $10,526,503 for the six months ended June 30, 1996. The increase in revenues in 1997 was the result of expansion from a customer base of 9,000 at January 1, 1996 to a customer base in excess of 25,000 at June 30, 1997, offset in part by increasing competition in the long distance telecommunications marketplace in the past fifteen months and the Company's need to shift to products with less gross margin to enable it to compete. The growth in the Company's customer base accounted for approximately $2.9 million in incremental revenues. This growth in revenues was offset by approximately $1.9 million due to a reduction in revenues per minute charged.

Cost of services sold for the six months ended June 30, 1997 was $8,844,107 as compared to $7,241,355 for the six months ended June 30, 1996. The increase in cost of services sold, similar to the increase between periods in revenue, was the result of the expansion in the Company's customer base. Cost of services sold for the six months ended June 30, 1997 was 76.4% of the revenues produced in the six months ended June 30, 1997. Cost services sold for the six months ended June 30, 1996 was 68.8% of the revenues produced in that period of 1996. This increase in the cost of services sold, as a percentage of revenues, reflects the increasing competition in the long distance telecommunications marketplace in the past fifteen months and the Company's need to shift to products with less gross margin to enable it to compete.
This shift to products with a lower gross margin resulted in a decrease in gross margin of approximately $1.9 million or 11%. This reduction in gross margin was partially offset by an approximate $350 increase in gross margin due to a reduction in the underlining cost to provide long distance services.

General and administrative expenses for the six months ended June 30, 1997 were $1,830,875 as compared to $1,830,339 for the six months ended June 30, 1996. The relatively flat position reflects the Company's ability to absorb increased operations within the existing staff and facilities.

Selling expenses for the six months ended June 30, 1997 were $1,233,754 as compared to $1,074,719 for the six months ended June 30, 1996. The increase in selling expenses reflects the costs associated with the expansion and retention of the Company's customer base from commencement through June 30, 1997.

Depreciation and amortization for the six months ended June 30, 1997 was $183,324 as compared to $122,112 for the six months ended June 30, 1996. Amortization of the Company's start-up cost asset was $9,834 for both the six month periods ended June 30, 1997 and June 30, 1996, respectively. Depreciation for the six months ended June 30, 1997 was $173,490 as compared to $112,278 for the six months ended June 30, 1996. The increase in depreciation was the result of the Company's increasing investments in telephone switching equipment and facilities to handle increased telephone traffic and increased investment in the computer hardware and software that supports the operations of the telephone equipment and related billing activities. The Company's investment in these fixed assets increased from approximately $1,604,000 at December 31, 1995 to approximately $3,072,000 at June 30, 1997.

During the six months ended June 30, 1997, the Company reported a loss from operations of $523,613 versus income from operations of $257,978 for the six months ended June 30, 1996.

Interest expense for the six months ended June 30, 1997 was $298,912 as compared to $272,928 for the six months ended June 30, 1996. In December, 1995, the Company obtained a senior credit facility (the "Credit Facility") from a finance company in the amount of up to $5,000,000. This Credit Facility bears interest at the Bank of America Reference Rate plus 2% per annum, with a minimum of $15,000 interest expense per month. Interest expense charged on the Credit Facility for the six months ended June 30, 1997 was $148,473 including amortization of related loan fees over thirty-six months.

Interest income for the six months ended June 30, 1997 was $18,548 principally from the Company's accrual of interest on related party loans, as compared to $86,915 for the six months ended June 30, 1996, when interest income also included earnings from certificates of deposit.
During the six months ended June 30, 1997, the Company reported a net loss of $803,978 versus net income of $71,965 for the six months ended June 30, 1996.

Comparison of Results of Operations--Year Ended December 31, 1996 Compared to Year Ended December 31, 1995.

Revenues for the year ended December 31, 1996 were $22,026,857 as compared to $16,127,575 for the year ended December 31, 1995. The increase in revenues in 1996 was the result of expansion from a customer base of 9,000 at December 31, 1995 to a customer base in excess of 18,000 at December 31, 1996.

Cost of services sold for the year ended December 31, 1996 was $16,225,354 as compared to $11,539,874 for the year ended December 31, 1995. The increase in the cost of services expense was partially caused by claims against other carriers which resulted in an additional expense of $652,665. Prior to this adjustment the cost of services expense for the year ended December 31, 1996 amounted to $15,572,689. The increase in cost of services sold, similar to the increase between periods in revenue, was the result of the expansion in the Company's customer base. Cost of services sold for the year ended December 31, 1996 was 70.7% of the revenues produced in the year in 1996.
Cost of services sold for the year ended December 31, 1995 was 71.6% of the revenues produced in that period of 1995.

General and administrative expenses for the year ended December 31, 1996 were $5,654,625 as compared to $3,074,289 for the year ended December 31, 1995.
The increase in general and administrative expenses is due to an increase in the reserve for bad debts of $1,269,704 and the write-down of certain deferred offering costs of $424,000. The additional increase of $875,557 was the result of increased staff and related costs in support of the increased revenues being produced by the Company.

Selling expenses for the year ended December 31, 1996 were $2,420,139 as compared to $1,460,009 for the year ended December 31, 1995. The increase in selling expenses reflects the costs associated with the expansion and retention of the Company's customer base from commencement through December 31, 1996.

Depreciation and amortization for the year ended December 31, 1996 was $249,947 as compared to $177,971 for the year ended December 31, 1995. Amortization of the Company's start-up cost asset was $19,674 for both the year ended December 31, 1996 and December 31, 1995, respectively.
Depreciation for the year ended December 31, 1996 was $230,273 as compared to $158,297 for the year ended December 31, 1995.

The increase in depreciation was the result of the Company's increasing investments in telephone switching equipment and facilities to handle increased telephone traffic and increased investment in the computer hardware and software that supports the operations of the telephone equipment and related billing activities. The Company's investment in these fixed assets increased from approximately $1,604,000 at December 31, 1995 to approximately $2,717,000 at December 31, 1996.

During the year ended December 31, 1996 the Company reported a loss from operations of $2,523,208 versus a loss from operations of $124,568 for the year ended December 31, 1995. This loss includes additional general and administrative expenses of $2,569,261 resulting from a review by new management, as discussed above.

Interest expense for the year ended December 31, 1996 was $551,920 as compared to $260,437 for the year ended December 31, 1995. The Company historically utilized a short-term bank line of credit ("Bank Line") to supplement its periodic needs for cash in operations. In July, 1996 the Bank Line was repaid from the application of proceeds from certificates of deposit which secured this obligation. In December, 1995, the Company obtained a senior credit facility (the "Credit Facility") from a finance company in the amount of up to $5,000,000. This Credit Facility bears interest at the Bank of America Reference Rate plus 2% per annum, with a minimum of $15,000 interest expense per month. Interest expense charged on the Credit Facility for the year ended December 31, 1996 was $272,185 including amortization of related loan fees over thirty-six months.

Interest income for the year ended December 31, 1996 was $101,934 principally from the Company's holdings of bank certificates of deposit and accrual of interest on related party loans, as compared to $124,060 for the year ended December 31, 1995.

During the year ended December 31, 1996, the Company reported a net loss of $2,973,194 versus a net loss of $371,711 for the year ended December 31, 1995. The Company's new management, which took control on August 15, 1996, conducted a thorough review of the Company's assets and as a result, the Company incurred a non-cash charge of $2,860,869 in the three-month period ended September 30, 1996.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

During the year ended December 31, 1995 the Company reported an operating loss of $124,568 versus an operating loss of $863,571 for the year ended December 31, 1994.

Revenues for the year ended December 31, 1995 were $16,127,575 as compared to $6,118,480 for the year ended December 31, 1994. The increase in revenues in 1995 was the result of expansion from a customer base of 2,240 at December 31, 1994 to a customer base in excess of 9,000 at December 31, 1995.

Cost of services sold for the year ended December 31, 1995 was $11,539,874 as compared to $4,696,106 for the year ended December 31, 1994.  The increase in cost of services sold, similar to the increase in revenues, was the result of the expansion in the Company's customer base.  Cost of services sold for the year ended December 31, 1995 was 71.6% of the revenues produced in that period
of 1995.  Cost of services sold for the year ended December 31, 1994 was 76.8%
of the revenues produced in that period of 1994.

Selling expenses for the year ended December 31, 1995 were $1,460,009 as compared to $785,933 for the year ended December 31, 1994. The increase in selling expenses reflected the costs associated with the expansion of the Company's customer base from commencement through December 31, 1995. Because of the increased revenues from the Company's expanding customer base, selling expenses as percentage of revenues decreased from approximately 12.8% in the year ended December 31, 1994 to approximately 9.1% in the year ended December 31, 1995.

General and administrative expenses for the year ended December 31, 1995 were $3,074,289 as compared to $1,412,649 for the year ended December 31, 1994.
The increase in general and administrative expenses includes $515,000 of provisions for losses on receivables plus increased staff and related costs in support of increased revenues produced by the Company.

Depreciation and amortization for the year ended December 31, 1995 was $177,971 as compared to $87,363 for the year ended December 31, 1994. Amortization of the Company's start-up cost asset $19,694 for both the year ended December 31, 1995 and December 31, 1994, respectively. Depreciation for the year ended December 31, 1995 was $158,297 as compared to $67,689 for the year ended December 31, 1994. The increase in depreciation was the result of the Company's investments in telephone switching equipment and facilities to handle increased telephone traffic and investments in computer hardware and software that supports the operations of the telephone equipment and related billing activities. The Company's investment in these fixed assets increased from $824,172 at December 31, 1994 to $1,604,357 at December 31, 1995.

Interest expense for the year ended December 31, 1995 was $260,437 as compared to $152,063 for the year ended December 31, 1994. Interest income for the year ended December 31, 1995 was $124,060 as compared to $34,283 for the year ended December 31, 1994. In each period, interest income was earned from the Company's holdings of bank certificates of deposit.

Liquidity and Capital Resources

UStel's working capital position at June 30, 1997 was approximately $4,436,000. During the six months ended June 30, 1997, UStel utilized net cash of $939,011 for operating activities.

Because UStel has just recently completed installation of an in-house billing system, it was for most of 1997 dependent upon a third-party billing services provider to send out bills to the Company's customers for usage of the services provided by the Company. This reliance on an outside billing service made it uneconomical for the Company to render bills more frequently than once a month. Typically, bills for services were being mailed out between 10 to 20 days after the end of the month in which the services were rendered. The Company is generally required to pay for the use of third-party long distance lines within 30 days of the end of month in which the service is rendered. This strains the Company's working capital as it is required to seek sources for financing the differences between the payables and receivables. With the recent installation of an in-house billing system, this situation should improve.

At June 30, 1997, UStel's accounts receivable, net of allowance for doubtful accounts, was $7,080,043. In addition, through June 30, 1997, the Company had invested $2,883,677 in switching and related equipment and in computer hardware and software.

To raise funds to meet cash needs for operations and fixed asset acquisitions, the Company has relied upon an initial public offering of units comprising common stock and warrants, a secondary public offering of common stock, a private placement of Series A Preferred Stock, a private placement of convertible subordinated debentures, a private placement of units comprised of common stock and warrants, a revolving credit facility and periodic bridge financings.

In December, 1995, UStel obtained the Credit Facility in the amount of up to $5,000,000 with an asset-based lender. Amounts drawn under the Credit Facility accrue interest at a variable rate equal to the Bank of America Reference Rate plus 2% per annum. The Credit Facility is secured by accounts receivable and all of the Company's other assets.

Under the Credit Facility, UStel can borrow up to an amount which is the lesser of $5,000,000 or up to 85% of the Company's eligible receivables and unbilled calling records. Subject to the $5,000,000 maximum borrowing, in addition to amounts supported by receivables, the Company may borrow on a 36-month term loan basis up to the lesser of $1,500,000 or a formula amount based on the fair value of new equipment and the liquidation value of existing equipment. The amount outstanding under the Credit Facility at June 30, 1997 was $2,278,585; however, the line was only approximately 70% drawn at that point.

In February, 1996, UStel borrowed $400,000 from Kamel B. Nacif, the holder of the Company's Series A Preferred Stock. This loan was payable on demand and bore interest at the annual rate of 12%. At December 31, 1996, the unpaid balance was $84,000. This loan was paid off in February, 1997. In addition, an 8% loan fee was paid at maturity.

In June, 1996, UStel borrowed $1,200,000 from an unrelated party. The one-year note bore interest at the annual rate of 12% and was unsecured.
Interest was payable at maturity. In conjunction with this loan, the Company agreed to issue warrants for the acquisition of up to 540,000 shares of its common stock at a price of $5.00 per share. Warrants for the purchase of 120,000 shares of common stock were issuable at the time the loan was funded.
This loan was paid off in February, 1997. At the time of repayment the lender was entitled to warrants to purchase 240,000 shares of the Company's common stock.

As of September 9, 1996, UStel was indebted for transmission service to WilTel, its primary long distance carrier, in the amount of $5,595,963 (before application of certain volume discounts available under the transmission service contract). Payment of this amount was settled by payment of $1,000,000 on September 9, 1996, UStel's agreement to pay an additional $735,688 by September 27, 1996, and the Company's agreement to execute a promissory note in the amount of $3,860,275. In connection with this agreement, UStel further agreed to pay future WilTel invoices within 30 days of presentation. The initial due date of the promissory note was November 14, 1996, and it was later extended to December 31, 1996 and February 28, 1997. The note bore interest at the rate of 15% per annum through November 14, 1996 and 18% thereafter and was secured by a second lien on all of UStel's assets. The promissory note was also guaranteed by Consortium 2000 and secured by certain assets of Consortium 2000. On February 28, 1997, the principal balance and accrued interest under the promissory note was paid in full from the proceeds of the 1997 public offering.

In February 1997, UStel successfully completed a public offering of 1,452,500 Units (with each Unit consisting of two shares of the Company's Common Stock plus one redeemable Common Stock Purchase Warrant) for $6.00 per Unit less underwriter's discount, commissions and offering costs. The net proceeds to UStel were approximately $6,346,000. With the net proceeds of this offering UStel was able to pay off all of its outstanding notes payable, with the exception of its Credit Facility.

In the fall of 1997, UStel retained Sutro & Co. to raise up to $15,000,000 via a private placement of UStel securities for the purpose of financing the $5,000,000 cash Merger consideration, to expand UStel's switch network and for working capital. There can be no assurance that such placement will be accomplished.

Impact of New Accounting Standards

Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" issued by the FASB is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications are not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

On March 3, 1997, the FASB issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" (SFAS No. 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB No. 15, "Earnings Per Share". SFAS No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. This pronouncement is effective for fiscal years and interim periods ending after December 15, 1997; early adoption is not permitted. The Company has not determined the effect, if any, of adoption on its earnings per share computations.

Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has not determined the effect on its financial position or results of operations, if any, from the adoption of this statement.

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its Results of Operations.

As of December 31, 1996 and June 30, 1997, the Company had available net operating loss carry-forwards of approximately $7,722,000 and $8,526,000 for income tax purposes, which expire in varying amounts through 2012. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership. As of June 30, 1997 the net operating loss carry-forward may be utilized at a rate of approximately $402,000 per year (subject to the Company generating sufficient income from operations.) The loss carry-forward generated deferred tax assets of approximately $3,547,850 and $3,917,000 at December 31, 1996 and June 30, 1997. The deferred tax assets were not recognized since it is not likely that they will be realized; accordingly, a 100% valuation was provided.


PAGE

BUSINESS OF ARCADA

Introduction

Arcada is a growing provider of long distance voice and data telecommunication services in 17 states. In 1996, Arcada began reselling cellular airtime and other services to cellular telephone users. Arcada offers a broad array of services designed to provide discount telecommunications services to small and medium-sized commercial customers and residential users.

Arcada targets commercial customers with telecommunications usage of under $2,000 per month. Arcada believes that it is able to offer rates for basic long distance that are between 30% and 40% less than the rates commercial customers of the size targeted by Arcada typically are charged by the major carriers. In addition to basic "1 plus" and "800" long distance, Arcada offers its customers a number of other telecommunication services including data transmission, debit cards, calling cards, and wireless products and services, such as cellular phones and pagers. Arcada strives to be flexible, innovative and responsive to the needs of its customers. Outside its target market and without any significant advertising, Arcada has developed a base of residential customers which for the six months ended June 30, 1997 represented approximately 48% of Arcada's revenues. Like Arcada's target market, the residential market has grown primarily through referrals from other Arcada customers.

In 1994, Arcada began providing long distance service to cellular telephone users. Arcada entered the wireless market in 1994 by offering discount paging services. In June 1994, Arcada was selected to be one of the long distance service choices for customers of AT&T/McCaw Communications, Inc., as required by the June 15, 1994 U.S. Department of Justice consent decree signed by AT&T. Arcada was chosen by approximately 19,000 new customers, representing significantly less than 1% of the AT&T/McCaw customers. Arcada has leveraged its participation in the AT&T/McCaw consent decree process to expand its sales of cellular airtime and long distance services.

Company Strategy

Arcada's principal objective is to achieve continued growth by providing small to medium-sized commercial users and residential customers with a variety of innovative products, a high quality digital network, competitive pricing and a level of service not generally provided to these customers directly from the major long distance carriers. Key elements of Arcada's strategy include:

Retain and Increase Customer Base. Arcada believes that its direct sales force is effective at acquiring its target customer while its Customer Care Group focuses on the care and retention of customers. Arcada emphasizes customer support and service in order to minimize attrition and to expand the volume of business from its existing customers. Arcada intends to continue to grow its inside sales force supplemented by strong customer support and service operations, and to augment its direct sales efforts with outside sales representatives. The customer service functions are important to Arcada, in that Arcada believes that in 1995, for example, it acquired as much a 70% of its new customers through referrals from other customers.

Expand and Leverage Cellular Products. Arcada believes that significant growth opportunities exist in the cellular telecommunications industry. Arcada intends to grow its cellular division and leverage its customer base to sell additional Arcada cellular and long distance products.

Expand Long Distance Product Line. Arcada packages a variety of innovative and cost-effective telecommunications services to meet the needs of its customers. Arcada intends to continue its efforts to acquire, develop and market products and services that meet the expanding needs of its target customers by utilizing different suppliers and adding switching facilities. Arcada is able to customize its service offerings while optimizing call routing by purchasing its network transmissions services from several vendors.

Leverage Billing System. Arcada believes that a sophisticated and reliable billing system is a key element for growth and success in the telecommunications industry. In order to meet this challenge, Arcada implemented a billing system, portions of which Arcada developed and in which Arcada claims a proprietary interest. Subsequent to the initial installation, Arcada worked closely with the billing system's developer to enhance and refine the billing system. Arcada's goal is to establish a reliable and integrated billing and management information system providing sophisticated billing information tailored to the requirements of each customer, prompt and accurate responses to customer queries and needs and support for Arcada's operations and collection efforts.

Acquire Additional Switching Facilities. Arcada continually evaluates opportunities to install switches in selected markets where the volume of its customers' traffic makes such an investment economically beneficial. In addition, utilization of its switches allows Arcada to route customers' calls over multiple networks to minimize costs. Arcada currently operates switches for its call traffic in three locations.

Expand Retail Sales Offices. Arcada has opened retail stores in Phoenix,
Arizona and Vancouver, Washington. Arcada's retail stores are located in high visibility shopping malls with the goal of helping Arcada to develop brand recognition to reach additional regional markets, and to provide region wide support to customers and sales forces. Each retail store is designed as a "one stop" telecommunications sales and service location. At each store customers can purchase wireless products and services, long distance services, internet products and services, pay bills, and discuss billing, general service, and technical issues with trained service and sales representatives. Each retail location doubles as a "home base" for Arcada's in side sales force and Agent sales force, each of whose primary sales activity is visiting customers and potential customers at the customer's place of business. Arcada is in the process of acquiring additional leases for a second retail store in Vancouver Washington and a store in Scottsdale, Arizona.

Develop Internet Product Line. Arcada has executed an Internet Resale Agreement with Epoch Networks, Inc., d.b.a. Epoch Internet ("Epoch"), of Irvine, California. Under the contract Arcada, after an installation period and ramp-up period under the contract, is obligated to purchase from Epoch a minimum of $50,000 per month of internet services for resale to the public. Under the contract, Epoch will provide Arcada "branded" services, such that Epoch will handle all customer service under the Arcada brand name. Further, all advertising and other presentation of the products and services to the public will be presented as an Arcada product or service. Arcada will be able to sell dial-up service, dedicated service (i.e., T-1, T-3 connections), e-mail services, newsgroup access, web-page hosting, and internet consultation. Arcada will purchase internet dial-up and certain dedicated access from Epoch at a price that is fixed for the duration of the contract. Arcada will receive a percentage commission on other services sold by Arcada. Marketing and Sales

Arcada markets its services through two distinct channels: direct sales and independent agents. Arcada targets commercial customers with telecommunications usage of under $2,000 per month. Arcada believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct selling efforts on this segment of the market and that Arcada's target customers generally do not qualify for the major carriers' volume discounts or for the level of support services made available to higher volume users.

Direct Sales. Arcada relies heavily on its direct sales force, Arcada's Account Executives. Typically, businesses become customers of Arcada by purchasing long distance service from Arcada's Account Executives. Thereafter, Account Executives and customer service representatives follow up with existing customers by offering them new value-added services. Arcada believes that direct sales activities are more effective than advertising for securing and maintaining the business of small to medium-sized commercial customers. Account Executives are compensated with a base salary supplemented by a commission based on 10% of customer collections over six months. In June 1997, Arcada had nine Account Executives, together with two managerial and administrative employees who also engage in long distance sales. Arcada intends to expand its direct sales force in the near term. 37% of Arcada's revenues for the six months ended June 30, 1997 resulted from this sales channel.

Independent Agents. Arcada supplements its direct sales efforts by marketing through a network of approximately 100 independent agents, which are typically equipment consultants and distributors of interconnect equipment or other office equipment and supplies. Such firms generally enter into agreements providing for commissions on business generated for Arcada. Arcada typically grants a nonexclusive right to solicit customers and pays commissions of 10% on amounts collected for the term of the agreement between the agent and Arcada. Approximately 5% of Arcada's revenues for the six months ended June 30, 1997 resulted from this sales channel.

Residential Sales. In Arcada's main sales offices, two individuals are responsible for taking orders from new residential customers. Arcada is not aggressively marketing its services to the residential market, but does cultivate sales through direct mail and financial incentives for referrals.

Customer Service

Arcada strives to provide superior customer service and believes that personal contact with potential and existing customers is a significant factor in customer acquisition and retention. Arcada believes that as the telecommunications industry becomes more competitive, customer service will become an even more important component of the sales and customer retention effort.

New customer accounts are processed by Arcada's Customer Care department located at Arcada's corporate offices. There, Arcada's staff is dedicated to providing new customers with a smooth transition to its services. Arcada obtains account information from new customers, which it processes and forwards to the applicable LEC or interexchange carrier. In areas where Arcada operates switches, it has on-line access to the local exchange carrier's database system to expedite the account transfer process.

Arcada believes that proactive customer service is helping Arcada retain customers. Arcada's customer service team, in addition to responding to customer questions, makes phone calls to new customers two to three weeks after they join the Arcada system and after the first bill is sent. Arcada is also implementing a system whereby each customer will be contacted several months into its relationship with Arcada to address any problems, to attempt to "upsell" Arcada's other products and generally try to reinforce the business relationship and cut down on customer turnover. The Customer Care department also serves as a "first stage" collections department in order to try to collect past due accounts in a way that will maintain the customer relationship.

Customer questions about bills and services are directed to Arcada's Customer Care department, which had a combined staff of six customer service representatives as of June 30, 1997. Arcada has expanded its Customer Care department's hours to 7:00 A.M. to 8:00 P.M., Monday through Friday to better serve its customers. Arcada is in the process of expanding customer service to a 24 hour a day 7 day a week program.

During 1995, 1996, and 1997 no one customer accounted for more than 3% of Arcada's revenues. Arcada believes that the loss of any single customer would not have a material adverse effect on its results of operations.

Wireless Operations

In 1994, AT&T acquired McCaw Communications, Inc. ("Cellular One"). As a condition of approving that transaction, the U.S. Department of Justice ("DOJ") required that AT&T agree in a Consent Decree that long distance service for cellular customers of Cellular One must be offered on an "equal access" basis nationally. To comply with the DOJ Consent Decree, AT&T/McCaw gave each Cellular One customer an opportunity to select their long distance service provider by marking and returning a ballot. Arcada was accepted on the ballot in every one of the 17 states it requested. Arcada, AT&T, MCI and Sprint were the only long distance carriers named on ballots in every one of those states. Since 1994, Arcada was chosen to provide long distance service by 19,000 Cellular One customers; approximately 12,000 remain customers of Arcada as of June 1997.

In 1994, Arcada entered the wireless telecommunications business by offering discount paging services. In 1995, Arcada began reselling cellular airtime under a resale agreement with AT&T in the Portland, Oregon market. Arcada has since added the Denver, Colorado and Seattle, Washington markets and has entered into a reseller agreement with U.S. West/AirTouch Cellular. Arcada is in the process of implementing a national cellular reseller program.

Marketing and Sales. Arcada markets and sells its cellular airtime and long distance products through its Wireless Communications division. The Wireless Communications division has five sales professionals, which includes one management employee who also engages in sales.

Arcada is leveraging its success in being listed on the Cellular One ballots by focusing on selling cellular airtime to cellular long distance customers. Additionally, Arcada's current "wired" long distance customers are good target for future cellular airtime sales.

Arcada intends to expand its sales efforts in the future by: (i) retaining independent agents to sell Arcada products on a commission basis; (ii) contracting with retail stores which market cellular phones to sell Arcada products "packaged" with cellular phones; and/or (iii) opening one or more retail stores to sell cellular phones and services. (SEE COMPANY STRATEGY)

Arcada has also negotiated with Motorola to become one of the few wireless resellers classified as a "Signature Dealer" permitting it to obtain wireless hardware at favorable prices and participate in joint marketing efforts.

Arcada is aggressively pricing its cellular products and management believes that its prices are up to 40% less than Arcada's major cellular phone competitors. To date, revenues from cellular airtime and cellular long distance sales have been approximately 10% of total revenue for the six months ended June 30, 1997. However, Arcada expects that both in absolute dollars and on a percentage of revenues basis, cellular revenues will increase in the future.

Products and Services

Through contractual arrangements with facilities-based carriers, Arcada currently offers a wide variety of long distance telecommunication services to small and medium-sized businesses. Historically, substantially all of Arcada's revenues have been generated by provision of alternate access long distance. Over the past three years this has changed and presently substantially all of Arcada's long distance revenues are derived from basic "1 plus" and "800" long distance services. Arcada offers switched and dedicated, inbound and outbound long distance service carried by large national or regional interexchange carriers. Arcada believes it has been successful as a provider of these basic services because of the volume discounts it has been able to negotiate with underlying carriers and its ability to route its customers' traffic over the transmission networks of more than one carrier. In markets where it has switches, Arcada can direct a single customer's calls among different carriers' networks to take advantage of the most favorable rates.

In 1996 Arcada introduced cellular products. Arcada believes that revenue from its cellular products will grow as a percentage of total revenues and it will become a significant factor in Arcada's future business. At present, the "wireless" products offered by Arcada include:

-CELLULAR AIRTIME. Arcada offers cellular service as a reseller of AT&T Wireless Services.

-ONE NUMBER "FOLLOW ME" SERVICE. Arcada offers the ability for customers to link their telephone, cellular phone and pager together so that a customer needs only one telephone number for any call, at any time, anywhere in the world.

-PAGING. Arcada currently offers digital and alphanumeric paging in Colorado, Washington and Oregon.

-CELLULAR TELEPHONES, PAGERS, ACCESSORIES. Arcada has begun retail sales of cellular telephones, pagers, pager watches and related accessories to complement its wireless operations.

Arcada also offers enhanced cellular and long distance billing reports. Arcada believes that its value-added billing capabilities and other customer support services enable its customers to manage their telecommunications costs more effectively.

For example, Arcada's customers can choose from many different features available in the Arcada billing system, including summaries of calls by authorization code, project code, area code, longest call, and most-called number.

Arcada believes that its customers typically realize significant savings from the rates they would have been charged directly by the major carriers for basic long distance service. Actual savings vary depending on the service the customer was using prior to becoming a customer of Arcada.

Billing System

Arcada believes that maintaining sophisticated and reliable billing and customer service information systems capable of integrating billing, accounts receivable and customer support is a core capability necessary to record and process the massive amounts of data that are generated by a telecommunications service provider. Arcada currently processes approximately 2,300,000 call records per month.

In order to process, organize and analyze this volume, in June 1995 Arcada implemented a new billing system designed to Arcada's specifications by EXL, Inc. ("EXL"), a Canadian software manufacturer specializing in information systems. This system was put in place to replace Arcada's original long distance billing and report-generating system which had become outdated due to the increase volume of call records being generated by Arcada's customers. After an initial phase-in period, Arcada was able to generate customer bills utilizing the new systems. Since that time, Arcada and EXL have worked closely to increase the system's reliability and versatility. Arcada believes the system is currently operating within industry standards. See "RISK FACTORS - Dependence on Effective Billing System."

While the billing system has accommodated Arcada's increased billing volume, Arcada and EXL have worked to enhance the system's ability to generate sophisticated reports and to provide collections, customer and administrative support. To this end, Arcada and EXL have developed several additions and modifications to the billing system. Arcada believes that the current billing system is capable of accommodating increased growth and will, over time, provide Arcada with a competitive advantage in administrative and customer support matters. Arcada has a perpetual, non-exclusive license to use the billing system and also claims a proprietary right in certain customized aspects of the system, including the software allowing Arcada to bill customers for specific "call packages" allowing flat monthly billing for a specific number of calls of a specified duration during a given month. EXL disputes Arcada's claim to a proprietary right in certain aspects of the billing system. Arcada and EXL have not yet resolved their disagreement over Arcada's claim. However, Arcada does not believe that the dispute will have a material adverse affect on Arcada's ongoing operations.

In addition to its long distance billing system, Arcada also relies on an independent, "in-house" billing and reporting system for its cellular customers. Arcada owns all rights in this system.

Billing and Management Reports. Arcada is currently able to collect many call data items for each phone call placed by a customer, including customer name, call origination point, call destination point, billing code minutes, date, time and rate code. From this data, Arcada can organize the customer's monthly phone calls into a variety of report formats. Except for cellular call data, which is collected from the underlying carriers on a monthly basis, Arcada collects and processes all long distance call data on a daily basis.

Suppliers

Historically, Arcada has entered into two- to three-year supply contracts with its major interstate long distance and cellular air time suppliers, such as Frontier, Sprint and AT&T. In addition to its contracts with its major interstate long distance and cellular air time suppliers, Arcada has entered or otherwise acquired contracts with other suppliers for intrastate long distance, including Electric Lightwave, Inc., ICG, TCG, GTE and US West. In order to obtain favorable pricing from its interstate long distance carriers, Arcada has committed to purchase minimum volumes of interstate long distance services during stated periods whether or not such volumes are used. For 1997, these commitments total approximately $1,800,000.

Arcada utilizes "least cost routing" to minimize the cost of connecting customers' calls. With this process, Arcada's switches are programmed to automatically select the lowest cost long distance carrier from among Arcada's underlying long distance carriers for each call carried through the switch. This routing system serves to minimize Arcada's reliance on any one underlying carrier by automatically selecting alternate service should one carrier discontinue service.

Arcada is unable to use its "least cost routing" system in providing inbound "800" calls. Arcada is dependent on Sprint to handle this traffic, which constitutes approximately 10% of Arcada's total minutes billed. In the event Sprint were to discontinue Arcada's "800" service without sufficient notice for Arcada to make alternate arrangements, Arcada's "800" customers would temporarily be without such service. Such a loss of service could have an adverse effect on Arcada's business.

Arcada, like all other long distance providers, is dependent upon local exchange carriers for call origination (carrying the call from the customer's location to the long distance network of the interexchange carrier selected to carry the call) and termination (carrying the call off the interexchange carrier's network to the call's destination). FCC policy currently requires most interexchange carriers to provide resale of the use of their transmission facilities. The FCC also requires local exchange carriers to provide all interexchange carriers, including Arcada, with equal access to the origination and termination of calls. If either or both of these requirements were relaxed, Arcada could be adversely affected. See "BUSINESS OF ARCADA - Regulation."

Each month Arcada receives invoices from its underlying carriers. Due to the multitude of billing rates, discount rates and discounts which must be applied by carriers to the calls completed by Arcada's customers, and due to discrepancies in information contained in suppliers' bills when compared with Arcada's records, Arcada has disagreements with its carriers concerning the sums invoiced for its customers' traffic. These disputes have generally been resolved on terms favorable to Arcada, although there can be no assurance that this will continue to be the case. No dispute over billing discrepancies or failure to meet volume commitments has had a material adverse effect on Arcada to date, but there can be no assurance that this will continue to be the case.

Acquisition of Switching Facilities

Arcada owns switches for call traffic transmission in three locations:
Seattle, Portland and Denver. Use of a switch results in lower overall call transmission costs. Arcada's ownership and potential future acquisition of switching equipment can improve gross margins and provide greater control over service to its customers. These increased margins are somewhat offset by costs associated with operating its own switches. Because Arcada collects and processes all long distance call data daily, regardless of whether Arcada owns a switch, any particular area, Arcada can quickly access call records, and implement differentiating features and billing enhancements without the involvement of the underlying carrier. Arcada believes that the ability to exercise direct control over a customer's calls and reduce their cost can be an important competitive advantage.

Competition

The telecommunications industry is highly competitive and affected by regulatory and rapid technological change. Arcada's competitors range from nationally-recognized Fortune 500 companies (AT&T, MCI, SPRINT, WORLDCOM) to small regional and local resellers. Many competitors have greater resources than Arcada and barriers to entry are low. There can be no assurance that it will remain competitive in this environment. Arcada believes that the principal competitive factors in its business include pricing, customer service, network quality, value-added services and the flexibility to adapt to changing market conditions. While Arcada believes that AT&T, MCI and Sprint historically have chosen not to concentrate their direct sales efforts on small to medium-sized businesses, these carriers are dominant in the industry. In addition, AT&T, MCI and Sprint have recently introduced new service and pricing options that are attractive to smaller commercial users, and there can be no assurance that they will not market to these customers more aggressively. A significant number of large regional long distance carriers and newer entrants in the industry compete directly with Arcada by concentrating their marketing and direct sales efforts on small and medium-sized commercial users.

Arcada believes it competes favorably in its targeted market segment, principally due to its pricing, personalized service and enhanced billing and reporting. Arcada also believes that its success will increasingly depend on its ability to offer on a timely basis new services based on evolving technologies and industry standards. There can be no assurance that new technologies or services will be made available to Arcada on favorable terms.

Regulatory trends have had and may have in the future, significant effects on competition in the industry. See "BUSINESS OF ARCADA - Regulation." Under current industry conditions, both the interexchange carriers and local exchange carriers have access to information regarding Arcada's customers for which they provide the actual call transmission. Because these interexchange and local exchange carriers are potential competitors of Arcada, they could use information about Arcada's customers, such as their calling volume and patterns of use, to their advantage in attempts to gain such customers' business, although Arcada believes that the FCC would find such practices to be unlawful. In addition, Arcada's future success will depend, in part, on its ability to continue to buy transmission services from carriers at a significant discount below the rates these carriers otherwise make available to Arcada's target customers.

Regulation

The terms and conditions under which Arcada provides communications services are subject to government regulations. Federal laws and FCC regulations apply to interstate telecommunications, while particular state regulatory authorities have jurisdiction over intra state telecommunications. See also Business of UStel - Government Regulation.

Federal. In early 1996, Congress passed the Telecommunications Act of 1996 (the "Act"). The Act is an extensive and broad revision of the telecommunications rules and regulations. Under the Act, Congress set the stage to dramatically reduce the competitive barriers facing all telecommunications companies, especially AT&T and the RBOCs. Since 1984, judicially imposed restrictions barred the RBOCs from providing inter-LATA long distance. AT&T was barred from providing local exchange services. Under the Act, after a transition phase, and subject to each RBOC meeting criteria set forth in the Act and established by the FCC, each RBOC will be able to provide both local and long distance services (intra and inter-LATA long distance). Recently, certain FCC rules dictating pricing for the resale of local service were held invalid. The United States Supreme Court has refused to review the lower court's ruling. As a result, many state regulatory agencies have actively intervened and are establishing pricing and rules under which LECs must allow resale of local service.

It is difficult to estimate the resulting impact of the Act. However, Arcada anticipates increased competition from the RBOC's as they are allowed to enter the inter-LATA long distance markets. Further, Arcada anticipates additional competition from AT&T as they are able to offer broader ranges of products and services, such as local exchange services.

Many LECs have or are in the process of allowing equal access to their intra-LATA long distance services. This means that Arcada's customers may be able to dial 1+ to make intra-LATA calls. Presently, in order to make intra-LATA calls, Arcada's customers, and all other long distance company's customers, must first dial 10xxx, (in Arcada's case, 10644), prior to dialing the called number. The "xxx" refers to the Carrier Identification Code ("CIC"). If a customer fails to dial the CIC prior to making intra-LATA calls, the call is carried by the LEC. Dialing the CIC bypasses the local exchange carrier's local long distance. Even if a customer has chosen Arcada as their long distance company, the customer must dial the 10xxx to have the call routed through Arcada's services. Arcada believes that many of its customers do not use the 10xxx number prior to making intra-LATA calls, and therefore, Arcada does not receive significant long distance revenue from its existing customers. Allowing all IXCs equal access to the intra-LATA markets via 1+ dialing could result in significant additional price competition in the intra-LATA markets. Since the incumbent LEC has access to all customers in its region, and since the incumbent LEC owns and controls virtually all of the equipment necessary to make intra-LATA calls, Arcada anticipates that the incumbent LEC may have a significant competitive advantage in the intra-LATA markets.

Arcada is classified by the FCC as a non-dominant carrier. Among domestic carriers, only the LECs are classified as dominant carriers. The FCC has recently classified AT&T as a non-dominant carrier. As a result, AT&T is capable of competing much more effectively with Arcada because they are no longer subject to certain pricing and regulatory restrictions. Further, by order dated October 29, 1996, the FCC ruled under the new forbearance authority granted to the FCC under the Act, that non-dominant carriers will no longer be required to file tariffs for their interstate inter-LATA long distance services, though the effectiveness of this order has been stayed by a federal appeals court. After a nine month transition period, the relationship between carriers and their customers will be set by contract. The FCC has generally not chosen to exercise its statutory right to regulate the charges, policies, classifications or procedures of non-dominant carriers, although it has the power to do so. Further, it is unclear whether the Act contains sufficient safeguards to prevent anti-competitive practices. Anti-competitive practices can result from the RBOCs access to a large group of present customers for local exchange services. Also, interexchange carriers such as Arcada, heavily rely on the RBOCs for access to local exchange networks. Problems arising from delays or errors caused by the local RBOC or any other local exchange carrier's inability or difficulty to implement or repair necessary services can severely impact Arcada's operations.

Despite the order phasing out tariff filings, all interchange carriers will be required to retain and make available information as to the rates and terms of their services. Consumers may still file complaints with the FCC regarding the interexchange companies services. In addition, if and when complete detariffing is implemented, consumers most likely will be able to take advantage of state consumer protection laws and contract law. Previously, consumer's legal rights over billings were often limited by the terms of the tariff. The detariffing order will not change an interexchange carriers obligations to charge rates that are just and reasonable and not unjustly or unreasonable discriminatory. It is anticipated that the recent FCC detariffing decisions could provide a competitive advantage to large interexchange carriers, such as AT&T. In light of the recent FCC order, it is, and will remain, difficult to determine the nature and extent of continued federal rules, regulations, and oversight.

Arcada has been authorized to provide domestic interstate and international telecommunications services. The FCC conditions the authority to continue to conduct interstate and international telecommunication services upon compliance with the FCC's rules and regulations. The FCC reserves the right to condition, modify or revoke the authority it has granted.

Although tariffs are subject to FCC review and approval, they are presumed to be lawful and seldom contested. In reliance on the FCC's practice of relaxed enforcement of the rules and regulations of companies of the size of Arcada, Arcada, like many of its competitors, have not continuously updated their tariffs with the FCC and state regulatory agencies. Until the statute of limitations expires, Arcada could be held liable for damages, a monetary forfeiture or other sanctions, for its failure to strictly maintain its tariff filing, although Arcada believes that such an outcome is unlikely and even if it did occur, would not have a materially adverse effect on Arcada. In order to recover damages, a competing telecommunications service provided would have to show that Arcada's failure to strictly maintain its tariff caused the complaining carrier to lose customers. The possible amount of any such liability cannot be calculated by Arcada.

State. The intrastate long distance telecommunications operations of Arcada are also subject to various state laws and regulations, including certification and registration requirements. Currently, Arcada is authorized to do business and is properly tariffed, or has commenced the process of doing so, where required to provide intrastate services to customers. Arcada monitors the regulatory developments in the states where it presently conducts business. Arcada intends to continue to investigate whether it should conduct business in additional states.

Arcada is currently subject to varying levels of regulation in the 17 states in which it provides intrastate telecommunications services. The vast majority of the states require Arcada to apply for certification to provide telecommunications service, or at least to register or to be found exempt from registration, prior to commencing services. The vast majority of states also require Arcada to file and maintain detailed tariffs listing their rates for intrastate service. Many states also impose various reporting requirements and/or require prior approval for transfers of control, assignment of assets, offering of securities, and the incurrence of significant debt. Certification of authority to conduct business can be terminated, modified, conditioned, or revoked by state regulatory authorities. Fines and other penalties, including the return of all monies received for intrastate traffic from residents of a state may be imposed for a violation. In certain states, prior regulatory approval may be required for acquisition of telecommunications operations. In the states in which Arcada conducts the vast majority of its business, Arcada is exempt from many of the listed regulations.  On one prior acquisition,
Arcada did not obtain such prior approvals for its acquisition. However,
Arcada does not believe that its prior failure to obtain regulatory approval
will have a materially adverse effect on Arcada.

Arcada currently collects and remits local utility and other taxes only in jurisdictions where it has offices or holds other tangible assets. Arcada has made tax payments to one locality where it does not have offices or hold assets and has agreed to pay additional amounts based on a review of its billing to that locality while preserving the right to challenge its obligation to make such payments. Arcada has in the past been contacted by other localities where it has customers but no other assets or operations requesting that it collect and remit local utility taxes in such jurisdictions. Arcada does not believe such local utility taxes apply to its operations and it has not historically collected such taxes. Arcada believes that the vast majority of switched and non-switched resellers do not collect or remit such taxes. There can be no assurance that such localities will not actively seek to collect taxes from Arcada in the future or that Arcada will be liable for failure to collect such taxes in the past. In the event Arcada is found liable for such back taxes it could have a material adverse effect on Arcada. See "RISK FACTORS - Risk of Liability for Local Utility Taxes."

Employees

As of June 30, 1997. Arcada employed 65 persons on a full-time basis, with 19 in sales and marketing, 13 in customer service and provisioning, seven in administration, seven in finance and accounting, ten in technical and eight in information systems. None of Arcada's employees are members of a labor union or are covered by a collective bargaining agreement.

Properties

Arcada's headquarters in Seattle consists of approximately 10,144 square feet of office space under a lease that expires December 31, 1999, and required minimum annual lease payments in 1996 of approximately $190,000. The Company leases an additional 3,282 square feet in Seattle for network operations, which required minimum annual lease payments of approximately $70,140 in 1996.

Arcada rents two Vancouver sales office locations with a total of 4385 square feet of office space with an annual rent of approximately $55,622 in 1996.

In Portland, Oregon, and Denver, Colorado, Arcada leases space of 640 and 345, square feet that required minimum annual lease payments at $9,484 and $6,900, respectively, in 1996 for the operation of its Portland telecommunications switch. In Denver, Colorado, Arcada leases additional sales office of 860 square feet that required minimum annual lease payments of $14,000, in 1996. In Phoenix, Arizona, Arcada rents 930 square feet of retail sales space with and an anticipated minimum lease obligation of approximately $15,345 on an annualized bases.

Arcada believes its present office facilities are adequate for its current operations; however, management does not expect to extend the lease for office space in Denver after December 14, 1997. Additional space for both administrative and retail functions will be procured as needed.

Certain Transactions

Commencing in 1994, Robert Leppaluoto and Keith Leppaluoto, shareholders and directors of Arcada, loaned cash to Arcada pursuant to the terms of unsecured, four-year promissory notes. Interest on such notes is payable at a rates between 8% and 15% per annum. Interest expense related to these borrowings approximated $74,000, $70,000, and $18,000 during the years ended December 31, 1995, 1996 and the six months ended June 30, 1997. The notes are subordinated to borrowings under Arcada's line of credit. Keith Leppaluoto has assumed all liability under the notes to Robert Leppaluoto and has agreed to indemnify and hold Arcada Harmless against any and all claims by Robert Leppaluoto.
Pursuant the Merger Agreement, this debt will be included in UStel's $1,500,000 of Convertible Debentures issued to Keith Leppaluoto upon consummation of the Merger. See "Interests of Certain Persons in the Merger."

In 1995 and 1996 Arcada entered into a severance agreement with two former employees pursuant to which Arcada has agreed to make payments totaling an aggregate of $1,260,000. Under one of the agreements, the balance of the original $600,000 obligation is payable the event of a sale of Arcada or the occurrence of certain other events, including the Merger. The two principal shareholders of Arcada have agreed to assume their debt as part of the Merger transaction in full satisfaction of Arcada's obligations to the two former employees under the severance agreement.

Legal Proceedings

Arcada is involved in certain other disputes that arise in the ordinary course of business. Arcada believes that no current dispute will have a material adverse effect on its financial condition or results of operations.

PAGE

ARCADA MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This following should be read in conjunction with the Arcada financial statements and notes related thereto appearing elsewhere in this Proxy Statement/Prospectus. Forward-looking statements are made throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "seeks," "estimates," and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including those detailed in this section and in "Risk Factors."

GENERAL

Due to the mix and composition of its customer base, Arcada experiences general decreases in customer usage and revenue around national holidays and traditional vacation periods. Accordingly, Arcada anticipates revenues from customers to fluctuate throughout the year.

A high level of customer attrition is inherent in the long distance industry, and Arcada's revenues are also affected by such attrition. Attrition is attributable to a variety of factors including the initiatives of existing and new competitors as they engage in, among other things, national advertising campaigns, telemarketing programs and the issuance of cash or other forms of incentives. Arcada is aware of the significance of attrition on its business, and its attrition rate has decreased over the preceding three years. As measured by customer number, Arcada's attrition rate has decreased from 4% per month to 2% per month from 1995 to 1997. Arcada attributes this decrease in attrition to improvements in customer service, billing, and a higher awareness of customer needs.

SIX MONTHS ENDED JUNE 30, 1996 COMPARED TO SIX MONTHS ENDED JUNE 30, 1997

Total revenues for the six months ended June 30, 1997 were $6.6 million, compared to $6.2 million for the six month ended June 30, 1996, an increase of 5.4%. This increase was primarily attributable to an increase in Arcada's long distance and wireless customer base and the expansion of Arcada's products and services, including the introduction of cellular services in the Seattle, Denver and Portland metropolitan areas.

Excess of revenues over line charges for the six months ended June 30, 1997 was $2.6 million, compared to $2.2 million for the six months ended June 30, 1996, an increase of 21.3%. Excess of revenue over line charges as a percentage of revenue was 39.8% for the six months ended June 30,1997, compared to 34.6% for the six months ended June 30, 1996. This increase in percentage was primarily a result of a stronger product mix associated with more wireless products and services and continued cost improvements to the switched network.

Loss before interest and taxes for the six months ended June 30, 1997 was $131,000 compared to $51,000 for the six months ended June 30, 1996. The increase in loss before interest and taxes was primarily due to increase in salary and expenses associated with the growth of wireless products and services. Further expenses were attributable to additional legal and accounting expenses from the termination of a proposed merger.

YEAR ENDED 1996 COMPARED TO YEAR ENDED 1995

Total revenues for the year ended December 31, 1996 were $12.6 million, compared to $11.0 million for the year ended December 31, 1995, an increase of 15.4%. This increase was primarily attributable to an increase in Arcada's core line of business, including equal access and the introduction of wireless products and services.

Excess of revenues over line charges for the year ended December 31, 1996 was $4.8 million, compared to $4.1 million for the year ended December 31, 1995, an increase of 16.9%. Excess of revenue over line charges as a percentage of revenue was 38.2% for the year ended December 31, 1996, compared to 37.8% for the year ended December 31, 1995. This increase in percentage was primarily due to stronger margins resulting from a favorable product mix on a number of new products introduced during the period.

Loss before interest and taxes for the year ended December 31, 1996 was $1,285,000 compared to $559,000 for the year ended December 31, 1995, an increase of 129.8%. The increase was principally due to increase in other operating expenses as a result of one time charges associated with terminated merger costs, several non-recurring severance obligations, stepped-up depreciation expense and a one-time accounts receivable write off.

LIQUIDITY AND CAPITAL RESOURCES

Historically Arcada has experienced growth, which has required substantial cash to implement its business strategy. Given Arcada's billing and collection cycle with its customers and suppliers, Arcada generally pays its underlying suppliers from fifteen to thirty days prior to the time it is paid by its customers for the same services. Arcada has financed its growth primarily through vendor financing, capital leases and cash flow from operations.

Net cash provided by operating activities was $308,000, $660,000, $448,000 and $305,000 in 1995, 1996 and the first six months of 1996 and 1997, respectively. The increase in cash provided by operating activities during 1996 as compared to 1995 results primarily from a decrease in accounts receivable of $622,000 offset by an increase in net loss after non-cash depreciation amortization and provisions for severance obligations of $376,000. The decrease in net cash provided by operating activities in the first six months of 1997 as compared to the corresponding period in 1996 is primarily attributable to a slower increase in accounts payable of $245,000, offset by a increase in non-cash depreciation and amortization expense of $127,000.

Net cash used in investing activities approximated $661,000 and $338,000 in 1995 and 1996. The decrease in cash used resulted primarily from decreased purchases of equipment of $71,000 and purchases of other assets of $152,000. Cash provided by investment activities was $145,000 for the 6 months ended June 30, 1996 as compared to cash used by investing activities of $331,000 for the six months ended June 30, 1997.

Net cash provided (used) by financing activities was $127,000, $(361,000), $41,000 and $59,000 in 1995, 1996 and the first six months of 1996 and 1997, respectively. The increase in cash used by financing activities in 1996 results from increased repayment of notes and long-term debt, off-set in part by increased line of credit borrowing.

The Company maintains line-of-credit borrowing agreements with banks. In August 1996, the Company entered into a $400,000 line-of-credit agreement. Borrowing availability approximated $300,000 and $400,000 during 1995 and 1996, respectively. Borrowings are secured by accounts receivable, certificates of deposits, and personal guarantees of Company shareholders. Line-of-credit agreements provide for interest, payable monthly at prime plus 2% during 1995 and at prime plus 1% during 1996. Additionally, on a periodic basis the Company's shareholders have loaned cash to the Company. The Company believes, based on its historical cash requirements and anticipated uses of cash, that the Company's operating, investing and financing activities will be sufficient to meet its cash requirements.

IMPACT OF INFLATION

The combined financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The Company believes that the effects of inflation have not had a significant effect on its financial condition or results of operations and anticipates that the level of inflation, if moderate, will not have a significant effect on operations.

IMPACTS OF RECENTLY ISSUED ACCOUNTING STANDARDS

Recently issued accounting standards having relevant applicability to the Company consist primarily of Statement of Financial Accounting Standards No.128 "Earnings per Share," Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of An Enterprise and Related Information," each of which relates to additional reporting and disclosure requirements effective for financial statement periods beginning after December 31, 1997. It is not expected the adoption of these accounting pronouncements will have a material effect on the Company's operating results or financial condition.



PAGE

UStel MANAGEMENT

The following table sets forth, with respect to each person who is currently a director or executive officer of UStel, the person's age and the person's positions and offices with UStel. Individual background information concerning each of such persons follows the table.

The directors and executive officers of the Company are as follows:

Name                          Age   Position

Robert L.B. Diener            49    Chairman and Chief Executive Officer
Jerry Dackerman               47    President, Chief Operating Officer
                                      and Director
Wouter van Biene              48    Executive Vice President, Secretary
                                      and Director
Edmund C. King, Jr.           34    Vice President/Chief Financial Officer
Abe M. Sher                   36    Vice President and General Counsel
Royce Diener(1)               79    Director
Ann Graham Ehringer, Ph.D.(1) 57    Director
Jordan Barness(1)             40    Director

(1) Member of Audit Committee and Compensation Committee.

Robert L. B. Diener served the Company as a consultant from July, 1995, to January 1996, devoting a substantial portion of his time to the Company's business. He became Executive Vice President in January, 1996, President and Chief Executive Officer on August 14, 1996 and Chairman and Chief Executive Officer on December 23, 1996. From its inception in 1986 through 1993, Mr. Diener served as President and Chief Executive Officer of American Health Properties, Inc., a New York Stock Exchange ("NYSE") listed real estate investment trust specializing in health care. From 1976 through 1986, Mr. Diener held various positions with American Medical International, Inc., ("AMI"), a multinational hospital management company listed on the NYSE and included in the S&P 500, most recently Group Vice President--Corporate Development. For over seven years, he was a principal business development officer in the international division of AMI, overseeing projects worldwide. For four years prior to joining AMI, Mr. Diener was engaged in the private practice of law with a law firm in Los Angeles, California, concentrating in banking, real estate, corporate and securities law. Mr. Diener is the son of Royce Diener.

Jerry Dackerman served the Company as Executive Vice President and Director since August 14, 1996, and on December 23, 1996, was elected President and Chief Operating Officer. Mr. Dackerman founded Consortium 2000 in 1988 as a communications user group specializing in the design of large scale telecommunications networks utilizing a group purchasing approach. Mr. Dackerman is President and Chief Executive Officer of Consortium 2000 and will continue to serve in such capacities after the Merger is completed. Mr. Dackerman's initial experience in the telecommunications field was with Executone, Inc. and RCA American Communications. In 1977, he founded Robin & Dackerman, Inc., an international telecommunications consulting firm specializing in the design and implementation of telecommunications networks. Mr. Dackerman is also a director of New USA Growth Fund.

Dr. Wouter van Biene has been the Senior Vice President, Chief Financial Officer and Secretary of Consortium 2000, Inc. since 1991. On August 14, 1996, he became Executive Vice President, Chief Financial Officer and Secretary of UStel. On July 14, 1997 he relinquished the Chief Financial Officer title and became Chief Information Officer. From 1986 to 1991, he was a partner with Robin & Dackerman, Inc., a telecommunications consulting firm. From 1972 to 1986, he was employed by AMI where he achieved the level of Group Vice President-Information Systems and Chief Financial Officer for International Operations. Dr. van Biene earned a doctorate in Economics and Business Administration at the University of Amsterdam, the Netherlands.

Edmund C. King, Jr. joined the Company in May of 1997 and was appointed Vice President and Chief Financial Officer in July of 1997. From 1995 through 1997, Mr. King served as Financial Analyst and Senior Associate at Trouver Capital Partners, a West Los Angeles investment banking firm. During that time, Mr. King also founded Infusion, LL.C., a capital management and resource company. From 1990 to 1995, Mr. King was employed at ITT Fluid Technology Corporation in various positions including: Sales Company Controller, Group Financial Reporting Manager and Division Cost Accounting Manager, among others. He is a Certified Management Accountant. Mr. King earned a Masters Degree in Business Administration from Oregon State University.

Abe M. Sher was appointed by the Company as its General Counsel in January, 1996. From June, 1995 to January, 1996, Mr. Sher was an advisor to the Company. From 1994 through 1996, Mr. Sher served as a corporate finance consultant to Micro Bell, Inc., a telecommunications/paging hardware manufacturer. From 1993 through 1995, Mr. Sher served as General Counsel for SpaceWorks, Inc., an international service provider specializing in customized on-line telecommunications applications for large corporations and associations. From 1989 to 1991, Mr. Sher was also a principal and served as General Counsel of Atria Corporation, a real estate development company based in Southern California. From 1986 to mid-1995, Mr. Sher was also engaged in the private practice of law in Los Angeles, California.

Royce Diener has served as an advisor to the Company since July, 1995, became a director of the Company in January, 1996 and served as Chairman from August
14, 1996 to December 23, 1996.  Mr. Diener served for over 18 years as
President, then Chairman and Chief Executive Officer of AMI.  He serves on the
Board of Directors of Acuson, Inc. and American Health Properties, Inc., both listed on the NYSE.  Among private companies, Mr. Diener serves on the Board of Directors of Harvard Medical International, an affiliate of Harvard
University.  He recently completed a ten-year term as a director of Advanced
Technology Ventures, a registered investment firm located in Boston,
Massachusetts, and Palo Alto, California.  Mr. Diener is the father of Robert
L. B. Diener.

Ann Graham Ehringer, Ph.D., became a director in May, 1997. Dr. Ehringer has been a director of the Family and Closely-Held Businesses Program and associate professor in the Entrepreneur Program in the Marshall School of Business of the University of Southern California since July 1996. From 1990 to 1996 Dr. Ehringer has acted as a private consultant to the owners and managers of small and mid-sized companies. From September 1992 to the present she has also been Chairman and Chief Executive Officer of S.P. Land, Inc. and S.P. Lodge, Inc., a real-estate holding business and a fine-dining business, respectively. Dr. Ehringer has a Ph.D. in Management from the University of Southern California, completed the Owner/President, Management Program at the Harvard Business School, received a M.A. from Stanford University and a B.A. from the University of Hawaii. She is a member of the Executive Advisory Panel for the "Executive" a Publication of the Academy of Management and of the National Association of Corporate Directors. She serves on the boards of directors of other private and not-for-profit organizations.

Jordan Barness became a director in May, 1997. Mr. Barness is a founding partner of the Los Angeles and New York-based law firm of Steinberg, Barness, Glasgow & Foster, LLP. He serves as President to Trans International Management Corporation, a domestic and international consulting, marketing and management firm. He was a member of the law firm of Cordero, Glasgow & Barness from 1986 to 1994 and a member of the law firm of Barness, Glasgow & Barness from 1994 to 1996. Mr. Barness received his Bachelor of Arts Degree in Political Economies of Industrial Societies from the University of California at Berkeley in 1979. He received his Juris Doctor Degree from Southwestern University School of Law in 1983. Mr. Barness is admitted to the New York and California Bars. Mr. Barness' practice includes general corporate, real estate and international law. Mr. Barness is the son of Amnon Barness, a stockholder and warrant holder of UStel, a shareholder of Consortium 2000 and one of the beneficiaries of the Palisades USTL Trust.

Board of Directors

Directors are elected annually to serve until the next annual meeting of stockholders and until their successors are elected and qualified or until their death, resignation or removal.

The Audit Committee of the Board of Directors, comprised of Royce Diener, Ann Graham Ehringer and Jordan Barness, is responsible for making recommendations concerning the engagement of independent certified public accountants, approving professional services provided by the independent certified public accountants and reviewing the adequacy of the Company's internal accounting controls. The Compensation Committee, comprised of Royce Diener, Ann Graham Ehringer and Jordan Barness, is responsible for recommending to the Board of Directors all officer salaries, management incentive programs and bonus payments. Neither the Audit or Compensation Committees met formally in 1996. The Board of Directors met 18 times in 1996. Each director attended at least 75% of the aggregate of all meetings held by the Board in 1996 during such director's tenure as a director. Currently, none of the directors receives compensation for acting as a director. The Company anticipates that it may in the future institute a compensation plan for outside directors which will involve compensation for attending meetings and stock options.

Compensation Committee Interlocks and Insider Participation

Prior to August 1996, the Company did not have a Compensation Committee or an Audit Committee. Former director, Noam Schwartz and Barry Epling participated in deliberations concerning compensation of executive officers during 1995. None of the executive officers of the Company have served on the board of directors or on the compensation committee of any other related entity, except for Consortium 2000.

Summary Compensation Table

The following table sets forth all compensation received by the Company's Chief Executive Officer and its other most highly compensated executive officers and key employees whose total cash and cash equivalent compensation exceeded $100,000 for services rendered to the Company for the years ended December 31, 1994, 1995 and 1996.

                                                               Long Term
                                                              Compensation

                                                                 Awards
                                                                 Payouts

                                           Annual              Securities
                                        Compensation           Underlying
Name and Principal Position     Year       Salary             Options/SAR's #
Robert L.B. Diener(1)
   Chairman, Chief Executive    1996     $   ---                     ---
   Officer and Former           1995         ---                     ---
   President                    1994         ---                     ---


Jerry Dackerman(1)              1996         ---                     ---
   President, Chief Operating   1995         ---                     ---
   Officer and Director         1994         ---                     ---

Wouter van Biene(1)             1996         ---                     ---
                                1995         ---                     ---
                                1994         ---                     ---

Barry K. Epling                 1996        102,440                 100,000
Former Executive Vice           1995         93,000                  ---
President, Assistant Secretary, 1994         93,000                  ---
 Former Director and Former
Chief Operating Officer

Noam Schwartz
Former President, Chief         1996        120,000                 100,000
Executive Officer and Director  1995        100,000                 210,000
                                1994         60,000                 210,000


(1) In January 1997, the Company entered into three-year employment agreements, retroactive to August 15, 1996, with Messrs. Diener, Dackerman and van Biene, at annual salaries of $200,000, $180,000, and $140,000, respectively, with bonuses to be determined at the discretion of the Board of Directors. The employment agreements for Messrs. Diener, Dackerman and van Biene provide that, under certain circumstances, in the event of a change in control of the Company, each employee shall be paid the amount of his compensation as would be due for the balance of his term of employment, or for the two year period from such change in control, whichever is longer.

The Company had entered into employment agreements with Noam Schwartz and Barry Epling that provide for annual salaries of $120,000 (of which Mr. Schwartz only drew $100,000 in 1995) and $93,600, respectively. Mr. Schwartz's employment agreement provided for a three-year term ending March 1, 1997. Mr. Schwartz resigned effective December 15, 1996. Mr. Epling's employment agreement provided for a five-year term commencing December 1, 1993, although the salary provided for in such agreement did not commence until February 1, 1994. Each of the employment agreements also provided for bonuses to be paid at the discretion of the Company's Board of Directors. In July 1997, UStel terminated Mr. Epling's contract. UStel is currently negotiating a severance arrangement with Mr. Epling.
The compensation of Robert L. B. Diener, in his capacity as the Company's former Executive Vice President and Secretary, was payable by the Company as consulting fees to Diener Financial Group, a company wholly-owned by Mr. Diener, under a one-year consulting agreement effective September 1, 1995. Pursuant to this arrangement, the Company agreed to pay Diener Financial Group $7,500 per month. In addition, Mr. Diener was to personally receive $5,000 per month for a one year period starting November 1, 1995. The consulting agreement further provided that Diener Financial Group and Mr. Diener were to receive five-year warrants to purchase up to 100,000 shares each of Common Stock at a price of $5.00 per share. On August 14, 1996, Mr. Diener became President and Chief Executive Officer of the Company.

In September, 1996, the Company entered into a two-year employment agreement with Abe M. Sher that provides for a monthly salary of $6,950. Mr. Sher's employment commitment is for 50% of his working time. The Company previously granted Mr. Sher five-year warrants to purchase up to 200,000 shares of Common Stock at $5.00 per share and issued to him 32,000 shares of Common Stock. All of such warrants are currently exercisable. The 32,000 shares of Common Stock are restricted from transfer for two years from the date of grant and are forfeitable to the Company if Mr. Sher elects to terminate his employment with the Company during that two-year period.

1993 Stock Option Plan

The 1993 Stock Option Plan (the "Stock Option Plan") provides for the grant of options to acquire the Company's Common Stock ("Options"), the direct grant of shares of the Company's Common Stock ("Stock Awards"), the grant of stock appreciation rights ("SARs"), or the grant of other cash awards ("Cash
Awards") (Stock Awards, SARs and Cash Awards collectively are referred to herein as "Awards").  Options and Awards under Stock Option Plan may be issued to executives, key employees and others providing valuable services to the
Company and its subsidiaries.  The Options issued may be incentive stock options or nonqualified stock options.  A maximum of 1,450,000 shares of
Common Stock of the Company may be issued under the Stock Option Plan.  Of this amount, 730,000 options are available for grant.  If any change is made in the stock subject to the Stock Option Plan, or subject to any Option or SAR granted under the Stock Option Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, change in corporate structure or otherwise), the
Stock Option Plan provides that appropriate adjustments will be made as to the maximum number of shares subject to the Stock Option Plan and the number of shares and exercise price per share of stock subject to outstanding options.

The 1993 Stock Option Plan is administered by the Board of Directors of the Company or a committee appointed by the Board. The exercise price of all options granted under the Stock Option Plan must be at least equal to the fair market value of such shares at the date of grant. The maximum term of options granted under the Stock Option Plan is 10 years. With respect to any participant who owns stock representing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be equal at least to 110% of the fair market value of such shares on the date of grant.

Options granted under the 1993 Stock Option Plan are nontransferable other than by will or by the laws of descent and distribution upon the death of the option holder and, during the lifetime of the option holder, are exercisable only by such option holder. Termination of employment at any time for cause immediately terminates all options held by the terminated employee.

                               OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                        (Individual Grants)




                 Number of Securities  Percent of Total
                    Underlying           Options/SAR's
                   Options/SAR's          Granted to
                     Granted #            Employees In     Exercise of Base
Name                                      Fiscal Year      Price ($/sh)        Expiration Date
(a)                    (b)                    (c)                 (d)                 (e)

Robert L.B. Diener     -0-                    -0-                 -0-                 N/A
Noam Schwartz        100,000                  50                5.00                 01/06
Barry Epling         100,000                  50                5.00                 01/06


                   AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                             AND FY-END OPTION/SAR VALUES
                                  (Individual Grants)



Value of Unexercised
                                                     Number of Unexercised     In-the-Money
                                                       Options/SAR's At       Options/SAR's At
                   Shares Acquired                   FY-End (#) Exercisable FY-End($) Exercisable
Name                On Exercise (#) Value Realized($)    Unexercisable          Unexercisable
  (a)                    (b)              (c)                (d)                      (e)
Robert L.B. Diener       -0-              -0-                -0-                      -0-
Noam Schwartz            -0-              -0-                -0-                      -0-
Barry Epling           100,000          500,000              -0-                      -0-


At December 31, 1995, there were outstanding options to acquire 210,000 shares of the Company's Common Stock under the Stock Option Plan. These options were granted in January, 1994 to Noam Schwartz, the Company's former President, at an exercise price of $7.50 per share, one-third of which will vest each year following the date of grant. As of December 31, 1995, no options had been granted to any other executive officers of the Company and no options had been exercised. In January, 1996, the Company's Board of Directors approved the reduction of the exercise price of Mr. Schwartz's outstanding options to $5.00 per share. In January, 1996, the Company also granted to each of Noam Schwartz and Barry Epling from the Stock Option Plan, options to purchase 100,000 shares of Common Stock at $5.00 per share. In June, 1996, Mr. Epling exercised such options in connection with the Company's acquisition of a switch owned by Mr. Epling. In 1997, Mr. Schwartz resigned as a Director without exercising his options within the period provided for the exercise of stock options by a former director or employee. UStel has notified Mr. Schwartz of the cancellation of his options due to non-exercise within the prescribed period of exercise ability but has not received a reply to its notification. In July 1997, the Board granted 200,000 options to Robert L. B. Diener, 120,000 options to Jerry Dackerman, 100,000 options to Wouter van Biene and 100,000 options to Edmund King (collectively the "1997 Options"). The 1997 Options were granted at an exercise price of $3.62 per share, vest over a four year term at the rate of 25% per year and are exercisable over 10 years.

In 1997, UStel recharacterized 100,000 warrants which had previously been issued to an employee, Dan Knoller, as stock options under the Stock Option Plan. The 100,000 stock options are exercisable at $5.00 per share, are fully vested and expire in August 2001.

Limitation of Director's Liability and Indemnification

The Company's Articles of Incorporation limit the liability of its directors in their capacity as directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota Indemnification Statute (Minn. Stat. SEC.302A.521) for a complete statement of such indemnification rights. The Company's Bylaws also require the Company to provide indemnification to the fullest extent of the Minnesota Indemnification Statute.

The directors and officers of the Company also are indemnified against certain civil liabilities that they may incur under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to beneficial ownership of the UStel Common Stock as of September 30, 1997 and as adjusted to give effect to the issuance of 3,150,000 shares in the Merger by (i) each person known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each director of the Company owning Common Stock, (iii) each executive officer of the Company owning Common Stock and (iv) all executive officers and directors of the Company as a group.

                               Number of Shares          Shares Beneficially
                               Beneficially Owned            Owned After
                             Prior to the Merger(1)           the Merger (1)


Name and Address(1)             Number      Percent             Percent
Robert L.B. Diener(2)          213,476        3.0                  2.0
Jerry Dackerman                117,054        1.7                  1.2
Wouter van Biene               124,107        1.8                  1.2
Edmund C. King, Jr.               --           --                   --
Abe M. Sher(3)                 232,000        3.3                  2.3
Barry Epling(4)                202,851        2.9                  2.0
Royce Diener(5)                632,676        9.2                  6.2
Noam Schwartz(6)(7)            154,990        2.3                  1.7
Kamel B. Nacif(8)              594,990        8.3                  5.7
Ann Graham Ehringer, Ph.D.       5,000         *                    *
Jordan Barness                    --           --                   --
All directors and officers
as a group (nine persons)    1,677,154       24.4                 18.5


  *  Less than one percent.

(1) In calculating percentage ownership, all shares of Common Stock which the named stockholder has the right to acquire upon exercise of stock options or conversion of convertible securities exercisable or convertible within 60 days of the Record Date, are deemed outstanding for the purpose of computing the percentage of Common Stock owned by such stockholder, but are not deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Percentages may be rounded. Each of such persons may be reached through the Company at 6167 Bristol Parkway, Suite 100, Culver City, California 90230.

(2) Consists of 8,476 shares of Common Stock and warrants to purchase up to 100,000 shares of Common Stock owned by the Diener Financial Group, and warrants to purchase up to an aggregate of 105,000 shares of Common Stock owned by Robert L.B. Diener, individually.

(3) Consists of 32,000 shares of Common Stock and 200,000 shares of Common Stock issuable upon the exercise of warrants.

(4) Consists of 107,851 shares of Common Stock and 95,000 shares that Mr. Epling has the right to acquire pursuant to the exercise of an option granted by Noam Schwartz and his father, David Schwartz. The terms of the options to acquire these shares are provided in separate Stock Option and Repurchase Agreements between Mr. Epling and Noam and David Schwartz. The Stock Option and Repurchase Agreements provide that the shares may be purchased from such individuals at an exercise price of $1.00 per share. The option is exercisable immediately and may be exercised at any time on or before January 12, 1998, provided, however, that in the event Mr. Epling's employment is terminated for reasons other than death or disability, the option shall terminate immediately. Mr. Epling, formerly an executive officer of UStel, currently is a consultant on a month-to-month basis.

(5)     Includes 267,211 shares owned by the Palisades USTL Trust, a trust established by a group of investors for which Royce Diener serves as trustee.
As trustee, Mr. Diener is vested with the authority to distribute any income and/or the principal of the Trust to its beneficiaries in the future.  Also consists of 282,132 shares of Common Stock and warrants to purchase up to
83,333 shares of Common Stock held by Royce Diener individually.

(6) Consists of 154,990 shares held by RGB/TAD Investment Partnership of which Mr. Schwartz is a partner.

(7) Does not give effect to the possible exercise of the option referred to in footnote (4) above.

(8) Consists of 220,000 shares of Common Stock and 374,990 shares of Common Stock underlying 275,000 shares of Series A Convertible Preferred stock issued to Mr. Nacif. Mazliach Gamliel holds a general power of attorney for Mr. Nacif which includes the right to vote his shares but Mr. Gamliel disclaims beneficial ownership of Mr. Nacif's shares.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has advanced funds to Mr. Noam Schwartz, a founder and former chief executive officer and director. At December 31, 1995 and 1996, Mr. Schwartz owed the Company approximately $193,000 and $199,000, respectively.

In June, 1995, the Company obtained a revolving line of credit from Bank Leumi in the amount of $3,000,000, secured by certificates of deposit held by the bank and guaranteed by Noam Schwartz. This line of credit was fully repaid in July 1996.

In August, 1995, the Company agreed to engage the Diener Financial Group as a financial consultant for a period of one year commencing September 1, 1995 and agreed to grant to the Diener Financial Group five year warrants to purchase 100,000 shares of the Company's Common Stock at $5.00 per share. The sole principal of the Diener Financial Group is Robert Diener, who currently is the Company's Chairman and Chief Executive Officer. Pursuant to the Diener Financial Group engagement, the Company agreed to pay a consulting fee of $7,500 per month to the Diener Financial Group and $5,000 a month to Mr. Diener personally. The Company also agreed to additionally compensate the Diener Financial Group in an amount equal to 1%, 2% and 3% of the senior debt, subordinated debt and equity proceeds, respectively, raised by the Diener Financial Group for the Company. As of August 14, 1996, the engagement agreement with the Diener Financial Group was terminated with no additional sums owing to the Diener Financial Group.

In October, 1995, the Company obtained a $1,500,000 term loan from a group of investors introduced to the Company by the Diener Financial Group. Of the $1,500,000 loaned to the Company by the investor group, $500,000 came from Royce Diener. The loan bore interest at 10% per annum payable quarterly and was due in one year. The loan was secured by the Company's accounts receivable and unrestricted deposit accounts of the Company to the fullest extent permitted by law and was convertible at the lenders' option, in whole or in part, into shares of the Company's Common Stock at the rate of $5.00 per share. The Company also issued to the members of the investor group five-year warrants to purchase an aggregate of up to 100,000 shares of Common Stock at $5.00 per share. The warrants are allocable among the members of the investor group in proportion to the amount loaned to the Company, which means that Royce Diener, who loaned one-third of the total term loan, is entitled to one third of the warrants (i.e., warrants to purchase 33,333 shares of Common Stock). In consideration for arranging the term loan in 1995, the Company paid Robert Diener $15,000 (1% of the proceeds raised). The $1,500,000 term loan was repaid by the Company in January, 1996 from proceeds drawn under its new line of credit with Coast Business Credit.

In January, 1996, the Company completed a private placement of 160,000 Units (consisting of 160,000 shares of Common Stock and 160,000 redeemable common stock purchase warrants) raising net proceeds of approximately $775,000. For assisting the Company in connection with this private placement, the Company paid Robert Diener the sum of $25,000. In November, 1995, the Company granted Mr. Diener 100,000 warrants exercisable at $5.00 per share, expiring October, 2000.

In June, 1996, the Company acquired title to a telecommunications switch owned by a former executive officer, Mr. Epling, for aggregate consideration in the amount of $702,157. Consideration was paid by crediting $500,000 as payment for the issuance of 100,000 shares of Common Stock to Mr. Epling pursuant to the exercise of employee stock options, canceling approximately $117,799 in interim advances made by the Company to TYC, Inc., a corporation wholly-owned by Mr. Epling, and a cancellation of interim advances of approximately $68,656 made by the Company to Mr. Epling for upgrading the switch, and the issuance of an additional 7,851 shares of Common Stock to Mr. Epling based on a $5.00 per share market value. At the time the switching equipment was acquired, it was appraised at approximately $716,000.

In consideration of services rendered and to be rendered to the Company and $95,000 paid in the form of a promissory note due upon the earlier of conversion or May 31, 2005, in November, 1995, the Company issued to Integrated Financial Consultants, Inc., a company wholly-owned by Andrew J. Grey, a former director, ("IFC") 95,000 shares of its Series B Convertible
Preferred Stock ("Series B Preferred").   In February, 1996, the Company
agreed to cancel the $95,000 note. In September, 1996, these shares converted into 95,000 shares of Common Stock.

In January 1996, the Company entered into a supplemental consulting agreement with IFC to provide the services of Mr. Grey as the chief financial officer and as a director of the Company for up to 20 hours of service per week for compensation of $12,500 per month.  IFC agreed to defer payment of $7,500 per month until such time as the Company obtained certain additional financing, or experienced a change in control, as defined in the agreement, or IFC terminated the services.  The amount of deferred compensation is $166,000 and
was represented by a promissory note bearing interest at 10% per annum and was paid from the 1997 secondary public offering proceeds.  Effective August 14,
1996 this agreement was terminated.

In July, 1996, the Company's Board of Directors authorized the issuance of 20,000 shares of Common Stock to Consortium 2000 at $5.75 per share to reconcile variances in commissions owed to Consortium 2000 for July, 1995 through March, 1996. These shares were distributed as dividends to the shareholders of Consortium 2000 in 1997.
In August, 1996, the Company entered into a two-year consulting agreement with Vanguard Consultants, Inc., a Nevada corporation owned by Ronnie Schwartz, to provide consulting services in the areas of marketing, finance and business development. Pursuant to this agreement, Vanguard Consultants, Inc. will receive $7,500 per month for such services.

Noam Schwartz, and his brother, Ronnie Schwartz, personally guaranteed the Company's credit facility with Jeflor, Inc. As of December 31, 1996, the amount outstanding under this facility was $1,200,000. The loan was paid off in February, 1997.

Under Minnesota law, officers and directors of the Company may enter into transactions or contracts with the Company provided generally that (i) the transaction is fair to the Company at the time it is authorized or approved;
(ii) the stockholders approve the transaction after disclosure of the relationship or interest; or (iii) after disclosure to the Board of Directors, a majority of the disinterested board members authorize the transaction. In addition, any transaction involving a loan, guarantee or other financial assistance by the Company to an officer or director requires approval of the Board of Directors.

Related Party Transactions

The Company has entered into business transactions with Consortium 2000, an entity which prior to its acquisition was owned or controlled by certain of its principal stockholders. Although the Company may continue to enter into such transactions in the future, its policy is not to enter into transactions with related persons unless the terms thereof are at least as favorable to the Company as those that could be obtained for unaffiliated third parties and are approved by a majority of disinterested directors.


PAGE

ARCADA MANAGEMENT

The following table sets forth, with respect to each person who is currently a director or executive officer of Arcada, the person's age and the person's positions and offices with Arcada. Individual background information concerning each of such persons follow the table.


NAME                  AGE      POSITION WITH ARCADA

Robert W. Leppaluoto   56     Chairman of the Board and Director
Frank J. Bonadio (1)   45     President, Chief Financial Officer and Director
Keith Leppaluoto       58     Director

(1)  Will become a director of UStel at the Effective Time.


The directors of Arcada are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Officers of Arcada are elected by the Board of Directors and hold office until their successors are elected and qualified.

Frank J. Bonadio. Mr. Bonadio has served as a Director of Arcada since August, 1993 and as President since May, 1996. Mr. Bonadio served as Secretary and Treasurer of Arcada from July, 1994 until his appointment as President. Mr. Bonadio has also served as Chief Financial Officer of Arcada from 1991 to present and as Vice President of Operations and Controller from 1994 to 1996.

Keith Leppaluoto. Mr. Leppaluoto has served as a Director of Arcada since May, 1996. Mr. Leppaluoto also served as a Director of Arcada from August, 1993 until January 1, 1996. Mr. Leppaluoto has also been Vice President of Leppaluoto Offshore Marine, a private maritime charter company, since 1990. Mr. Leppaluoto's brother is Robert Leppaluoto, Director, the Chairman and a shareholder of Arcada.

Robert Leppaluoto. Mr. Leppaluoto has served as a Director of Arcada since January, 1996 and its Chairman since September, 1996. Mr. Leppaluoto also served as a Director of Arcada from August, 1993 to July, 1994. Mr. Leppaluoto has also been President of Leppaluoto Offshore Marine, a private maritime charter company, since 1975. Mr. Leppaluoto's brother is Keith Leppaluoto, a Director and shareholder of Arcada.

Indemnification of Arcada Officers and Directors

Arcada's Articles of Incorporation provide that Arcada shall indemnify its officers and directors to the fullest extent required or permitted by the WBCA, as the same may be amended and supplemented from time to time, except that it is will not indemnify directors for (i) intentional misconduct or a knowing violation of law; (ii) unlawful payment of dividends under RCW 23B.08.310 or (iii) any transaction in which the director personally received a benefit to which he or she was not legally entitled. Any repeal or modification of such provision of the Articles of Incorporation by Arcada's stockholders shall be prospective only and shall not adversely affect any right or protection of a director of Arcada existing at the time of such repeal or modification. Pursuant to the Merger Agreement, UStel will obtain director insurance to insure such indemnification as to acts or omissions occurring prior to the Effective Time.

PAGE

SECURITY OWNERSHIP OF MANAGEMENT
AND CERTAIN BENEFICIAL OWNERS OF ARCADA

The following table sets forth certain information regarding the beneficial ownership of Arcada Common Stock as of the Effective Date by (i) each director of Arcada, each executive officer of Arcada, all directors and executive officers of Arcada as a group and each person known by Arcada to be the beneficial owner of more than 5% of the Arcada Common Stock and (ii) the beneficial ownership of UStel Common Stock after giving effect to the Merger for each of the persons referred to in clause (i) above (without giving effect to the conversion of the $1,500,000 Convertible Debenture issued in the Merger and assuming that 3,150,000 shares of UStel Common Stock will be issued in the Merger.


                                                                 BENEFICIAL OWNERSHIP
NAME AND ADDRESS             BENEFICIAL OWNERSHIP                         OF
     OF                                  OF                       USTEL COMMON STOCK
BENEFICIAL OWNER(1)            ARCADA COMMON STOCK           AFTER GIVING EFFECT TO THE MERGER
                            SHARES         PERCENT             SHARES                  PERCENT

Keith Leppaluoto            30,000           60%              1,896,000                 18.6%

Frank J. Bonadio            19,000           38%              1,197,000                 12.0%

All Directors & executive
officers of Arcada as
a group (3 persons)          1,000            2%
*                        *

Total                                                        10,022,778                  31.42%

*less than one percent

(1) All of the individuals listed below have their principal place of business at 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121.

PAGE

MANAGEMENT AND OPERATIONS OF USTEL FOLLOWING THE MERGER

Operations

The Merger of UStel and Arcada will combine the two companies' current operations. After the Effective Time, UStel will consolidate its Las Vegas operations and executive offices with Arcada's current offices in Seattle, Washington, and will maintain a marketing and sales operation and executive offices at UStel's offices in Culver City, California. It is currently intended that after the Effective Time, UStel and Arcada will also consolidate sales and marketing activities.

After the Merger, UStel will likely seek to pursue acquisitions and strategic combinations in the telecommunications industry. Such transactions could require debt or equity financing, resulting in potential dilution to existing UStel Shareholders. There can be no assurance, however, that such transactions will be pursued, or the terms under which such transactions will be consummated.

Management

UStel currently has indemnification agreements with certain of its directors and executive officers. Effective as of the Effective Time, these indemnification agreements will include Frank Bonadio. These agreements provide that the directors and executive officers will be indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines, penalties, taxes and settlement amounts paid or incurred by them in any action or proceeding, including any action by or in the right of UStel or any of its subsidiaries or affiliates, on account of their services as directors, officers, employees, fiduciaries or agents of UStel or any of its subsidiaries or affiliates, and this service at the request of UStel or any of its subsidiaries or affiliates as directors, officers, employees, fiduciaries or agents of another corporation, partnership, joint venture, trust, employer benefit plan or other enterprise. In addition it is contemplated that UStel will obtain liability insurance for directors and officers covering certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of UStel.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of UStel pursuant to the foregoing provisions, or otherwise, UStel has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

Employment Agreement

Bonadio Employment Agreement. In connection with the Merger, UStel and Frank Bonadio, a director and the President and Chief Operating Officer of Arcada, have entered into an Employment Agreement (the "Bonadio Employment Agreement"). The Bonadio Employment Agreement provides that commencing on the Effective Date, and for five years thereafter, Mr. Bonadio will serve as President of UStel. Mr. Bonadio will receive a salary of $150,000 per annum, together with options to purchase an aggregate of 100,000 shares of UStel Common Stock (the "Bonadio Options"). The Bonadio Options are to be granted at the first meeting of the Compensation Committee of the UStel Board after the Effective Time and will have an exercise price equal to the fair market value of UStel Common Stock on the date of grant. The Bonadio Options vest ratably over a three-year period, commencing on the first anniversary of the date of grant.

PAGE

THE REINCORPORATION MERGER

Introduction

For the reasons set forth below, the Board of Directors believes that the best interests of the Company and its stockholders will be served by changing the state of incorporation of the Company from Minnesota to California (the "Reincorporation"). Stockholders are urged to read carefully the following sections of this Proxy Statement/Prospectus, including the related exhibits, before voting on the Reincorporation Merger. In this discussion of the Reincorporation Merger, the term "UStel Minnesota" refers to the existing Company, incorporated in Minnesota.

The Reincorporation Merger will be effected by merging UStel Minnesota into UStel Merger Corporation (herein "UStel California", a wholly-owned subsidiary of UStel Minnesota), which was incorporated for purposes of the Reincorporation Merger. Upon completion of the Reincorporation Merger, the name of the Company will remain UStel, Inc. Pursuant to the Agreement and Plan of Merger, a form of which is attached hereto as part of Appendix C (the "Reincorporation Merger Agreement"), upon the effective date of the merger each outstanding share of UStel Minnesota $0.01 Common Stock, and each outstanding share of $0.01 Series A Preferred Stock, will automatically be converted into one share of UStel California Common Stock, no par value and one share of Series A Preferred Stock of no par value, respectively. Each certificate representing issued and outstanding shares of UStel Minnesota $0.01 par value Common Stock will continue to represent the same number of shares of Common Stock and each outstanding share of Series A $0.01 par value will continue to represent the same number of shares of Series A Preferred Stock. It will not be necessary for stockholders of UStel Minnesota to exchange their existing stock certificates for stock certificates of UStel California. However, stockholders may exchange their certificates if they so choose, subject to normal requirements as to proper endorsement, signature guarantee, if required, and payment of applicable taxes. After the Reincorporation Merger, the shares of UStel Minnesota Common Stock will be traded on the over-the-counter market and are expected to be listed on Nasdaq SmallCap Market without interruption under the same symbol ("USTL") as the shares of UStel Minnesota Common Stock are traded at present.

Under Minnesota law, the affirmative vote of a majority of the outstanding shares of Common Stock and Series A Preferred Stock (voting together, and not by class) is required for approval of the Reincorporation Merger Agreement and the other terms of the proposed merger. The Reincorporation Merger has been approved by UStel Minnesota's Board of Directors, which recommends a vote in favor of such proposal. If approved by the stockholders at the upcoming Special Meeting, it is anticipated that the merger of UStel Minnesota into UStel California will be effective as soon as practicable thereafter. However, pursuant to the Reincorporation Merger Agreement, the Reincorporation Merger may be abandoned or the Reincorporation Merger Agreement may be amended (except that the principal terms may not be amended without stockholder approval) either before or after stockholder approval has been obtained and prior to the effective date of the merger, if, in the opinion of the Board of Directors of either corporation, circumstances arise which make it inadvisable to proceed.

The discussion contained herein is qualified in its entirety by reference to the Reincorporation Merger Agreement, the Amended and Restated Articles of Incorporation of UStel California (the "Certificate of Incorporation") and the Bylaws of UStel California, copies of which are attached hereto as Exhibits 2 and 3, respectively to Appendix C. The Certificate of Incorporation will be filed with the California Secretary of State if the Reincorporation Merger is approved by the shareholders of UStel, as provided in this Proxy Statement/Prospectus. See "Vote Required for Reincorporation" below.

Principal Reasons for Reincorporation

For many years California has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, California adopted a General Corporation Law, effective January 1, 1977 (the "CGCL"). The Board or Directors of UStel has concluded that since almost all of the executive officers of UStel Minnesota work at the office located in California, including UStel's general counsel, and since the executive officers are more familiar with California corporate law than with Minnesota's corporate law, and since UStel Minnesota had no business assets in Minnesota, it would be more practical and efficient to be governed by the California GCL.

Possible Disadvantages

Section 302A.671 of the Minnesota business corporation act contains provisions which, among other things, provide that a person who acquires stock in excess of certain thresholds beginning with 20% of the outstanding stock, may not vote shares which exceed the thresholds, unless the affirmative vote of a majority of the voting power of the corporation entitled to vote (excluding all shares held by the acquiring person, any officer of the corporation and any employee director of the corporation), permits such shares to have full voting rights. The effect of this provision may be to give the Board more bargaining power in the event of an unsolicited tender offer. California's CGCL does not contain a similar provision.

No Change will be Made in the Name, Business or Physical Location of the Company

The Reincorporation Merger will effect only a change in the legal domicile of UStel and other changes of a legal nature, certain of which are described in this Proxy Statement/Prospectus. The Reincorporation Merger will not result in any significant change in the name, business, management, location of the principal executive offices, assets or liabilities of the Company. All employee stock option plans described elsewhere in this Proxy Statement/Prospectus will be continued by UStel California, and each share of Common and Preferred Stock outstanding or option issued pursuant to such plans, as the case may be, will automatically be converted into the same number of shares of UStel California Common or Preferred Stock or an option to purchase the same number of shares of UStel California Common Stock at the same option price per share, upon the same terms and subject to the same conditions as set forth in such plans. Shareholders should note that approval of the Reincorporation Merger will also constitute approval of the assumption of the foregoing plans by UStel California. UStel Minnesota's other employee benefit plans and arrangements will be continued by UStel California upon the terms and subject to the conditions currently in effect. Moreover, as noted above, after the merger the shares of Common Stock of UStel California will be traded, without interruption, in the same principal markets and under the same symbol as at present.

Comparison between Charters and Bylaws of UStel Minnesota and UStel California

The Charter and Bylaws of UStel Minnesota will become the Charter and Bylaws of UStel California without any material adverse changes affecting the stockholders of UStel Minnesota.

Comparison of Corporation Laws of Minnesota to California

The provisions of the Minnesota Business Corporation Act (the "MBCA") and the California General Corporate Law (the "CGCL") differ in many regards. Summarized below are certain of the principal differences affecting the rights of stockholders of corporations incorporated in these two states. This summary does not purport to be a complete statement of differences affecting stockholders' rights under the MBCA and CGCL and is qualified in its entirety by reference to the provisions of the general corporate law of those two states.

Dissenter's Rights

Under the MBCA dissenting stockholders who follow prescribed statutory procedures are entitled to obtain payment for the fair value of the stockholder's shares in the event of certain enumerated corporate transactions which materially and adversely effect certain stockholder rights or in connection with certain mergers, exchanges, and sales of substantially all the assets of the corporation. The CGCL provides similar rights and procedures in the event of certain mergers and reorganizations. Even in those cases however, such rights are not provided in certain circumstances, including transactions in which shares of the corporation being voted in a merger or reorganization are listed on a national securities exchange or listed on the list of over-the-counter margin stocks ("Margin Stock") issued by the Board of Governors of the Federal Reserve System and less than 5% of the outstanding shares of the class of shares entitled to vote demand payment. UStel has been advised that its shares of Common Stock qualify as Margin Stock.

Vote Required

Both the MBCA and CGCL require that certain mergers and exchanges be approved by a majority of the outstanding shares entitled to vote thereon. Under the MBCA, a vote of the stockholders of the surviving corporation is not required where, in the case of a merger or exchange, there is no amendment of the corporation's articles or where a change in the corporation's outstanding stock is involved and the merger results in no more than a 20% increase in the voting power of the outstanding common stock, or if the merger results in no more than a 20% increase in the number of shares entitled to participate without limitation in corporate distributions. Under the CGCL no approval of the outstanding shares is required in the case of any corporation if such corporation, or its shareholders immediately before the merger, shall own equity securities, other than any warrant or right to subscribe to or purchase such equity securities, of the surviving or acquiring corporation possessing more than five-sixths of the voting power of the surviving or acquiring corporation.

Loans to Directors

The MBCA permits loans to be made to a director of the corporation if the Board of Directors finds that the loan may benefit the corporation. The CGCL permits loans to be made to directors (i) as an advance for anticipated reasonable expenses to be incurred in the performance or his or her duties,
(ii) with approval of a majority the shareholders, or (iii) by the board alone if certain corporate procedures are followed.

Preemptive Rights

Under the MBCA, unless denied or limited in the articles of incorporation, stockholders have preemptive rights to acquire a certain fraction proportionate to the shares held when the corporation proposes to issue new or additional shares or rights to purchase shares of the same series or class held by the stockholder unless the shares are (i) issued for consideration other than money; (ii) pursuant to a plan of merger; (iii) issued pursuant to an employee incentive plan; (iv) issued pursuant to a reorganization; or (v) issued as part of a public offering. There are no preemptive rights under the CGCL, except to the extent that the corporation's articles of incorporation provide for such rights.

Proxies

Under both the MBCA and the CGCL, shareholders may vote by proxy, such appointment is valid for 11 months, unless otherwise agreed, or revoked prior thereto. Irrevocable proxies must be coupled with an interest to be valid.

PAGE

Voting Trusts

Voting trusts are permitted under both the MBCA and the CGCL.

Cumulative Voting

The MBCA prohibits cumulative voting unless the articles of incorporation specifically provide otherwise or if the election to be made is to replace a single director and the bylaws so permit. Shareholders are entitled to cumulate votes under the CGCL.

Summary of Federal Income Tax Consequences of the Reincorporation

The Merger and Reincorporation Merger are intended to be a tax free reorganization under the Internal Revenue Code. Accordingly, for federal income tax purposes, no gain or loss should be recognized by the holders of UStel shares as a result of the Reincorporation and no gain or loss should be recognized as a result of the Merger and the Reincorporation Merger. Each former holder of UStel Minnesota shares should have the same basis in the UStel California stock received by such shareholder pursuant to the Reincorporation Merger as such shareholder has in the UStel Minnesota shares held by such shareholder at the time of consummation of the Reincorporation Merger, and such shareholder's holding period with respect to such UStel California stock should include the period during which he or she held the corresponding UStel Minnesota shares, provided the latter were held by him or her as capital assets at the time of consummation of the Reincorporation Merger. Tax provisions are complex and subject to change and this summary does not purport to be a complete discussion of all the possible tax consequences of the Reincorporation Merger under federal law. No effort has been made here to summarize the treatment of the Merger or Reincorporation Merger under the various tax laws of states to which shareholders are subject.

Vote Required for the Reincorporation

Approval of the proposal to reincorporate in California will require the affirmative vote of a majority of the outstanding Common and Preferred Stock entitled to vote, to the same extent as applies to the Merger. Approval by stockholders of the proposed Reincorporation Merger will constitute approval of the Reincorporation Merger Agreement, a copy of which is set forth as Appendix C to this Proxy Statement/Prospectus and the Certificate of Incorporation and Bylaws attached as Exhibits 2 and 3 to Appendix C.

The Board of Directors recommends a vote FOR the Reincorporation in California.

Appraisal Rights of Dissenting Stockholders.

Pursuant to the MBCA, the owners of UStel Common Stock will have dissenters' rights in connection with the Merger and the Reincorporation Merger, and may dissent from the Merger and the Reincorporation Merger and demand in writing that UStel pay the "fair value" of their Common Stock. See "Merger - Dissenter's Rights."

PAGE

DESCRIPTION OF UStel SECURITIES

UStel's authorized capital stock consists of 40,000,000 shares of Common Stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of Preferred Stock, par value $0.01 per share (the "Preferred Stock").

Common Stock

At the Record Date, there were 6,872,778 shares of UStel Common Stock outstanding. The holders of Common Stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, the holders of a majority of the stock entitled to vote in any election of directors may elect all of the directors standing for election. The Company intends to reincorporate in California, which provides for cumulative voting. Subject to preferences that may be applicable to any then outstanding Preferred Stock, the holders of Common Stock will be entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock will be entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to the rights of the holders of shares of any series of Preferred Stock that the Company may issue in the future.

Preferred Stock

The Company is authorized to issue up to 5,000,000 shares of Preferred Stock. The Board of Directors is authorized, subject to any limitations prescribed by the laws of the State of Minnesota, but without further action by the Company's stockholders, to provide for the issuance of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding) without any further vote or action by the stockholders.

The Board of Directors has designated 550,000 shares of Preferred Stock as Series A Convertible Preferred Stock ("Series A Preferred") 275,000 of which were outstanding as of the Record Date. Each share of Series A Preferred entitles the holder to dividends at the same rate paid to holders of Common Stock and as a result of an amendment to the terms of the Series A Preferred made on January 24, 1997, is convertible at any time into 1.3636 shares of Common Stock, subject to adjustment for stock splits, stock dividends and other similar events. Holders of Series A Preferred are entitled to vote on all matters submitted or required to be submitted to stockholders on an as if converted basis and, except as required by law, vote together with the Common Stock and not a separate class. Upon the liquidation, dissolution or winding up of the Company (including for such purposes certain mergers or consolidations and the sale of all of the assets of the Company) holders of each outstanding share of Series A Preferred shall be entitled to receive, prior to holders of Common Stock, an amount equal to approximately $5.45 per share.

The unissued Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by the Company's stockholders, and may include voting rights, preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions as determined by the Board of Directors. Although the Company has no present plans to issue any new shares of Preferred Stock, the issuance of Preferred Stock in the future could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners.

The Board of Directors may authorize and issue additional Preferred Stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no current plan to issue any additional shares of Preferred Stock.

Convertible Subordinated Debentures

The characteristics of the Convertible Debentures to be issued in the Merger as described as follows: The Convertible Debenture will bear interest at 10% per annum and will be subordinated to all existing and future institutional debt. For the first six months from Closing the Convertible Debentures will be payable interest only, quarterly in arrears. Beginning six months from Closing, the Convertible Debentures will be amortized over a three year term, with principal payments paid quarterly in advance. Such principal payments will include all amounts due thereunder, including the conversion of all Arcada shareholder loans. Interest on the Convertible Debentures will continue to be paid quarterly in arrears. Beginning one year after issuance, the Convertible Debentures will be convertible dollar for dollar at a conversion price equal to 150% of the Average Price as defined above. The number of shares of UStel Common Stock issuable upon conversion of the Convertible Debentures will be proportionally adjusted in the event of a change in the capitalization of UStel after the Effective Time. UStel will have the right to prepay, in whole or in part, without penalty, at any time, including the right to pay cash in lieu of Convertible Debentures at Closing. In the event of a default under the Convertible Debentures, the conversion price will be equal to the Average Price.
The Company also has outstanding Convertible Subordinated Debentures (the "Debentures") in the aggregate principal amount of $500,000, which bear interest at the rate of 12% per annum, payable quarterly on the first day of January, April, July and September, commencing April 1, 1994, with all principal and accrued interest due and payable on or before December 31, 1998. The principal amount of the Debentures is convertible on any payment date into shares of the Company's Common Stock at a price of $7.00 per share. If the aggregate principal amount of the Debentures were converted, an aggregate of 71,429 shares of Common Stock would be issued.

Warrants

The following is a brief summary of certain provisions of the warrants (the "Warrants") sold in the 1997 Public Offering. A total of 1,552,500 Warrants were sold in the 1997 Public Offering and are presently outstanding. In addition, Barber & Bronson, Incorporated, the Representative of Underwriters, received the option to acquire 125,000 Units, each Unit considering two shares of UStel Common Stock and one Warrant (the "Representative's Warrants") to purchase one share of UStel Common Stock.

Exercise Price and Terms. Each Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $4.00 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The Warrants may be exercised until February 14, 2002 in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

The exercise price of the Warrants bears no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities.

Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock and, excluding all presently outstanding options, warrants, employee stock options, the Representative's Warrants and the Warrants included in the Units, upon sale of the Common Stock below the then fair market value. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $0.05 or more. No adjustment to the number of shares and exercise price of the shares subject to the Warrants will be made for dividends (other than stock dividends), if any, paid on the Common Stock.

Redemption Provisions. The Warrants are subject to redemption at $0.01 per Warrant on 30 days' written notice to the warrantholders if the closing bid price of the Common Stock as reported on the Nasdaq Small Cap Market (or any other market where the Common Stock is then traded) averages or exceeds $6.00 over a period of 20 consecutive trading days. In the event the Company exercises the right to redeem the Warrants, such Warrant will be exercisable until the close of business on the business day immediately preceding the date for redemption fixed in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time prior to their expiration date, at which time the Warrants become wholly void and of no value. The Warrants are currently traded on the NASDAQ Small-Cap Market under the symbol "USTLW."

Warrantholder Not a Shareholder. The Warrants do not confer upon holders any voting, dividend or other rights as shareholders of the Company.

Modification of Warrant. The Company and the Transfer and Warrant Agent may make such modifications to the Warrants that they deem necessary and desirable that do not materially adversely affect the interests of the Warrantholders. No other modifications may be made to the Warrants without the consent of the majority of the Warrantholders. Modification of the number of securities purchasable upon the exercise of any Warrant, the exercise price and the expiration date with respect to any Warrant requires the consent of the holder of such Warrant.

Registration Rights

The Company has granted certain registration rights to the holder of the
Series A Preferred, Integrated Financial Consultants, Inc., a company wholly-owned by Andrew J. Grey, a former director of the Company, the investors in the December 29, 1995 $160,000 private placement, Noam Schwartz,
David Schwartz, the RGB 1993 Family Trust (the "RGB Trust"), the TAD 1993
Family Trust (the "TAD Trust"), the Palisades USTL Trust, (the trustee of which is Royce Diener, a director of the Company, which now owns the RGB
Trust's and TAD Trust's shares along with the registration rights), and to the holders of warrants issued in connection with the October, 1995 $1,500,000 line of credit, the holder of the Representative's Warrants, Jeflor, Inc., Abe
Sher and Norcross Securities, Inc. for the shares issuable pursuant to the exercise of their warrants or options, as the case may be, and to certain other parties. The total number of shares as to which the Company has granted registration rights is 2,443,000. The Company has also agreed to register with the Commission under Form S-3 the 1,076,923 shares which were issued in the acquisition of Consortium 2000.  However, certain of the shareholders who have registration rights have signed registration rights waivers to February 1999.
Accordingly, the Company intends to concurrently register with the Commission
1,824,148 shares, consisting of 747,225 shares as to which there is no waiver of registration rights in effect and the 1,076,923 shares issued in the
Consortium 2000, Inc. acquisition.  Officers and directors and principal stockholders of the Company who received shares in the acquisition of
Consortium 2000 will be subject to the two-year lock-up agreement.

Outstanding Warrants

In addition to the 1997 Public Offering Warrants and the Representative's Warrants, the following table sets forth certain information as of September 30, 1997 with respect to the issuance or agreements to issue by the Company of warrants to purchase Common Stock:

                                     Max. Shares
Date of  Name of Holder/            Issuable Upon    Exercise    Date First      Expiration
Issuance Description of Group         Exercise (#)    Price ($)  Exercisable       Date               Background of Warrants

6/94    Registered Consulting           16,000          5.00        6/94            N/A        In consideration of financial
        Group                                                                                  public relations services
6/94    Norcross Securities, Inc        65,000          6.25        6/95            6/99       Granted to the Underwriter upon .
        (Assigned to Messrs. Dean                                                              completion of the Company's
        Johnson and Andrew Gray,                                                               initial public offering
        former employees of Norcross
        Securities, Inc.)

8/95    Diener Financial Group         100,000          5.00         (1)           10/00      Issued in connection with engagement
                                                                                              as a financial consultant to the
                                                                                              Company.

10/95   $1,500,000 term loan           100,000          5.00       10/95           10/00      Issued to investors making investors
                                                                                              $1,500,000 term loan to the Company.

11/95   Robert L.B. Diener             100,000          5.00         (1)           11/00      Issued in connection with Mr.
                                                                                              Diener's engagement as a
                                                                                              consultant to the Company.

1/96    Abe M. Sher                    200,000          5.00         (1)           12/01      Issued in connection with Mr. Sher's
                                                                                              engagement as Vice President and
                                                                                              General Counsel.

12/95   Investors in equity private    160,000          7.50        5/96            5/01      Issued as part of 160,000 units
                                                                                              placement (consisting of 160,000
                                                                                              shares of Common Stock and 160,000
                                                                                              Common Stock purchase warrants) in
                                                                                              a private placement completed in
                                                                                              December, 1995

6/96    Jeflor, Inc.                   240,000          5.00        8/96            6/01      Issued in connection with a loan for
                                                                                              $1,200,000 due June 19, 1997,
                                                                                              subject to four 90 day extensions,
                 Total                 981,000

______________________

(1)The warrants are fully vested.

Transfer and Warrant Agent and Registrar

The Transfer and Warrant Agent and Registrar for the Common Stock and Warrants is American Securities Transfer & Trust, Inc.

PAGE

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of Common Stock in the public market could adversely affect market prices prevailing from time to time. The officers, directors and certain principal stockholders have agreed not to sell their Common Stock into the open market for a period until February 1999 without the consent of the Representative. Sales of substantial amounts of the Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price and the ability of the Company to raise equity capital in the future.

Assuming 3,150,000 shares of UStel Common Stock are issued in the Merger, upon the Effective Date, UStel will have 10,022,778 shares of Common Stock outstanding, assuming no exercise of options or warrants or conversion of convertible securities such as the Convertible Debentures or convertible securities that might be issued in the Sutro Private Placement. Of these shares, the shares to be issued in the Merger, the shares sold in the Initial public offering, the shares included in the Units sold in the 1997 Public Offering, the shares to be included in S-3 registration, the shares issuable upon exercise of the Warrants and Representative's Warrants will be freely tradable without restriction under the Securities Act, unless held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining shares of Common Stock held by existing stockholders were issued and sold by the Company in reliance on exemptions from the registration requirements of the Securities Act. These shares and the shares underlying options, warrants and convertible securities may be sold in the public market only if registered, or pursuant to an exemption from registration such as Rule 144, 144(k) or 701 under the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is entitled to sell in "broker's transactions" or to market makers within any three-month period, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


PAGE

DESCRIPTION OF CAPITAL STOCK OF ARCADA

As of the date of this Prospectus, the authorized capital stock of Arcada consists of 50,000 shares of Common Stock, no par value per share, all of which will be outstanding on the Effective Date.

All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and nonassessable. Holders of Arcada Common Stock are entitled to receive dividends, when and if declared by the Arcada Board of Directors, out of funds legally available therefore and to share ratably in the net assets of Arcada upon liquidation. Holders of Arcada Common Stock do not have preemptive or other rights to subscribe for additional shares, nor are there any redemption or sinking fund provisions associated with the Arcada Common
Stock.

Holders of Common Stock are entitled to one vote per share on all matters requiring a vote of shareholders. Since the Common Stock does not have cumulative voting rights in electing directors, the holders of more than a majority of the outstanding shares of Arcada Common Stock voting for the election of directors can elect all of the directors whose terms expire that year, if they choose to do so.

There is no trading market for the Arcada Common Stock.

PAGE

EXPERTS

The financial statements of UStel, Inc. for the years ended December 31, 1995 and 1996 have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The combined financial statements of Arcada Communications and Affiliates for the years ended December 31, 1995 and 1996 have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


LEGAL MATTERS

The validity of the UStel Common Stock being offered hereby is being passed upon for UStel by Freshman, Marantz, Orlanski, Cooper & Klein, Beverly Hills, California.


OTHER INFORMATION AND STOCKHOLDER PROPOSALS

The management of UStel knows of no other matters that may properly be, or which are likely to be, brought before the UStel Special Meetings. However, if any other matters are properly brought before such UStel Special Meetings, the persons named in the enclosed proxy or their substitutes will vote the proxies in accordance with the recommendations of management.

PAGE

UStel, INC.
INDEX TO FINANCIAL STATEMENTS

                                                                        Page
1. PRO FORMA CONDENSED FINANCIAL STATEMENTS (UNAUDITED)
a.     Introduction                                                      F-3
b.     Unaudited Pro Forma Condensed Balance Sheet                       F-4
c.     Unaudited Pro Forma Condensed Statement of Operations             F-5
d.     Unaudited Pro Forma Condensed Statement of Operations             F-6
e.     Notes to Pro Forma Financial Statements                           F-7
2. HISTORICAL FINANCIAL STATEMENTS OF UStel, INC.
a.     Report of Independent Certified Public Accountants                F-9
b.     Audited financial statements
                Balance Sheets at December 31, 1995 and 1996             F-10
                Statements of Operations for the years ended
                December 31, 1994, 1995 and 1996                         F-12
                Statements of changes in stockholders'
                equity for the years ended December 31, 1994,
                1995 and 1996                                            F-13
                Statements of cash flows for the years
                ended December 31, 1994, 1995 and 1996                   F-14
                Summary of accounting policies                           F-15
                Notes to financial statements                            F-17
c.     Unaudited financial statements
                Condensed balance sheets at December 31, 1996
                and June 30, 1997                                        F-24
                Condensed statements of operations for the
                six months ended June 30, 1996 and 1997                  F-26
                Condensed statements of changes in
                stockholders' equity for the six months
                ended June 30, 1997                                      F-27
                Condensed statements of cash flows for
                the six months ended June 30, 1996 and 1997              F-28
                Summary of Accounting Policies                           F-29
                Notes to condensed financial statements                  F-32
3. HISTORICAL FINANCIAL STATEMENTS OF CONSORTIUM 2000, INC.
a.     Report of Independent Certified Public Accountants                F-36
b.     Financial statements
                Balance sheets at June 30, 1996 and June 30, 1997
                (Unaudited)                                              F-37
                Statements of operations for the years
                ended June 30, 1996 and 1997 (Unaudited)                 F-38
                Statements of changes in stockholders'
                equity for the years ended June 30, 1996 and
                1997 (Unaudited)                                         F-39
                Statements of cash flows for the years
                ended June 30, 1996 and 1997 (Unaudited)                 F-40
                Summary of accounting policies                           F-41
                Notes to financial statements                            F-44
4. ARCADA COMMUNICATIONS AND AFFILIATES
a.     Report of Independent Certified Public Accountants                F-46
b.     Combined Balance Sheets as of December 31, 1995
       and 1996 and (Unaudited) June 30, 1997                            F-47
c.     Combined Statements of Operations for the
       Years Ended December 31, 1995 and 1996 and
       (Unaudited) for the Six Months Ended June 30, 1996
       and 1997                                                          F-48
d.     Combined Statements of Shareholders' Equity
       for the Years Ended December 31, 1995 and 1996
       and (Unaudited) for the Six Months Ended
       June 30, 1997                                                     F-49
e.     Combined Statements of cash flows for the
       Years Ended December 31, 1995 and 1996 and
       (Unaudited) for the Six Months Ended June 30,1997                 F-50
f.     Notes to Financial Statements                                     F-51

PAGE

                               UStel, INC.
                   PRO FORMA CONDENSED FINANCIAL STATEMENTS
                               (UNAUDITED)

INTRODUCTION

On September 25, 1997, UStel, Inc. (the "Company") entered into an agreement to purchase Arcada Communications (Arcada) for a purchase amount comprising 2,100,000 newly issued shares of UStel, Inc. Common Stock (subject to adjustment based upon the Average Price of the Registrant's Common Stock), $5 million in cash, $1.5 million in subordinated notes and fees and expenses of approximately $912,000. These Pro Forma Condensed Combined Financial Statements assume an Average Price of $2.25 and accordingly the number of newly issued shares of UStel Common Stock have been adjusted to 3,150,000.

The purchase agreement provides that if the average price is less than $3.00 per share but greater than or equal to $2.50 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 420,000 shares, less than $2.50 per share but greater than or equal to $2.00 per share increased by 1,050,000 shares, less than $2.00 per share but greater than or equal to $1.50 per share, then increased by 2,100,000 shares or less than $1.50 per share but greater than or equal to $1.00 per share, then increased by 4,200,000 shares.

UStel will account for the acquisition using the purchase method of accounting with the assets acquired and liabilities assumed recorded at fair values and the results of Arcada included in the Company's consolidated financial statements from the date of acquisition.

The accompanying unaudited pro forma condensed combined financial statements illustrate the effects of the acquisition on the Company's financial position and results of operations. The pro forma condensed combined balance sheet at June 30, 1997 is based on the historical balance sheets of the consolidated Company and Arcada. The pro forma condensed combined statements of operations for the year ended December 31, 1996 and the six months ended June 30, 1997 are based on the historical statements of operations of the company and Arcada for those periods. The pro forma condensed statements assume the acquisition took place on the beginning of each period presented. The pro forma condensed combined financial statements may not be indicative of the actual results of the acquisition. In particular, the pro forma condensed combined financial statements are based on management's current estimate of the allocation of the purchase price, the actual allocation of which may differ.

The accompanying condensed combined pro forma financial statements should be read in connection with the historical financial statements of the Company and Arcada Communications.

The pro forma financial information for the year ended December 31, 1996 and six months ended June 30, 1997 also includes Consortium 2000, Inc. results of operations for the period prior to its July 1997 acquisition by UStel.

The following pro forma adjustments have been determined on the basis as described below:

     1.The business combination involving UStel and Arcada is accounted for utilizing the purchase method of accounting.

     2.Pro forma condensed results of operations for the year ended December 31, 1996 include pro forma purchase accounting adjustments relating to UStel's July 1997 acquisition of Consortium 2000, Inc.

     3.Consistent with the application of purchase accounting for this business combination as described above, estimated fees and other costs of $912,000 that are directly attributable to the Merger have been capitalized.

     4.The owners of Arcada common Stock have agreed to fully satisfy obligations relating to Arcada severance agreements with two individuals which provide for the payment of $1.26 million under certain conditions, the consummation of this merger being one of such events. In accordance with guidelines established by the Securities and Exchange Commission, pro forma net loss does not include this related expense to be recorded on consummation of the Merger.

These unaudited pro forma financial statements are not necessarily indicative of future financial positions or results of operations or the actual results that would have occurred had the merger been consummated at the beginning of the periods presented and should be read in conjunction with the historical financial statements included elsewhere in this Proxy Statement/Prospectus.

PAGE

UStel, INC.

                                                       Eliminations/     Combined                    Proforma         Combined
                               UStel       C2000       Adjustments       UStel         Arcada       Adjustments     Proforma UStel

ASSETS
Current Assets
  Cash                       $  556,000  $     (1,000)           -   $       555,000 $    409,000             -     $    964,000
  Accounts receivable
  net of Allowance for
  Doubtful Accounts           6,936,000       104,000            -         7,040,000    1,631,000             -        8,671,000
  Prepaid Expenses              283,000       107,000            -           390,000      428,000             -          818,000
                              ---------       -------     --------         ---------    ---------       -------       ----------
    Total current assets      7,775,000       210,000            -         7,985,000    2,468,000             -       10,453,000
  Property and Equipment
  net of Depreciation         2,427,000       49,000             -         2,476,000    1,819,000             -        4,295,000
  Related Party Receivables     670,000            -      (341,000)          329,000                                     329,000
  Other Receivables less        144,000        5,000             -           149,000       89,000             -          238,000
  Allowance for Doubtful
  Accounts
  Goodwill                            -            -     3,215,000 <F5>    3,215,000            -     15,114,000 <F1> 18,329,000
  Start-up Cost less
  accumulated amortization       11,000       61,000             -            72,000            -             -           72,000
  Deferred Charges              592,000            -             -           592,000            -             -          592,000
                            -----------     --------    ----------       -----------   ----------    -----------     -----------
       Total Assets         $11,619,000     $325,000    $2,874,000       $14,818,000   $4,376,000    $15,114,000     $34,308,000
                            ===========     ========    ==========       ===========   ==========    ===========     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current
  Notes Payable to Bank      $2,278,000            -             -        $2,278,000      254,000                    $ 2,532,000
  Notes Payable to                           341,000      (341,000)               -             -                              -
  Related Parties
  Notes Payable Other                                                             -             -                              -
  Accounts Payable              880,000       70,000           -             950,000    2,386,000                      3,336,000
  Accrued Expenses                -          583,000           -             583,000      911,000                      1,494,000
  Accrued Revenue Taxes         180,000            -           -             180,000            -             -          180,000
                              ---------      -------       -------         ---------    ---------      ---------       ---------
    Total current liabilities 3,338,000      994,000      (341,000)        3,991,000    3,551,000             -        7,542,000
Convertible Subordinated        500,000            -             -           500,000            -      7,412,000 <F1>  7,912,000
Debentures
Other Long-term Liabilities           -            -             -                 -    2,010,000       (571,000)      1,439,000
                              ---------      -------      --------         ---------    ---------      ---------      ----------
    Total Liabilities         3,838,000      994,000      (341,000)        4,491,000    5,561,000      6,841,000      16,893,000
Stockholders' equity
  Series A Convertible            3,000       53,000                          56,000                                      56,000
   Preferred Stock
  Series B Convertible
  Preferred Stock                   -         15,000            -             15,000            -                         15,000
  Common Stock                   54,000       12,000       2,466,000 <F5>  2,532,000            -      7,088,000 <F1>  9,620,000
  Additional Paid-In Capital 14,027,000    1,036,000      (1,036,000)<F5> 14,027,000      558,000       (558,000)<F1> 14,027,000
  Accumulated Deficit        (6,303,000)  (1,785,000)      1,785,000 <F5> (6,303,000)  (1,743,000)     1,743,000 <F1> (6,303,000)
                              ---------    ----------      ---------      -----------  -----------    -----------     ----------
    Total stockholders'       7,781,000     (669,000)      3,215,000      10,327,000   (1,185,000)     8,273,000      17,415,000
     equity                   ---------    ---------       ---------      ----------   -----------    ----------      ----------
    Total Liabilities       $11,619,000     $325,000      $2,874,000     $14,818,000   $4,376,000    $15,685,000     $34,879,000
     and Stockholders'       ==========     ========       =========      ==========    =========     ==========      ==========
      equity

<F1> See Note 1 of Notes to Pro Forma Financial Statements.
<F5> See Note 5 of Notes to Pro Forma Financial Statements.

PAGE

UStel, INC.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
Six Months Ended June 30, 1997


                                                          Eliminations/  Combined                        Proforma       Combined
                             Ustel          C2000          Adjustments     Ustel         Arcada        Adjustments  Proforma UStel
Revenues                    $11,568,000   $1,842,000       $(886,000)    $12,524,000   $6,576,000              -     $19,100,000
Cost of services sold         8,844,000            -               -       8,844,000    3,956,000              -      12,800,000
                            -----------   ----------       ---------      ----------    ---------      ---------     -----------
Excess of revenues            2,724,000    1,842,000        (886,000)      3,680,000    2,620,000              -       6,300,000
        over cost

Other Operating Expenses:
  Selling, general,           3,065,000    2,862,000        (886,000)      5,041,000    2,388,000       (369,000)<F2>  7,060,000
   administrative & other
  Depreciation and              183,000        6,000          81,000 <F6>    270,000      363,000        378,000 <F3>  1,011,000
   amortization               ---------    ---------         --------      ---------    ---------        --------     ----------

Loss before interest           (524,000)  (1,026,000)        (81,000)     (1,631,000)    (131,000)        (9,000)     (1,771,000)
 and tax
Interest expense, net           280,000        1,000               -         281,000       33,000        371,000 <F4>    685,000
 of interest income           ---------   ----------          -------      ---------     ---------       --------      ---------

Loss before income tax         (804,000)  (1,027,000)        (81,000)     (1,912,000)    (164,000)      (380,000)     (2,456,000)
Provision for Income Tax              -        1,000               -           1,000            -              -           1,000
                              ----------  ----------        ---------   ------------    ----------     ----------    ------------
Net loss                      $(804,000) $(1,028,000)       $(81,000)    $(1,913,000)   $(164,000)     $(380,000)    $(2,457,000)
                              ========== ============       =========    ============   ==========     ==========    ============
Net loss per share               ($0.18)                                                                                  ($0.25)
Shares used in calculation    4,383,724                                                                               10,022,778
                              =========                                                                               ==========

<F2> See Note 2 of Notes to Pro Forma Financial Statements.
<F3> See Note 3 of Notes to Pro Forma Financial Statements.
<F4> See Note 4 of Notes to Pro Forma Financial Statements.
<F6> See Note 6 of Notes to Pro Forma Financial Statements.

PAGE

UStel, INC.
UNAUDITED PRO FORMA CONDENSED STATEMENT OF OPERATIONS
Year Ended December 31, 1996

                                                         Eliminations/  Combined                        Proforma        Combined
                             Ustel          C2000          Adjustments     Ustel         Arcada         Adjustments  Proforma UStel

Revenues                    $22,027,000   $3,749,000      $(2,522,000)   $23,254,000   $12,646,000               -     $35,900,000
Cost of services sold        16,225,000            -                -     16,225,000     7,810,000               -      24,035,000
                            -----------   ----------      ------------   -----------    ----------      ----------      ----------
Excess of revenues            5,802,000    3,749,000       (2,522,000)     7,029,000     4,836,000               -      11,865,000
        over cost

Other Operating Expenses:
  Selling, general,           8,075,000    4,324,000       (2,522,000)     9,877,000     5,216,000      (1,022,000)<F2> 14,071,000
   administrative & other
  Depreciation and              250,000       19,000          161,000 <F6>   430,000       666,000         756,000 <F3>  1,852,000
   amortization               ---------    ---------        ---------      ---------     ---------       ---------      ----------

Loss before interest         (2,523,000)    (594,000)        (161,000)    (3,278,000)   (1,046,000)        266,000      (4,058,000)
 and tax
Interest expense, net           450,000       (3,000)               -        447,000       239,000         741,000 <F4>  1,427,000
 of interest income           ---------      --------         --------     ---------     ---------        --------      ----------

Loss before income tax       (2,973,000)    (591,000)        (161,000)    (3,725,000)   (1,285,000)       (475,000)     (5,485,000)
Provision for Income Tax              -     (125,000)               -       (125,000)            -               -        (125,000)
                            ------------   ----------       ---------    -----------   -----------       ---------     ------------
Net loss                    $(2,973,000)   $(466,000)       $(161,000)   $(3,600,000)  $(1,285,000)      $(475,000)    $(5,360,000)
                            ===========    =========        =========     ==========    ==========        =========    ============
Net loss per share               ($1.54)                                                                                    ($0.53)
Shares used in calculation    1,926,091                                                                                 10,022,778
                              =========                                                                                 ==========

<F2> See Note 2 of Notes to Pro Forma Financial Statements.
<F3> See Note 3 of Notes to Pro Forma Financial Statements.
<F4> See Note 4 of Notes to Pro Forma Financial Statements.
<F6> See Note 6 of Notes to Pro Forma Financial Statements.

PAGE

UStel, INC.


Notes to Pro Forma Financial Statements


Note A - The pro forma adjustments to the condensed combined balance sheet are as follows:

(1)To record the acqusition of Arcada Communications and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities of Arcada communications acquired are as follows:

       Components of purchase price:
            Acquisition price paid in cash                     $5,000,000
            Acquisition costs                                     912,000
                                                               ----------
            Cash portion                                        5,912,000
            Acquisition price paid in subordinated debt         1,500,000
            Acquisition price paid in stock                     7,088,000
                                                             ------------
                     Total purchase price                     $14,500,000
       Plus
            Equity deficit of net assets acquired                 614,000
                                                             ------------
            Cost in excess of net assets acquired             $15,114,000
                                                              ===========

Note B - The pro forma adjustments to the condensed combined statements of operations are as follows:

(2)To record reductions in general and administrative expenses from non-recurring distributions and payments to shareholders

                                          Year Ended         Six Months Ended
                                        December 31, 1996     June 30, 1997

     Salaries, wages and related          $  427,000            $172,000
     General and administrative               66,000             174,000
     Sales and marketing                      74,000              23,000
     Provision for severance obligation      455,000                   -
                                           -----------------------------
             Net Reduction                $1,022,000            $369,000
                                          ==============================

(3)To record adjustments to amortization expense based on the value of excess of the fair value over net assets acquired as follows:

     Addition to amortization expense       $756,000            $378,000
                                            ============================

(4)To record adjustment to interest expense for increase in subordinated debt in connection with the acquisition as follows

     Addition to interest expense           $741,000            $371,000
                                            ============================
PAGE

Ustel, INC.
Notes to Pro Forma Financial Statements


Note C - The pro forma adjustments to the condensed combined balance sheet for the Consortium 2000, Inc. acquisition are as follows:


(5)To record the acquisition of Consortium 2000, Inc. and the allocation of the purchase price on the basis of the fair values of the assets acquired and liabilities assumed. The components of the purchase price and its allocation to the assets and liabilities of Consortium 2000, Inc. acquired are as follows:
Components of purchase price:
Acquisition price paid in stock               $2,546,000
Plus
Equity deficit of net assets acquired            669,000
                                              ----------
Cost in excess of net assets acquired         $3,215,000
                                              ==========

Note D - The pro forma adjustments to the condensed combined statements of operations for Consortium 2000, Inc. are as follows:

(6)To record adjustments to amortization expense based on the value of excess of the fair value over net assets acquired as follows:


Addition to amortization expense      $161,000          $81,000
                                      ========          =======
PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


UStel, Inc.
Los Angeles, California

We have audited the accompanying balance sheets of UStel, Inc. as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, based on our audits, the financial statements referred to above present fairly, in all material respects, the financial position of UStel, Inc. at December 31, 1995 and 1996, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                        BDO SEIDMAN, LLP

Los Angeles, California
March 21, 1997

PAGE

USTEL, INC.
BALANCE SHEETS

                                                        December 31,
                                                 1995                  1996

Assets (Notes 2 and 4)

Current

Cash                                            $      1,200          $    225,926

Restricted cash                                    3,133,433                   -0-

Accounts receivable, less allowance for
 doubtfulaccounts of $329,500 and $1,123,000       5,307,478             6,876,465

Prepaid expenses                                     506,824               376,331
                                                ----------------------------------
     Total current assets                          8,948,935             7,478,722
                                                ----------------------------------
Property and equipment
Office furniture and equipment                     1,440,294             2,537,268
Leasehold improvement                                164,063               180,012
                                                ----------------------------------
                                                   1,604,357             2,717,280

Less accumulated depreciation                       (241,176)             (471,449)
                                                ----------------------------------
     Net property and equipment                    1,363,181             2,245,831
                                                ----------------------------------
Related party receivables (Note 3 (a))               348,519               301,475
Other receivables, less allowance for doubtful
accounts of $322,000 and $744,000,
     respectively                                    593,244               138,936

Start-up costs less accumulated amortization
of $59,022 and $78,696                                39,347                19,673

Deferred charges (Note 1)                            684,805             1,182,308
                                                 ---------------------------------
     Total Assets                                $11,978,031           $11,366,945
                                                 ===========           ===========


See accompanying summary of accounting policies and notes to financial statements.

PAGE

UStel, Inc.
Balance Sheets

                                                        December 31,
                                                 1995                  1996

Liabilities and stockholders' equity

Current

Notes payable to bank (Note 2)                  $  2,900,000         $  2,225,608
Notes payable to related parties (Note 3(b))       1,500,000               84,000
Notes payable - others (Note 4)                          -0-            4,907,239
Accounts payable                                   2,078,954              984,014
Accrued expenses                                     113,525              194,804
Accrued revenue taxes                              1,097,779              232,999
                                                ---------------------------------
Total current liabilities                          7,690,258            8,628,664

Convertible subordinated debentures (Note 6)         500,000              500,000
                                                ---------------------------------
Total liabilities                                  8,190,258            9,128,664

Commitments and contingencies (Note 5)
Stockholders' equity
Series A Convertible Preferred stock,
$.01 par value, 5,000,000 shares authorized
and 550,000 shares outstanding
(Liquidation Preference $3,000,000)                    5,500                5,500

Series B Convertible Preferred Stock,
$.01 par value, 95,000shares authorized
and 95,000 and 0 shares outstanding                      950                  -0-

Common stock, $.01 par value, 40,000,000 shares
authorized; 1,600,000 and 2,126,851 shares
issued and outstanding                                16,000               21,269

Additional paid-in capital                         6,386,178            7,710,561

Note receivable (Note 3(d))                          (95,000)                 -0-

Accumulated deficit                               (2,525,855)          (5,499,049)
                                                ----------------------------------
Total stockholders' equity                         3,787,773            2,238,281
                                                ----------------------------------
Total Liabilities and Stockholders'
      Equity                                     $11,978,031          $11,366,945
                                                 ===========          ===========

See accompanying summary of accounting policies and notes to financial statements.

PAGE

UStel, Inc.
Statement of Operations

                                                            Years Ended December 31,
                                                    1994             1995            1996
Revenues                                       $   6,118,480     $ 16,127,575    $ 22,026,857
Operating expenses
Cost of services sold                              4,696,106       11,539,874      16,225,354

General and administrative                         1,412,649        3,074,289       5,654,625
Selling                                              785,933        1,460,009       2,420,139
Depreciation and amortization                         87,363          177,971         249,947
                                                ---------------------------------------------
     Total operating expenses                      6,982,051       16,252,143      24,550,065

Loss from operations                                (863,571)        (124,568)     (2,523,208)

Loss from rental operations                         (101,705)              -0-             -0-

Net gain on sale of property                           7,614               -0-             -0-

Relocation costs                                          -0-        (110,766)             -0-

Interest income                                       34,283          124,060         101,934

Interest expense                                    (152,063)        (260,437)       (551,920)
                                                  --------------------------------------------
     Net loss                                    $(1,075,442)       $(371,711)    $(2,973,194)
                                                 ============       ==========    ============

Net loss per share                                     $(.83)          $(0.23)         $(1.54)
                                                       ======          =======         =======

Weighted average number of
common shares outstanding                          1,291,913        1,600,000       1,926,091
                                                   =========        =========       =========

See accompanying summary of accounting policies and notes to financial statements.
PAGE

UStel, Inc.
Statement of Changes in Stockholder's Equity

                                                               Additional
                         Preferred Stock         Common Stock           Paid-In       Accumulated      Note
                        Shares      Amount     Shares       Amount       Capital         Deficit      Receivable        Total
                        ------------------     -------------------     ----------      ------------   ----------    -------------
Balance,
 January 1, 1994                 0  $     0        950,000  $   9,500   $   570,608     $ (1,078,702)           0    $   (498,594)
Sale of shares to
 public (Note 8)                 0        0        650,000      6,500     2,595,770                0            0       2,602,270
Sale of preferred
 shares (Note 7)           550,000    5,500              0          0     2,994,500                0            0       3,000,000
Contribution to
 capital                         0        0              0          0        60,000                0            0          60,000
Net loss for
 period                          0        0              0          0             0       (1,075,442)           0      (1,075,442)
                        ----------  -------  -------------  -----------  -----------     ------------   ---------    -------------
Balance, December
 31, 1994                  550,000    5,500      1,600,000     16,000     6,220,878       (2,154,144)           0       4,088,234

Sale of preferred
 shares (Note 7)            95,000      950              0          0       165,300                0      (95,000)         71,250
Net loss for
 period                          0        0              0          0             0         (371,711)           0        (371,711)
                           -------  -------      ---------     ------     ---------      ------------    --------      -----------

Balance, December
 31, 1995                  645,000    6,450      1,600,000     16,000     6,386,178       (2,525,855)     (95,000)      3,787,773

Cancellation of
 note receivable
 (Note 3(d))                     0        0              0          0       (95,000)               0       95,000               0
Private placement
 of common stock
 (Note 8)                        0        0        160,000      1,600       798,400                0            0         800,000
Conversion of
 Series B
 preferred stock
 to common stock
 (Notes 3(d) and 7)        (95,000)    (950)        95,000        950             0                0            0               0
Cost of private
 placement of
 common stock
 (Notes 3(f) and
 Note 8)                         0        0              0          0       (25,000)               0            0         (25,000)
Cost of issuing
 Series A
 preferred stock
 in prior period
 (Note 7)                        0        0        112,000      1,120       (47,120)               0            0         (46,000)
Acquisition of
 switching
 equipment (Note
 3(g))                           0        0        107,851      1,079       514,623                0            0         515,702
Repayment of
 agent commission
 fees (Note 3(e))                0        0         20,000        200       114,800                0            0         115,000
Stock issued in
 connection with
raising capital
 (Note 3(c))                     0        0         32,000        320        63,680                0            0          64,000
Net loss for
 period                          0        0              0          0             0       (2,973,194)           0      (2,973,194)
                            ------   ------        -------   --------       -------       ----------      -------     -----------
Balance, December
 31, 1996                  550,000  $ 5,500      2,126,851   $ 21,269   $ 7,710,561     $ (5,499,049)         $ 0     $ 2,238,281
                           =======  =======      =========   ========   ===========     ============          ===     ===========

See accompanying summary of accounting policies and notes to financial statements
PAGE

UStel, Inc.
Statements of Cash Flows
Increase (Decrease) in Cash
                                                                      Year Ended December 31,
                                                               1994            1995             1996
Cash flows from operating activities:
Net loss                                                   $(1,075,442)     $ (371,711)      $ (2,973,494)

Adjustments to reconcile net loss
to net cash used in operating
activities:
Depreciation and amortization                                  125,643         177,971            249,947
Provisions for losses on accounts
receivable                                                     158,000         464,000          1,993,142
Net gain on sale of property                                    (7,614)             -0-                -0-
Increase (decrease) from change in:
Checks issued against future deposits                          (32,668)             -0-                -0-
Accounts receivable                                         (1,821,467)     (3,746,364)        (3,225,619)
Prepaid expenses and other                                    (108,466)       (323,683)           130,492
Accounts payable and accrued expenses                        1,136,820       1,329,865         (1,878,440)
Other items                                                    (21,583)       (619,391)          (364,503)
                                                            -----------     -----------        -----------
Net cash used in operating activities                       (1,646,777)     (3,089,313)        (6,068,175)
Cash flows from investing activities:                       -----------     -----------        -----------
Proceeds from sale of property                                 142,877              -0-                -0-
Purchase of equipment                                         (528,463)       (780,185)          (410,766)
                                                            -----------     -----------        -----------
Net cash used in investing activities                         (385,586)       (780,185)          (410,766)

Cash flows from financing activities:
Proceeds from notes payable-banks                              395,000       4,030,000         21,521,381
Proceeds from related party debt                                    -0-             -0-           400,000
Proceeds from notes payable - others                                -0-             -0-         4,907,239
Restricted cash                                             (1,000,000)     (2,133,433)        (3,133,433)
Proceeds from sale of common stock                           2,602,270              -0-                -0-
Proceeds from sale of preferred stock                        3,000,000          71,250                 -0-
Proceeds from issuance of convertible
debenture                                                      500,000              -0-                -0-
Related parties receivable                                    (665,395)         95,847           (337,613)
Payments on debt                                              (592,678)       (400,000)       (22,920,773)
                                                            -----------     -----------        -----------
Net cash provided by financing
activities                                                   4,239,197       1,663,664          6,703,667
                                                            -----------     -----------        -----------
Net increase (decrease) in cash                              2,206,834      (2,205,834)           224,726
Cash, beginning of period                                          200       2,207,034              1,200
                                                            -----------     -----------        -----------
Cash, end of period                                         $2,207,034      $    1,200         $  225,926
                                                            ==========      ==========         ==========

See accompanying summary of accounting policies and notes to financial statements.
PAGE

UStel, Inc.
Summary of Accounting Policies

The Company

     UStel, Inc. (the "Company") was formed on March 11, 1992 as a long-distance telephone service provider. The Company offers competitive discounted calling plans which are available to customers in the United States, Puerto Rico, and the Virgin Islands. On January 12, 1994, the Company effected a recapitalization of its capital stock in connection with its re-incorporation in Minnesota. In connection with the recapitalization, the Company exchanged all its outstanding common shares (1,000 shares) for 950,000 shares of the reincorporated company's common shares. Accordingly, the financial statements were retroactively restated.

Revenue Recognition

     Revenue is recognized upon completion of the telephone call.

Property And Equipment

     Equipment is stated at cost with depreciation provided over the estimated useful lives of the respective assets on the straight-line basis ranging from five to fifteen years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the term of the lease.

Deferred Charges

     Deferred charges consist of loan fees, offering costs and certain costs incurred in connection with expanding the Company's market position. Loan fees are amortized over the life of the related loan. Offering costs will be charged against paid-in capital if the public offering is consummated. If the public offering is not consummated, such costs will be charged to operations during the period it becomes evident that the above mentioned transaction will not be completed. Costs incurred to expand the Company's market position are amortized over the period of benefit not to exceed twenty-four months. It is the Company's policy to periodically review and evaluate that the benefits associated with these costs are expected to be realized and therefore deferral and amortization are justified.

Income Taxes

     Income taxes are accounted for under Financial Accounting Standards Board, FAS No. 109, "Accounting for Income Taxes." Under this standard, deferred tax assets and liabilities represent the tax effects, calculated at currently effective rates, of future deductible taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements.

Earnings Per Share

     Earnings per share are computed based upon the weighted average number of common shares outstanding during the periods. Common stock equivalents relating to stock options, warrants and convertible preferred stock are not included in the computation since their effect is anti-dilutive.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PAGE

Significant Risks and Uncertainties

     The Company is primarily a non-facilities based inter-exchange carrier that routes customers' calls over a transmission network consisting primarily of dedicated long distance lines secured by the Company from a variety of other carriers. One of these carriers provides the call record information from which the Company bills approximately 75% of its customer base. Management believes other carriers could provide the same services on comparable terms.

Concentrations of Credit Risks

     The Company maintains cash balances at one financial institution. Deposits not to exceed $100,000 are insured by the Federal Deposit Insurance Corporation. At December 31, 1996, the Company has uninsured cash in the amount of approximately $157,001.

Stock-based Compensation

     Statements of Financial Accounting Standards No. 123, "Accounting for Stock- Based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. The Company adopted this accounting standard on January 1,
1996.   SFAS 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

New Accounting Pronouncements

     Statements of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board
(FSAB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

Disclosure About Fair Value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value: Cash, Restricted Cash, Accounts Receivable and Accounts Payable

     The carrying amount approximates fair value due to the short maturity of those instruments.

Notes Payable

     The fair value of the Company's notes payable is based on quoted market prices for similar issues of debt with similar remaining maturities.

Convertible Debenture

     The fair value of the Company's convertible debentures is estimated based upon current market borrowing rates for loans with similar terms and maturities.

Reclassifications

     Certain financial statement items have been reclassified to conform to the current year's presentation.

PAGE

UStel, Inc.
Notes to Financial Statements

Note 1 - Deferred Charges

Deferred charges consist of the following:



                                             December 31,
                                        1995               1996
Development costs                    $ 336,690        $   131,437
Offering costs                         164,792            739,672
Loan fees                               35,000            183,153
Calling card program                   118,157            138,108
Deposits and other                      82,166            128,202
                                     ---------          ---------
                                       736,805          1,320,572
Accumulated amortization               (52,000)          (138,264)
                                     ---------          ---------
                                     $ 684,805        $ 1,182,308
                                     =========        ===========
Note 2 - Notes Payable to Bank

     In June 1995 and September 1995, the Company entered into a revolving credit agreements with a bank that provided for secured borrowings aggregating $1.0 million and $2.1 million, respectively, expiring in July 1996. Borrowings under the agreements bear interest at the bank's prime lending rate. The credit agreements were collateralized by three certificates of deposit at the same bank totaling $3.1 million. In March and July 1996, this outstanding credit line was paid off by offsetting the outstanding balance against the certificates of deposit used as collateral. Borrowings at December 31, 1995 and December 31, 1996 were $2,900,000 and $0, respectively.

     In December 1995, the Company obtained a Senior Credit Facility ("Credit Facility" and "Line") in the amount of up to $5 million with an asset-based lender. Amounts drawn under the Credit Facility accrue interest at a variable rate equal to the Bank of America Reference Rate plus 2% per annum. The Line is secured by accounts receivable and all of the Company's other assets.
Under the Credit Facility, the Company can borrow up to an amount which is the lesser of $5 million or up to 85% of the Company's eligible receivables. Subject to the $5 million maximum borrowing, in addition to amounts supported by receivables, the Company may borrow on a 36-month term loan basis up to the lesser of $1.5 million or a formula amount based on the fair value of new equipment and the liquidation value of existing equipment. Amounts outstanding under the Credit Facility at December 31, 1995 and December 31, 1996 were $0 and $2,225,608, respectively.

Note 3 - Related Party Transactions

     (a)     Related Parties Receivables

     At December 31, 1995 and 1996, the Company has amounts due from various related parties relating to loans as follows:



                                             December 31,
                                        1995             1996

Loans:
Related entities                     $  20,505        $  26,371
Officers                               326,225          274,330
Employees                                1,789              774
                                     ---------        ---------
                                     $ 348,519        $ 301,475
                                     =========        =========
PAGE

     (b)     Related Parties Payable

     In October 1995, the Company entered into a revolving credit agreement with a related party that provides for secured borrowing aggregating $1.5 million and expiring in October, 1996. Borrowing under the agreement bears interest at 10% per annum on a daily principal balance outstanding during the three calendar months prior to each interest payment date. The credit agreement was collateralized by a security interest in the Company's unrestricted deposit accounts and accounts receivable. The agreements called for the issuance of warrants for the purchase of up to 100,000 shares of the Company's common stock at $5.00 per share, exercisable over a period of five
years.   Borrowing under the credit agreement amounted to $1.5 million at
December 31, 1995. This loan was repaid in January 1996 by the issuance of 160,000 common shares of the Company plus $725,000 in cash.

     During February, 1996 the Company borrowed $400,000 from a related party. The note is payable on demand and bears interest at 12% per annum. In June 1996, $116,000 of this borrowing was repaid. An additional repayment of $200,000 was made in August 1996. Interest is payable at the earlier of maturity or repayment of the full amount borrowed. The amount outstanding at December 31, 1996 was $84,000. This loan was repaid in February, 1997.

     (c)     Shares Issued to Officer/Employee

     During 1996 the Company issued 32,000 shares of common stock to an officer in connection with his assistance in raising additional capital. The fair value of the common stock issued of $64,000 is included in deferred offering cost at December 31, 1996.

     On January 1, 1996 the Company issued warrants for the purchase of up to 200,000 shares of the Company's common stock in connection with the employment of the Company's Vice-President and General Counsel. Also in September 1996 the Company issued warrants for the purchase of up to 100,000 shares of the Company's stock in connection with the employment of the Company's representative in Israel. These warrants are issued at an exercise price of $5.00 per share, which was the fair value at the date of the grant, and are exercisable upon issuance.

     (d)     Stock Note Payable

     In consideration of services rendered and to be rendered to the Company and $95,000 paid in the form of a promissory note due upon the earlier of conversion or May 31, 2005, in November 1995 the Company issued to one of its officers, 95,000 shares of Series B Preferred Stock.

     In January, 1996, the Company entered into a supplemental consulting agreement with the officer to provide services as the chief financial officer and as a director of the Company for up to 20 hours of service per week for compensation of $12,500 per month. In February, 1996, the Company agreed to cancel the $95,000 note in consideration of services rendered by the officer.

     (e)     Sales Agent

     In August, 1994 the Company retained an independent sales representative, Consortium 2000, Inc., on a commission basis. As part of the consideration for its engagement, the Company agreed to issue the sales agent warrants to purchase up to 300,000 shares of common stock. These warrants are exercisable in increments of 50,000 shares upon the Company reaching certain monthly revenue milestones for four years from the date of issuance. The minimum exercise price of warrants is $7.50 per share and increases depending on when specified monthly revenue milestones are met. These warrants will be canceled upon consummation of the merger. Royce Diener is Chairman of the Board of the sales agent.

     In July, 1996, the Company's Board of Directors authorized the issuance of 20,000 shares of common stock to Consortium 2000 at $5.75 per share to reconcile variances in commissions owed to Consortium 2000 for July, 1995 through March, 1996. Prior to the Merger, discussed further in Note 10 of the Notes to Financial Statements, these shares will be distributed as a dividend to the shareholders of Consortium 2000.

     (f)      Financial Consultant

     Effective as of September 1995, the Company engaged the Diener Financial Group, a company wholly-owned by Robert L.B. Diener, who is the son of Royce Diener, a director of the Company. For assisting the Company in connection with a private placement (Note 8), the Company paid Robert L. B. Diener the sum of $25,000. In November, 1995, the Company granted Mr. Diener 100,000 warrants exercisable at $5.00 per share, expiring November, 2000.

     (g)      Acquisition of Telecommunications Switch

     In June, 1996, the Company acquired title to a telecommunications switch owned by Mr. Epling, an officer and director of the Company, for aggregate consideration in the amount of $702,157. Consideration was paid by crediting $500,000 as payment for the issuance of 100,000 shares of common stock to Mr. Epling pursuant to the exercise of employee stock options, canceling approximately $117,798 in interim advances made by the Company to TYC, Inc., a corporation wholly-owned by Mr. Epling, and a cancellation of interim advances of approximately $68,656 made by the Company to Mr. Epling for upgrading the switch, and the issuance of an additional 7,851 shares of Common Stock to Mr. Epling based on a $5.00 per share market value with a total additional charge to equity of $15,702. At the time the switching equipment was acquired, it was appraised at approximately $716,000.

     (h)     Consulting Agreement

     In August, 1996, the Company entered into a two-year consulting agreement with Vanguard Consultants, Inc., a Nevada corporation owned by Ronnie Schwartz, to provide consulting services in the areas of marketing, finance and business development. Pursuant to this agreement, Vanguard Consultants, Inc. will receive $7,500 per month for such services.

Note 4 - Notes Payable - Others

     During June 1996 the Company borrowed $1,200,000 from an unrelated party. The one-year note bears interest at the annual rate of 12% and is
unsecured.   Interest is payable at maturity.  In conjunction with this loan the Company agreed to issue warrants for acquisition of up to 540,000 of its common shares at a price of $5.00 per share. Warrants for the purchase of 120,000 common shares were issuable at the time the loan was funded. Additional warrants become issuable in increments of 60,000 common shares each at intervals of ninety days after funding of the loan so long as the loan remains unpaid. The amount outstanding at December 31, 1996 was $1,200,000. This loan was paid off in February 1997. Total warrants of 240,000 have been granted as of December 31, 1996.

     As of September 9, 1996, the Company was indebted for transmission service to WilTel, its primary long distance carrier, in the amount of $5,595,963 (before application of certain volume discounts available under the transmission service contract). Payment of this amount was settled by payment of $1,000,000 on September 9, 1996, the Company's agreement to pay an additional $735,688 by September 27, 1996, and the Company's agreement to execute a promissory note in the amount of $3,860,275. In connection with this agreement, the Company further agreed to pay future WilTel invoices within 30 days of presentation. The initial due date of the promissory note was November 14, 1996, and it was later extended to December 31, 1996 and February 28, 1997. The note bore interest at the rate of 15% per annum through November 14, 1996 and 18% thereafter and was secured by a second lien on all the Company's assets. The promissory note was also guaranteed by Consortium 2000 and secured by certain assets of Consortium 2000. On February 28, 1997, the principal balance and accrued interest under the promissory note was paid in full from proceeds of a public offering. The amount outstanding on the promissory note at December 31, 1996 was $3,707,239.

Note 5 - Commitments And Contingencies

Operating Leases

     The Company occupies certain office and switching facilities under operating leases expiring on various dates through 1998 with options to renew
on   switching facilities.  Rent expense under these arrangements was
$120,000;  $124,000; and $92,879 for the years ended December 31, 1994, 1995 and 1996. Insurance and maintenance expenses covering these facilities are the Company's obligations.
PAGE

At December 31, 1996 future minimum lease commitments were as follows:


     December 31,       Office Space    Switching Space     Total Amount
        1997             $ 26,948          $ 71,926           $ 98,985
        1998               26,948            29,964             56,912
        1999               26,948                -0-            26,948
        2000               26,948                -0-            26,948
        2001                4,491                -0-             4,491
                          -------            --------         --------
                         $112,283            $101,890         $214,173


     The Company has employment agreements with certain executive officers and employees, the terms of which expire at various dates through August, 1999. Such agreements provide for minimum salary levels and incentive bonuses to be determined at the discretion of the Board of Directors.

Aggregate commitments related to employment contracts are as follows:

     Years ending December 31,                    Amount

     1997                                      $  697,000
     1998                                         661,440
     1999                                         325,000
                                               ----------
                                               $1,683,440


Note 6 - Convertible Subordinated Debentures

     In January 1994, the Company issued 12% Convertible Subordinated Debentures ("Debentures") in the aggregate amount of approximately $500,000. The Debentures bear interest at the rate of 12% per annum, payable on the first day of each calendar quarter. Principal and accrued interest will be due and payable on or before December 30, 1998. At any time prior to the payment in full, the Debentures can be converted into shares of the Company's common stock at the rate of $7.00 per share, subject to adjustment (as defined).

Note 7 - Preferred Stock

     During September 1994, the Company issued 550,000 shares of $.01 par value Series A Convertible Preferred Stock ("Preferred"). Each share of Preferred entitles its holder to receive dividends at the same rate paid to common stockholders. Unless the Company pays or declares dividends with respect to common shares, the Company has no obligation to declare or pay dividends with respect to the Preferred. Each share of Preferred is convertible into one share of common stock, as adjusted, for such things as stock splits, stock dividends and other similar dilutive occurrences. At any time subsequent to October 16, 1995, each holder of record of Preferred may, at his or her option, convert all or part of the Preferred shares held into fully paid common shares.

     In connection with the issuance of the Preferred shares described above, the Company committed to pay a finders fee for the placement of the Preferred shares. During 1996, the Company issued 112,000 common shares plus cancellation of a note receivable of $46,000 in satisfaction of the finders fee.

     During November 1995, the Company issued 95,000 shares of $.01 par value Series B Convertible Preferred Stock ("Series B"). Each share of Series B entitles its holder to receive dividends at the same rate paid to common stockholders. Unless the Company pays or declares dividends with respect to common shares, the Company has no obligation to declare or pay dividends with respect to Series B. Each share of Series B is convertible into one share of common stock, as adjusted, for such things as stock splits, stock dividends and other similar dilutive occurrences. Each holder of record of Series B PAGE may, at the option of the holder, convert all or part of the shares of Series B held by that recordholder into fully paid nonassessable shares of common stock, if the Company files a registration statement or there is a change in control of the Company. During 1996, these shares of series B were converted into common stock.

Note 8 - Common Stock

     During 1994, the Company completed an initial public offering ("IPO"), of 650,000 shares of the Company's common stock. The Company received net proceeds from the IPO amounting to $2,602,270 (after deducting offering costs of $647,730).

     In connection with the IPO described above, the Company granted to the underwriter, warrants to acquire 65,000 shares of the Company's common stock. The warrants are exercisable for a period of four years commencing one year after the date of the prospectus (June 22, 1994) at an exercise price of $6.25 (125% of the public offering price). This warrant is outstanding as of December 31, 1996.

     In January 1996, the Company completed a private placement of 160,000 Units (consisting of 160,000 shares of common stock and 160,000 redeemable common stock purchase warrants) raising net proceeds of approximately $775,000. For assisting the Company with the private placement, the Company paid Robert L.B. Diener the sum of $25,000 and granted him 100,000 warrants at $5.00 per share, expiring November 2000.

Stock Option Plan

     The Company adopted a stock option plan to provide for the grant of options to key employees to acquire up to 450,000 shares of the Company's common stock. The option price per share may not be less than 100% of the fair market value of a share on the date the option is granted, and the maximum term of an option may not exceed ten years. There are currently 210,000 options granted and outstanding under the 1993 stock option plan. These options were granted to the President of the Company at an exercise price of $7.50 per share, one-third which will vest each year. In January 1996, the Company also granted to each of two officers options to purchase 100,000 shares of common stock at $5.00 per share. One officer exercised his 100,000 shares of options when the switch equipment transaction was completed.

Employee Option and Employee Warrant activity during the years ended December 31, 1994, 1995 and 1996 is as follows:



                                                    Stock Option Plan
Balance outstanding, January 1, 1994                              -0-
Options granted, per share $7.00                             210,000
Balance outstanding, December 31, 1994 and 1995,             -------
 per share $7.00                                             210,000
Options granted, per share $5.00                             200,000
Warrants granted, per share $5.00                            300,000
Options exercised, per share $5.00                          (100,000)
Options canceled, per share $7.00                           (210,000)
Options, re-issued, per share $5.00                          210,000
                                                             -------
Balance outstanding, December 31, 1996, per share $5.00      610,000
Options and employee warrants exercisable at                 =======
 December 31, 1996                                           440,000
                                                             =======

Information relating to stock options and employee warrants at December 31, 1996 summarized by exercise price are as follows:

                                     Outstanding                              Exercisable
Exercise Price                     Weighted Average                         Weighted Average
Per Share         Shares       Life (Year)  Exercise Price           Shares           Exercise Price
$5.00             610,000          3.7              $5.00            440,000          $5.00

PAGE

     All stock options and warrants issued to employees have an exercise price not less than the fair market value of the Company's common stock on the date of grant, and in accordance with accounting for such options utilizing the intrinsic value method there is no related compensation expense recorded in the Company's financial statements. Had compensation cost for stock-based compensation been determined based on the fair value at the grant dates consistent with the method of SFAS 123, the Company's net loss and loss per share for the years ended December 31, 1995 and 1996 would have been reduced to the pro forma amounts presented below:

                              1994             1995           1996
Net Loss
As reported                $(1,075,442)    $(371,711)     $(2,973,194)
Pro forma                  $(1,075,442)    $(371,711)     $(3,621,910)
Loss per share
As reported                     $(0.83)       $(0.23)          $(1.54)
Pro forma                       $(0.83)       $(0.23)          $(1.88)


     The fair value of option grants and employee warrants is estimated on the date of grants utilizing the Black-Scholes option-pricing with the following weighted average assumptions for 1996, expected life of 3.8 years: expected volatility of 9.5%, risk-free interest rates of 6% and a 0% dividend yield. The weighted average fair value at date of grant for options granted during 1996 approximated $1.04 per option.

     Due to the fact that the Company's stock option programs vest over many years and additional awards are made each year, the above proforma numbers are not indicative of the financial impact had the disclosure provisions of FASB 123 been applicable to all years of previous option grants. The above numbers do not include the effect of options granted prior to 1995 that vested in 1996 and 1995.

Note 9 - Income Taxes

     At December 31, 1996, the Company has available net operating loss carry-forwards of approximately $7,722,218 for income tax purposes, which expire in varying amounts through 2011. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership. Such a change in control occurred during 1994. As a result, $3,208,000 of the net operating loss carry-forwards are subject to limitation. The net operating loss carryover may be utilized at a rate of approximately $402,000 per year.

     The net operating loss carry-forward generated a deferred tax asset of approximately $3,547,850. The deferred tax asset was not recognized since it is more likely than not that they will not be realized accordingly, a 100% valuation allowance was provided.

Note 10 - Subsequent Event

     On January 24, 1997, the Company agreed to amend the terms of the Series A Convertible Preferred Stock to change the conversion ratio from 1:1 to 1.3636:1. As a result of this change, the 550,000 shares of Series A Convertible Preferred Stock will be convertible into 750,000 shares of the Company's Common Stock.

     In February 1997, the Company completed the sale of 1,452,500 units, each unit consisting of two shares of common stock and one redeemable common stock purchase warrant. The net proceeds to the Company were approximately $7,065,000.

     On August 14, 1996, the Company, and Consortium 2000, Inc., entered into a Merger Agreement and Plan of Reorganization with the execution of a Letter of Intent. Under the terms of the Letter of Intent (a) the Company will merge with Consortium 2000, Inc., with the Company being the surviving corporation in the merger, and (b) all of the capital stock of Consortium 2000, Inc. will be converted into an aggregate of 1,076,923 shares of the common stock of the Company. As a result of the Letter of Intent, Consortium 2000, Inc. will become a wholly-owned subsidiary of the Company. The transaction is expected to be completed in 1997.

Note 11 - Supplemental Disclosures of Cash Flow Information
     Non-cash investing and financing activities for the year ended December 31, 1995 were as follows:

     Cash paid for interest during the year ended December 31, 1995 amounted to $260,437.

     During 1995, the Company issued 95,000 shares of Series B Convertible Preferred in payment of services rendered plus a promissory note for $95,000.

     Non-cash investing and financing activities for the year ended December 31, 1996 were as follows:

     Cash paid for interest during the year ended December 31, 1996 amounted to $551,920.

     During 1996, the Company acquired title to a telecommunications switch through the issuance of 107,851 shares of common stock for $515,702, the cancellation of accounts receivable for $117,798 and the cancellation of related party receivables of $68,657 for a total consideration of $702,157.

     During 1996, the Company canceled a promissory note receivable for $95,000 as consideration of services rendered by an officer.

     During 1996 the Company repaid $775,000 of a loan payable of a related party through the issuance of 160,000 of common stock.

     In 1996, the Company converted 95,000 shares of preferred stock into common stock.

     In 1996, the Company issued 112,000 shares of common stock and canceled a note receivable in the amount of $46,000 to satisfy the payment of a finder fee in connection with the issuance of series A preferred stock in a prior period.

     In 1996, the Company issued 20,000 shares of common stock for the repayment of commission fees for $115,000.

     In 1996, the Company issued 32,000 shares of common stock for $64,000 to an officer for services rendered in connection with raising capital.

PAGE

UStel, Inc.
Condensed Balance Sheets
                                                December 31,                June 30,
                                                   1996                       1997
                                                                           (Unaudited)
ASSETS(Note 3)
Current Assets
Cash                                           $   225,926                 $   555,698
Accounts receivable, less allowance for
 doubtful accounts of $1,123,000 and
 $1,014,000                                    $ 6,876,465                 $ 6,935,804
Prepaid expenses                                   376,331                     283,688
                                               -----------                 -----------
     Total current assets                        7,478,722                   7,775,190
                                               -----------                 -----------
Property and equipment
Office furniture and equipment                   2,537,268                   3,072,476
Leasehold improvement                              180,012                     188,799
                                               -----------                 -----------
                                                 2,717,280                   3,072,476
Less accumulated depreciation                     (471,499)                   (644,936)
                                               -----------                 -----------
     Net property and equipment                  2,245,831                   2,427,540
Related party receivables (Note 4(a)               301,475                     674,981
Other receivables, less allowance for doubtful
     accounts of $744,000 and $529,000,            138,936                     144,239
     respectively
Start-up costs less accumulated amortization
     of $78,696 and $86,893                         19,673                       9,837
Deferred charges (Note 2)                        1,182,308                     587,090
                                               -----------                 -----------
     Total Assets                              $11,366,945                 $11,618,877
                                               ===========                 ===========

See accompanying summary of accounting policies and notes to financial statements.




PAGE

UStel, Inc.

Condensed Balance Sheets
                                                December 31,                June 30,
                                                   1996                       1997
                                                                           (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Notes payable to bank (Note 3)                 $ 2,225,608                 $ 2,278,585
Notes payable to related parties (Note 4(b)    $    84,000                 $         0
Notes payable - others (Note 5)                $ 4,907,239                 $         0
Accounts payable                               $ 1,178,818                 $   880,618
Accrued revenue taxes                          $   232,999                 $   179,840
                                               -----------                 -----------
     Total current liabilities                 $ 8,628,664                 $ 3,339,043
Convertible subordinated debentures (Note 7)   $   500,000                 $   500,000
                                               -----------                 -----------
     Total liabilities                         $ 9,128,664                 $ 3,839,043

Commitments and contingencies (Note 6)
Stockholders' equity
Series A Convertible Preferred Stock,          $     5,500                 $     2,750
     $.01 par value, 5,000,000 shares
     authorized and 275,000 shares,
     respectively, outstanding (Liquidation
     Preference $3,000,000 and $1,500,000)
Common stock, $.01 par value 40,000,000        $    21,269                 $    54,069
     shares authorized; 2,126,851 and
     5,406,851 shares issued and outstanding,
     respectively
Additional paid-in capital                     $ 7,710,561                 $14,026,042
Accumulated deficit                            $(5,499,049)                $(6,303,027)
                                               -----------                 -----------
     Total stockholders' equity                $ 2,238,281                 $ 7,779,834
                                               -----------                 -----------
     Total Liabilities and Stockholders'
     Equity                                    $11,366,945                 $11,618,877
                                               ===========                 ===========

See accompanying summary of accounting policies and notes to financial statements.
PAGE

UStel, Inc.
Condensed Statements of Operations

                                                 Six Months     Six Months
                                                    Ended          Ended
                                                   June 30,       June 30,
                                                    1996           1997
                                                 (Unaudited)     (Unaudited)

Revenues                                         $10,526,503     $11,568,447

Operating expenses
     Cost of services sold                       $ 7,241,355     $ 8,844,107
     Selling                                     $ 1,074,719     $ 1,233,754
     General and administrative                  $ 1,830,339     $ 1,830,875
     Depreciation and amortization               $   122,112     $   183,324
                                                 -----------     -----------
          Total operating expense                $10,268,525     $12,092,060
                                                 -----------     -----------
Income (loss) from operations                    $   257,978     $  (523,613)
Interest expense, net of interest income         $  (186,013)    $  (280,365)
                                                 -----------     -----------
          Net Income (Loss)                      $    71,965     $  (803,978)
                                                 ===========     ===========
Net Income (Loss) per share:
     Primary                                     $     0.041     $    (0.183)
                                                 ===========     ===========
     Fully Diluted                               $     0.023     $    (0.183)
                                                 ===========     ===========
Weighted average number of common shares outstanding:
     Primary                                       1,763,056       4,383,724
                                                 ===========     ===========
     Fully Diluted                                 3,118,039       4,383,724
                                                 ===========     ===========

See accompanying summary of accounting policies and notes to financial statements.

PAGE

UStel, INC.
Condensed Statements of Changes in Stockholders' Equity

                                       Preferred Stock              Common Stock
                                                                                            Additional
                                                                                             Paid-In   Accumulated       Total
                                      Shares        Amount        Shares       Amount        Capital      Deficit       Equity
Balance, January 1, 1997              550,000      $ 5,500       2,126,851    $ 21,269    $ 7,710,561  $(5,499,049)   $2,238,281

Public Offering of                                               2,905,000      29,050      8,685,950                  8,715,000
 Common Stock and
 Warrants (Unaudited)
 (Note 9)
Conversion of Preferred              (275,000)      (2,750)        374,990       3,750         (1,000)           -             -
 Stock (Note 8)
Costs of Public                                                                            (2,369,469)                (2,369,469)
  Offering (Unaudited)
 (Note 9)
Net Loss For                                                                                              (803,978)     (803,978)
Period
 (Unaudited)
                                     --------      -------       ---------    --------    -----------  -----------    ----------
Balance, June 30, 1997                275,000      $ 2,750       5,406,841    $ 54,069    $14,027,042  $(6,303,027)   $7,779,834
(Unaudited)                          ========      =======       =========    ========    ===========  ============   ==========


See accompanying summary of accounting policies and notes to financial statements.

PAGE

UStel, Inc.
Condensed Statements of Cash Flows
Increase (Decrease) in Cash
(Unaudited)


                                                Six Months        Six Months
                                                  Ended             Ended
                                               June 30,1996      June 30,1997
Net Income (Loss)                              $    71,965       $  (803,978)
     Adjustments to reconcile net income
     (loss) to net cash used in operating
     activities:
          Depreciation and amortization            122,112           183,324
          Provisions for losses on accounts
          receivable                               244,466           286,508
          Change in operations-assets and
          liabilities:
          Accounts receivable                     (971,818)         (345,847)
          Other receivables                              0            (5,303)
          Prepaid expenses and other              (181,793)           92,643
          Accounts payable and accrued
          expenses                               1,178,371          (351,358)
          Other                                   (865,179)            5,000
                                               ------------       -----------
               Net cash used in operating
               activities                         (401,876)         (939,011)
                                               ------------       -----------
Cash flows from investing activities:
     Purchase of equipment                         (78,101)         (355,196)
     Prepaid offering costs                       (238,226)                0
                                               ------------       -----------
Net cash used in investing activities             (316,327)         (355,196)
                                               ------------       -----------
Cash flows from financing activities:
     Liquidation of certificates of deposit      1,023,428                 0
     Proceeds from notes payable
     - related parties                             400,000            24,500
     Proceeds from notes payable - others        8,233,309        12,077,253
     Public offering of common stock and
     warrants, net                                       0         7,147,749
     Due from related parties                       10,191          (373,507)
     Payments on debt-related parties             (725,000)         (108,500)
     Payments on debt-others                    (7,576,683)      (17,143,516)
                                               ------------       -----------
Net cash provided by financing activities        1,365,245         1,623,979
Net increase in cash                               647,042           329,772
Cash, beginning of period                            1,200           225,926
                                               ------------       -----------
Cash, end of period                             $  648,242        $  555,698
                                                ==========        ==========
Supplemental information:
Interest paid                                   $  242,533        $  430,037
Income taxes paid                                   12,638             2,878

See accompanying summary of accounting policies and notes to financial statements.
PAGE

UStel, Inc.
Summary of Accounting Policies

The Company

UStel, Inc. (the "Company") was formed on March 11, 1992 as a long-distance telephone service provider. The Company offers competitive discounted calling plans which are available to customers in the United States, Puerto Rico, and the Virgin Islands. On January 12, 1994, the Company effected a recapitalization of its capital stock in connection with its re-incorporation in Minnesota. In connection with the recapitalization, the Company exchanged all its outstanding common shares (1,000 shares) for 950,000 shares of the reincorporated company's common shares. Accordingly, the financial statements were retroactively restated.

Revenue Recognition

Revenue is recognized upon completion of the telephone call.

Property and Equipment

Equipment is stated at cost with depreciation provided over the estimated useful lives of the respective assets on the straight-line basis over lives ranging from five to fifteen years. Leasehold improvements are amortized over the shorter of the estimated life of the asset or the term of the lease.

Deferred Charges

Deferred charges consist of loan fees, offering costs and certain costs incurred in connection with expanding the Company's market position. Loan fees are amortized over the life of the related loan. Offering costs have been charged against paid-in capital when the offering with which they are associated has been consummated. If the offering had not been consummated, such costs would have been charged to operations during the period when it became evident that the offering would not have been completed. Costs incurred to expand the Company's market position are amortized over the period of benefit not to exceed twenty-four months. It is the Company's policy to periodically review and evaluate that the benefits associated with these costs are expected to be realized and, therefore, deferral and amortization are justified.

Income Taxes

Income taxes are accounted for under Financial Accounting Standards Board, FAS No. 109, "Accounting for Income Taxes." Under this standard, deferred tax assets and liabilities represent the tax effects, calculated at currently effective rates, of future deductible taxable amounts attributable to events that have been recognized on a cumulative basis in the financial statements.

Earnings (Loss) Per Share

Earnings (loss) per share are computed based upon the weighted average number of common shares outstanding during the periods. Common stock equivalents relating to stock options, warrants and convertible preferred stock are not included in the computation at times when their effect is anti-dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Risks and UncertaintiesThe Company is primarily a non-facilities based inter-exchange carrier that routes customers' calls over a transmission network consisting primarily of dedicated long distance lines secured by the Company from a variety of other carriers. One of these carriers provides the call record information from which the Company bills approximately 75% of its customer base. Management believes other carriers could provide the same services on comparable terms.

Concentrations of Credit Risks

The Company maintains cash balances at one financial institution. Deposits not to exceed $100,000 are insured by the Federal Deposit Insurance Corporation. At June 30, 1997, the Company has uninsured cash in the amount of approximately $464,993.

Stock-based Compensation

Statements of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from non-employees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996.

SFAS 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

New Accounting Pronouncements

Statements of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board
(FSAB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive application is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

On March 3, 1997, the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS No. 128). This pronouncement provides a different method of calculating earnings per share than is currently used in accordance with APB No. 15, "Earnings Per Share". SFAS No. 128 provides for the calculation of Basic and Diluted earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. This pronouncement is effective for fiscal years and interim periods ending after December 15, 1997; early adoption is not permitted. The Company has not determined the effect, if any, of adoption on its earnings per share computations.

Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has not determined the effect on its financial position or results of operations, if any, from the adoption of this statement.

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprise report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its Results of Operations.

Disclosure About Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash, Restricted Cash, Accounts Receivable and Accounts Payable

The carrying amount approximates fair value due to the short maturity of those instruments.

Notes Payable

The fair value of the Company's notes payable is based on quoted market prices for similar issues of debt with similar remaining maturities.

Convertible Debenture

The fair value of the Company's convertible debentures is estimated based upon current market borrowing rates for loans with similar terms and maturities.

Reclassifications

Certain financial statement items have been reclassified to conform to the current year's presentation.
PAGE

UStel, Inc.
Notes to Condensed Financial Statements


Note 1 - Interim Financial Information

The interim financial statements for the six months ended June 30, 1997 and June 30, 1996, respectively, are unaudited. In the opinion of management, such financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair representation of the results of the interim periods. The results of operations for the six-month period ended June 30, 1997 are not necessarily indicative of the results for the entire year.

Note 2 - Deferred Charges

Deferred charges consist of the following:



                              December 31, 1996     June 30, 1997
                                                    (Unaudited)
Development costs               $   131,437        $   111,438
Offering costs                      739,672                 -0-
Acquisition program costs                -0-           141,355
Loan fees                           183,153            199,478
Calling card program                138,108            138,108
Deposits and other                  128,202            173,253
                                -------------------------------
                                  1,320,572            763,632
Accumulated amortization           (138,264)          (176,542)
                                -------------------------------
                                $ 1,182,308         $  587,090
                                ===============================


Note 3 - Notes Payable to Bank

In December 1995, the Company obtained a Senior Credit Facility ("Credit Facility" and "Line") in the amount of up to $5 million with an asset-based lender. Amounts drawn under the Credit Facility accrue interest at a variable rate equal to the Bank of America Reference Rate plus 2% per annum. The line is secured by accounts receivable and all of the Company's other assets.
Under the credit facility, the Company can borrow up to an amount which is the lesser of $5 million or up to 85% of the Company's eligible receivables. Subject to the $5 million maximum borrowing, in addition to amounts supported by receivables, the Company may borrow on a 36-month term loan basis up to the lesser of $1.5 million or a formula amount based on the fair value of new equipment and the liquidation value of existing equipment. Amounts outstanding under the credit facility at December 31, 1996 and June 30, 1997 were $2,225,608 and $2,278,585 (unaudited), respectively.

Note 4 - Related Party Transactions

(a) Related Parties Receivables

At December 31, 1996 and June 30, 1997, the Company has amounts due from various related parties relating to loans as follows:



                                   December 31, 1996    June 30, 1997
                                                         (Unaudited)
Loans:
     Related entities                $ 26,371            $  27,396
     Officers and former officers     274,330              298,311
     Employees                            774                8,774
     Consortium 2000                       -0-             370,500
                                     --------            ---------
                                     $301,475            $ 674,981
                                     ========            =========
PAGE

(b) Related Parties Payable

During February, 1996 the Company borrowed $400,000 from a related party. The note was payable on demand and bore interest at 12% per annum. In June, 1996, $116,000 of this borrowing was repaid. An additional repayment of $200,000 was made in August 1996. Interest was payable at the earlier of maturity or repayment of the full amount borrowed. The amount outstanding at December 31, 1996 was $84,000. This loan was repaid in February, 1997.

(c) Shares Issued to Officer/Employee

On January 1, 1996 the Company issued warrants for the purchase of up to 200,000 shares of the Company's common stock in connection with the employment of the Company's Vice-President and General Counsel. Also in September 1996 the Company issued warrants for the purchase of up to 100,000 shares of the Company's stock in connection with the employment of the Company's representative in Israel. These warrants are issued at an exercise price of $5.00 per share, which was the fair value at the date of the grant, and are exercisable upon issuance.

(d) Sales Agent

On August 14, 1996, the Company and Consortium 2000, Inc. entered into a Merger Agreement and Plan of Reorganization. Under the terms of the Agreement
(a) the Company merged with Consortium 2000, Inc., with the Company being the surviving corporation in the merger, and (b) all of the capital stock of Consortium 2000, Inc. was converted into an aggregate of 1,076,923 shares of the common stock of the Company. As a result of the Agreement, Consortium 2000, Inc. is a wholly-owned subsidiary of the Company. The transaction was completed in the first week of July 1997.

In August, 1994 the Company had retained Consortium 2000, Inc., on a commission basis. As part of the consideration for its engagement, the Company agreed to issue the sales agent warrants to purchase up to 300,000 shares of common stock. These warrants were cancelled upon the completion of the acquisition of Consortium 2000, Inc.

(e)  Financial Consultant

In September 1995, the Company engaged the Diener Financial Group, a company wholly-owned by Robert L.B. Diener, who is the son of Royce Diener, a director of the Company. For assisting the Company in connection with a private placement, the Company paid Robert L. B. Diener the sum of $25,000. In November , 1995, the Company granted Mr. Diener 100,000 warrants exercisable at $5.00 per share, expiring November, 2000. Robert L. B. Diener is now Chief
Executive Officer of the Company.

Note 5 - Notes Payable - Others

During June 1996 the Company borrowed $1,200,000 from an unrelated party. The one year note bore interest at the annual rate of 12% and was unsecured. Interest is payable at maturity. In conjunction with this loan the Company agreed to issue warrants for acquisition of up to 540,000 of its common shares at a price of $5.00 per share. Warrants for the purchase of 120,000 common shares were issuable at the time the loan was funded. Additional warrants were to become issuable in increments of 60,000 common shares each at intervals of ninety days after funding of the loan so long as the loan remained unpaid. The amount outstanding at December 31, 1996 was $1,200,000. This loan was paid off in February 1997. Total warrants of 240,000 had been granted as of the date this loan was paid off.

As of September 9, 1996, the Company was indebted for transmission service to WilTel, its primary long distance carrier, in the amount of $5,595,963 (before application of certain volume discounts available under the transmission service contract). Payment of this amount was settled by payment of $1,000,000 on September 9, 1996, the Company's agreement to pay an additional $735,688 by September 27, 1996, and the Company's agreement to execute a promissory note in the amount of $3,860,275. In connection with this agreement, the Company had further agreed to pay future WilTel invoices within 30 days of presentation. The initial due date of the promissory note was November 14, 1996, and it was later extended to December 31, 1996 and February 28, 1997. The note bore interest at the rate of 15% per annum through November 14, 1996 and 18% thereafter and was secured by a second lien on all the Company's assets. The promissory note was also guaranteed by Consortium 2000 and secured by certain assets of Consortium 2000. The amount outstanding on the promissory note at December 31, 1996 was $3,707,239. On February 28, 1997, the principal balance and accrued interest under the promissory note was paid in full from proceeds of the Company's public offering.
PAGE

Note 6 - Commitments And Contingencies

Operating Leases

The Company occupies certain office and switching facilities under operating leases expiring on various dates through 1998 with options to renew on switching facilities. Insurance and maintenance expenses covering these facilities are the Company's obligations.

Future minimum lease commitments were as follows:


    Years Ended
     December 31,      Office Space    Switching Space     Total Amount
       1997             $ 26,948           $ 71,926         $ 98,874
       1998               26,948             29,964           56,912
       1999               26,948                -0-           26,948
       2000               26,948                -0-           26,948
       2001                4,491                -0-            4,491
                       ---------          ---------        ---------
                       $ 112,283          $ 101,890        $ 214,173
                       =========          =========        =========
Note7 - Convertible Subordinated Debentures

In January 1994, the Company issued 12% Convertible Subordinated Debentures ("Debentures") in the aggregate amount of approximately $500,000. The Debentures bear interest at the rate of 12% per annum, payable on the first day of each calendar quarter. Principal and accrued interest will be due and payable on or before December 30, 1998. At any time prior to the payment in full, the Debentures can be converted into shares of the Company's common stock at the rate of $7.00 per share, subject to adjustment (as defined).

Note 8 - Preferred Stock

During September 1994, the Company issued 550,000 shares of $.01 par value Series A Convertible Preferred Stock ("Preferred"). Each share of Preferred entitles its holder to receive dividends at the same rate paid to common stockholders. Unless the Company pays or declares dividends with respect to common shares, the Company has no obligation to declare or pay dividends with respect to the Preferred. Each share of Preferred was initially convertible into one share of common stock, as adjusted, for such things as stock splits, stock dividends and other similar dilutive occurrences. At any time subsequent to October 16, 1995, each holder of record of Preferred may, at his or her option, convert all or part of the Preferred shares held into fully paid common shares.

On January 24, 1997, the Company agreed to amend the terms of the Series A Convertible Preferred Stock to change the conversion ratio from 1:1 to 1.3636:1. As a result of this change, the 550,000 shares of Series A Convertible Preferred Stock will be convertible into 749,980 shares of the Company's Common Stock.

On May 23, 1997, 275,000 shares of the Series A Preferred Stock were converted into 374,990 shares of the Company's Common Stock.

Note 9 - Common Stock

During 1994, the Company completed an initial public offering ("IPO"), of 650,000 shares of the Company's common stock. In connection with the IPO described above, the Company granted to the underwriter, warrants to acquire 65,000 shares of the Company's common stock. The warrants are exercisable for a period of four years commencing one year after the date of the prospectus (June 22, 1994) at an exercise price of $6.25 (125% of the public offering price). This warrant is outstanding as of June 30, 1997.

In February 1997, the Company completed the sale of 1,452,500 units, each unit consisting of two shares of common stock and one redeemable common stock purchase warrant, for $6.00 per unit. The net proceeds to the Company were appr oximately $6,316,000 after deduction of offering costs and expenses.

Each warrant entitles the registered holder thereof to purchase, at any time until February 14, 2002, one share of common stock at a price of $4.00 per share. The warrants are subject to redemption by the Company at $0.01 per warrant on 30 days' prior written notice to the warrantholders if the closing bid price of the common stock as reported on the Nasdaq SmallCap Market averages or exceeds $6.00 for a period of 20 consecutive trading days ending within 30 days prior to the date of notice of redemption.

Note 10 - Income Taxes (Unaudited)

At June 30, 1997, the Company has available net operating loss carry-forwards of approximately $7,722,218 for income tax purposes, which expire in varying amounts through 2011. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership. Such a change in control occurred during 1994. As a result, $3,208,000 of the net operating loss carry-forwards are subject to limitation. The net operating loss carryover may be utilized at a rate of approximately $402,000 per year. The net operating loss carry-forward generated a deferred tax asset of approximately $3,548,000. The deferred tax asset was not recognized since it is more likely than not that they will not be realized accordingly, a 100% valuation allowance was provided.

Note 11 - Other Events (Unaudited)

In June 1997 the Company reported that it had signed a letter of intent to acquire Arcada Communications, a privately held switched-based inter-exchange carrier based in Seattle, WA. The transaction is subject to the execution of a definitive agreement, due diligence and approval by the stockholders of both companies.
In July 1997 the Company reported that it had completed the acquisition of Pacific Cellular, a Las Vegas-based reseller of wireless telecommunication services for 304,014 shares of the Company's common stock. Pacific Cellular will continue to operate as a wholly-owned subsidiary of the Company.

In July 1997 the Company also completed the acquisition of Consortium 2000, Inc., marketing organization, which was previously announced in August 1996.

PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Consortium 2000, Inc.
Culver City, California

     We have audited the accompanying balance sheet of Consortium 2000, Inc. as of June 30, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, based on our audit, the financial statements referred to above present fairly, in all material respects, the financial position of Consortium 2000, Inc. at June 30, 1996, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                        BDO SEIDMAN, LLP

Los Angeles, California
September 20, 1996

PAGE

CONSORTIUM 2000, INC.
BALANCE SHEET
ASSETS
                                                      June 30,        June 30,
                                                       1996            1997
                                                                    (Unaudited)
Current
    Cash                                              $ 116,068      $     (605)
    Accounts receivable, less allowance for
    doubtful accounts of $115,000 at
    June 30, 1996                                       810,470         103,684
    Due from related parties (Note 1, a)                 52,242             ---
    Employee advances                                    18,642          17,898
    Prepaid expenses                                    103,092          89,283
    Loans to officers (Note 1, b)                         8,254             ---
                                                      ---------       ---------
          Total current assets                        1,108,768         210,260
                                                      ---------       ---------
Furniture and equipment
    Furniture and fixtures                               22,107          22,511
    Professional equipment                               79,327          88,014
                                                      ---------       ---------
                                                        101,434         110,526
    Less accumulated depreciation                       (54,844)        (61,775)
                                                      ---------       ---------
          Net furniture and equipment                    46,590          48,750
Other assets
    Deposits                                              5,000           5,000
    Intangible assets, less accumulated
    amortization of $74,510 (Note 2)                     68,088          60,888
                                                      ---------       ---------
          Total assets                               $1,228,446        $324,898
                                                      ---------       ---------

    LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current
    Bank loan (Note 3)                                 $100,000         $50,000
    Accounts payable                                      6,026          70,448
    Payable to UStel                                        ---         340,500
    Accrued agent fee                                   405,342         453,334
    Accrued expenses                                     84,170          27,609
    Deferred salaries                                    37,381          41,303
    Dividends payable                                    10,764          10,364
                                                      ---------       ---------
          Total current liabilities                     643,683         993,558
                                                      ---------       ---------
Commitments and contingencies (Note 4)
Stockholders' equity (Deficit)
    Common stock, no par value, with a stated value
    of $0.01 each, 30,000,000
          shares authorized; 6,753,009 shares            67,530          67,530
          issued and 6,750,009 shares
          outstanding
    Additional paid-in capita     l                   1,036,166       1,036,166
          Accumulated deficit                          (518,933)     (1,772,356)
                                                      ---------       ---------
          Total shareholders' equity (Deficit)          584,763        (668,660)
                                                      ---------       ---------
          Total liabilities and shareholders
          equity (Deficit)                           $1,228,446        $324,898
                                                     ==========        ========

PAGE

CONSORTIUM 2000, INC.

STATEMENT OF OPERATIONS
                                                  For the Year       For the Year
                                                     Ended               Ended
                                                 June 30, 1996       June 30, 1997
                                                                      (Unaudited)
Revenues                                           $ 3,416,851        $ 3,778,152
Cost of service provided                             1,500,187          2,064,006
     Gross profit                                    1,916,664          1,714,146
Operating expenses
     Depreciation and amortization                       9,000              9,000
     General and administrative                      2,071,656          2,857,494
Loss from operations                                  (163,992)        (1,152,348)
Other income (expense)
     Other income                                       71,541                ---
     Interest income                                     4,301                ---
     Interest expense                                   (3,717)               402
Net loss before income tax                             (91,867)        (1,152,750)
Income tax provision                                       800                800
     Net loss                                        $ (92,667)       $(1,153,550)
Net loss per share                                      $ (.01)            $ (.17)
Weighted average number of shares outstanding        6,751,676          6,750,009

See accompanying summary of accounting policies and notes to financial statements.
PAGE

CONSORTIUM 2000, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
Year Ended June 30, 1996

                                          Common Stock      Additional
                                                              Paid-In     Accumulated
                                      Shares     Amount       Capital       Deficit       Total
Balance, June 30, 1995               6,753,009   $67,530   $1,036,166     $(361,529)    $742,167
  Dividend paid                             --        --           --       (61,866)     (61,866)
  Treasury stock purchased (Note 5)     (3,000)       --           --        (2,871)      (2,871)
  Net loss for period                       --        --           --       (92,667)     (92,667)
                                     ---------   -------   ----------     ----------    ---------
Balance, June 30, 1996               6,750,009   $67,530   $1,036,166     $(518,933)    $584,763
  Dividend paid (Unaudited)                 --        --           --       (99,873)     (99,873)
  Net loss for period (Unaudited)           --        --           --    (1,153,550)  (1,153,550)
Balance, June 30, 1997 (Unaudited)   6,750,009   $67,530   $1,036,166   $(1,772,356)   $(668,660)
                                     =========   =======   ==========   ============   ==========

See accompanying summary of accounting policies and notes to financial statements.
PAGE

CONSORTIUM 2000, INC.
STATEMENT OF CASH FLOWS
Increase (decrease) in Cash

                                               For the Year         For the Year
                                                  Ended                Ended
                                               June 30, 1996       June 30, 1997
                                                                    (Unaudited)
Cash flows from operating activities
Net Loss                                         $ (92,667)           $(1,153,550)

Adjustments to reconcile net loss to
 net cash provided by operating
 activities:
Depreciation and amortization                       15,600                 14,131
Change in operating assets and liabilities
 Accounts receivable                               208,098                706,786
Prepaid expenses and other                         (50,569)                13,809
Accounts payable and accrued expenses                1,262                 55,853
Payments for deferred salaries                     (57,585)                 3,922
Other items                                          2,811                  8,598
                                                -----------             ----------
Net cash provided by (used in)
 operating activities                               26,950               (350,451)
                                                -----------             ----------

Cash flows from investing activities
Purchase of equipment                              (26,673)                (9,091)
                                                -----------             ----------
Net cash used in investing activities              (26,673)                (9,091)
                                                -----------             ----------

Cash flows from financing activities
Related party borrowing                                 --                392,742
Dividends paid                                     (61,866)              (112,067)
Treasury stock purchased                            (2,871)                12,194
Proceeds from bank loans                           100,000                (50,000)
                                                -----------             ----------
Net cash provided by financing activities           35,263                242,869
                                                -----------             ----------

Net increase (decrease) in cash                     35,540               (116,673)
Cash, beginning of period                           80,528                116,068
                                                -----------             ----------
Cash, end of period                               $116,068             $     (605)
                                                  ========             ===========

See accompanying summary of accounting policies and notes to financial statements.
PAGE

CONSORTIUM 2000, INC.

SUMMARY OF ACCOUNTING POLICIES


Nature of Operations

     Consortium 2000, Inc. (the "Company") was formed in December 1988 under the laws of the State of California. The major business of the Company is to conduct consultative marketing service for designing, developing, operating and managing a telecommunication users group to produce savings for its member clients. The Company provides services to various clients who are connecting with long distance carriers throughout the nation.

Revenue Recognition

     Revenue is recognized upon completion of the telephone call.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant Uncertainties

     The Company's commission revenue is based upon its clients' usage of telephone services with various long distance carriers. A majority of its commission revenue comes from the Company's business clients. Generally, any economic fluctuation in business client's operations will have significant impact on their telephone usage. Accordingly, the fluctuation in the usage of the Company's clients will have affected the commission revenue of the Company.

Cash and Cash Equivalents

     For purposes of cash flows, the Company considers all short-term debt securities purchased with an original maturity of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

     The Company provides an allowance for all doubtful accounts. The balance of the allowance is based on review of the current status of accounts receivable. The allowance for doubtful accounts was $115,000 as of June 30, 1996.

Equipment and Furniture

     Equipment is stated at cost with depreciation provided over the estimated useful lives of the respective assets on the straight-line basis as follows:

                                           Years

          Professional Equipment............5  years
          Furniture and Fixtures............5  years

Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

PAGE

Intangible Assets

     Intangible assets consists of start-up costs which are stated at cost. Amortization is computed using the straight-line method over twenty years.

Income Tax

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes, which requires the Company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and tax basis of assets using enacted rates in effect in the years in which the differences are expected to reverse.

     At June 30, 1996, the Company has available net operating loss carryforwards of approximately $500,000 for income tax purposes, which expire in varying amounts through 2010. Federal tax rules impose limitations on the use of net operating losses following certain changes in ownership.

     The loss carryforward generated a deferred tax asset of approximately $185,000. The deferred tax asset was not recognized due to uncertainties regarding its realization, accordingly, a 100% valuation allowance was provided.

     During fiscal year 1996, the Company incurred a loss. As a result, the tax provision of $800 represents the minimum payment required for State income tax purposes.

Earnings Per Share

     Earnings per share was computed by dividing net loss for the year ended June 30, 1996 by the weighted average number of shares for the year ended June 30, 1996.

New Accounting Standards

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) establishes a fair value method of accounting for stock-based compensation plans and for transactions in which an entity acquires goods or services from nonemployees in exchange for equity instruments. The Company adopted this accounting standard on January 1, 1996. SFAS 123 also encourages, but does not require companies to record compensation cost for stock-based employee compensation. The Company has chosen to continue to account for stock-based compensation utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair market price of the Company's stock at the date of grant over the amount an employee must pay to acquire the stock.

Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" (SFAS No. 125) issued by the Financial Accounting Standards Board (FSAB) is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. Earlier or retroactive applications is not permitted. The new standard provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. The Company does not expect adoption to have a material effect on its financial position or results of operations.

Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) issued by the FASB is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. The Company has not determined the effect on its financial position or results of operations, if any, from the adoption of this statement.

PAGE

Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" (SFAS No. 131) issued by the FASB is effective for financial statements beginning after December 15, 1997. The new standard requires that public business enterprises report certain information about operating segments in complete sets of financial statements of the enterprise and in condensed financial statements of interim periods issued to shareholders. It also requires that public business enterprises report certain information about their products and services, the geographic areas in which they operate and their major customers. The Company does not expect adoption of SFAS No. 131 to have a material effect, if any, on its Results of Operations.


PAGE

CONSORTIUM 2000, INC.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- RELATED PARTY TRANSACTIONS

(a) Due from Related Party

     R & R Ventures, Inc. (R&R) is an agent which markets residential services and is engaged by the Company. A board member and shareholder of the Company owns 50% of R&R. In November, 1995, the Company and R&R agreed that R&R would allow the Company to deduct R&R's commission from the Company to offset the $75,422 that R&R owes to the Company. As a result of deducting commissions earned by R&R from the Related Receivables, the remaining balance due from R&R as of June 30, 1996 was $52,242. This receivable was paid in full during the fiscal year ended June 30, 1997 (unaudited).

(b) Officer Loan Receivables

     The balance due to the company from an officer is $8,254. Interest accrues monthly at seven percent per annum. This receivable was paid in full during the fiscal year ended June 30, 1997 (unaudited).

NOTE 2 -- INTANGIBLE ASSETS

     Intangible assets consist of the following:


                                                      (Unaudited)
                                             1996         1997
Start-up cost                            $ 142,598     $ 142,598
Less accumulated amortization               74,510        81,710
                                         ---------     ---------
                                         $  68,088     $  60,888
                                         =========     =========
NOTE 3 -- BANK LOAN

     In May of 1996, the Company obtained a revolving line of credit of $200,000 from a commercial bank for working capital purposes. The loan was paid in full in October of 1997 and had a variable interest rate (1% over the bank's prime rate). The revolving line of credit is subject to certain restrictive covenants and is collateralized by substantially all of the Company's assets. At June 30, 1996, the Company was in violation of all of the financial ratio requirements due to the write-off of $775,943 which was due from UStel, Inc. The Company obtained a waiver of default from the lender which temporarily waives the specific events of default for a period not to exceed sixty days.

NOTE 4 -- OPERATING LEASES

     The Company conducts its operations from facilities that are leased under a 56 month noncancelable operating lease expiring in June 1998.

     Future minimum rental payments required under the above operating lease as of June 30, 1997 were $60,000.

PAGE

NOTE 5 -- SHAREHOLDERS' EQUITY

     In October of 1995, the Company repurchased 3,000 shares of common stock from one of its shareholders for $3,750 and agreed to sell these shares to a key employee. Per the employee stock purchase agreement, the employee will make installment payment each payroll period, and has made 15 installment payments. When the employee fulfills his performance, the Company will make a contribution for the difference between the employee's installment payments and the stock price of $3,750. As of June 30, 1996, the treasury stock balance was $2,871.

NOTE 6 -- SUBSEQUENT EVENT

     On August 14, 1996, UStel, Inc. ("UStel"), Consortium Acquisition Corporation (a wholly-owned subsidiary created by UStel, Inc.) and Consortium 2000, Inc. entered into a Merger Agreement and Plan of Reorganization ("Merger Agreement"). Under the terms of the Merger Agreement, (a) Consortium Acquisition Corporation will be merged with Consortium 2000, Inc., with Consortium 2000, Inc. being the surviving corporation in the merger; and (b) all of the capital stock of Consortium 2000, Inc. will be converted into an aggregate of 1,076,923 shares of the Common Stock of UStel, Inc. As a result of the Merger Agreement, Consortium 2000, Inc. will become a wholly-owned subsidiary of UStel.

     As a result of entering into the Merger Agreement, the Company agreed to write off a one time difference of $775,943 between UStel, Inc.'s commission expenses to the Company and the Company's commission revenue from UStel, Inc. during the fiscal year ended June 30, 1996. This difference was included in general and administrative expenses. The management of the Company agreed not to pursue collection of bad debt from UStel, Inc.


PAGE

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of Arcada Communications and
Affiliates

We have audited the accompanying combined balance sheets of Arcada Communications and Affiliates (the "Company") as of December 31, 1995 and 1996 and the related combined statements of operations, shareholders' equity (deficit) and cash flows for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the combined financial position of Arcada Communications and Affiliates as of December 31, 1995 and 1996, and the results of their operations and cash flows for each of the years then ended in conformity with generally accepted accounting principles.

BDO Seidman, LLP
May 16, 1997
PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
COMBINED BALANCE SHEETS
(Dollars in Thousands)
                                                      December 31,               June 30,
                                                  1995          1996               1997
                                                                                (Unaudited)

Current Assets
     Cash and Cash Equivalent                  $   115          $    76          $    109
     Certificates of Deposit -
      Restricted (Note 5)                          200              300               300
     Accounts receivable, net of allowance
      for doubtful accounts of $144,$136
      and $188 (Note 5)                          1,760            1,597             1,631
     Carrier security deposits                     282              352               362
     Prepaid expenses and other                    105               93                66
                                                ------           ------            ------
          Total Current Assets                   2,462            2,418             2,468
Property and Equipment, net of
 accumulated depreciation and
 amortization (Note 4)
Other Assets                                       265              169                89
                                                ------           ------            ------

          Total Assets                         $ 4,858          $ 4,405          $  4,376
                                               =======          =======          ========
Current Liabilities
     Line of credit borrowings (Note 5)        $   260          $   223          $    254
     Accounts payable                            1,795            2,461             2,386
     Accrued compensation and related              141              291               302
     Other accrued liabilities                     136              206               249
     Current portion of long-term
      liabilities                                  235              382               360
                                                ------           ------            ------
          Total Current Liabilities              2,567            3,563             3,551
                                                ------           ------            ------
Long-Term Liabilities
     Notes payable to shareholders
      (Note 6)                                     456              294               376
     Capital lease obligations, net of
      current portion (Note 7)                     663              431               691
     Long-term debt, net of current
      portion (Note 8)                             452              325               348
     Other long-term liabilities (Note
      11 and 12)                                   292              649               595
                                                ------           ------            ------
           Total Long-Term Liabilities           1,863            1,699             2,010
                                                ------           ------            ------

Commitments and Contingencies (Note 7 &12)
Shareholders' Equity (Deficit)
     Common stock and additional paid in
      capital (Note 9)                             558              558               558
     Accumulated deficit                          (130)          (1,415)           (1,743)
                                                ------           ------            ------
          Total Shareholders' Equity
           (Deficit)                               428             (857)           (1,185)
                                                ------           ------            ------
          Total Liabilities and
           Shareholders' Equity
           (Deficit)                           $ 4,485          $ 4,405          $  4,376
                                               =======          =======          ========

See accompanying notes to financial statements

PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
COMBINED STATEMENTS OF OPERATIONS
except for per share data
(Dollars in Thousands)

                                                                             Six Months Ended
                                           Years Ended December 31,              June 30,
                                              1995         1996              1996         1997
                                                                         (Unaudited)  (Unaudited)
Revenue                                   $ 10,954     $ 12,646         $   6,236    $   6,576
Line Charges                                 6,816        7,810             4,076        3,956
                                          --------     --------         ---------    ---------
Excess of Revenues over
 Line Charges                                4,138        4,836             2,160        2,620
Other operating expenses:
     Salaries, wages and
      related                                2,094        2,286             1,058        1,314
     General and administrative                531          745               350          436
     Facilities and switch expense             409          389               202          167
     Depreciation and Amortization             407          666               307          363
     Sales and Marketing                       332          430               184          194
     Provisions for doubtful
      accounts                                 160          481                95           52
     Provisions for severance
      obligation (Note 10)                     295          455                 -            -
     Legal and other consulting                175          176                15          225
     Terminated Merger Costs
      (Note 3)                                   -          254                 -            -
                                          --------     --------         ---------    ---------
Loss Before Interest and Tax                  (328)      (1,046)              (51)        (131)
Interest expense net                           231          239                76           33
                                          --------     --------         ---------    ---------
Loss Before Income Tax                        (559)      (1,285)             (127)        (164)
Provision for Income Tax                         -            -                 -            -
                                          --------     --------         ---------    ---------
Net Loss                                      (559)      (1,285)             (127)        (164)
                                          ========     ========         =========    =========
Net Loss Per Share                         $(13.31)      $(30.9)           $(3.02)      $(4.43)
                                           =======       ======            ======       ======
Shares Used in Calculation                  42,000       41,583            41,000       37,000
                                            ======       ======            ======       ======

See accompanying notes to financial statements
PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
COMBINED STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
(In Thousands)

                                        Common Stock      Retained Earnings
                                      Shares      Amount (Accumulated Deficit)       Total
Balance, January 1, 1995                  52      $  560     $   597              $  1,157
Redemption of common stock (Note 9)      (10)         (2)        ---                    (2)
Dividends                                ---         ---        (168)                 (168)
Net loss                                 ---         ---        (559)                 (559)
                                        -----       -----      ------                ------
Balance, December 31, 1995                42         558        (130)                  428
Redemption of common stock (Note 9)       (5)        ---         ---                   ---
Net loss                                 ---         ---      (1,285)               (1,285)
                                        -----       -----      ------                ------
Balance, December 31, 1996                37         558      (1,415)                 (857)
Dividends (Unaudited)                    ---         ---        (164)                 (164)
Net loss (Unaudited)                     ---         ---       ( 164)                 (164)
                                        -----       -----      ------                ------
Balance, June 30, 1997 (Unaudited)        37      $  558     $(1,743)             $ (1,185)
                                        =====     =======    ========             =========

See accompanying notes to financial statements

PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
COMBINED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
                                                                                  Six Months
                                              Year Ended December 31,           Ended June 30,
                                                                           (Unaudited)(Unaudited)
                                                1995         1996            1996         1997
Net Loss                                       $(559)     $(1,285)          $(127)       $(164)

Adjustments to reconcile net loss
 to cash flows from operating activities
Depreciation and amortization                    476          666             236          363

Changes in Assets and Liabilities:
Decrease (increase) in accounts receivable      (459)         163             (33)         (35)
Increase in accounts payable                     687          667             351          106
Provision for severance obligation               295          455             ---          ---
Payments of severance obligation                 (43)         (39)            (18)         (53)
Loss on disposal of vehicles                       -            -               -           18
Other                                            (89)          33              39           70
                                               ------       ------          ------       ------
Net Cash Provided by
 Operating Activities                            308          660             448          305
                                               ------       ------          ------       ------
Cash Flows From Investing Activities
Purchases of equipment                          (262)        (191)            (55)        (321)
Investment in other assets                      (199)         (47)            ---          (10)
Purchase (sale) of certificates of
 deposit - restricted                           (200)        (100)            200          ---
                                               ------       ------          ------       ------
Net Cash Provided by (Used in)
 Investing Activities                           (661)        (338)            145         (331)
                                               ------       ------          ------       ------
Cash Flows From Financing Activities
Net borrowing on lines of credit                 260          (37)           (260)          31
Proceeds from notes payable to shareholders      436          378           1,468          ---
Repayment of notes payable to shareholders      (234)        (489)            ---          (50)
Repayment of long-term debt and capital
 lease obligations                              (165)        (213)         (1,139)        (117)
Increase in capital lease obligations            ---          ---             ---          195
Redemption of common stock                        (2)         ---             ---          ---
Dividends paid                                  (168)         ---             (11)         ---
Loans to shareholders                            ---          ---             (17)         ---
                                               ------       ------          ------       ------
Net Cash Provided by (Used in) Financing
 Activities                                      127         (361)             41           59
                                               ------       ------          ------       ------
Net Increase (Decrease) in Cash
 and Cash Equivalents                           (226)         (39)            634           33

Cash and Cash Equivalents
Beginning of period                              341          115             115           76
                                               ------       ------          ------       ------
End of period                                  $ 115        $  76           $ 749        $ 109
                                               =====        =====           =====        =====
Supplemental Disclosures of Non-Cash
 Investing and Financing Transactions
Accounts payable exchanged for
 Note Payable                                  $ 326       $  ---          $  ---        $ 183

See accompanying notes to financial statements
PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS


NOTE 1:     Description of Business

Operations - Arcada Communications and Affiliates (together, "Arcada" or the "Company") provide long-distance telecommunication services. The Company currently serves over 20,000 customers in 17 states, with an emphasis in the Pacific Northwest. The Company's corporate offices are located in Seattle, Washington with marketing offices and switching equipment in Vancouver, Washington and Denver, Colorado. Arcada also provides cellular air time and other cellular telecommunication products and services.


NOTE 2:     Summary of Significant Accounting Policies

Principles of Combination - The combined financial statements include S.V.V. Sales, Inc. dba Arcada Communications ("SVV"), LeBanco, Ltd. ("LeBanco"), and Stellar Telecommunications Services, Inc. ("Stellar"), which are affiliated through common ownership. Stellar and LeBanco own certain equipment and switches utilized in the Company's operation, which are leased to Arcada. All significant intercompany balances and transactions have been eliminated in combination in a manner similar to consolidation.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - The Company considers cash on hand, cash in banks, certificates of deposits, time deposits and other short-term securities with maturities of three months or less as cash and cash equivalents. Cash and cash equivalents are comprised primarily of funds on deposit with banks and are recorded at market value.

Property and Equipment - Property and equipment are stated at cost. Depreciation is computed on the straight-line method over estimated useful lives ranging from three to ten years. Leasehold improvements are amortized over the lesser of lease term or useful life of property. Maintenance and repairs are expensed while major improvements are capitalized.

Deferred Customer Acquisition Costs and Other Intangible Assets - The Company is one of five long-distance carriers that AT&T Wireless Services ("AT&T Wireless") customers may select for long distance in the 17 states in which Arcada does business. The Company pays a one-time equal access charge to AT&T Wireless for each customer subscribing to the Company's services. Intangible assets are included in other assets, consist primarily of deferred customer acquisition costs and are amortized on the straight-line method over estimated productive lives ranging from two to four years. Net tangible assets approximate $211,000 and $169,000 at December 31, 1995 and 1996, and accumulated amortization approximates $53,000 and $197,000 at December 31, 1995 and 1996.

Impairment of Long-Lived Assets - The Company evaluates at each balance sheet date the carrying value of long-lived assets and intangible assets, and the appropriateness of the remaining lives of such assets considering whether any events have occurred or conditions have developed which my indicate that the remaining life or the amortization method requires adjustment. After reviewing the appropriateness of the remaining lives, the Company then assesses the overall recoverability of the assets by determining if the unamorti zed balance can be recovered through undiscounted future operating cash flows. If such evaluations were to indicate a material impairment of these assets, such impairment would be recognized by a write down of the applicable asset. Absent any unfavorable findings, the Company continues to amortize its intangible assets based upon existing estimated lives.


PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS



NOTE 2:     Summary of Significant Accounting Policies (Continued)

Income Taxes - SVV and LeBanco, with consents of their shareholders, have elected under the Internal Revenue Code to be taxed as S corporations, and as a result in lieu of these companies paying corporate income tax, the shareholders are taxed on their proportionate share of taxable income. Stellar is a C corporation and accordingly, income taxes are provided for the tax effect of Stellar operating results reported in the financial statements. Deferred taxes relate to differences in financial statement and tax bases of assets and liabilities. Deferred tax assets and liabilities represent estimated future tax return consequences of such differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

Fair Value of Financial Instruments - The carrying amounts of current assets and liabilities are considered to be reasonable estimates of fair value due to the short maturity of these items. The carrying amounts of long-term debt are considered to be reasonable estimates of fair value because they bear interest at relatively recently established market rates. It is not practicable to estimate the fair value of notes payable to shareholders as the related party nature of these financial instruments allow for possible modification to their terms and maturities.

Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk include primarily cash deposits and accounts receivable. The Company places its deposits and short term investments with high credit quality financial institutions; at times deposits exceed federally-insured limits. Accounts receivable consist of many small account balances due from individuals and companies dispersed across the United States. with a concentration in the Pacific Northwest. Collateral is generally not required.

Effect of Recently Issued Accounting Standards - Recently issued accounting standards having relevant applicability to the Company consist primarily of Statement of Financial Accounting Standards No. 128 "Earnings per Share," Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information," each of which relates to additional reporting and disclosure requirements effective for financial statement periods beginning after December 15, 1997. It is not expected that the adoption of these accounting pronouncements will have a material effect on the Company's operating results or financial condition.

Interim Financial Statements - The interim financial data at and for the six months ended June 30, 1996 and 1997 is unaudited; however, in the opinion of Company management, the interim data includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of results for the interim periods. The interim results of operations for the six months ended June 30, 1997 are not necessarily indicative of results expected for the entire year.


NOTE 3:     Terminated Merger

In 1996, the Company entered into an Agreement and Plan of Merger, as amended (the "Merger Agreement"). The merger was subject to and contingent upon, among other things, shareholder approval and certain conditions precedent with Touch Tone America, Inc. ("Touch Tone"), a public company based in Phoenix, Arizona, which provides Internet services, local dedicated access and other telecommunications products. In March 1997, the Company terminated the Merger Agreement. The Company recorded costs associated with the merger as expense during the year ended December 31, 1996. Pursuant to terms of the Merger Agreement, the Company is seeking to recover a portion of its merger related costs from Touch Tone. See Note 13 - Events (Unaudited) Subsequent to Date of Report of Independent Accountants for information regarding settlement of this matter.

PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS


NOTE 4:     Property and Equipment

Certain property and equipment are pledged as security for borrowings as described in Note 6. Property and equipment consists of the following (in thousands):

                                      December 31,              June 30,
                                    1995        1996              1997
                                                              (Unaudited)
Equipment and switches          $  1,477    $  1,557          $  1,660
Equipment under capital lease      1,008       1,085             1,304
Vehicles                             353         365               318
Leasehold improvements                77          83                83
                                --------    --------          --------
                                   2,915       3,090             3,365
Accumulated depreciation
and amortization                    (784)     (1,272)           (1,546)
                                --------    --------          --------
Property and equipment net      $  2,131    $  1,818          $  1,819
                                ========    ========          ========

Accumulated amortization of equipment under capital leases approximated $216,000 and $364,000 at December 31, 1995 and 1996, respectively.


PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS



NOTE 5:     Line-of-Credit

The Company maintains line-of-credit borrowing agreements with banks. In August 1996, the Company entered into a $400,000 line-of-credit agreement. Borrowing availability approximated $300,000 and $400,000 during 1995 and
1996, respectively.   Borrowings are secured by accounts receivable,
certificates of deposits, and personal guarantees of Company shareholders. Line-of-Credit agreements provide for interest, payable monthly, at prime plus 2% during 1995 and at prime plus 1% on the 1996 line (9.25% at December 31, 1996).

The Company has pledged and assigned as security for line of credit borrowings certificates of deposit which are reported as Restricted in the accompanying balance sheet as such amounts are legally restricted as to withdrawal.


NOTE 6:     Related Party Borrowings

Certain of the Company's shareholders and employees, including and primarily the Majority Shareholders, loan cash to the Company pursuant to terms of unsecured, four-year promissory notes with interest payable monthly at 15%. Interest expense related to these borrowings approximated $74,000 and $70,000 during the years ended December 31, 1995 and 1996, respectively. In addition, the Company has unsecured demand notes payable to one shareholder totaling $190,000 at December 31, 1996 which bears interest at 8%. Related party payables are subordinate to line-of-credit bank borrowings.


NOTE 7:     Leases

The Company has various lease agreements for certain equipment and switches, office premises and office equipment. Most leases contain renewal options and some contain purchase options. Rent expense approximated $342,000 during the years ended December 31, 1995 and 1996. Minimum annual future obligations for leases at December 31, 1996 are as follows (in thousands):

Years Ending December 31,        Capital Leases         Operating Leases

     1997                            $ 292                    $ 326
     1998                              292                      321
     1999                              209                      288
     2000                               70                      104
     2001                               --                       23
                                     -----                 --------
Total minimum lease payments           863                 $  1,062
Amount representing interest                               ========
and other charges                     (169)
Present value of minimum lease
payments                               694
Less current portion                  (263)
                                    ------
Capital lease obligations,
net of current portion              $  431
                                    ======
PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS



NOTE 8:     Long-Term Debt


Long-term debt consists of the following (in thousands):

                                       December 31,              June 30,
                                         1995         1996         1997
Note payable to vendor, due
in 2002 in $5 monthly installments,
including annual interest at
approximately 14%, secured by
switching equipment                    $  321       $  299       $  293

Unsecured notes payable to vendor,
due in 1999 in $10 monthly
installments, including annual
interest at approximately 12%             ---          ---          183

Notes payable to vendor, due in
2002 in $4 monthly installments,
including annual interest at
approximately 5%, secured by vehicles     177          129           78

Other secured notes payable bearing
interest at 8% to 15%                      26           16           13
                                      -------      -------      -------
                                          524          444          567
Amounts due within one year              (72)        (119)        (219)
Long-term debt, net of current        -------      -------      -------
portion                               $   452      $   325      $   348
                                      =======      =======      =======

Long-term debt annual principal payment obligations at December 31, 1996 for years ending December 31 are as follows (in thousands):

               1997                         $ 119
               1998                           153
               1999                           125
               2000                            47
                                            -----
                                            $ 444
                                            =====

Interest paid in cash, including interest attributable to capital lease obligations and interest paid on notes payable to vendors and shareholders, approximated $279,000 and $148,000 during the years ended December 31, 1995 and 1996, respectively.


PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS



NOTE 9:     Common Stock

SVV commenced operations in 1992 as a result of the contribution and assignment by the Company's then sole stockholder, an individual who subsequently transferred stock ownership to his two sons (the "Majority Shareholders"), of certain assets comprised primarily of accounts receivable, and assumption of various operating liabilities and other accrued liabilities. The Company recorded assets assigned and liabilities assumed at their historical net book value of approximately $557,000 such net amount being recorded as common stock and additional paid in capital. Inasmuch as most assets and liabilities were current and subsequently recovered and extinguished in the ordinary course of business, net book value approximated fair value. Stellar and LeBanco were capitalized with cash of approximately $1,000 and $2,000 and are also owned by SVV stockholders. Common stock information of each of the companies in the combined financial statements are summarized below:

                                                               December 31,
                                                    --------------------------------
Company     Par Value     Authorized     Issued     1994          1995          1996
SVV          No Par        50,000       50,000     50,000        40,000       35,000
Stellar      No Par         1,000          980        980           700          560
LeBanco        $1           1,000        1,000      1,000           900          800


During 1994, the Majority Shareholders sold 42% of SVV common stock (21,000 shares) to five individuals, all of whom were Company employees, in exchange for promissory notes secured by such shares. The shares sold are subject to terms of a buy-sell agreement which among other things, provides the Company an option to purchase shares from a selling shareholder under certain circumstances including termination of employment. During 1995, pursuant to terms of the buy-sell agreement the Company acquired 5,000 shares from each of two shareholders for a combined total purchase price of approximately $2,000. In addition, during 1995 the Company also acquired for nominal consideration 280 shares of Stellar and 100 shares of LeBanco common stock pursuant to terms of buy-sell agreements. During 1996, pursuant to terms of buy-sell agreements, the Company acquired for nominal consideration as provided for in such agreements 5,000 shares of SVV common stock, 140 shares of Stellar common stock and 100 shares of LeBanco common stock. Shares of common stock acquired by the Company have been canceled.

In March 1997, LeBanco entered into a roll-up merger agreement (the "Roll-up Merger Agreement") with SVV, pursuant to which LeBanco merged with and into SVV (as the surviving corporation) and each outstanding share of common stock of LeBanco was converted into the right to receive 18.7 shares of common stock of SVV. In March 1997, Stellar entered into the Share Exchange Agreement (the "Share Exchange Agreement") with SVV, pursuant to which all of the issued and outstanding shares of common stock of Stellar was acquired by SVV and each share of Stellar was exchanged for one share of common stock of SVV. Upon consummation of the Roll-up Merger Agreement and the Share Exchange Agreement, all of the 50,000 shares of authorized capital stock of SVV were issued. Stellar is now a wholly-owned subsidiary of SVV and LeBanco no longer exists, but has been merged into SVV.



PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 10:  Employee Benefit Plan

The Company has a 401(k) employee benefit plan for those employees who meet eligibility requirements. Eligible employees may contribute up to 15% of their compensation. The Company's contribution to the plan is discretionary as determined by the Board of Directors. The Company has made no contributions to the plan.


NOTE 11:  Federal and Income Taxes

The provision for income tax relates solely to Stellar as described in Note
1. The Company has recorded deferred income tax liabilities of approximately $40,000 at December 31, 1995 and 1996. Deferred tax liabilities relate to depreciation and are included in other long-term liabilities. As a result of pre-tax losses, there is no tax provision for 1995 and 1996.


NOTE 12:  Commitments and Contingencies

The Company does not own any transmission facilities, other than its investments in its long distance switches, thus its long distance services are dependent upon other carriers for the transmission of its customers' calls. The Company procures such services at bulk rates pursuant to short-term agreements from several suppliers, including three major suppliers.

The Company serves customers in numerous localities. The Company currently collects and remits local utility taxes in jurisdictions where it has offices or holds other assets. The Company has been contacted in the past by other localities where it has customers, but no other assets of operations, requesting that the Company collect and remit local utility taxes in such jurisdictions. The Company does not believe such local utility taxes apply to its operations, has not historically collected such taxes, and does not intend to do so in the future. However, there can be no assurance that localities will not actively seek to collect such taxes from the Company for past or future services.

The Company is subject to various legal proceedings and claims that arise in the ordinary course of business. Company management currently believes that resolving these matters will not have a material adverse impact on the Company's financial position or results of operation.

During 1995, the Company entered into a severance agreement with a former employee pursuant to which the Company committed to make payments totaling $400,000 over a seven year period, subject to acceleration under certain circumstances, including a change in control. Accordingly, during 1995 the Company recorded a liability and compensation expense of approximately $295,000 at the discounted net present value of the payments. The severance obligation, net of the current portion, is included in other long-term liabilities.

In addition, during 1995, the Company entered into a severance agreement with another employee. Pursuant to terms of the agreement, among other things, the Company is contingently committed to make payments totaling $560,000 in the event of a sale of the Company, or certain other future events. Inasmuch as the event which would require a commitment on behalf of the Company to make these payments has not occurred, no expense or obligation has been recorded.

PAGE

ARCADA COMMUNICATIONS AND AFFILIATES
NOTES TO FINANCIAL STATEMENTS (CONTINUED)



NOTE 12:  Commitment and Contingencies (Continued)

During 1996, the Company entered into a severance agreement with an employee, pursuant to which the Company committed to make payments totaling $750,000 over an eleven year period. The Company may make prepayments on the obligation at any time and may pay up to fifty percent of the original principal balance by delivering to the employee fully paid, non-assessable and unencumbered publicly tradable stock. During 1996, the Company recorded a liability and compensation expense of approximately $455,000 at the discounted net present value of the payments. The severance obligation, net of current portion, is included in other long-term liabilities.


NOTE 13: Events (Unaudited) Subsequent to Date of Report of Independent Accountants

In June 1997, Touch Tone and the Company entered into a settlement agreement. For purposes of this settlement agreement, Touch Tone agreed that Arcada retained the funds collected by Arcada on behalf of Touch Tone ("Funds") in their entirety, and Touch Tone waived and released any and all claims whatsoever to the Funds. Arcada agreed to pay up to, but no more than, the sum of $4,000 toward any and all federal, state or local sales, excise and utility taxes directly attributable to and payable by virtue of the telecommunication services which were provided by Touch Tone and billed/collected by Arcada. Approximately $130,000 was recorded as income on Arcada's income statement as of June 30, 1997.

The Company has entered into a merger agreement, subject to the satisfaction or waiver of certain conditions, with a long distance telecommunications provider. As a result of the merger, among other things, the Company's stock will be converted into the right to receive shares of stock, the number of which will be determined at a later date, $5 million of cash and $1.5 million of convertible debentures.



PAGE

APPENDICES:

A.     Merger Agreement Including Plan of Merger

B.     Minnesota Dissenters' Rights Statute

C.Form of Reincorporation Agreement and Plan of Merger, Amended and Restated Articles of Incorporation and Bylaws of UStel - California

D.     Fairness Opinion

PAGE

APPENDIX A


AGREEMENT FOR MERGER


     This Agreement for Merger ("Agreement") is made and entered into as of September 25, 1997 by and among UStel, Inc., a Minnesota corporation ("UStel"), Arcada Acquisition Corp., a Washington corporation and wholly-owned subsidiary of UStel ("Newco"), and S.V.V. Sales, Inc., a Washington corporation d/b/a Arcada Communications ("Arcada").

RECITALS

     Newco is a wholly owned subsidiary of UStel. The parties desire that UStel and Newco enter into a transaction with Arcada which will result in a merger (the "Merger") of Newco with and into Arcada, which shall be the surviving corporation.

     Therefore, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:

1. MERGER. Subject to the terms and conditions of this Agreement, the Merger is to be accomplished in the manner described herein.

     1.1     MERGER OF ARCADA AND NEWCO.  At the Effective Time (as defined in
Section 2), Newco shall be merged with and into Arcada, with Arcada being the surviving institution, in accordance with the Plan of Merger by and among UStel, Newco and Arcada substantially in the form attached hereto as Exhibit A (the "Plan of Merger"). The Plan of Merger provides for the terms of the Merger and the manner of carrying it into effect. The terms and conditions of the Plan of Merger are incorporated herein and made a part hereof. The parties intend that this Agreement and the Plan of Merger shall constitute a plan of reorganization of the type described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.2 CONVERSION OF ARCADA COMMON STOCK. Subject to the provisions below and in the Plan of Merger, at the Effective Time, all of the outstanding shares of common stock, no par value per share, of Arcada ("Arcada Common Stock") shall be converted into the right to receive shares of common stock, $.01 par value per share, of UStel ("UStel Common Stock"), and certain additional consideration, as described below and in the Plan of Merger.

          (a) Subject to the provisions below and the provisions of the Plan of Merger, at the Effective Time each shareholder of Arcada Common Stock will receive the consideration set forth opposite his or her name, respectively, as described on Schedule A hereto. The total consideration to be paid by UStel to the Arcada shareholders in connection with the Merger shall consist of (i) an aggregate of 2,100,000 newly issued shares of UStel Common Stock, subject to adjustment as described in Section 1.5 below (the "Merger Shares"), (ii) an aggregate of $1,500,000 in principal amount of 10% Convertible Subordinated Debentures (the "Convertible Debentures") issued by UStel and described in further detail below and (iii) an aggregate of $5,000,000 cash. The Merger Shares, the Convertible Debentures and the cash payable by UStel at Closing are collectively referred to herein as the "Merger Consideration".

          (b) No fractional shares of UStel Common Stock shall be issued. In lieu of any fractional shares, any holder of Arcada Common Stock who would otherwise be entitled to a fractional share of UStel Common Stock will, upon surrender of his certificate or certificates representing Arcada Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by the Average Price as hereinafter defined. For the purposes of determining any such fractional share interests, all shares of Arcada Common Stock owned by an Arcada stockholder shall be combined so as to calculate the maximum number of whole shares of UStel Common Stock issuable to such Arcada stockholder.

          (c)     The Average Price is calculated by dividing (A) the sum of
(i) the five day trading average closing price of the UStel Common Stock for the five day period beginning on the date of public announcement of the signing of this Agreement; (ii) the five day trading average closing price of the UStel Common Stock for the five day period ending on the second to last trading day prior to Closing; and (iii) the Interim Period Average, by (B) three (3). The Interim Period Average is calculated by dividing the sum of the closing prices of the UStel Common Stock on every trading day from and including the date hereof through and including the second to last trading day prior to Closing, by the number of trading days in such period. The above formula shall be equitably adjusted for any reclassifications, stock splits, stock dividends, stock combinations or the like with respect to the UStel Common Stock occurring after the date hereof but prior to the Effective Time.

     1.3 EXISTING SHAREHOLDER LOANS. The Arcada shareholder loans outstanding at Closing, which are set forth on Schedule B hereto, shall be converted as of the Closing, on a dollar for dollar basis, into additional principal amount of Convertible Debentures.

     1.4 Convertible Debentures. The Convertible Debenture shall be substantially in the form as set forth on Exhibit B hereto and as described herein. For the first six months from Closing the Convertible Debentures shall be payable interest only, quarterly in arrears. Beginning six months from Closing, the Convertible Debentures shall be amortized over a three year term, with principal payments paid quarterly in advance. Such principal payments shall include all amounts due thereunder, including the conversion of all Arcada shareholder loans. Interest on the Convertible Debentures will continue to be paid quarterly in arrears. Beginning one year after issuance, the Convertible Debentures will be convertible dollar for dollar at a conversion price equal to 150% of the Average Price. The number of shares of UStel Common Stock issuable upon conversion of the Convertible Debentures will be proportionally adjusted in the event of a change in the capitalization of UStel after the Effective Time. UStel shall have the right to prepay, in whole or in part, without penalty, at any time, including the right to pay cash in lieu of Convertible Debentures at Closing. In the event of a default under the Convertible Debentures, the conversion price will be equal to the Average Price.

     1.5     ADJUSTMENT.

          (a) If the Average Price is (w) less than $3.00 per share but greater than or equal to $2.50 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 420,000 shares, (x) less than $2.50 per share but greater than or equal to $2.00 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 1,050,000 shares, (y) less than $2.00 per share but greater than or equal to $1.50 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 2,100,000 shares, and (z) less than $1.50 per share but greater than or equal to $1.00 per share, then the aggregate number of Merger Shares issuable at Closing shall be increased by 4,200,000 shares. In the event of an increase in the number of Merger Shares pursuant to this
Section 1.5(a), the additional Merger Shares payable to the Arcada shareholders shall be paid in the same proportions as the Merger Shares set forth on Schedule A hereto.

          (b) If between the date of this Agreement and the Effective Time, the shares of UStel Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or if a stock dividend thereon shall be declared with a record date within such period, the number of shares of UStel Common Stock issuable in the Merger will be adjusted accordingly.

     1.6 STOCKHOLDERS' MEETINGS OR CONSENTS. UStel shall, as soon as practicable, hold a meeting of its stockholders (the "UStel Stockholders' Meeting") to submit for stockholder approval (the "UStel Stockholder Approval") this Agreement and the Plan of Merger, and Arcada shall, as soon as practicable, hold a meeting of its stockholders (to coincide with the UStel Stockholders' Meeting) or otherwise solicit stockholder consent (the "Arcada Stockholders' Meeting") to submit for stockholder approval (the "Arcada Stockholder Approval") this Agreement and the Plan of Merger.

     1.7     PROXY STATEMENT/PROSPECTUS.

     (a) The parties hereto will cooperate in the preparation of an appropriate proxy statement/prospectus satisfying all applicable regulations, rules and requirements of the Securities Exchange Commission (the "SEC") promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and state law (such proxy statement/prospectus in the form mailed by UStel to UStel stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement/Prospectus").

     (b) Arcada will furnish such information concerning itself as is necessary to be included in the Proxy Statement/Prospectus. Arcada agrees promptly to advise UStel if at any time prior to the UStel Stockholders' Meeting any information provided by Arcada for inclusion in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect and to provide the information needed to correct such inaccuracy or omission. Arcada will continue to furnish UStel with such supplemental information as may be necessary in order to cause such Proxy Statement/Prospectus insofar as it relates to Arcada, after the mailing thereof to UStel stockholders, to remain accurate and complete.

     (c) UStel will, as promptly as practicable, file with the SEC a registration statement on Form S-4, or any such successor form (together with any and all amendments or supplements thereto, the "Registration Statement"), containing the Proxy Statement/Prospectus in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the Merger Shares and the shares of UStel Common Stock issuable in connection with the Merger upon conversion of the Convertible Debentures. UStel will use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable and to cause the Proxy Statement/Prospectus to be cleared for mailing under federal securities law and state law at the earliest practicable date and UStel will advise Arcada promptly when the Proxy Statement/Prospectus has been cleared for mailing. UStel will take any and all other action required to be taken under any applicable federal or state securities laws in connection with the issuance of the Merger Shares, the Convertible Debentures and the shares of UStel Common Stock issuable upon conversion of the Convertible Debentures.

     (d) UStel will use its best efforts to register and qualify the securities covered by such Registration Statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the shareholders; provided that UStel shall not be required in connection therewith or as a condition thereto to qualified to do business or to file a general consent to service of process in any such states or jurisdictions, unless UStel is already subject to service in such jurisdiction and except as may be required by the Securities Act.

     (e) UStel will cause all such shares of UStel Common Stock registered pursuant to the Registration Statement to be listed on each securities exchange and/or Nasdaq Stock Market on which similar securities issued by UStel are then listed.

          (f) UStel shall bear and pay all expenses incurred in connection with the registration, filing or qualification of the shares of UStel Common Stock issued and issuable in connection with the Merger with respect to the Registration Statement, including (without limitation) all registration, filing and qualification fees and printers and accounting fees relating or apportionable thereto.

2.     EFFECTIVE TIME; CLOSING.

     As used herein, the term "Effective Time" shall mean the date and time when the Merger becomes effective. As used herein, the term "Effective Date" shall mean the day on which the Effective Time occurs. The parties intend that the Effective Time shall occur as soon as reasonably practicable following the satisfaction of the conditions set out in Section 7 below. A closing (the "Closing") shall take place prior to the Effective Time at the offices of Freshman, Marantz, Orlanski, Cooper & Klein, 9100 Wilshire Blvd., East Tower, 8th Floor, Beverly Hills, CA 90212, or at such other place as the parties hereto may mutually agree upon for the Closing to take place.

3.     REPRESENTATIONS AND WARRANTIES REGARDING NEWCO.

     Each of UStel and Newco, jointly and severally, hereby represent and warrant to Arcada as follows:

     3.1 CORPORATE ORGANIZATION. Newco is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Newco has all the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. Newco is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect (as defined below) on UStel.

     3.2 AUTHORITY. Newco has requisite corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Newco. This Agreement has been duly and validly executed and delivered by Newco. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Newco, enforceable against it in accordance with its respective terms.

     3.3 NO VIOLATIONS. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by Newco of the transactions contemplated hereby and thereby, nor compliance by Newco with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of Newco, (ii) assuming the consents and approvals referred to in Section 7 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Newco or any of its respective properties or assets, or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Newco under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Newco is a party, or by which it or any of its properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not individually or in the aggregate have a Material Adverse Effect on UStel or otherwise prevent or delay the consummation of the transactions contemplated hereby.

     3.4 CONSENTS AND APPROVALS. Except for consents and approvals of or filings, deliveries or registrations with the SEC, the Federal Communications Commission or other applicable governmental authorities, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on UStel, are necessary in connection with the execution and delivery by Newco of this Agreement and the consummation of the transactions contemplated hereby.

     3.5 CAPITALIZATION. The authorized capital stock of Newco as of the date hereof consists of 1,000 shares of common stock, no par value per share, of which 1,000 shares are duly issued and outstanding, fully paid and nonassessable. All such shares of common stock are owned by UStel. There are outstanding no options, convertible securities, warrants or other rights to purchase or acquire capital stock of Newco and there is no commitment of UStel or Newco to issue any of the same.

4.     REPRESENTATIONS AND WARRANTIES REGARDING USTEL.

     The "UStel Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which are attached hereto. UStel hereby represents and warrants to Arcada as follows:

     4.1     ORGANIZATION, POWER, GOOD STANDING, ETC.

          (a) UStel is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. UStel has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. UStel is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on UStel. UStel owns all of the outstanding capital stock of Newco. UStel has previously delivered or made available to Arcada true and correct copies, including all amendments thereto, of its Articles of Incorporation and its bylaws (the "UStel Charter Documents") as in effect on the date hereof. As used in this Agreement, the term "Material Adverse Effect" with respect to any party shall mean any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, condition (financial or otherwise), assets or liabilities of such party and such party's subsidiaries taken as a whole.

          (b) Except for Consortium 2000, Inc. ("C-2000") and Calmart Communications, Inc. ("Calmart"), there is no firm, corporation, partnership, joint venture or similar organization actively engaged in business which is consolidated with UStel for financial reporting purposes or any corporation actively engaged in business a majority of the outstanding capital stock of which is owned by UStel. All of the issued and outstanding capital stock of each of C-2000 and Calmart is owned by UStel. C-2000 is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Calmart is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Each of C-2000 and Calmart has all requisite corporate power and authority to carry on its business as currently conducted. Each of C-2000 and Calmart is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would have a Material Adverse Effect on UStel. Disclosure Schedule 4.l(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which UStel has a direct or indirect equity interest.

     4.2 AUTHORITY. UStel has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the UStel Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of UStel. This Agreement has been duly and validly executed and delivered by UStel. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of UStel, enforceable against it in accordance with its respective terms.

     4.3 NO VIOLATION. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by UStel of the transactions contemplated hereby and thereby, nor compliance by UStel with any of the terms or provisions hereof or thereof, will (i) assuming UStel Stockholder Approval, violate any provision of the UStel Charter Documents,
(ii) assuming the consents and approvals referred to in Section 7.1 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to UStel or any of its subsidiaries or any of their respective properties or assets, or (iii) except as set forth on Disclosure Schedule 4.3, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of UStel or any of its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage indenture, deed of trust, license, lease, agreement or other instrument or obligation to which UStel or any of its subsidiaries is a party, or by which it or any of UStel's or its subsidiaries' respective properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not individually or in the aggregate have a Material Adverse Effect on UStel.

     4.4 CONSENTS AND APPROVALS. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, (ii) the approval of the stockholders of UStel and
(iii) the consents, approvals, filings or registrations set forth on Disclosure Schedule 4.4, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on UStel, are necessary in connection with the execution and delivery by UStel of this Agreement and the consummation of the transactions contemplated hereby.

     4.5 CAPITALIZATION. As of the date hereof, the authorized capital stock of UStel consists of the following: 40,000,000 shares of UStel Common Stock, of which 6,787,778 shares are dully authorized and validly issued and outstanding, fully paid and non-assessable, with no personal liability attaching to the ownership thereof, and 5,000,000 shares of preferred stock, of which 275,000 shares are designated as Series A Preferred and are issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof. Assuming receipt of UStel Stockholder Approval, (i) the shares of UStel Common Stock to be issued in the Merger, when issued in accordance with the Plan of Merger and (ii) the shares of UStel Common Stock to be issued upon conversion of the Convertible Debentures, when issued in accordance with the terms and conditions of the Convertible Debentures, will be duly authorized, validly issued and fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and no stockholder of UStel will have any preemptive rights thereto. Upon consummation of the Merger, the stockholders of Arcada will acquire valid title to the Merger Shares, free and clear of any and all liens, claims, encumbrances and restrictions on transfer other than those contemplated by this Agreement. Except as provided in this Agreement or as set forth on Disclosure Schedule 4.5 hereto, there are no outstanding subscriptions, options, warrants, calls, commitments, agreements, understandings or arrangements of any kind which call for or might require the transfer, sale, delivery or issuance of any shares of UStel capital stock or other equity securities or any securities representing the right to acquire stock or securities convertible into or representing the right to purchase or subscribe for any shares.

     4.6 REPORTS. UStel and its subsidiaries have duly filed with the FCC and the SEC in correct form in all material respects, the monthly, quarterly, semi-annual and annual reports required to be filed by them under applicable regulations for all periods subsequent to December 31, 1992. UStel has previously delivered or made available to Arcada accurate and complete copies of such reports. Except as disclosed on Disclosure Schedule 4.6, UStel has timely filed all reports required to be filed by its pursuant to the Securities Exchange Act and the rules and regulations promulgated by the SEC thereunder an accurate and complete copy of each (i) final registration statement, offering circular, and definitive proxy statement filed by UStel since January 1, 1993, with the SEC and (ii) communication (other than general advertising materials) mailed by UStel to its stockholders since January 1, 1993. No such SEC report, registration statement, offering circular, proxy statement or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     4.7     FINANCIAL STATEMENTS.

          (a) UStel has previously delivered or made available to Arcada copies of (i) audited consolidated statements of financial conditions for UStel and its subsidiaries as of the end of UStel's last two fiscal years, and audited consolidated statements of income, stockholders' equity, and cash flows for each for the last two fiscal years, including the notes to such audited consolidated financial statements, together with the reports of UStel's independent certified public accountants, pertaining to such audited consolidated financial statements (the "UStel 1995 and 1996 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of June 30, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the six-month period then ended (the "June 1997 UStel Financial Statements"). The UStel 1995 and 1996 Financial Statements and the UStel June 1997 Financial Statements are sometimes herein referred to collectively as the UStel Financial Statements. In addition, the parties acknowledge that UStel intends to make a negative adjustment of up to $1,500,000 to its unaudited financial statements for the nine months ended September 30, 1997 to reflect a write-off of certain uncollectible accounts receivable of UStel (the "UStel Adjusted Financials"). Pursuant to Section 6.17 hereof, UStel is obligated to deliver to Arcada copies of the UStel Adjusted Financials. The UStel Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby. Other than the write-off of the up to $1,500,000, the UStel Financial Statements (including the related notes) fairly and accurately present in all material respects the consolidated financial position of UStel as of the respective dates set forth therein and the results of operations for the periods included therein.

          (b) The books and records of UStel and its subsidiaries have been, and are being, maintained in accordance with applicable legal and accounting requirements using generally accepted accounting principles consistently applied in all material respects and reflect only actual transactions.

     4.8 BROKERAGE. Except for payments owed to BC Capital Corp., there are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of UStel or any of its subsidiaries in connection with the transactions contemplated by this Agreement.

     4.9 ABSENCE OF MATERIAL ADVERSE CHANGE. Since December 31, 1996, there has not been any Material Adverse Change with respect to UStel (except for changes resulting from market and economic conditions which generally affect the telecommunications industry as a whole including, without limitation, changes in law or regulation, and changes in generally accepted accounting principles or interpretations thereof.

     4.10 LITIGATION. Except as set forth on Disclosure Schedule 4.10 hereto, no action, suit, counterclaim or other litigation, investigation or preceding to which UStel or any of its subsidiaries is a party is pending, or is known by the executive officers of UStel or any of its subsidiaries to be threatened, against UStel or any of its subsidiaries before any court or governmental or administrative agency, domestic or foreign which would be reasonably expected to result in any liabilities which would, in the aggregate, have a Material Adverse Effect on UStel. Except as set forth on Disclosure Schedule 4.10 hereto, neither UStel nor any of its subsidiaries is in default with respect to any orders, judgments or decrees that would in the aggregate require payment of more than $10,000.

     4.11     COMPLIANCE WITH APPLICABLE LAW.

          (a) Each of UStel and its subsidiaries holds all licenses, certificates, franchises, permits and other governmental authorizations ("Permits") necessary for the lawful conduct of their respective businesses and such Permits are in full force and effect, and each of UStel and its subsidiaries is in all material respects complying therewith, except in each case where the failure to possess or comply with such Permits would not have a Material Adverse Effect on UStel.

          (b)     Except as set forth on Disclosure Schedule 4.11(b), each of
UStel and its subsidiaries is and since January 1, 1994 has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules,
regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which has not and will not have in the aggregate a Material Adverse Effect on UStel.

          (c) UStel is in compliance with all of the quantitative and qualitative maintenance criteria required for continued listing of the UStel Common Stock on The Nasdaq SmallCap Market, and UStel has not received notice of, and is not aware of, any deficiency relating to listing of the UStel Common Stock or any action for delisting of the UStel Common Stock.

     4.12     TAX MATTERS.

          (a) Neither UStel nor any of its affiliates or subsidiaries has any plan or intention of taking any action prior to, at or after the Effective Time or of permitting Arcada to take any action after the Effective Time, including any transfer or other disposition of any assets of or any interest in Arcada, that would cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

          (b) Neither UStel nor any of its affiliates or subsidiaries has any plan or intention to acquire or reacquire, as the case may be, any of the shares of UStel Common Stock to be issued as contemplated by this Agreement

          (c) UStel has no plan or intention to sell or otherwise dispose of any of the assets of Arcada acquired in the Merger, except for dispositions made in the ordinary course of business or transfers described in Section 368(a) of the Code.

          (d) UStel is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

     4.13 USTEL INFORMATION. The information relating to UStel to be contained in the Proxy Statement/Prospectus will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of UStel stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

5.     REPRESENTATIONS OF ARCADA.

     The "Arcada Disclosure Schedules" shall mean all of the disclosure schedules required by this Agreement, dated as of the date hereof, which are attached hereto. Arcada hereby represents and warrants to each of UStel and Newco as follows:

5.1     ORGANIZATION, POWER, GOOD STANDING, ETC.

          (a) Arcada is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Arcada has all the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as currently conducted. Arcada is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it makes such licensing or qualification necessary and where the failure to be so qualified would, individually or in the aggregate, have a Material Adverse Effect on Arcada. Arcada has previously delivered or made available to UStel true and correct copies, including all amendments thereto, of its Articles of Incorporation and its bylaws (the "Arcada Charter Documents") as in effect on the date hereof.

          (b) There is no firm, corporation, partnership, joint venture or similar organization which is consolidated with Arcada for financial reporting purposes or any corporation a majority of the outstanding capital stock of which is owned by Arcada. Disclosure Schedule 5.l(b) correctly sets forth a list of each firm, corporation, partnership, joint venture or similar organization in which Arcada has a direct or indirect equity interest.

          (c) The minute books of Arcada and its subsidiaries contain materially complete and accurate records of all meetings held and other corporate action taken, since their respective dates of organization, by their respective stockholders and Boards of Directors.

          (d) Arcada has previously delivered or made available for inspection by UStel true and complete copies of all agreements to which it or its subsidiaries is a party or by which its or any of its subsidiaries' assets may be bound (i) which relate to any ownership interest by Arcada of an equity interest in any partnership, joint venture, or similar enterprise or (ii) pursuant to which Arcada may be required to transfer funds in respect of an equity interest to, make an investment in, or guarantee or assume any debt, dividend or other obligation of, any person or entity, partnership, joint venture or similar enterprise. Disclosure Schedule 5.l(d) correctly sets forth a list of all such agreements.

5.2     CAPITALIZATION.

          (a) The authorized capital stock of Arcada consists of 50,000 shares of Arcada Common Stock, all of which shares are issued and outstanding as of the date hereof. Disclosure Schedule 5.2(a) sets forth the identity of the Arcada stockholders and the amount of stock owned by such stockholders.

          (b) Except as set forth on Disclosure Schedule 5.2(b), Arcada has not in the past two years repurchased or retired any shares of its capital stock.

          (c) All of the issued and outstanding shares of Arcada Common Stock have been duly authorized, validly issued, and are fully paid and non-assessable, with no personal liability attaching to the ownership thereof.

          (d) Except as set forth on Disclosure Schedule 5.2(d), Arcada is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Arcada is a party with respect to voting any such shares.

          (e) Except as set forth on Disclosure Schedule 5.2(e), to the best of Arcada's knowledge, there are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, or issuance of any shares of its capital stock or any securities representing the right to purchase or otherwise receive any shares of its capital stock or any securities convertible into or representing the right to purchase or subscribe for any such shares, and there are no agreements or understandings to which Arcada is a party with respect to voting any such shares.

     5.3 REPORTS. Arcada has previously delivered or made available to UStel an accurate and complete copy of all reports or other material communications delivered by Arcada to its stockholders since January 1, 1993 and no such report or communication, as of its date, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.4 AUTHORITY. Arcada has full corporate power and authority to execute and deliver this Agreement and the Plan of Merger and, subject to the Arcada Stockholder Approval and applicable regulatory approvals, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Plan of Merger and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of Arcada. This Agreement has been duly and validly executed and delivered by Arcada. Assuming the due authorization, execution and delivery hereof by the other parties hereto, this Agreement constitutes the valid and binding obligation of Arcada, enforceable against it in accordance with its respective terms.

     5.5 NO VIOLATION. Neither the execution and delivery of this Agreement or the Plan of Merger nor the consummation by Arcada of the transactions contemplated hereby and thereby, nor compliance by Arcada with any of the terms or provisions hereof or thereof, will (i) assuming Arcada Stockholder Approval, violate any provision of the Arcada Charter Documents,
(ii) assuming the consents and approvals referred to in Section 7 hereof are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Arcada or its subsidiaries or any of its or its subsidiaries' properties or assets, or (iii) except as set forth on Disclosure Schedule 5.5, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Arcada or its subsidiaries under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Arcada or any of its subsidiaries is a party, or by which its or any of its subsidiaries' properties or assets may be bound or affected, except with respect to (iii) above, for such violations, conflicts, breaches, defaults, termination's, accelerations and encumbrances which would not individually or in the aggregate have a Material Adverse Effect on Arcada.

     5.6 CONSENTS AND APPROVALS. Except for (i) consents and approvals of or filings, deliveries or registrations with the SEC or other applicable governmental authorities, (ii) the Arcada Stockholder Approval and (iii) the consents, approvals, filings or registrations set forth on Disclosure Schedule 5.6, no consents or approvals of or filings or registrations with any third party or public body or authority, except for consents, approvals, filings or registrations where the failure to obtain such consents or approvals or to make such filings or registrations would not prevent or delay the Merger and would not in the aggregate have a Material Adverse Effect on Arcada, are necessary in connection with the execution and delivery by Arcada of this Agreement and the consummation of the transactions contemplated hereby.

     5.7     FINANCIAL STATEMENTS.

          (a) Arcada has previously delivered or made available to UStel copies of (i) audited consolidated statements of financial conditions for Arcada and its subsidiaries as of the end of Arcada's last two fiscal years, and audited consolidated statements of income, stockholders' equity, and cash flows for each for the last two fiscal years, including the notes to such audited consolidated financial statements, together with the reports of Arcada's independent certified public accountants, pertaining to such audited consolidated financial statements (the "Arcada 1995 and 1996 Financial Statements," respectively), and (ii) the unaudited consolidated statement of financial condition as of June 30, 1997 and the related unaudited consolidated statements of income, stockholders' equity and cash flows for the six-month period then ended (the "June 1997 Arcada Financial Statements"). The Arcada 1995 and 1996 Financial Statements and the Arcada June 1997 Financial Statements are sometimes herein referred to collectively as the Arcada Financial Statements. The Arcada Financial Statements (including the related notes) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, and fairly and accurately present in all material respects the consolidated financial position of Arcada as of the respective dates set forth therein and the results of operations for the periods included therein.

          (b) The books and records of Arcada have been, and are being, maintained in accordance with applicable legal and accounting requirements and reflect only actual transactions.

     5.8 BROKERAGE. There are no claims for investment banking fees, brokerage commissions, finder's fees or similar compensation arising out of or due to any act of Arcada in connection with the transactions contemplated by this Agreement.

     5.9 ABSENCE OF CERTAIN CHANGES OR EVENTS. As of the date hereof, except as disclosed on Disclosure Schedule 5.9, there has not been any material adverse change in the business, operations, properties, assets or financial condition of Arcada or any of its subsidiaries since December 31, 1996, and, to the best of Arcada's knowledge, no fact or condition exists as of the date hereof that Arcada has reason to believe would cause such a material adverse change after the date hereof.

     5.10 LITIGATION. As of the date hereof, except as disclosed on Disclosure Schedule 5.10, there were no actions, suits, claims, inquiries, proceedings or, to the knowledge of Arcada, investigations before any court, commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the knowledge of Arcada, threatened against Arcada which would reasonably be expected to result in any liabilities, including defense costs, in excess of $10,000 in the aggregate. Except as disclosed on Disclosure Schedule 5.10, Arcada is not subject to any order, judgment or decree and Arcada is not in default with respect to any such order, judgment or decree.

     5.11     TAXES AND TAX RETURNS.

          (a) Arcada is now and at all time since its incorporation has been a corporation taxable pursuant to Subchapter S of the Code (an "S Corporation"), and not as a corporation taxable pursuant to Subchapter C of the Code, by reason of a valid election to be taxed as an S Corporation by virtue of filing Internal Revenue Service Form 2553 (or its successor form) with the required shareholder consents. No action has been taken by Arcada or any present or past shareholder and no event has occurred which would cause Arcada's election to be taxed as an "S Corporation" to be revoked or terminated at any time in the future. Arcada has previously delivered or made available to UStel complete and correct copies of the income tax returns of Arcada and its consolidated companies for the fiscal year ending December 31, 1995, as filed with the Internal Revenue Service and all state, county and local taxing authorities, together with all related correspondence and notices. Arcada undertakes to make available to UStel complete and correct copies of the income tax returns of Arcada and its consolidated companies for the fiscal year ending December 31, 1996, as soon as it has been prepared and filed with the Internal Revenue Service, which is expected to be filed in September 1997.

          (b) Except as disclosed on Disclosure Schedule 5.11, Arcada has timely and correctly filed all federal, state, county and local tax and other returns and reports (collectively, "Returns") required by applicable law to be filed (including, without limitation, estimated tax returns, income tax returns, excise tax returns, sales tax returns, use tax returns, property tax returns, franchise tax returns, information returns and withholding, employment and payroll tax returns), except to the extent that the failure to timely or correctly file such Returns does not result in aggregate penalties or assessments of more than $25,000, and has paid all taxes, levies, license and registration fees, charges or withholdings of any nature whatsoever shown by such Returns to be owed, or which are otherwise due and payable (hereinafter called "Taxes"). Arcada is not in default in the payment of any Taxes due or payable or any assessments received in respect thereof except for Taxes which are being contested in good faith. No additional assessments of Taxes are known to Arcada to be proposed, pending or threatened, other than Taxes for periods for which returns are not yet filed.

          (c) Arcada has not filed a consent to the application of Section 341(f) of the Code.

     5.12     EMPLOYEES; EMPLOYEE BENEFIT PLANS.

          (a) Except as set forth on Disclosure Schedule 5.12(a), as of the date hereof, Arcada is not a party to or bound by any contract, arrangement or understanding (whether written or oral) with respect to the employment or compensation of any officers, employees or consultants and except as provided herein, and under those Benefit Plans (as defined below) set forth on Disclosure Schedule 5.12(a), consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Arcada to any officer or employee thereof. Arcada has previously delivered or made available to UStel true and complete copies of all employment, consulting and deferred compensation agreements that are in writing, to which Arcada is a party. Disclosure Schedule 5.l2(a) correctly sets forth a list of all such agreements.

          (b) Except as set forth on Disclosure Schedule 5.12(b), as of the date hereof, no officer or employee of Arcada is receiving aggregate remuneration bonus, salary and commissions) at a rate which, if annualized, would exceed $80,000 in 1997.

          (c) Except as disclosed on Disclosure Schedule 5.12(c), as of the date hereof, there are not, and have not been at any time in the past three years, any actions, suits, claims or proceedings before any court (which have been served on Arcada), commission, bureau, regulatory, administrative or governmental agency, arbitrator, body or authority pending or, to the best of Arcada's knowledge, threatened by any employees, former employees or other persons relating to the employment practices or activities of Arcada (except for threatened actions which have subsequently been resolved). Arcada is not a party to any collective bargaining agreement, and no union organization efforts are pending or, to the best of Arcada's knowledge, threatened nor have any occurred during the last three years.

          (d) Arcada has made available to UStel true and complete copies of all personnel codes, practices, procedures, policies, manuals, affirmative action programs and similar materials.

          (e) With respect to all employee benefit plans, Arcada represents and warrants as follows:

(i) All employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and any other pension, bonus, deferred compensation, stock bonus, stock purchase, post-retirement medical, hospitalization, health and other employee benefit plan, program or arrangement, whether formal or informal, under which Arcada has any obligation or liability, or under which any employee or former employee has any rights to benefits or any 'cafeteria plans,' as described in
Section 125 of the Code (together, the "Benefit Plans") are set forth on Disclosure Schedule 5.12(e)(i). Except as set forth on Disclosure Schedule 5.12(e)(i), none of the Benefit Plans is subject to Title IV of ERISA, is a multiemployer plan, as such term is defined in Section 3(37) and 4001(a)(3) of ERISA and Section 414(f) of the Code, or is subject to the funding requirements of Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA.

(ii) In all material respects, except as discussed on Disclosure Schedule 5.12(e)(ii), the terms of the Benefit Plans are, and the Benefit Plans have been administered, in accordance with the requirements of ERISA, the Code, applicable law and the respective plan documents. Except as disclosed on Disclosure Schedule 5.12(e)(ii), none of the Benefit Plans is under audit or is the subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor or any other federal or state governmental agency. Except as disclosed on Disclosure Schedule 5.12(e)(ii), all material reports and information required to be filed with, or provided to, the United States Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation (the "PBGC") and plan participants and beneficiaries with respect to each Benefit Plan have been timely filed or provided. With respect to each Benefit Plan for which an annual report has been filed, no material change has occurred with respect to the matters covered by the most recent annual report since the date thereof.

(iii) Arcada is not aware of any facts regarding any Benefit Plan which is a 'employee pension benefit plan' as defined in Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") that would present a significant risk that any Employee Pension Benefit Plan would not be determined by the appropriate District Director of the Internal Revenue Service to be 'qualified' within the meaning of Section 401(a) of the Code, or with respect to which any trust maintained pursuant thereto is not exempt from federal income taxation pursuant to Section 501 of the Code, or with respect to which a favorable determination letter could not be issued by the Internal Revenue Service with respect to each such Employee Pension Benefit Plan.

(iv) Prior to the Closing, Arcada shall deliver or make available to UStel complete and correct copies (if any) of (w) the most recent Internal Revenue Service determination letter relating to each Employee Pension Benefit Plan intended to be tax qualified under Section 401(a) and 501(a) of the Code, (x) the most recent annual report (Form 5500 Series) and accompanying schedules of each Benefit Plan, filed with the Internal Revenue Service or an explanation of why such annual report is not required, (y) the most current summary plan description for each Benefit Plan, and (z) the most recent audited financial statements of each Benefit Plan.

(v) With respect to each Benefit Plan, all contributions, premiums or other payments due or required to be made to such plans as of the Effective Time have been or will be made or accrued prior to the Effective Time.

(vi) To the best of Arcada's knowledge, there are not now, nor have there been, any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving Arcada or any of its subsidiaries, or any officer, director or employee of Arcada or any of its subsidiaries, with respect to the Benefit Plans that could subject Arcada or any other party-in-interest to the penalty or tax imposed under Section 502(i) of ERISA and Section 4975 of the Code.

(vii) As of the date hereof, no claim, lawsuit, arbitration or other action has been instituted, asserted (and no such lawsuit has been served on Arcada) or, to the best of Arcada's knowledge, threatened by or on behalf of such Benefit Plan or by any employee alleging a breach or breaches of fiduciary duty or violations of other applicable state or federal law with respect to such Benefit Plans, which could result in liability on the part of Arcada or any of its subsidiaries or a Benefit Plan under ERISA or any other law, nor is there any known basis for successful prosecution of such a claim, and UStel will be notified promptly in writing of any such threatened or pending claim arising between the date hereof and the Closing.

(viii) Except as may be required by the Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended ("COBRA"), no Benefit Plan which is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) provides for continuing benefits or coverage for any participant or beneficiary of a participant after such participant's termination of employment nor does Arcada have any current or projected liability under any such plans.

(ix) Arcada has not maintained or contributed to, and does not currently maintain or contribute to, any severance pay plan. All payments (other than regular wages and vacation pay) made to employees of Arcada coincident with or in connection with termination of employment since January 1, 1994 are disclosed on Disclosure Schedule 5.12(e)(ix).

(x) No individual will accrue or receive any additional benefits, service, or accelerated rights to payment or vesting of benefits under any Benefit Plan, or otherwise obtain rights to any "parachute payment," as defined in
Section 280G(b)(2) of the Code, as a result of the transactions contemplated by this Agreement.

(xi) Arcada has complied in all material respects with all of the requirements of COBRA.

     5.13 ARCADA INFORMATION. The information relating to Arcada to be contained in the Proxy Statement/Prospectus will not, at the time it is filed with the applicable governmental authorities, as of the date thereof, or at the date actions of UStel stockholders are taken with respect to the transactions contemplated therein, contain any untrue statement of a material fact or omit to state a material fact necessary to make such statements, in light of the circumstances under which such statements were made, not misleading.

     5.14     COMPLIANCE WITH APPLICABLE LAW.

          (a) Except as set forth on Disclosure Schedule 5.14(a), each of Arcada and its subsidiaries holds all Permits necessary for the lawful conduct of its businesses and such Permits are in full force and effect, and Arcada is in all material respects complying therewith, except where the failure to possess or comply with such Permits would not have in the aggregate a Material Adverse Effect on Arcada.

          (b) Except as set forth on Disclosure Schedule 5.14(b), each of Arcada and its subsidiaries is and for the past three years has been in compliance with all foreign, federal, state and local laws, statutes, ordinances, rules, regulations and orders applicable to the operation, conduct or ownership of its business or properties except for any noncompliance which is not reasonably likely to have in the aggregate a Material Adverse Effect on Arcada.

     5.15 CONTRACTS AND AGREEMENTS. As of the date hereof, except as disclosed on Disclosure Schedule 5.15, (i) Arcada is not a party to or bound by any commitment, contract, agreement or other instrument which involves or could involve aggregate future payments by Arcada of more than $25,000, (ii) Arcada is not a party to nor was it bound by any commitment, contract, agreement or other instrument which is material to the business, operations, properties, assets or financial condition of Arcada and (iii) no commitment, contract, agreement or other instrument, other than Arcada's Charter Documents, to which Arcada is a party or by which Arcada is bound, limits the freedom of Arcada to compete in any line of business or with any person. The commitments, contracts, agreements or other instruments listed on Disclosure
Schedule 5.15 (the "Material Contracts") are valid and binding obligations and Arcada is not in default therewith, except as listed on Disclosure Schedule
5.15 and except where any such defaults are not reasonably likely to have in the aggregate a Material Adverse Effect on Arcada.

     5.16     AFFILIATE TRANSACTIONS.

          (a) Except as disclosed on Disclosure Schedule 5.16, and except as specifically contemplated by this Agreement, since December 31, 1996, Arcada has not engaged in, and is not currently obligated to engage in (whether in writing or orally), any transaction with any Affiliated Person (as defined below) involving aggregate payments by or to Arcada of $25,000 or more during any consecutive 12 month period.

          (b) For purposes of this Section 5.16, "Affiliated Person" means:

          (i) a director, executive officer or Controlling Person (as defined below) of Arcada;

(ii) a spouse of a director, executive officer or Controlling Person of Arcada;

(iii) a member of the immediate family of a director, executive officer, or Controlling Person of Arcada who has the same home as such person;

(iv) any corporation or organization (other than Arcada) of which a director, executive officer or Controlling Person of Arcada is a chief executive officer, chief financial officer, or a person performing similar functions or is a Controlling Person of such other corporation or organization.

(v) any trust or estate in which a director, executive officer, or Controlling Person of Arcada or the spouse of such person has a substantial beneficial interest or as to which such person or his spouse serves as trustee or in a similar fiduciary capacity.

          (c) For purposes of this Section 5.16, "Controlling Person" means any person or entity which, either directly or indirectly, or acting in concert with one or more other persons or entities owns, controls or holds with power to vote, or holds proxies representing ten percent or more of the outstanding common stock or equity securities.

     5.17 DISCLOSURE. To the knowledge of Arcada, no representation or warranty of Arcada contained in this Agreement, and no statement contained in the Disclosure Schedules delivered by Arcada hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make a statement herein or therein, in light of the circumstances under which it was made, not misleading.

     5.18     TITLE TO PROPERTY.

          (a) REAL PROPERTY. Disclosure Schedule 5.18(a) contains a true and correct description of all interests in real property (other than real property security interests received in the ordinary course of business), whether owned, leased or otherwise claimed, including a list of all leases of real property, in which Arcada has or claims an interest as of the date hereof and any guarantees of any such leases by Arcada. True and complete copies of such leases have previously been delivered or made available to UStel, together with all amendments, modifications, agreements or other writings related thereto. Except as disclosed on Disclosure Schedule 5.18(a), each such lease is legal, valid and binding as between Arcada and the other party or parties thereto, and the occupant is a tenant or possessor in good standing thereunder, free of any default or breach whatsoever and quietly enjoys the premises provided for therein. Except as disclosed on Disclosure
Schedule 5.18(a), Arcada has good, valid and marketable title to all real property owned by it on the date hereof, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except liens for current taxes not yet due and payable, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise materially impair such operations. All real property and fixtures material to the business, operations or financial condition of Arcada are in substantially good condition and repair.

          (b)     ENVIRONMENTAL MATTERS.  Except as set forth on Disclosure
Schedule 5.18(b), to the knowledge of Arcada, the real property owned or leased by Arcada on the date hereof does not contain any underground storage tanks, asbestos, ureaformaldehyde, uncontained polychlorinated biphenyls, or, except for materials which are ordinarily used in office buildings and office equipment such as janitorial supplies and do not give rise to financial liability therefor under the hereafter defined Environmental Laws, releases of hazardous substances as such terms may be defined by all applicable federal, state or local environmental protection laws and regulations ("Environmental Laws"). As of the date hereof (i) no part of any such real property has been listed, or to the knowledge of Arcada, proposed for listing on the National Priorities List pursuant to the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") or on a registry or inventory of inactive hazardous waste sites maintained by any state, and, (ii) except as set forth on Disclosure Schedule 5.18(b), no notices have been received alleging that Arcada or any of its subsidiaries was a potentially responsible person under CERCLA or any similar statute, rule or regulation. Arcada knows of no violation of law, regulation, ordinance (including, without limitation, laws, regulations and ordinances with respect to hazardous waste, zoning, environmental, city planning or other similar matters) relating to its properties, which violations could have in the aggregate a Materially Adverse Effect on Arcada.

          (c) PERSONAL PROPERTY. Disclosure Schedule 5.18(c) contains a true and correct list of (i) each item of machinery, equipment, or furniture, including without limitation computers and vehicles, of Arcada, included on the Arcada 1996 Financial Statements at a carrying value of, or, if acquired after December 31, 1996, for a purchase price of, more than $50,000, (ii) each lease or other agreement under which any such item of personal property is leased, rented, held or operated where the current fair market value of such item is more than $25,000 and (iii) all trademarks, trade names or service marks and other intangible property currently used, owned, or registered for use by Arcada. Except as disclosed on Disclosure Schedule 5,18(c), Arcada has good, valid and marketable title to all personal property owned by it, free and clear of all liens, pledges, charges or encumbrances of any nature whatsoever.

     5.19 INSURANCE. Disclosure Schedule 5.19 contains a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof with respect to the business and assets of Arcada. Arcada and each of its subsidiaries is in compliance with all of the material provisions of its insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 5.19, Arcada or one of its subsidiaries is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid or arrangements for payment are being made. Arcada has previously delivered to, or made available for inspection by, UStel each insurance policy to which Arcada or any of its subsidiaries is a party (other than insurance policies under which Arcada is named as a loss payee or additional insured as a result of its position as a secured lender).

     5.20 POWERS OF ATTORNEY. Arcada does not have any powers of attorney outstanding other than those in the ordinary course of business with respect to routine matters.

     5.21 BANK ACCOUNTS, ETC. Set forth on Disclosure Schedule 5.21 hereto is a true and complete list of all bank accounts, safe deposit boxes and lock boxes of Arcada and each of its subsidiaries, including, with respect to each such account and lock box: (a) identification of all authorized signatories, (b) identification of the business purpose of such account or lock box, including identification of any accounts or lock boxes representing escrow funds or otherwise subject to restriction; and (c) identification of the amount on deposit as of June 30, 1997.

6.     COVENANTS OF THE PARTIES.

     6.1     CONDUCT OF THE BUSINESS OF ARCADA.  During the period from the date of this Agreement to the Effective Time, Arcada will conduct the business of and will engage in transactions only in the ordinary course and consistent with past practice and with prudent business practice. During such period,
Arcada will use its best efforts to (x) preserve the business organizations of
Arcada intact, (y) keep available to Arcada the present services of the employees of Arcada, and (z) preserve for itself the goodwill of the customers of Arcada and others with whom business relationships exist. In addition, without limiting the generality of the foregoing, Arcada agrees that from the
date hereof to the Effective Time, except as otherwise consented to or approved by UStel in writing (which consent or approval shall not be unreasonably withheld, delayed or conditioned) or as permitted or required by this Agreement or as required by law, Arcada will not:

          (a) change any provisions of the Arcada Charter Documents or any similar governing documents of Arcada;

          (b) change the number of shares of its authorized or issued capital stock or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of Arcada, or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Arcada, or redeem or otherwise acquire any shares of such capital stock;

          (c) grant any severance or termination pay to or enter into or amend any employment agreement with, or increase the amount of payments or fees to, any of its employees, officers or directors other than salary increases to employees consistent with past increases;

          (d) make any capital expenditures in excess of (i) $25,000 per project or related series of projects or (ii) $200,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and expenditures necessary to maintain existing assets in good repair;

          (e) change in any material manner its pricing policies or any other material business or customer policies;

          (f) guarantee the obligations of any other persons except in the ordinary course of business consistent with past practice;

          (g) acquire assets other than those necessary in the conduct of its business in the ordinary course;

          (h) sell, transfer, assign, encumber or otherwise dispose of assets other than has been customary in its ordinary course of business;

          (i) enter into or amend or terminate any long-term (one-year or more) contracts (including real property leases) except for contracts which are in the ordinary course of business consistent with past practice

          (j) enter into or amend any contract that calls for the payment by Arcada of $25,000 or more after the date of this Agreement or for a term exceeding one year that cannot be terminated on not more than 30 days' notice without cause and without payment or loss of any material amount as a penalty, bonus, premium or other compensation for termination;

          (k) engage or participate in any material transaction or incur or sustain any material obligation otherwise than in the ordinary course of business consistent with past practices;

          (l) make any contributions to any Benefit Plans except in such amounts and at such times as consistent with past practice;

          (m) increase the number of full time equivalent employees of Arcada above the current number;

          (n) acquire any real property except after having followed reasonable procedures with respect to the investigation of potential environmental problems, which procedures have been approved in writing by UStel (which approval shall not be unreasonably withheld, delayed or conditioned); or

          (o)     agree to do any of the foregoing.

     6.2 NO SOLICITATION. Neither Arcada nor any of its directors, officers, shareholders' representatives, agents or other persons controlled by any of them, shall, directly or indirectly encourage or solicit, or hold discussions or negotiations with, or provide any information to, any person, entity or group other than UStel concerning any merger, sale of substantial assets not in the ordinary course of business, sale of shares of capital stock or similar transactions involving Arcada. Arcada will communicate within 24 hours to UStel the terms of any proposal that it may receive in respect of any such transaction.

     6.3 CURRENT INFORMATION. No later than ten days after the date of this Agreement, UStel and Arcada shall each designate an individual acceptable to the other party (a "Designated Representative" and, together, the "Designated Representatives") to be the primary point of contact between the parties. During the period from the date of their designation to the Closing, the Designated Representatives or their representatives shall confer on a regular basis so that each party is kept advised as to the general status of the ongoing operations of the other party. Without limiting the foregoing, each party agrees to confer with the other's Designated Representative regarding any proposed significant changes to the other's management policies and objectives. Each party agrees to provide access to members of the other's acquisition team and to work with them in order to plan, prepare for and facilitate the coordination of the parties' (i) accounting, billing and other data processing systems, (ii) billing structure and (iii) sales and marketing systems and structures with each other as well as other matters arising from the Merger. Each party will promptly notify the other's Designated
Representative or his or her representatives of any material change in the normal course of business or in the operation of the properties of such property or of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of any litigation involving such party, and have kept and will keep the other's Designated Representative or his or her representatives fully informed of such events and the progress of any already existing litigation. Without limiting the foregoing, each party shall immediately notify the other's Designated Representative if it appears that there has occurred any change in its financial or other condition or any other event that will or may affect such party's ability to complete the Merger or have a Material Adverse Effect on such party.

     6.4     ACCESS TO PROPERTIES AND RECORDS CONFIDENTIALITY.

          (a) Arcada shall permit UStel reasonable access to its properties, and shall disclose and make available to Arcada all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of Arcada, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which UStel may have a reasonable interest, in each case during normal business hours and upon reasonable notice. Arcada shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of Arcada or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (b) UStel shall permit Arcada reasonable access to its properties, and shall disclose and make available to Arcada all books, papers and records relating to the assets, stock, ownership, properties, obligations, operations and liabilities of UStel, including but not limited to, all books of account (including the general ledger), tax records, minute books of directors and stockholders meetings, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, accountants work papers, litigation files, plans affecting employees, and any other business activities or prospects in which Arcada may have a reasonable interest, in each case during normal business hours and upon reasonable notice. UStel shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client privilege of UStel or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use all reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

          (c) All information furnished by UStel to Arcada or the representatives or affiliates of either pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of UStel until consummation of the Merger and, if the Merger shall not occur, Arcada and their affiliates, agents and advisers shall upon written request return to UStel, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) Arcada can establish by evidence was already in its possession (subject to no obligations of confidentiality) prior to the disclosure thereof by UStel; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by Arcada or by the directors, officers or employees or agents of either; or (z) was disclosed to Arcada, or to the directors, officers or employees of either, solely by a third party not bound by any obligation of confidentiality; or (ii) disclosure in accordance with the federal securities laws, or pursuant to an order of a court or agency of competent jurisdiction.

          (d) All information furnished by Arcada to UStel or the representatives or affiliates of UStel pursuant to, or in any negotiation in connection with, this Agreement shall be treated as the sole property of Arcada until consummation of the Merger and, if the Merger shall not occur, UStel and its affiliates, agents and advisors shall upon written request return to Arcada, all documents or other materials containing, reflecting, referring to such information, and shall keep confidential all such information and shall not disclose or use such information for competitive purposes. The obligation to keep such information confidential shall not apply to (i) any information which (w) UStel can establish by evidence was already in its possession (subject to no obligations or confidentiality) prior to the disclosure thereof by Arcada; (x) was then generally known to the public; (y) becomes known to the public other than as a result of actions by UStel or by the directors, officers or employees or agents of UStel; or (z) was disclosed to UStel, or to the directors, officers or employees of UStel, solely by a third party not bound by any obligation of confidentiality; or
(ii) disclosure in accordance with the federal securities laws, federal banking laws, or pursuant to an order of a court or agency of competent jurisdiction.

     6.5 REPORTS. Promptly upon filing with the SEC, UStel will deliver to Arcada all reports filed under the Exchange Act, including without limitation any Forms 8-K, 10-QSB and 10-KSB. UStel shall use reasonable efforts to provide Arcada with drafts of such reports prior to filing.

     6.6     REGULATORY MATTERS.

          (a) The parties hereto will cooperate with each other and use all reasonable efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement including, without limitation, those that may be required from the SEC, other regulatory authorities, or the holders of Arcada and UStel Common Stock. Arcada and UStel shall each have the right to review reasonably in advance all information relating to Arcada or UStel, as the case may be, and any of their respective subsidiaries, together with any other information reasonably requested, which appears in any filing made with or written material submitted to any governmental body in connection with the transactions contemplated by this Agreement.

          (b) Arcada and UStel shall furnish each other with all reasonable information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement/Prospectus, or any other statement or application made by or on behalf of Arcada or UStel, or any of their respective subsidiaries, to any governmental body in connection with the Merger and the other transactions, applications or filings contemplated by this Agreement.

          (c) Arcada and UStel will promptly furnish each other with copies of written communications received by Arcada or UStel or any of their respective subsidiaries from, or delivered by any of the foregoing to, any governmental body in respect of the transactions contemplated hereby.

     6.7 APPROVAL OF USTEL STOCKHOLDERS. UStel will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of its stockholders as soon as practicable for the purpose of voting on this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and for such other purposes as may be necessary or desirable, (b) include in the Proxy Statement/Prospectus the recommendation of the UStel Board of Directors that the stockholders approve this Agreement and the Plan of Merger and the other transactions contemplated hereby and thereby, and such other matters as may be submitted to its stockholders in connection with this Agreement, (c) cooperate and consult with Arcada with respect to each of the foregoing matters, and (d) use all reasonable efforts to obtain, as promptly as practicable, the necessary UStel Stockholder Approval.

     6.8 APPROVAL OF ARCADA STOCKHOLDERS. Arcada will (a) take all steps necessary duly to call, give notice of, convene and hold a meeting of or otherwise obtain the consent of its stockholders as soon as practicable for the purpose of voting on this Agreement and the Plan of Merger and the transactions contemplated hereby and thereby, and for such other purposes as may be necessary or desirable, and such other matters as may be submitted to its stockholders in connection with this Agreement, (b) cooperate and consult with UStel with respect to each of the foregoing matters, and (c) use all reasonable efforts to obtain, as promptly as practicable, the necessary Arcada Stockholder Approval.

     6.9 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

     6.10 PUBLIC ANNOUNCEMENTS. Neither party will issue or distribute any information to its shareholders or employees, any news releases or any other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby without the consent of the other party, except as may be otherwise required by law.

     6.11 ASSIGNMENT OF CONTRACT RIGHTS. Arcada shall use its reasonable efforts to obtain any consents, waivers or revisions necessary to allow UStel to accede to all of the rights of Arcada under any existing real property leases and all material personal property leases, licenses and other contracts, which UStel wishes to have continue in effect after the Effective Time, without incurring substantial costs in connection therewith. UStel will offer its reasonable cooperation with Arcada in obtaining such consents, waivers and revisions, it being understood that the obligation to obtain such consents, waivers and revisions shall nevertheless be the obligation of Arcada.

     6.12     EMPLOYEES.

          (a) UStel and Frank Bonadio shall have entered into a mutually satisfactory employment agreement to be effective at Closing, substantially in the form attached hereto as Exhibit C. Such employment contract is to provide that Mr. Bonadio will become the President and Chief Operating Officer of UStel and to become a member of the board of directors of UStel, to have an annual base salary of $150,000 plus options to purchase 100,000 shares of UStel Common Stock pursuant to the vesting and other provisions of the UStel Stock Option Plan.

          (b) Except as otherwise provided herein, all employees of Arcada as of the Effective Time will continue as at will employees of Arcada after the Effective Time.

          (c) Effective as of the Effective Time, all employees of Arcada shall, at the option of UStel, either continue to participate in the Benefit Plans that are in effect immediately prior to the Effective Time or become participants in similar UStel employee benefit plans, practices and policies (the "UStel Benefit Plans") on the same terms and conditions as similarly situated employees of UStel or its subsidiaries. If any of the employees of Arcada shall become eligible to participate in any UStel Benefit Plans that provide medical, hospitalization or dental benefits, UStel shall waive any pre-existing condition exclusions and actively at work requirements (but shall not waive general requirements of formal employment with UStel or its subsidiaries). All employees of Arcada who continue as employees of Arcada shall receive service credit for employment with Arcada for purposes of satisfying all eligibility and vesting requirements in UStel's employee benefit plans, including its stock option plan.

          (d) All vacation time, sick pay or short-term disability accrued and not used by employees of Arcada prior to the Effective Time shall be maintained by UStel or Arcada after the Effective Time and such vacation time, sick pay or short-term disability shall after the Effective Time continue to accrue at the same rate in effect at the Effective Time for employees of Arcada.

     6.13     INDEMNIFICATION OF ARCADA DIRECTORS AND OFFICERS.

          (a) UStel will use all reasonable efforts, in cooperation with Arcada, to arrange for insurance coverage for prior acts for all current directors and officers of Arcada, provided that such coverage must be available from normal carriers at a reasonable cost in light of the cost of similar policies under similar circumstances. Subject to the foregoing, it is contemplated that Arcada will purchase "tail" coverage to cover the first six months following the Effective Date, and UStel will purchase "prior acts" coverage for subsequent periods. UStel shall not cancel such prior acts coverage for three years after the Effective Date.

 a. From the Effective Time and continuing up to and through the one-year anniversary date of the Effective Time, UStel will, to the extent permitted by then applicable law, indemnify current directors and officers of Arcada (each an "Indemnified Party") as though they had been directors and/or officers of UStel, for acts or omissions occurring prior to, and including, the Effective Time. Notwithstanding the foregoing, no Indemnified Party shall be entitled to indemnification for any conduct which involved: (i) intentional misconduct, (ii) a knowing violation of law by the Indemnified Party, (iii) conduct violating RCW 23B.08.310, or (iv) any transaction from which the Indemnified Party has personally received a benefit in money, property or services to which the Indemnified Party is not legally entitled.

     Any Indemnified Party wishing to claim indemnification under this provision shall, upon learning of any claim, action, proceeding or investigation (hereinafter a "Claim"), promptly notify UStel thereof. UStel shall have the right to assume the defense of any such Claim and upon so doing shall not thereafter be liable to such Indemnified Party for any expenses, of other counsel or otherwise, subsequently incurred by such Indemnified Party in connection with such Claim. If UStel elects not to assume such defense, or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between UStel and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to such Indemnified Party and UStel will pay all reasonable fees and expenses of such counsel incurred in defending the Claim; provided however, that (i) in the event that more than one Indemnified Party is involved in the same Claim, UStel shall not be obligated to pay for more than one firm of counsel for all Indemnified parties in any one jurisdiction (unless counsel for the Indemnified Parties will cooperate in the defense of the Claim, and (iii) UStel shall not be liable for any settlement effected without its prior written consent. If, upon the conclusion of the proceedings in any Claim, it is determined by UStel that the Indemnified Party was not entitled to such indemnification, such party shall be required to reimburse UStel for all cost expensed in defending such Indemnified Party.

          (c) This Section 6.13 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties, their heirs and personal representatives and shall be binding on UStel and its successors and assigns.

     6.14 CURRENT PUBLIC INFORMATION. UStel shall continue to satisfy the current public information requirements of Rules 144 and 145 of the SEC with respect to the UStel Common Stock, and to provide affiliates of Arcada with such information as they may reasonably require and to otherwise cooperate with them to facilitate sales of UStel Common Stock in compliance with Rules 144 and 145 of the SEC.

     6.15 PURCHASE ACCOUNTING. UStel and Arcada shall cooperate and assist in the preparation of any and all materials reasonably required by UStel in connection with establishing appropriate values for assets and liabilities of Arcada for purchase accounting purposes.

     6.16 USTEL BOARD OF DIRECTORS. At the Effective Time, Frank Bonadio will be appointed to fill a vacancy on the UStel Board of Directors. For as long as Frank Bonadio and Keith Leppaluoto own in the aggregate more than 250,000 shares of UStel Common Stock, as appropriately adjusted from time to time for any change in capitalization of UStel (including, without limitation, by means of a stock split, combination or exchange of shares), UStel shall nominate Mr. Bonadio or his designee for reelection to the UStel Board of Directors at each annual or special meeting of the UStel stockholders at which directors are to be elected.

     6.17 ADJUSTED FINANCIAL STATEMENTS OF USTEL. Within thirty (30) days of the date of this Agreement, UStel shall deliver to Arcada copies of the UStel Adjusted Financials, prepared in accordance with GAAP consistently applied throughout the periods covered thereby. The UStel Adjusted Financials shall fairly and accurately present in all material respects the consolidated financial position of Arcada as of the respective dates set forth therein and the results of operations for the periods included therein.

     6.18 CASH AT CLOSING. UStel shall use its best efforts to have in immediately available funds the $5,000,000 in cash to be paid at Closing.

7.     CLOSING CONDITIONS.

     7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS UNDER THIS AGREEMENT. The respective obligations of each party under this Agreement to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time, of the following conditions:

          (a)     This Agreement, the Plan of Merger and the transactions
contemplated hereby and thereby shall have been approved by the requisite votes of the boards of directors and stockholders of UStel, Arcada and Newco,
respectively.

          (b) All necessary third party and regulatory or governmental approvals and consents required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory or regulatory waiting periods in respect thereof shall have expired.

          (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

          (d) The shares of UStel Common Stock and the Convertible Debentures to be issued in the Merger shall be exempt or shall have been qualified or registered for offering and sale under federal securities law and the state securities or blue sky laws of each jurisdiction in which stockholders of Arcada reside, and no order suspending the sale of such securities in any such jurisdiction shall have been issued prior to the Effective Time and no proceedings for that purpose shall have been instituted or shall be contemplated.

          (e) UStel shall have in immediately available funds the $5,000,000 in cash to be paid at Closing.

     7.2 CONDITIONS TO THE OBLIGATIONS OF USTEL UNDER THIS AGREEMENT. The obligations of UStel under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by UStel:

          (a) Each of the obligations or covenants of Arcada required to be performed by it on or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

          (b) Each of the representations and warranties of Arcada contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranti es, where the failure to be true would not have, in the aggregate, a Material Adverse Effect on Arcada.

          (c) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that is a term or condition that has not heretofore been normally imposed in such transactions and which would have, in the aggregate, a Material Adverse Effect on Arcada or UStel.

          (d) UStel shall have received an opinion, dated the Effective Date, from Cairncross & Hempelmann, P.S., counsel to Arcada, reasonably satisfactory to UStel with respect to the matters set forth on Exhibit D hereto.

          (e) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to Arcada.

          (f) Arcada shall have furnished UStel with such certificates of its officers and such other documents to evidence fulfillment of the conditions set forth in this Section 7.2 as UStel may reasonably request.

          (g) Each of Arcada's outstanding severance obligations or commitments to former employees or shareholders of Arcada identified on Disclosure Schedule 7.2(g) shall be assumed by the current stockholders of Arcada, each of whom shall agree to indemnify UStel prior to the Closing against any such obligations, upon terms satisfactory to UStel.

          (h) The stockholders of Arcada shall have entered into a lock-up agreement, substantially in the form attached hereto as Exhibit E, with respect to the Merger Shares and the shares of UStel Common Stock issuable upon conversion of the Convertible Debentures.
          (i) Each executive officer and director of Arcada shall have entered into an affiliate agreement, substantially in the form attached hereto as Exhibit F, as of the date hereof pursuant to which each such person shall agree to vote all shares of Arcada Common Stock owned by such person or over which he or she exercises voting power in favor of the Merger in any stockholder vote or consent to obtain Arcada Stockholder Approval.

     7.3 CONDITIONS TO THE OBLIGATIONS OF ARCADA UNDER THIS AGREEMENT. The obligations of Arcada under this Agreement shall be further subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived by Arcada:

          (a) Each of the obligations or covenants of UStel and Newco required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects.

          (b) Each of the representations and warranties of UStel and Newco contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time except as to any representation or warranty which specifically relates to an earlier date, which shall be true and correct as of such earlier date, except in the case of such representations and warranties, where the failure to be true would not have, in the aggregate, a Material Adverse Effect on UStel.
          (c) UStel shall have furnished Arcada with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 7.3 as Arcada may reasonably request.

          (d) Since the date of this Agreement there shall have been no Material Adverse Effect with respect to UStel.

          (e) Arcada shall have received an opinion, dated the Effective Date, from Freshman, Marantz, Orlanski, Cooper & Klein, reasonably satisfactory to Arcada with respect to the matters set forth on Exhibit G hereto.

          (f) Arcada shall have received an opinion, dated the Effective Date, from Freshman, Marantz, Orlanski, Cooper & Klein, counsel to UStel, reasonably satisfactory to Arcada that the Merger qualifies as a tax-free reorganization under Section 368(a) of the Code.

          (g) Any consents, waivers, clearances, approvals and authorizations of regulatory or governmental bodies that are necessary in connection with the consummation of the transactions contemplated hereby shall have been obtained, and none of such consents, waivers, clearances, approvals or authorizations shall contain any term or condition that is a term or condition that has not heretofore been normally imposed in such transactions and which would have a Material Adverse Effect on Arcada or UStel.

          (h) Each executive officer and director of UStel identified on Disclosure Schedule 7.3(h) shall have entered into an affiliate agreement, substantially in the form attached hereto as Exhibit F, as of the date hereof pursuant to which each such person shall agree to vote all shares of UStel Common Stock owned by such person or over which he or she exercises voting power in favor of the Merger in any stockholder vote to obtain UStel Stockholder Approval. In addition, each member of the board of directors of UStel who is a representative of institutions that own shares of UStel Common Stock, but who do not as individuals have dispositive voting power for such shares, shall agree to use his or her best efforts to see that such shares are made subject to the same terms and conditions as outlined above regarding the voting of such shares.

          (i) UStel shall be in compliance with all of the quantitative and qualitative maintenance criteria required for continued listing of the UStel Common Stock on The Nasdaq SmallCap Market, and the five day trading average closing price of the UStel Common Stock for the period ending on the second to last trading day prior to Closing shall be greater than $1.00.

8.     TERMINATION, AMENDMENT AND WAIVER.

     8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after UStel Stockholder Approval:

          (a)     by mutual written consent of Arcada and UStel;

          (b) by any party hereto (i) if the Effective Time shall not have occurred on or prior to January 31, 1998, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe its agreements and conditions set forth herein to be performed or observed by such party at or before the Effective Time; or
(ii) 10 days after written certification of the vote of UStel's stockholders is delivered to Arcada indicating that such stockholders failed to adopt the resolution to approve this Agreement, the Plan of Merger and the transactions contemplated hereby and thereby at the UStel Stockholders' Meeting (or any adjournment thereof);

          (c) by Arcada (i) if the Average Price is less than $1.00 per share; (ii) if, at the time of such termination, there shall have been a Material Adverse Change in the consolidated financial condition of UStel from that set forth in the 1996 Financial Statements of UStel, it being understood that (x) any of the matters set forth in UStel's Disclosure Schedules as of the date of this Agreement are not deemed to be a Material Adverse Change for purposes of this paragraph (c); or (iii) if there shall have been any material breach of any covenant of UStel hereunder and such breach shall not have been remedied within 45 days after receipt by UStel of notice in writing from Arcada specifying the nature of such breach and requesting that it be remedied.

          (d) by UStel (i) if at the time of such termination, there shall have been a Material Adverse Change in the consolidated financial condition of Arcada from that set forth in the Arcada 1996 Financial Statements, it being understood that any of the matters set forth in Arcada's Disclosure Schedules as of the date of this Agreement are not deemed to be a Material Adverse Change for purposes of this paragraph (d); (ii) if there shall have been any material breach of any covenant of Arcada hereunder and such breach shall have not been remedied within 45 days after receipt by Arcada of notice in writing from UStel specifying the nature of such breach and requesting that it be remedied; or (iii) if the holders of more than ten percent of the shares of UStel capital stock entitled to notice of and to vote at the UStel Shareholders' Meeting exercise their dissenters rights in connection with the UStel Stockholders' Approval.

     8.2 MANAGEMENT SERVICES FEE. The parties hereby acknowledge that, in connection with and in anticipation of the Merger, Arcada and UStel have entered into certain agreements or relationships pursuant to which Arcada has agreed to perform certain services for UStel (the "Services"), including, without limitation, those described in that certain management services agreement dated June 27, 1997 (the "Management Services Agreement"). UStel agrees and acknowledges that such Services are being provided by Arcada solely due to the contemplated post-Merger relationship of the parties and that such Services are for the benefit of UStel and its stockholders, and UStel further acknowledges that the Management Services Fee described below is fully-earned as of the date hereof. To compensate Arcada for the added benefit to UStel from such Services, in the event that this Agreement terminates for any reason under Section 8.1 above, UStel shall pay to Arcada on demand (and in no event more than three business days after such demand) in immediately available funds, One Hundred Twenty-Five Thousand Dollars ($125,000.00) (the "Management Services Fee"). Payment of the Management Services Fee hereunder shall satisfy in full UStel's obligation to pay the $125,000 fee referred to in section 3 of the Management Services Agreement.

     8.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by any party, this Agreement shall forthwith become void (other than Sections 6.4(c) and (d) and Section 8.2 hereof, which shall remain in full force and effect).

     8.4 AMENDMENT, EXTENSION AND WAIVER. Subject to applicable law, at any time prior to the consummation of the Merger, whether before or after UStel Stockholder Approval, the parties may (a) amend this Agreement (including the Plan of Merger incorporated herein), (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of the Merger by the UStel and Arcada stockholders, there may not be, without further approval of such stockholders, any amendment or waiver of this Agreement (or the Plan of Merger) that reduces the amount or changes the form of consideration to be delivered to the Arcada stockholders, respectively. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.     MISCELLANEOUS.

     9.1 EXPENSES. All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the party incurring such costs and expenses unless otherwise specified in this Agreement.

     9.2 SURVIVAL. The respective representations and warranties, covenants and agreements set forth in this Agreement and all Disclosure Schedules shall survive the Effective Time.

     9.3 NOTICES. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by delivery, by registered or certified mail (return receipt requested) or by cable, telecopier, or telex to the respective parties as follows:

          (a)     If to UStel, to:

6167 Bristol Parkway, Suite 300
Culver City, California 90230
Attn: Robert L.B. Diener, Chairman
With a copy to:

               Freshman, Marantz, Orlanski, Cooper & Klein
9100 Wilshire Boulevard, 8th Floor, East Tower
Beverly Hills, California 90212-3480
Attn: Lieb Orlanski

     (b)     If to Arcada, to:

Arcada Communications, Inc.
2001 Sixth Avenue, Suite 3210
Seattle, Washington 98121-2516
Attn: Frank Bonadio

With a copy to:

Cairncross & Hempelmann, P.S.
Columbia Center, 70th Floor
701 Fifth Avenue
Seattle, Washington 98104-7016
Attn: David M. Otto

or such other address as shall be furnished in writing by any party to the others in accordance herewith, except that notices of change of address shall only be effective upon receipt.

     9.4 PARTIES IN INTEREST. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties. Nothing in this Agreement is intended to confer, by implication, upon any other person any rights or remedies under or by reason of this Agreement.

     9.5 ENTIRE AGREEMENT. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the final expression of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

     9.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     9.7 GOVERNING LAW. This Agreement, in all respects, including all matters of construction, validity and performance, is governed by the internal laws of the state of California as applicable to contracts executed and delivered in California by citizens of such state to be performed wholly within such state without giving effect to the principles of conflicts of laws thereof. The parties expressly agree that any controversy, dispute, litigation or claim arising out of the subject matter of this Agreement and the transactions contemplated hereby and thereby shall be brought or commenced only in a federal or state court located in Los Angeles County, California. The parties agree to be subject to the personal jurisdiction of the federal and/or state courts situated in Los Angeles County, California, and agree that a claim of forum non-conveniens shall not be a defense to an action initiated in such venues.

     9.8 HEADINGS. The Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meanings or interpretation of this Agreement.


[Remainder of Page Intentionally Blank - Signature Page Follows]

PAGE

     EXECUTED as of the date first above written.

UStel, Inc.




By:     Robert L.B. Diener
Its:     Chairman and Chief Executive Officer



S.V.V. Sales, Inc.




By:     Frank Bonadio
Its:     President



Arcada Acquisition Corp.




By:     Robert L.B. Diener
Its:     President



PAGE

SCHEDULE A
TO AGREEMENT FOR MERGER

Merger Consideration Payable to Shareholders of Arcada


                                   Merger Consideration
                      ---------------------------------------------------
Arcada                Cash               Principal             Amount of
Shareholder                             Convertible          Merger Shares
                                         Debentures
Keith Leppaluoto     $2,500,000          $  900,000          1,260,000

Frank Bonadio        $2,500,000          $  570,000            798,000

Tuck Jue                     -0-         $   30,000             42,000
                     ----------          ----------          ---------
     TOTAL           $5,000,000          $1,500,000          2,100,000

PAGE

SCHEDULE B
TO AGREEMENT FOR MERGER

Shareholder Loans to be Converted into
UStel, Inc. Convertible Subordinated Debentures


Shareholder                         Aggregate Principal Amount of Loans

Keith Leppaluoto                              $590,500


PAGE

FORM OF PLAN OF MERGER

This Plan of Merger is made by and among UStel, Inc., a Minnesota corporation ("UStel"), Arcada Acquisition Corp., a Washington corporation and wholly-owned subsidiary of UStel ("Newco"), and S.V.V. Sales, Inc., a Washington corporation, d.b.a. Arcada Communications ("Arcada"), in connection with the transactions described in an Agreement for Merger dated as of __________ __, 1997 (the "Merger Agreement") by and among UStel, Newco and Arcada. Capitalized terms used but not otherwise defined herein shall have the meaning given them in the Merger Agreement. This Plan of Merger, including related documents, is intended to constitute a "plan of reorganization" as that term is used in Section 354 of the Internal Revenue Code (the "Code"). Further, this Merger is intended to constitute a "reorganization" as defined in Section 368 of the Code by reason of Section 368(a)(2)(E) of the Code.

The boards of directors of Arcada, UStel and Newco have approved this Plan of Merger (the "Plan of Merger") under which Newco shall be merged with and into Arcada. The Plan of Merger has been approved by the shareholders of Arcada and UStel and the shareholders of Newco.

UStel Arcada, and Newco hereby agree as follows:

1. MERGER. At and on the Effective Time of the Merger, Newco shall be merged with and into Arcada in accordance with the terms hereof. Arcada shall be the surviving corporation.

2. EFFECTIVE TIME. The Merger shall not be effective unless and until accepted by the Secretary of State of the State of Washington. The effective time ("Effective Time") of this Merger shall be the time and date of the occurrence of the endorsement of the Plan of Merger by the Secretary of State of Washington.

3.     NAME.     The name of the surviving corporation shall be "S.V.V. Sales,
Inc." d.b.a. Arcada Communications.

4. DIRECTORS AND PRINCIPAL OFFICERS. Arcada, as the resulting corporation, shall have one director. There shall be one class of directors and each such director shall have a one- year term. The name, residential address and term of each director are set forth on Schedule A attached hereto and incorporated herein by this reference.

5.     OFFICES.     The location of the office of the surviving corporation
shall be 2001 Sixth Avenue, Suite 3210, Seattle, Washington 98121-2516.

6.   TERMS AND CONDITIONS OF MERGER.  At the Effective Time of the Merger:

A. CONVERSION OF ARCADA COMMON STOCK. Subject to the provisions below and in Merger Agreement, at the Effective Time, all of the outstanding shares of common stock, no par value per share, of Arcada ("Arcada Common Stock") shall be converted into the right to receive shares of common stock, $.01 par value per share, of UStel ("UStel Common Stock"), and certain additional consideration, as described below and in the Merger Agreement.

          (a) Subject to the provisions below and the provisions of the Merger Agreement, at the Effective Time each shareholder of Arcada Common Stock will receive the consideration set forth opposite his name, as described on Schedule A hereto. The total consideration to be paid by UStel to the Arcada shareholders in connection with the Merger shall consist of (i) an aggregate of ________ newly issued shares of UStel Common Stock (the "Merger Shares"), (ii) an aggregate of $_________ in principal amount of 10% Convertible Subordinated Debentures (the "Convertible Debentures") issued by UStel and described in further detail below and (iii) an aggregate of $5,000,000 cash. The Merger Shares, the Convertible Debentures and the cash payable by UStel at Closing are collectively referred to herein as the "Merger Consideration."

          (b) No fractional shares of UStel Common Stock shall be issued. In lieu of any fractional shares, any holder of Arcada Common Stock who would otherwise be entitled to a fractional share of UStel Common Stock will, upon surrender of his certificate or certificates representing Arcada Common Stock outstanding immediately prior to the Effective Time, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction multiplied by ____________________. For the purposes of determining any such fractional share interests, all shares of Arcada Common Stock owned by an Arcada stockholder shall be combined so as to calculate the maximum number of whole shares of UStel Common Stock issuable to such Arcada stockholder.

          (c) The Convertible Debentures shall be substantially in the form as set forth on Exhibit B hereto and as described herein. For the first six months from Closing the Convertible Debentures shall be payable interest only, quarterly in arrears. Beginning six months from Closing, the Convertible Debentures shall be amortized over a three year term, with principal payments paid quarterly in advance. Such principal payments shall include all amounts due thereunder, including the conversion of all Arcada shareholder loans. Interest on the Convertible Debentures will continue to be paid quarterly in arrears. Beginning one year after issuance, the Convertible Debentures will be convertible dollar for dollar at a conversion price equal to $_________. The number of shares of UStel Common Stock issuable upon conversion of the Convertible Debentures will be proportionally adjusted in the event of a change in the capitalization of UStel after the Effective
Time. UStel shall have the right to prepay, in whole or in part, without penalty, at any time, including the right to pay cash in lieu of Convertible Debentures at Closing. In the event of a default under the Convertible Debentures, the conversion price will be equal to $__________.

B.     NEWCO COMMON STOCK.  Each share of Newco Common Stock issued and outstanding immediately prior to the Effective Time shall at the Effective
Time be converted into one share of Arcada Common Stock all of which shall be
owned by UStel.  Upon the Effective Time, UStel shall become the owner of all the issued and outstanding shares of the surviving corporation.  No new shares of Common Stock of Arcada shall be issued or otherwise transferred in the
Merger.

7. METHOD OF EFFECTUATION OF EXCHANGE OF CERTIFICATES. At the Effective Time, the holders of record of Arcada Common Stock shall deliver to UStel the certificates which, immediately prior to the Effective Time, represented outstanding shares of Arcada Common Stock (the "Certificates") duly endorsed in blank, or accompanied by blank stock powers. Upon surrender to UStel of the Certificates, and such other documents as may be reasonably requested, UStel shall promptly deliver to the person entitled thereto certificates representing the number of shares of UStel Common Stock (and cash in lieu of any fractional shares of UStel Common Stock ) and the other Merger Consideration such holder is entitled to receive pursuant to this Plan of Merger. All Certificates so surrendered shall be canceled. Until so surrendered and exchanged, each Certificate shall, after the Effective Time, be deemed to evidence only the right to receive the number of shares of UStel Common Stock (and cash in lieu of any fractional shares of UStel Common Stock) and the other Merger Consideration to which such holder is entitled pursuant to Section 6 hereof.

No dividends or other distributions declared with respect to shares of UStel Common Stock and payable to the holders of record thereof after the Effective Time shall be paid to the holder of any unsurrendered Certificate until the holder thereof surrenders such Certificate. Subject to the effect of any applicable escheat laws and unclaimed property laws, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the UStel Common Stock for which such Certificate was exchangeable.

If delivery of shares of UStel Common Stock (and any cash in lieu of fractional shares) and the other Merger Consideration is to be made to a person other than the person in whose name a surrendered Certificate is registered, it shall be a condition of such delivery that the Certificate so surrendered be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise be in proper form for transfer and that the person requesting such delivery shall have paid any transfer and other taxes required by reason of such delivery to a person other than the registered holder of the surrendered Certificate or shall have established to the satisfaction of UStel that such tax has been paid or is not payable.

At the Effective Time, the stock transfer books of Arcada shall be closed and there shall be no further registration of transfers of shares of Arcada Common Stock thereafter on the records of Arcada. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Arcada Common Stock represented thereby immediately prior to the Effective Time except as provided herein.

No interest shall be paid or accrue on or in respect of any portion of the UStel Common Stock or the cash in lieu of fractional shares and the other Merger Consideration, to be delivered in exchange for the surrendered Certificates.

Notwithstanding anything to the contrary herein, UStel shall not be liable to a holder of Arcada Common Stock for any amount properly paid to a public official pursuant to any applicable unclaimed property, escheat or similar laws.

8. CHARTER AND BYLAWS. At and after the Effective Time, the charter (the "Charter") and articles of incorporation and the bylaws of Arcada as in effect immediately prior to the Effective Time shall continue to be the charter and articles of incorporation and the bylaws of the surviving corporation until amended in accordance with law.

9. RIGHTS AND DUTIES OF THE SURVIVING CORPORATION. At the Effective Time, Newco shall be merged with and into Arcada, which shall be the surviving corporation and which shall continue to be a Washington corporation. The business of the surviving corporation shall be that of a corporation organized under the laws of the State of Washington and as provided for in the Articles of Incorporation of Arcada as now existing. All assets, rights, privileges, powers, franchises and property (real, personal and mixed, tangible and intangible, causes in action, rights and credits) of Newco shall be automatically vested in Arcada as the surviving corporation by virtue of the Merger without any deed or other document of transfer. The surviving corporation, without any order or action on the part of any court or otherwise and without any documents of assumption or assignment, shall hold and enjoy all of the properties, franchises and interests, including appointments, powers, designations, nominations and all other rights and interests as agent or other fiduciary in the same manner and to the same extent as such rights, franchises and interests and powers were held or enjoyed by Newco and Arcada, respectively. The surviving corporation shall be responsible for all the liabilities of every kind and description of both Newco and Arcada immediately prior to the Effective Time, including liabilities for all debts, savings accounts, deposits, obligations and contracts of Newco and Arcada, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise and whether or not reflected or reserved against on balance sheets, books or accounts or records of either Newco or Arcada. All rights of creditors and other obligees and all liens on property of either Newco or Arcada shall be preserved and shall not be released or impaired.

10. EXECUTION. This Plan of Merger may be executed in any number of counterparts each of which shall be deemed an original and all of such counterparts shall constitute one and the same instrument.

Dated as of _____________, 1997.

                         USTEL, INC.

                         By:  ______________________________

                         Its: ______________________________

                         ARCADA ACQUISITION CORP.

                         By:  ______________________________

                         Its: ______________________________

                         S.V.V. SALES, INC. DBA
                         ARCADA COMMUNICATIONS

                         By:  ______________________________

                         Its: ______________________________



PAGE

MINNESOTA DISSENTERS RIGHTS STATUTE

APPENDIX B

302A.471     RIGHTS OF DISSENTING SHAREHOLDERS.

     Subdivision 1.     Actions Creating Rights.  A shareholder of a
corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights of preferences of the shares of the dissenting shareholder in that it:

     (1)     alters or abolishes a preferential right of the shares;

     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall not be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     Subd. 3. Rights not to apply. Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.
PAGE

302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.

     Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at c-e rate provided in section 549.09 for interest on verdicts and judgments.

     Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) a copy of section 302A.471 and this sect on, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b)  The corporation may withhold the remittance described in paragraph
(a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.
     Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.
PAGE

APPENDIX C


FORM OF
REINCORPORATION AGREEMENT AND PLAN OF MERGER

     Agreement and Plan of Merger ("Agreement") dated as of ______________ between UStel, Inc., a Minnesota corporation (the "Minnesota Company"), and UStel Merger Corporation, a California corporation (the "California Company"), which is a wholly-owned subsidiary of the Minnesota Company.

BACKGROUND

     A. The Minnesota Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. On the date of this Agreement, the Minnesota Company has authority to issue 45,000,000 shares of capital stock, $0.01 par value, of which 6,872,778 shares of Common Stock were outstanding, and 5,000,000 shares of Series A Preferred Stock, $0.01 par value, of which 275,000 were outstanding.

     B. The California Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. On the Effective Time of the Merger, the California Company will have authority to issue 45,000,000 shares of capital stock, no par value, of which there were 1000 shares outstanding of Common Stock and 5,000,000 shares of Preferred Stock, no par value, of which none were outstanding including 550,000 shares of Series A Preferred stock of which none were outstanding.

     C. The respective Boards of Directors of the Minnesota Company and the California Company have determined that it is advisable and in the best interests of each corporation that the Minnesota Company merge into the California Company upon the terms and subject to the conditions provided in this Agreement for the purpose of effecting the reincorporation of the Minnesota
 Company in the State of California and have, by resolutions duly adopted, approved this Agreement and directed that it be submitted to a vote of their respective shareholders and executed by the undersigned officers.

     The parties agree as follows:

ARTICLE I

DEFINITIONS

     When used in this Agreement, the following terms have the following meanings:

     "California Common Stock" or "California Common" means that Common Stock, no par value, of the California Company.

     "Minnesota Common Stock" or "Minnesota Common" means the Common Stock, $0.01 par value per share, of the Minnesota Company.

     "California Preferred Stock" means the preferred stock, no par value of the California Company.

     "Minnesota Series A Preferred Stock" means the 275,000 shares of Series A Preferred Stock, $0.01 par value of the Minnesota Company, outstanding as of the date hereof.

     "California Series A Preferred Stock" means the 550,000 shares of Series A Preferred Stock, no par value of the California Company, authorized.

     "Effective Time" means the time at which the Merger shall become effective under applicable law.

     "Merger" means the merger of the Minnesota Company into the California Company.

    "Shareholders' Meeting" means the special meeting of shareholders of the Minnesota Company to be held ____________ at which the shareholders will be asked to approve and adopt this Agreement.

     "Surviving Corporation" means the California Company from and after the Effective Time.

ARTICLE II

EFFECTUATION OF MERGER

     2.1 Filings. On or before the Effective Time, the California Company and the Minnesota Company shall cause:

     (i)     the Certificate of merger, substantially in the form of the
Exhibit 1 to this Agreement, to be filed with the Secretary of State of California; and

     (ii) an executed counterpart of the Certificate of Merger to be filed with the Secretary of State of Minnesota.

     2.2 Merger. At the Effective Time, the Merger shall become effective under Section 1108 of the California General Corporation Law and Section 302A.621 of the Minnesota Business Corporation Act; the Minnesota Company shall merge into the California Company, the separate existence of the Minnesota Company shall cease, and the California Company shall continue in existence under the California General Corporation Law.

     2.3     Effect.     At the Effective Time:

     (i) the Amended and Restated Articles of Incorporation of the California Company Exhibit 2 hereto shall continue as the Certificate of Incorporation of the Surviving Corporation;

     (ii) the Bylaws of the California Company Exhibit 3 hereto shall continue as the Bylaws of the Surviving Corporation;

     (iii) each officer, director and board committee member of the Minnesota Company in office immediately prior to the Effective Time shall remain as an officer, director or board committee member in the same capacity of the Surviving Corporation;

     (iv) each share of Minnesota Common Stock and the Minnesota Series A Preferred Stock outstanding immediately prior to the Effective Time shall be converted into one share of California Common Stock and one share of California Series A Preferred Stock, as the case may be, pursuant to Article III;

     (v) without further transfer, act, or deed, the separate existence of the Minnesota Company shall cease and the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and shall be subject to all the restrictions, disabilities and duties of the Minnesota Company; the rights, privileges, powers and franchises of the Minnesota Company, and all property, real, personal, tangible, intangible, and mixed, and all debts and obligations due to the Minnesota Company, shall be vested in the Surviving Corporation; all property, rights, privileges, powers and franchises, and all and every other interest of the Minnesota Company shall be thereafter as effectually the property of the Surviving Corporation as they were of the Minnesota Company; the title to any real estate vested by deed or otherwise in the Minnesota Company shall not revert or be in any way impaired by reason of the Merger; and all rights of creditors of the Minnesota Company and all liens upon any property of the Minnesota Company shall be preserved unimpaired and all debts, liabilities and duties of the Minnesota Company shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

     2.4     Further Assurances.     The Minnesota Company agrees that if, at
any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Corporation title to any property or rights of the Minnesota Company, the Surviving Corporation and its officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement, in the name of the Minnesota Company or otherwise.

ARTICLE III

CONVERSION OF SHARES

     3.1     Conversion of Shares.  At the Effective Time:

     (i) each share of Minnesota Common Stock and each share of Minnesota Series A Preferred Stock, as the case may be, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of California Common Stock and one share of California Series A Preferred Stock, as the case may be; and

     (ii) each share of California Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and retired and no shares shall be issued in the Merger in respect thereof.

      3.2 Stock Certificates. At and after the Effective Time, all of the outstanding certificates which immediately prior to the Effective Time represented shares of Minnesota Common Stock and shares of Minnesota Series A Preferred Stock, as the case may be, shall be deemed for all purposes to evidence ownership of, and to represent, the shares of California Common Stock and shares of Minnesota Series A Preferred Stock, as the case may be, into which the shares of Minnesota Common Stock and shares of Minnesota Series A Preferred Stock, as the case may be, formerly represented by such certificates will have been converted as provided in this Agreement. The registered owner on the books and records of the California Company or its transfer agent, until such certificate shall have been surrendered for transfer or otherwise accounted for to the California Company or its transfer agent, shall have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends and other distributions upon, the shares of California Common Stock and shares of Minnesota Series A Preferred Stock, as the case may be, evidenced by such outstanding certificate.

     3.3 Stock Options. Each right or option to purchase shares of Minnesota Common Stock granted under the Minnesota Company's 1993 Stock Option Plan (the "Plan"), which is outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become a right or option to purchase the same number of shares of California Common Stock at the same price per share, and upon the same terms and subject to the same conditions, as set forth in the Plan and the agreements under which those options were granted, as in effect at the Effective Time. The same number of shares of California Common Stock shall be reserved for purposes of the Plan as is equal to the number of shares of Minnesota Common Stock so reserved as of the Effective Time. As of the Effective Time, the California Company hereby assumes the Plan and all obligations of the Minnesota Company under the Plan (including the outstanding options granted pursuant to the Plan).

          3.3.1 Each Warrant to purchase shares of Minnesota Common Stock granted under any and all outstanding warrants of the Minnesota Company, each share of 12% Convertible Subordinated Debentures of the Minnesota Company which are convertible into Common Stock of the Minnesota Company and any and all outstanding convertible securities of the Minnesota Company which are convertible into Common Stock of the Minnesota Company (hereinafter
"Derivative Securities") shall be converted into a right to receive the same number of shares of Common Stock of the California Company as such Derivative Securities were entitled to receive on conversion thereof, of shares in the Minnesota Company, at the Effective Time, at the same price and terms, and subject to the same conditions as are applicable to the Derivative Securities in the Minnesota Company. The same number of shares of California Common
Stock shall be reserved for issuance of the Derivative Securities as is equal to the number of shares of Minnesota Common Stock so reserved as the Effective Time. As of the Effective Time, the California Company hereby assumes the obligations of the Derivative Securities including right of the holders of the Derivative Securities to convert such Derivative Securities into Common Stock of the California Company which assumes all obligations of the Minnesota
Company pertaining to such Derivative Securities.

     3.4 Validity of California Common and Series A Preferred Stock. At the Effective Time, all shares of California Common and Series A Preferred Stock into which Minnesota Common and Series A Preferred Stock are to be converted pursuant to the Merger shall be validly issued, fully paid and nonassessable and shall be issued in full satisfaction of all rights pertaining to the corresponding shares of Minnesota Common and Series A Preferred Stock.

     3.5 Rights of Former Holders. From and after the Effective Time, no holder of certificates which evidenced Minnesota Common and Series A Preferred Stock immediately prior to the Effective Time shall have any rights with respect to the shares formerly evidenced by those certificates, other than to receive the shares of California Common and Series A Preferred Stock into which such California Common and Series A Preferred Stock shall have been converted pursuant to the Merger.

ARTICLE IV

CONDITIONS TO MERGER

     The obligations of the Minnesota Company and the California Company to consummate the Merger are subject to satisfaction of the following conditions:

     (i) Authorization. The holders of at least a majority of the outstanding shares of Common Stock and Series A Preferred Stock of the Minnesota Company voting together and not as a class, shall have approved this Agreement and the Merger at the Shareholders' Meeting. All necessary action shall have been taken to authorize the execution, delivery and performance of this Agreement by the Minnesota Company and the California Company.

     (ii) Listing. The shares of California Common Stock to be issued in the Merger or reserved for issuance shall be listed for trading on the Nasdaq Small Cap Market.

ARTICLE V

MISCELLANEOUS

     5.1 Termination. This Agreement may be terminated and the Merger and other transactions provided for by this Agreement abandoned at any time prior to the Effective Time, whether before or after adoption and approval of this Agreement at the Shareholders' Meeting, by action of the Board of Directors of the Minnesota Company if the Board determines that the consummation of the transactions contemplated by this Agreement would not, for any reason, be in the best interests of the Minnesota Company and its shareholders.

     5.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota applicable to contracts entered into and to be performed wholly within the State of Minnesota, except to the extent that the laws of the State of California are mandatorily applicable to the Merger.
    5.3 Approval of the Minnesota Company as Sole Shareholder of the California Company. By its execution and delivery of this Agreement, the Minnesota Company, as the sole shareholder of the California Company, consents to, approves and adopts this Agreement and approves the Merger. The Minnesota Company agrees to execute such instruments as may be necessary or desirable to evidence its approval and adoption of this Agreement and the Merger as the sole shareholder of the California Company.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.


MINNESOTA COMPANY:                    UStel, Inc.
                                   a Minnesota corporation



By:
                                        Robert L. B. Diener
                                        Chairman and Chief Executive Officer


ATTEST:



By:
     Wouter van Biene
     Secretary


CALIFORNIA COMPANY:                    UStel MERGER CORPORATION
                                   a California corporation



                                   By:
                                        Robert L. B. Diener
                                        Chairman and Chief Executive Officer


ATTEST:



By:
     Wouter van Biene
     Secretary
PAGE

Exhibit 1
CERTIFICATE OF MERGER
of
UStel, Inc.
a Minnesota corporation
into
UStel MERGER CORPORATION
a California corporation

(Under Section 1108 of the General
Corporation Law of the State of California)

     The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of California does hereby certify:

     FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

     Name                               State of Incorporation

     UStel, Inc.                        Minnesota
     UStel Merger Corporation           California

     SECOND: That an Agreement of Merger between the parties to the merger has been approved, adopted, certified, executed and acknowledged by UStel, Inc., a Minnesota corporation, and UStel Merger Corporation, a California corporation, in accordance with the provisions of Section 1108 of the General Corporation Law of the State of California.

     THIRD: That UStel Merger Corporation, a California corporation, shall be the surviving corporation.

     FOURTH: That the Amended and Restated Certificate of Incorporation of UStel Merger Corporation, a California corporation, shall be the Certificate of Incorporation of the surviving corporation.

     FIFTH: That the surviving corporation is a corporation of the State of California.

     SIXTH: That the executed Agreement of Merger is on file at the principal place of business of UStel Merger Corporation, a California corporation, at 6167 Bristol Parkway, Suite 100, Culver City, CA 90232.

     SEVENTH: That a copy of the Agreement of Merger will be furnished by UStel Merger Corporation, a California corporation, on request and without cost, to any stockholder of UStel Merger Corporation, a California corporation, or shareholder of UStel, Inc., a Minnesota corporation.

     EIGHTH: That the authorized Capital Stock of UStel, Inc., a Minnesota corporation, is 45,000,000 shares of Capital Stock, consisting of 40,000,000 shares of Common Stock $0.01 par value, of which 6,872,778 shares entitled to vote were outstanding, and 5,000,000 shares of Preferred Stock of which 275,000 shares of Series A Preferred Stock $0.01 par value entitled to vote were outstanding.

     NINTH: That the principal terms of the Agreement of Merger in the form attached were approved by each constituent corporation, by a vote of the number of shares of each class entitled to vote which equaled or exceeded the vote required; that the classes of Capital Stock entitled to vote were the Common Stock $0.01 par value and the Series A Preferred Stock $0.01 par value and that the percentage required to approve the Merger was a majority of the Common Stock $0.01 par value and of the Series A Preferred Stock $0.01 par value, voting together and not as a class.
    IN WITNESS WHEREOF, UStel MERGER CORPORATION, a California corporation, has caused this certificate to be signed by Robert L. B. Diener, its Chairman and Chief Executive Officer, and attested by Wouter van Biene, its Secretary, on the ________ day of _______________, 1997


                                   UStel MERGER CORPORATION
                                   a California corporation




By:
                                        Robert L. B. Diener
                                        Chairman and Chief Executive Officer


ATTEST:



By:
     Wouter van Biene
     Secretary
PAGE

Exhibit 2
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
UStel MERGER CORPORATION,
a California corporation


          Robert L.B. Diener and Wouter van Biene certify that:

1.They are the Chairman, Chief Executive Officer and Secretary, respectively, of UStel MERGER CORPORATION, a California corporation.

2.The articles of incorporation of this corporation are amended and restated to read as follows:

I.   NAME

          The name of the corporation shall be UStel, Inc.

II.  PURPOSE

          The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

III.  DEFINITION

          The word "corporation" when used in these Amended and Restated Articles of Incorporation shall mean UStel, Inc.

IV.  AUTHORIZED SHARES

1.Authorized Shares.

          The total number of shares of capital stock which the corporation is authorized to issue shall be 45,000,000 shares, consisting of 40,000,000 of common stock, no par value per share ("Common Stock"), and 5,000,000 shares of preferred stock, no par value per share ("Preferred Stock").

2.Common Stock.

          All shares of Common Stock shall be voting shares and shall be entitled to one vote per share. Holders of Common Stock shall not be entitled to any preemptive rights to acquire shares of any class or series of capital stock of the corporation. Subject to any preferential rights of holders of Preferred Stock, holders of Common Stock shall be entitled to receive their pro rata share, based upon the number of shares of Common Stock held by them, of such dividends or other distributions as may be declared by the board of directors from time to time and of any distribution of the assets of the corpora tion upon its liquidation, dissolution or winding up, whether voluntary or involuntary.

3.     Preferred Stock.

          A. The board of directors of the corporation is hereby authorized to provide, by resolution or resolutions adopted by such board, for the issuance of Preferred Stock from time to time in one or more classes and/or series, to establish the designation and number of shares of each such class or series, and to fix the relative rights and preferences of the shares of each such class or series, all to the full extent permitted by the General Corporation Law of California. Without limiting the generality of the foregoing, the board of directors is authorized to provide that shares of a class or series of Preferred Stock:

     (a) are entitled to cumulative, partially cumulative or noncumulative dividends or other distributions payable in cash, capital stock or indebtedness of the corporation or other property, at such times and in such amounts as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

     (b) are entitled to a preference with respect to payment of dividends over one or more other classes and/or series of capital stock of the corporation;

     (c) are entitled to a preference with respect to any distribution of assets of the corporation upon its liquidation, dissolution or winding up over one or more other classes and/or series of capital stock of the corporation in such amount as is set forth in the board resolutions establishing such class or series or as is determined in a manner specified in such resolutions;

     (d) are redeemable or exchangeable at the option of the corporation and/or a mandatory basis for cash, capital stock or indebtedness of the corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

     (e) are entitled to the benefits of such sinking fund, if any, as is required to be established by the corporation for the redemption and/or purchase of such shares by the board resolutions establishing such class or series;

     (f) are convertible at the option of the holders thereof into shares of any other class or series of capital stock of the corporation, at such times or upon the occurrence of such events, and upon such terms, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

     (g) are exchangeable at the option of the holders thereof for cash, capital stock or indebtedness of the corporation or other property, at such times or upon the occurrence of such events, and at such prices, as are set forth in the board resolutions establishing such class or series or as are determined in a manner specified in such resolutions;

     (h) are entitled to such voting rights, if any, as are specified in the board resolutions establishing such class or series (including, without limiting the generality of the foregoing, the right to elect one or more directors voting alone as a single class or series or together with one or more other classes and/or series of Preferred Stock, if so specified by such board resolutions) at all times or upon the occurrence of specified events; and

     (i) are subject to restrictions on the issuance of additional shares of Preferred Stock of such class or series or of any other class or series, or on the reissuance of shares of Preferred Stock of such class or series or of any other class or series, or on increases or decreases in the number of authorized shares of Preferred Stock of such class or series or of any other class or series.

Without limiting the generality of the foregoing authorizations, any of the rights and preferences of a class or series of Preferred Stock may be made dependent upon facts ascertainable outside the board resolutions establishing such class or series, and may incorporate by reference some or all of the terms of any agreements, contracts or other arrangements entered into by the corporation in connection with the issuance of such class or series, all to the full extent permitted by the law.

          B. A series of the class of authorized Preferred Stock, no par value per share, of the corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Designation of Amount.

          The shares of such series shall be designated as the "Series A Convertible Preferred Stock" and the number of shares constituting such series shall be five hundred fifty thousand (550,000), which number may be decreased (but not increased) by the Board of Directors without the affirmative vote of all of the holders of the Series A Convertible Preferred Stock.

          Voting.

          The holder of each share of Series A Convertible Preferred Stock shall be entitled to vote on all matters submitted or required to be submitted to a vote of the stockholders of the corporation and shall be entitled to the number of votes equal to the largest number of full shares of the corporation's Common Stock into which such shares of Series A Convertible Preferred Stock could be converted pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of stockholders is solicited or taken. Except as otherwise required by law or expressly provided herein, the holders of shares of Series A Convertible Preferred Stock and Common Stock shall vote together and not as separate classes.

          Conversion.

          (i) At any time each holder of record of Series A Convertible Preferred Stock may, at the option of the holer, convert all or part of the shares of Series A Convertible Stock held by that recordholder into fully paid nonassessable shares of Common Stock.

          (ii) If a holder of record of Series A Convertible Preferred Stock wishes to convert all of its shares of Series A Convertible Preferred Stock into shares of Common Stock pursuant hereto, the holder must (a) surrender the certificate or certificates evidencing all of such shares of Series A Convertible Preferred Stock, duly endorsed in blank for transfer, signature guaranteed, at the office of the corporation, or at such other place as the corporation shall designate, and (b) give written notice to the Secretary of the corporation that the holder of record elects to convert all of the shares of Series A Convertible Preferred Stock. Within fifteen (15) days after receiving that notice and the certificate or certificates, the corporation will issue and deliver, or cause to be issued and delivered, to the holder of record of the Series A Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which that holder is entitled.

          (iii) Each shares of Series A Convertible Preferred Stock shall be convertible into 1.3636 shares of the corporation's Common Stock, subject to the provisions set forth in (iv) below.

          (iv) The number of shares of Common Stock into which the Series A Convertible Preferred Stock shall be convertible shall be appropriately adjusted for stock dividends, stock splits, reclassifications or consolidation of or other distributions to or for the benefit of holders of the corporation's Common Stock of record prior to the conversion date; provided, however, if either of the following shall occur, namely: (a) any consolidation, reorganization or merger to which the corporation is a party, other than a consolidation, reorganization or a merger in which the corporation is the continuing corporation and that does not result in any reclassification, change or exchange (other than changes in par value or from par value to no par value or from no par value to par value or changes as a result of a subdivision or combination) in outstanding shares of the Common Stock, or (b) any sale or conveyance to another corporation of the property of the corporation as an entirety or substantially as an entirety, then the holder of each shares of Series A Convertible Preferred Stock then outstanding shall upon conversion of such share have the right to convert such share only into the kind and amount of shares of stock and other securities and property, (including cash) receivable upon such consolidation, reorganization, merger, sale or conveyance by a holder of the number of shares of Common Stock issuable upon conversion of such share of Series A Convertible Preferred Stock immediately prior to such consolidation, reorganization, merger, sale or conveyance, subject to adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The provisions of this paragraph shall similarly apply to successive consolidations, reorganizations, mergers, sales or conveyances.

          (v) The corporation will reserve and keep available out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock into which all shares of Series A Convertible Preferred Stock are convertible. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all of the then outstanding shares of Series A Convertible Preferred Stock, the corporation shall take such corporate action as it may deem reasonably necessary, including seeking approval of stockholders, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          Dividends.

          The holders of the Series A Convertible Preferred Stock shall be entitled to receive dividends only if, when and as declared with respect to the Common Stock by the corporation's Board of Directors. Unless the corporation pays or declares dividends with respect to the Common Stock, the corporation has no obligation to declare or pay dividends with respect to the Series A Convertible Preferred Stock. The holder of each share of Series A Convertible Preferred Stock shall be entitled to receive dividends with respect to the corporation's Common Stock in an amount equal to that amount such holder would have received if its shares of Series A Convertible
Preferred Stock had been converted into Common Stock pursuant to the provisions hereof, at the record date for the determination of stockholders entitled to receive dividends.

          Liquidation Preference.

          (i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of the Series A Convertible Preferred Stock shall collectively be entitled to be paid, in the aggregate, before any distribution or payment is made upon any shares of Common Stock of the corporation, the amount of three million dollars ($3,000,000.00) to be divided equally among each share of Series A Convertible Preferred Stock then outstanding, subject to proportionate reduction for any shares of Series A Convertible Preferred Stock converted prior to any such event set forth above. The holders of Series A Convertible Preferred Stock shall not be entitled to any further payment. If upon any liquidation, dissolution or winding up of the corporation, the corporation's assets to be distributed among the holders of the Series A Convertible Preferred Stock are insufficient to permit payment to those holders of the aggregate amount they are entitled to be paid, then the entire assets to be distributed among the holders of the Series A Convertible Preferred Stock will be distributed pro rata among the holders of record of the Series A Convertible Preferred Stock based upon the number of shares of Series A Convertible Preferred Stock held of record by each holder.

          (ii) The merger or consolidation of the corporation into or with another corporation (except if the corporation is the surviving entity and the holders of capital stock of the corporation immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all of the assets of the corporation, shall be deemed to be a liquidation, dissolution, or winding up of the corporation for purposes of paragraph (i).

          (iii) The corporation will mail written notice of any liquidation, dissolution, winding up, merger, consolidation or sale of all or substantially all of the corporation's assets, not less than thirty (30) days prior to the record date of any such event, to each holder of record of the Series A Convertible Preferred Stock.

          No Superior Rights.

          The corporation will not create a new class or series of shares having rights and preferences prior and superior or in parity with the shares of Series A Convertible Preferred Stock or increase the rights and preferences or the number of authorized shares of a class or series having rights and preferences prior or superior to the Series A Convertible Preferred Stock.

          Replacement.

          Upon receipt of evidence reasonably satisfactory to the corporation (an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A Convertible Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of an indemnity reasonably satisfactory to the corporation, or, in the case of any such mutilation, upon surrender of the mutilated certificate, the corporation shall execute and deliver in lieu of that certificate a new certificate of like kind representing the number of shares of Series A Convertible Preferred Stock evidenced by the lost, stolen, destroyed or mutilated certificate and dated the date of the lost, stolen, destroyed or mutilated certificate.

          Registration of Transfer.

          The corporation shall keep at its principal office a register for the registration of Series A Convertible Preferred Stock. Upon the surrender of any certificate representing Series A Convertible Preferred Stock at such place, the corporation shall, at the request of the recordholder of the certificate, execute and deliver a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of Series A Convertible Preferred Stock represented by the surrendered certificate. Each new certificate shall be registered in the name and shall represent the number of shares of Series A Convertible Preferred Stock as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. In no event, however, shall the corporation be required to effectuate any transfer of a certificate representing Series A Convertible Preferred Stock unless and until the corporation shall have received an opinion of counsel reasonably acceptable to the corporation (which opinion shall be furnished at the expense of the holder of the certificate) to the effect that any such transfer may be made without registration under the Securities Act of 1933, as amended, or any applicable state securities laws.

V.  NO PREEMPTIVE RIGHTS

          The shareholders of the corporation shall not have any preemptive rights to subscribe for or acquire securities or rights to purchase securities of any class, kind or series of the corporation.

VI.  BOARD OF DIRECTORS

          The business and affairs of the corporation shall be managed by or under the direction of a board of directors consisting of not fewer than five
(5) nor more than nine (9) directors, the exact number of directors to be determined from time to time by resolution adopted by the board of directors in accordance with the California General Corporation Law.

VII.  LIMITATION ON DIRECTORS LIABILITY

          The liability of directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law. PAGE

VIII.  INDEMNIFICATION

          The corporation is authorized to provide indemnification of its agents (as defined in Section 317 of the California Corporations Code) for breach of duty to the corporation and its shareholders through by-law provisions or through agreements with its agents or both, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code, subject to the limits on excess indemnification set forth in Section 204 of the California Corporations Code.

1.The foregoing amendments and restatement of articles of incorporation have been duly approved by the board of directors.

2.The foregoing amendments and restatement of articles of incorporation have been duly approved by the required vote of shareholders in accordance with
Section 902 of the Corporations Code. The total number of outstanding shares of the corporation is 1000 shares of Common Stock. The number of shares voting in favor of the amendments and restatement equaled or exceeded the vote required. The percentage vote required was more than 50%.

     The undersigned further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of their own knowledge.


Date:____________, __,
1997
                                   Robert L.B. Diener




                                   Wouter van Biene
PAGE

Exhibit 3
BYLAWS
OF
UStel, Inc.
a California corporation


ARTICLE I
OFFICES, CORPORATE SEAL

     Section 1.01. Registered Office. The registered office of the corporation in California shall be that set forth in the articles of incorporation or in the most recent amendment of the articles of incorporation or resolution of the directors.

     Section 1.02. Other Offices. The corporation may have such other offices, within or without the state of California, as the directors shall, from time to time, determine.

     Section 1.03. Corporate Seal. The corporation shall have a corporate seal as shown below:


ARTICLE II
MEETINGS OF SHAREHOLDERS

     Section 2.01. Place and Time of Meetings. Except as provided otherwise by the California General Corporation Law, meetings of the shareholders may be held at any place, within or without the state of California, as may from time to time be designated by the directors.

     Section 2.02.     Regular Meetings.

     (a) A regular meeting of the shareholders shall be held on August 1st, or the nearest day not constituting a holiday, each year.

     (b) At a regular meeting, the shareholders, voting as provided in the articles of incorporation and these bylaws, shall elect qualified successors for directors as provided in the California General Corporation Law Section 301 and shall transact such other business as may properly come before them.

     (c) To be properly brought before a regular meeting of shareholders, business must be either (1) specified in the notice of the meeting, (2) directed to be brought before the meeting by the board of directors or (3) proposed by a shareholder in the manner herein provided. For business to be properly brought before a regular meeting by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation not later than the close of business on the 15th day following the day on which the notice of the regular meeting was mailed to shareholders. Such notice shall set forth
(1) a brief description of the business desired to be brought before the regular meeting and the reasons for conducting such business, (2) the name and record address of the shareholder proposing such business, (3) the class and number of shares of the corporation beneficially owned by the shareholder and
(4) any material interest of the shareholder in such business.

     Section 2.03. Special Meetings. Special meetings of the shareholders may be held at any time and for any purpose and may be called by the Board of Directors, the Chairman of the Board, the President, the Chief Financial Officer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote. A shareholder or shareholders holding the requisite percentage of the voting power of all shares entitled to vote may demand a special meeting of the shareholders by written notice of demand given to the Chairman of the Board, President, Vice President or Secretary of the corporation and containing the purposes of the meeting. Not less than 35 days, no more than 60 days after receipt of demand by one of those officers, the board of directors shall cause a special meeting of shareholders to be called and held, at the expense of the corporation. Special meetings shall be held on the date and at the time and place fixed by the Chief Executive Officer or the board of directors, except that a special meeting called by or at demand of a shareholder or shareholders shall be held in the county where the principal executive office is located. The business transacted at a special meeting shall be limited to the purposes as stated in the notice of the meeting.

     Section 2.04. Quorum, Adjourned Meetings. The holders of a majority of the shares entitled to vote represented in person or by proxy shall constitute a quorum for the transaction of business at any regular or special meeting. In case a quorum shall not be present at a meeting, the meeting may be adjourned from time to time by the vote of a majority of the shares represented either in person or by proxy without notice other than announcement at the time of adjournment of the date, time and place of the adjourned meeting. At adjourned meetings at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally noticed. If a quorum is present when a meeting is convened, the shareholders present may continue to transact business until adjournment notwithstanding the withdrawal of enough shareholders originally present to leave less than a quorum.

     Section 2.05. Voting. At each meeting of the shareholders, every shareholder having the right to vote shall be entitled to vote either in person or by proxy. Each shareholder, unless the articles of incorporation or statutes provide otherwise, shall have one vote for each share having voting power registered in such shareholder's name on the books of the corporation. Jointly owned shares may be voted by any joint owner unless the corporation receives written notice from any one of them denying the authority of that person to vote those shares. Upon the demand of any shareholder, the vote upon any question before the meeting shall be by ballot. All questions shall be decided by a majority vote of the number of shares entitled to vote and represented at the meeting at the time of the vote except if otherwise required by statute, the articles of incorporation, or these bylaws.

     Section 2.06. Record Date. The board of directors may in advance fix a date, not exceeding 60 days nor less than 10 days preceding the date of any meeting of shareholders, as a record date for the determination of the shareholders entitled to notice of, and to vote at, such meeting, notwithstanding any transfer of shares on the books of the corporation after any record date so fixed. If the board of directors fails to fix a record date for determination of the shareholders entitled to notice of, and to vote at, any meeting of shareholders, the record date shall be as set forth in
Section 701(b)(1) of the General Corporation Law of California, or any successor section.

     Section 2.07. Notice of Meetings. There shall be mailed to each shareholder, shown by the books of the corporation to be a holder of record of voting shares, at his address as shown by the books of the corporation, a notice setting out the date, time and place of each regular meeting and each special meeting, except where the meeting is an adjourned meeting and the date, time and place of the meeting were announced at the time of adjournment, which notice shall be mailed at least ten days, nor more than 60 days prior thereto. Every notice of any special meeting called pursuant to section 2.03 hereof shall state the purpose or purposes for which the meeting has been called, and the business transacted at all special meetings shall be confined to the purposes stated in the notice.

     Section 2.08. Waiver of Notice. Notice of any regular or special meeting may be waived by any shareholder either before, at or after such meeting, in writing, signed by such shareholder or a representative entitled to vote the shares of such shareholder or by signing a consent to the holding of the meeting or by approving the minutes thereof. A shareholder, by his attendance at any meeting of shareholders, shall be deemed to have waived notice of such meeting, except where the shareholder objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened, or objects before a vote on an item of business because the item may not lawfully be considered at that meeting and does not participate in the consideration of the item at that meeting. Attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice but not so included, if the objection is expressly made at the meeting.

     Section 2.09. Conduct of Meetings. The presiding officer at each meeting of shareholders shall conclusively determine the order of business, all matters of procedure and whether or not a proposal is proper business to be transacted at the meeting and has been properly brought before the meeting. Following completion of the business of the meeting as determined by the presiding officer, the presiding officer shall have the exclusive authority and power to adjourn the meeting.

     Section 2.10. Nomination of Directors. Only persons nominated in accordance with the following procedures shall be eligible for election by shareholders as directors. Nominations of persons for election as directors may be made at a meeting of shareholders called for the purpose of electing directors (a) by or at the direction of the board of directors or (b) by any shareholder in the manner herein provided. For a nomination to be properly made by a shareholder, the shareholder must give written notice to the Secretary of the corporation so as to be received at the principal executive offices of the corporation not later than the close of business on the fifteenth day following the day on which the notice of the meeting of shareholders was mailed to shareholders. Such notice shall set forth (a) as to each person the shareholder proposes to nominate (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of the corporation's capital stock beneficially owned by the person and (4) any other information required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934; and (b) as to the shareholder giving the notice (1) the name and record address of the shareholder and (2) the class and number of shares of the corporation beneficially owned by the shareholder.

ARTICLE III
DIRECTORS

     Section 3.01. General Powers. The business and affairs of the corporation shall be managed by or under the authority of the board of directors, except as otherwise permitted by statute.

     Section 3.02. Number, Qualification and Term of Office. The board shall consist of not fewer than five (5) nor more than nine (9) directors.
The number of directors shall be fixed by resolution of the board of directors and thereafter shall be increased or decreased from time to time by resolution of the board of directors or the shareholders. Directors need not be shareholders. Each of the directors shall hold office until the regular meeting of shareholders next held after such director's election and until such director's successor shall have been elected and shall qualify, or until the earlier death, resignation, removal, or disqualification of such director.

     Section 3.03. Board Meetings. Meetings of the board of directors may be held from time to time at such time and place within or without the state of California as may be designated in the notice of such meeting.

     Section 3.04. Calling Meetings; Notices. Meetings of the board of directors may be called by the Chairman of the Board and/or the Chief
Executive Officer by giving at least four (4) days notice by mail or 48 hours notice delivered personally or by telephone, facsimile, electronic mail or other electronic means, of the date, time and place thereof to each director.
If the day or date, time and place of a meeting of the board of directors has been announced at a previous meeting of the board, no notice is required.
Notice of an adjourned meeting of the board of directors need not be given other than by announcement at the meeting at which adjournment is taken.

     Section 3.05. Waiver of Notice and Action Without a Meeting. Notice of any meeting of the board of directors may be waived by any director either before, at, or after such meeting in a writing signed by such director or who signs a consent to holding the meeting or approves the minutes thereof. A director, by his attendance at any meeting of the board of directors, shall be deemed to have waived notice of such meeting, except where the director objects at the beginning of the meeting to the transaction of business because the meeting is not lawfully called or convened and does not participate thereafter in the meeting.

     Any action required or permitted to be taken by the board of directors may be taken without a meeting, if all members of the board shall individually or collectively consent in writing to such action, as permitted by California Corporations Code Section 307(b).

     Section 3.06. Quorum. A majority of the directors authorized number of directors immediately prior to a meeting of the board of directors shall constitute a quorum for the transaction of business at such meeting.

     Section 3.07. Conference Communications. Any or all directors may participate in any meeting of the board of directors, or of any duly constituted committee thereof, by any means of communication through which the directors may simultaneously hear each other during such meeting. For the purposes of establishing a quorum and taking any action at the meeting, such directors participating pursuant to this section shall be deemed present in person at the meeting; and the place of the meeting shall be the place of origination of the conference telephone conversation or other comparable communication technique.

     Section 3.08. Vacancies; Newly Created Directorships. Vacancies on the board of directors of this corporation occurring by reason of death, resignation, removal or disqualification shall be filled for the unexpired term by a majority of the remaining directors of the board although less than a quorum; newly created directorships resulting from an increase in the authorized number of directors by action of the board of directors as permitted by section 3.02 may be filled by a majority vote of the directors serving at the time of such increase; and each director elected pursuant to this section 3.08 shall be a director until such director's successor is elected by the shareholders at their next regular or special meeting.

     Section 3.09. Removal. Any or all of the directors may be removed from office at any time, with or without cause, by the affirmative vote of the shareholders holding a majority of the shares entitled to vote at an election of directors. No director may be removed (unless the entire board is removed) when the votes cast against removal, or not consenting in writing to the removal, would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cost (or, if the action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of the director's most recent election were then being elected. In the event that the entire board or any one or more directors be so removed by the shareholders, new directors may be elected at the same meeting.

     Section 3.10. Committees. A resolution approved by the affirmative vote of a majority of the board of directors may establish committees having the authority of the board in the management of the business of the corporation to the extent provided in the resolution. A committee shall consist of two or more directors, appointed by affirmative vote of a majority of the directors present. Committees are subject to the direction and control of, and vacancies in the membership thereof shall be filled by, the board of directors. A majority of the members of the committee present at a meeting is a quorum for the transaction of business.

     Section 3.11. Written Action. Any action which might taken at a meeting of the board of directors, or any duly constituted committee thereof, may be taken without a meeting if done in writing and signed by all of the directors or committee members.

     Section 3.12. Compensation. Directors who are not salaried officers of this corporation shall receive such fixed sum per meeting attended or such fixed annual sum as shall be determined, from time to time, by resolution of the board of directors. The board of directors may, by resolution, provide that all directors shall receive their expenses, if any, of attendance at meetings of the board of directors or any committee thereof. Nothing herein contained shall be construed to preclude any director from serving this corporation in any other capacity and receiving proper compensation therefor.


ARTICLE IV
OFFICERS

     Section 4.01. Number and Designation. The corporation shall have one or more natural persons exercising the functions of the offices of Chairman of the Board, President, Chief Executive Officer and Chief Financial Officer.
The board of directors may elect or appoint such other officers or agents as it deems necessary for the operation and management of the corporation, with such powers, rights, duties, and responsibilities as may be determined by the board of directors, including, without limitation, Chairman of the Board, a President, and one or more Vice Presidents, a Secretary, a Treasurer and such assistant officers or other officers as may from time to time be elected or appointed by the board of directors. Each such officer shall have the powers, rights, duties and responsibilities set forth in these bylaws unless otherwise determined by the board of directors. Any number of offices may be held by the same person.

     Section 4.02.     Chief Executive Officer.  Unless provided otherwise by
a resolution adopted by the board of directors, the Chief Executive Officer:
(a) shall have general active management of the business of the corporation;
(b) shall, when present, preside at all meetings of the shareholders; (c)
shall see that all orders and resolutions of the board of directors are carried into effect; (d) shall sign and deliver in the name of the corporation any deeds, mortgages, bonds, contracts or other instruments pertaining to the business of the corporation, except in cases in which the authority to sign and delivery is required by law to be exercised by another person or is expressly delegated by these bylaws or the board of directors to some other officer or agent of the corporation; and (e) shall perform such other duties as from time to time may be assigned by the board of directors.

     Section 4.03. Chief Financial Officer. Unless provided otherwise by a resolution adopted by the board of directors, the Chief Financial Officer:
(a) shall cause to be kept accurate financial records for the corporation; (b) shall cause to be deposited all monies, drafts and checks in the name of and to the credit of the corporation in such banks and depositories as the board of directors shall designate from time to time; (c) shall cause to be endorsed for deposit all notes, checks and drafts received by the corporation as ordered by the board of directors, making proper vouchers therefor; (d) shall cause to be disbursed corporate funds and shall cause to be issued checks and drafts in the name of the corporation, as ordered by the board of directors;
(e) shall render to the Chief Executive Officer and the board of directors, whenever requested, an account of all the transactions as Chief Financial Officer and of the financial condition of the corporation; and (f) shall perform such other duties as may be prescribed by the board of directors or the Chief Executive Officer from time to time.

     Section 4.04. Chairman of the Board. The Chairman of the Board, if one is elected, shall preside at all meetings of the directors and shall have such other duties as may be prescribed, from time to time, by the board of directors.

     Section 4.05. President. Unless otherwise determined by the board of directors, the President shall be the Chief Executive Officer of the corporation. If an officer other than the President is designated Chief Executive Officer, the President shall perform such duties as may from time to time be assigned by the board of directors.

     Section 4.06. Vice President. Each Vice President shall perform such duties as may be prescribed from time to time by these bylaws or by the board of directors.

     Section 4.07. Secretary. Unless provided otherwise by a resolution adopted by the board of directors, the Secretary: (a) shall attend all meetings of the shareholders and board of directors, and shall record all the proceedings of such meetings in the minute book of the corporation; (b) shall give proper notice of meetings of shareholders and board of directors and other notices required by law or these bylaws; and (c) shall perform such other duties as from time to time may be assigned by the board of directors.

     Section 4.08. Treasurer. Unless otherwise determined by the board of directors, the Treasurer shall be the Chief Financial Officer of the corporation. If an officer other than the Treasurer is designated Chief Financial Officer, the Treasurer shall perform such duties as may from time to time be assigned by the board of directors.

     Section 4.09. Authority and Duties. In addition to the foregoing authority and duties, all officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be determined from time to time by the board of directors. Unless prohibited by a resolution of the board of directors, an officer elected or appointed by the board of directors may, without specific approval of the board of directors, delegate some or all of the duties and powers of an office to other persons.

     Section 4.10. Removal and Vacancies. The board of directors may remove any officer from office at any time, with or without cause, by a resolution approved by the affirmative vote of a majority of the directors present. Such removal, however, shall be without prejudice to the contract rights of the person so removed. A vacancy in an office of the corporation by reason of death, resignation, removal, disqualification, or otherwise may, or in the case of a vacancy in the office of the Chief Executive Officer or Chief Financial Officer shall, be filled for the unexpired term by the board of directors.

     Section 4.11. Compensation. The officers of this corporation shall receive such compensation for their services as may be determined by or in accordance with resolutions of the board of directors or by one or more committees to the extent so authorized from time to time by the board of directors.

PAGE

ARTICLE V
SHARES AND THEIR TRANSFER

     Section 5.01. Certificates for Shares. All shares of the corporation shall be certificated shares. Each holder of shares of the corporation shall be entitled to a certificate for shares in such form as the board of directors may, from time to time, approve. Certificates shall be signed by an authorized representative of the corporation's transfer agent. A certificate representing shares of this corporation shall contain on its face the information required by the General Corporation Law of the state of California. A certificate representing shares issued by this corporation shall set forth upon the face or back of the certificate, or shall state that the corporation will furnish to any shareholder upon request and without charge, a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series authorized to be issued, so far as they have been determined, and the authority of the board to determine relative rights and preferences of subsequent classes or series.

     Section 5.02. Issuance of Shares. The board of directors is authorized to cause to be issued shares of the corporation up to the full amount authorized by the articles of incorporation in such amounts as may be determined by the board of directors and as may be permitted by law. Shares may be issued for any consideration allowed by law. At the time of approval of the issuance of shares, the board of directors shall state, by resolution, its determination of the fair value to the corporation in monetary terms of any consideration other than cash for which shares are to be issued.

     Section 5.03. Transfer of Shares. Transfer of shares on the books of the corporation may be authorized only by the shareholder named in the certificate, or the shareholder's legal representative, or the shareholder's duly authorized attorney-in-fact, and upon surrender of the certificate or the certificates for such shares. The corporation may treat as the absolute owner of shares of the corporation, the person or persons in whose name shares are registered on the books of the corporation.

     Section 5.04. Loss of Certificates. Any shareholder claiming a certificate for shares to be lost, stolen, or destroyed shall make an affidavit of that fact in such form as the board of directors and/or the corporation's transfer agent shall require and shall, if the board of directors and/or the corporation's transfer agent so requires, give the corporation and/or the corporation's transfer agent a bond of indemnity in form, in an amount, and with one or more sureties satisfactory to the board of directors and/or the corporation's transfer agent, to indemnify the corporation an/or the corporation's transfer agent against any claim which may be made against it on account of the reissue of such certificate, whereupon a new certificate may be issued in the same tenor and for the same number of shares as the one alleged to have been lost, stolen or destroyed.


ARTICLE VI.
DISTRIBUTIONS, RECORD DATE

     Section 6.01. Distributions. Subject to the provisions of the articles of incorporation, of these bylaws, and of law, the board of directors may authorize and cause the corporation to make distributions whenever, and in such amounts or forms as, in its opinion, are deemed advisable.

     Section 6.02. Record Date. Subject to any provisions of the articles of incorporation, the board of directors may fix a date which shall not be more than 60 nor less than 10 days preceding the date fixed for payment of any distribution as the record date for the determination of the shareholders entitled to receive payment of the distribution and, in such case, only shareholders of record on the date so fixed shall be entitled to receive payment of such distribution notwithstanding any transfer of shares on the books of the corporation after the record date.


ARTICLE VII
BOOKS AND RECORDS, FISCAL YEAR

     Section 7.01 Share Register. The board of directors of the corporation shall cause to be kept at its principal executive office, or at the office of its transfer agent:

     (1)a share register not more than one year old, containing the names and addresses of the shareholders and the number and classes of shares held by each shareholder; and

     (2)a record of the dates on which certificates or transaction statements representing shares were issued.

     Section 7.02. Other Books and Records. The board of directors shall cause to be kept at its principal executive office, or, shall make available at its primary executive office, originals or copies of:

          (1)records of all proceedings of shareholders for the last three years;

          (2)records of all proceedings of the board for the last three years;

          (3)its articles and all amendments currently in effect;

          (4)its bylaws and all amendments currently in effect;

          (5)financial statements required by the General Corporation Laws of California and the financial statements for the most recent interim period prepared in the course of the operation of the corporation for distribution to the shareholders or to a governmental agency as a matter of public record;
          (6)reports made to shareholders generally within the last three years;

          (7)a statement of the names and usual business addresses of its directors and principal officers; and

          (8)any shareholder voting or control agreements of which the corporation is aware.

     Section 7.03. Fiscal Year. The fiscal year of the corporation shall be determined by the board of directors.

ARTICLE VIII
LOANS, GUARANTEES, SURETYSHIP

     Section 8.01. The corporation may lend money to, guarantee an obligation or, become a surety for, or otherwise financially assist a person if the transaction, or a class of transactions to which the transaction belongs, is approved by the affirmative vote of a majority of the directors present, and is in accordance with the California General Corporation Law.

     Subject to the requirements of the California General Corporation Law such loan, guarantee, surety contract or other financial assistance may be with or without interest, and may be unsecured, or may be secured in the manner as a majority of the directors present approve, including, without limitation, a pledge of or security interest in shares of the corporation. Nothing in this section shall de deemed to deny, limit or restrict the powers of guaranty, surety or warranty of the corporation at common law or under a statute of the state of California.


ARTICLE IX
INDEMNIFICATION OF CERTAIN PERSONS

     Section 9.01. The corporation shall indemnify all officers and directors of the corporation, for such expenses and liabilities, including the advancement of reimbursement of expenses, in such manner, under such circumstances and to such extent as permitted by law, as now enacted or hereafter amended. Unless otherwise approved by the board of directors, the corporation shall not indemnify any employee of the corporation who is not otherwise entitled to indemnification pursuant to the prior sentence of this section, nor shall the corporation indemnify and officer or director of the corporation for claims brought or made by him or her against the corporation.

ARTICLE X
AMENDMENTS

     Section 10.01 Subject to the provisions of the California General Corporation Law these bylaws may be amended or altered by a vote of the majority of the whole board of directors at any meeting. Such authority of the board of directors is subject to the power of the shareholders, exercisable in the manner provided in the California General Corporation Law, to adopt, amend, or repeal bylaws adopted, amended, or repealed by the board of directors. The board of directors shall not in any case adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board of directors, but the board of directors may adopt or amend a bylaw to increase the number of directors.


ARTICLE XI
SECURITIES OF OTHER CORPORATIONS

     Section 11.01. Voting Securities Held by the Corporation. Unless otherwise ordered by the board of director, the Chief Executive Officer shall have full power and authority on behalf of the corporation (a) to attend any meeting of security holders of other corporations in which the corporation may hold securities and to vote such securities on behalf of this corporation; (b) to execute any proxy for such meeting on behalf of the corporation; or (c) to execute a written action in lieu of a meeting of such other corporation on behalf of this corporation. At such meeting, the Chief Executive Officer shall possess and may exercise any and all rights and powers incident to the ownership of such securities that the corporation possesses. The board of directors may, from time to time, grant such power and authority to one or more other persons and may remove such power and authority from the Chief Executive Officer or any other person or persons.

     Section 11.02 Purchase and Sale of Securities. Unless otherwise ordered by the board of directors, the Chief Executive Officer shall have full power and authority on behalf of the corporation to purchase, sell, transfer or encumber any and al securities of any other corporation owned by the corporation, and may execute and deliver such documents as may be necessary to effectuate such purchase, sale, transfer or encumbrance. The board of directors may, from time to time, confer like powers upon any other person or persons.

Effective Date of Bylaws:     ________________
PAGE

APPENDIX D


[Letter Head of Barber & Bronson Incorporated]





As of September 29, 1997












Board of Directors
UStel, Inc.
6167 Bristol Parkway
Suite 300
Culver City, California 90230


Members of the Board:

     We understand that UStel, Inc., a Minnesota corporation ("UStel") and S.V.V. Sales, Inc, a Washington corporation d/b/a Arcada Communications ("Arcada"), have entered into an Agreement and Plan of Merger dated September 25, 1997 (the "Agreement") pursuant to which Arcada will merge with and into a newly-formed subsidiary of UStel and the stockholders of all of the outstanding shares of Arcada shall receive: (i) an aggregate of 2,100,000 newly issued shares of UStel common stock, $.01 par value per share ("Common Stock"), subject to adjustment as defined in the Agreement; (ii) an aggregate of $1,500,000 in principal amount of 10% Convertible Subordinated Debentures issued by UStel; and (iii) an aggregate of $5,000,000 cash. The transaction described in the preceding sentence is hereby referred to as the "Proposed Transaction." The terms and conditions of the Proposed Transaction are set forth in detail in the Agreement.

     You have requested our opinion as to the fairness, from a financial point of view, to UStel of the consideration to be offered to the stockholders of Arcada in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the underlying business decision of UStel to proceed with or effect the Proposed Transaction.

     In arriving at our opinion, we, among other things: (i) reviewed the Agreement and the specific terms of the Proposed Transaction; (ii) reviewed publicly available financial information and other data with respect to UStel and Arcada, including UStel's Form 10-KSB for the fiscal year ended December 31, 1996 and Form 10-QSB for the six months ended June 30, 1997, and certain other relevant financial and operating data relating to UStel and Arcada made available to us from published sources and from the internal records of UStel and Arcada; (iii) reviewed and discussed with representatives of the managements of UStel and Arcada certain financial and operating information furnished to us by them, including financial projections and related assumptions with respect to the business, operations and prospects of UStel and Arcada furnished; (iv) considered the financial terms, to the extent publicly available, of certain other transactions that we deemed comparable;
(v) considered the historical financial results and present financial condition of each of UStel and Arcada with those of other companies that we deemed relevant; (vi) reviewed certain publicly available information concerning the trading of, and the trading market for, the common stock of UStel and other companies that we deemed comparable; (vii) inquired about and discussed the Proposed Transaction and Agreement and other matters related thereto with UStel's counsel; and (viii) performed such other analyses and examinations as we deemed appropriate.

     In arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was used by us without assuming any responsibility for any independent verification of any such information and have further relied upon the assurances of managements of UStel and Arcada that they were not aware of any facts or circumstances that would make any such information inaccurate or misleading.
With respect to the financial projections of UStel and Arcada, upon the advice of management of UStel, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgements of the managements of UStel and Arcada as to the future operating and financial performances of UStel and Arcada, respectively, and that such projections provide a reasonable basis upon which we could form
an opinion.   Neither UStel and Arcada publicly discloses internal management forecasts of the type provided to us by their respective managements in connection with our review of the Proposed Transaction.  Such projections were not prepared with a view toward public disclosure.  In addition, such projections were based upon numerous variables and assumptions that are inherently uncertain, including, without limitation, factors relating to general economic and competitive conditions.  Accordingly, actual results could vary significantly from those set forth in such projections.  We have assumed no liability for such forecasts.  In arriving at our opinion, we have not made a physical inspection of the properties and facilities of UStel and
Arcada, and have not made or obtained any evaluations or appraisals of the assets and liabilities (contingent or otherwise) of UStel and Arcada.  We have assumed that the Proposed Transaction will be consummated in an manner that complies in all respects with the applicable provisions of the Securities Act
of 1933, as amended, the Exchange Act of 1934, as amended, and all other applicable federal and state statues, rules and regulations.  In addition, upon the advice of the management of UStel and its legal and accounting advisors, we have assumed that the Proposed Transaction will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue
Code of 1986, as amended and therefore, as a tax-free transaction to the stockholders of Arcada to the extent such stockholders receive UStel Common
Stock.  Our opinion was necessarily based upon market, economic and other conditions as they exist on, and could be evaluated as of, the date of this letter.  Accordingly, although subsequent developments may affect our opinion, we did not assume any obligation to update, review or reaffirm our opinion.

     We have also assumed, with your consent, that the Proposed Transaction will be consummated in accordance with the terms described in the Agreement, without any further amendments thereto, and without waiver by UStel of any of the conditions to its obligations thereunder.

     Based upon and subject to the foregoing, it is our opinion as of the date of this letter that, from a financial point of view, the consideration to be offered to the stockholders of Arcada in the Proposed Transaction is fair to UStel.

     An affiliate of Barber & Bronson has acted as financial advisor to UStel in connection with the transaction described above and will receive a fee for its services contingent upon consummation of the Proposed Transaction. In addition, we will receive a fee for rendering this opinion. In addition, as you are aware, we have previously rendered services to UStel in connection with a placement of UStel Common Stock, for which we received customary compensation, including warrants, which we continue to hold, to purchase 106,250 shares of UStel Common Stock at a price of $3.75 per share. In addition, UStel has agreed to indemnify us for certain liabilities that may arise out of the rendering this opinion. Finally, in the ordinary course of business, we may actively trade the securities of UStel for our own account and for the accounts of our customers and, accordingly, at any time may hold a long or short position in such securities.

     Our opinion is for the use and benefit of the Board of Directors of the UStel and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of UStel as to how
such stockholder should vote with respect to the Proposed Transaction.   We
understand that this opinion may be included in a document required to be filed with the Securities and Exchange Commission and distributed to stockholders in connection with the Proposed Transaction, subject to the approval in form and substance by us and our legal counsel of any description of or reference to us or any summary of this opinion or any presentation of Barber & Bronson included in such document.

Very truly yours,


BARBER & BRONSON INCORPORATED
PAGE

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Articles of Incorporation limit the liability of its directors in their capacity as directors to the fullest extent permitted by the Minnesota Business Corporation Act. Specifically, directors of the Company will not be personally liable for monetary damages for breach of fiduciary duty as directors except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain Minnesota securities laws, or (v) any transaction from which the director derives an improper personal benefit.

The Minnesota Business Corporation Act requires that the Company indemnify any director, officer or employee made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including a derivative action in the name of the Company. Reference is made to the detailed terms of the Minnesota indemnification statute (Minn. Stat. § 302A.521) for a complete statement of such indemnification to the fullest extent of the Minnesota indemnification statute.

Item 21. Exhibits and Financial Statement Schedules

     (a) Exhibits
Exhibit Number                            Exhibit
2       Merger Agreement and Plan of Reorganization by and among UStel, Inc.,
      Arcada Acquisition Corp., and S.V.V. Sales, Inc., d.b.a., Arcada Communications dated September 25, 1997. See Appendix A of Proxy Statement/Prospectus.
2.1 Form of Reincorporated Merger Agreement between UStel, Inc., and UStel Merger Corporation. See Appendix C of Proxy Statement/Prospectus.
2.2     Merger Agreement and Plan of Reorganization by and among UStel, Inc.
      and Consortium 2000, Inc., dated August 14, 1996 (4).
2.3 Asset Purchase and Sale Agreement between UStel, Inc. and Pacific Communications, Inc., dated July 23, 1997.
3.1     Articles of Incorporation of UStel, Inc.(1).
3.1-a   Statement of Designations, Preferences and Rights of Series A
      Convertible Preferred Stock(2).
3.1-b#  Form of Amendment to Statement of Designation of Preferences and
      Rights of Series A Convertible Preferred Stock.
3.2     Bylaws of UStel(1).
4.1     Form of Certificate evidencing shares of Common Stock of UStel(1).
4.1-a#  Form Warrant Agreement between UStel and American Transfer &
      Trust, Inc.
4.2     Form of 12% Convertible Subordinated Debenture(1).
4.3#     Form of Representative's Warrant by and between UStel and
      Barber & Bronson Incorporated.
4.4#     Form of Warrant Certificate.
5.1*     Opinion of Freshman, Marantz, Orlanski, Cooper & Klein on validity of securities.
10.1     Federal Communications Commission Order, Authorization and
      Certificate dated October 20, 1992(1).
10.3     Carrier Switched Services Agreement between the Company and WilTel,
      Inc. dated March 10, 1993(1).
10.3.1  Collocate Agreement with WilTel, Inc., January 9, 1995(3).
10.5     Lease Agreement between the Company and California Mart, dated June
      11, 1993(1).
 10.12-a,b,c (a) Leases for 3400 square feet in Las Vegas, Rainbow
      Interim Partners, June 19, 1995; (b)   NY Lease Forty-Seventh-Fifth
      Company, July, 1994; (c) PacTel Meridian Systems, Equipment Agreement,
      April 15, 1994(3).
10.18    Employment Agreement between the Company and Noam Schwartz dated
      February 1, 1994(1).
10.19    Employment Agreement between the Company and Barry Epling dated
      December 1, 1993(1).
10.20    1993 Stock Option Plan(1).
10.21    Form of 1993 Option Agreement(1).
10.21-a  Amendment to Stock Option Plan
10.22 Stock Option Agreement between Noam Schwartz and Barry Epling dated December 1, 1993(1).
10.23 Stock Option Agreement between David Schwartz and Barry Epling dated December 1, 1993(1).
10.24#   Employment Agreement with Abe Sher, January 4, 1996.
10.24-a# Modification to Employment Agreement with Abe Sher.
10.25 Consulting Agreement, Integrated Financial Consultants, November 10, 1995, and Supplement and Cancellation of Indebtedness,
      January 10, 1996(3).
10.26    Coast Business Credit Agreement, December 21, 1995(3).
10.28    Consortium 2000 Agreement, August 5, 1994(3).
10.29    Subscription Documents, 160 Units, January 15, 1996, Form of(3).
10.30    Registered Consulting Group Agreement, June 20, 1994(3).
10.33    Robert L. Diener Consulting Agreements dated November 1, 1995,
      August 5, 1995(3).
10.34    Service Agreement with Cardservice International, December 21, 1993(3).
10.35    Interconnect Agreement, Euronet International, December 17, 1994(3).
10.37    Service Agreement, Digital Communications of America, Inc.,
      October 14, 1992(3).
10.38    Carrier Transport and Switched Services Agreement,
      December 15, 1993(3).
10.39 Telecommunication Services Agreement, WilTel, Inc., July 25, 1994, Confidential Redacted Version(3).
10.40    Registration Rights Agreement dated August 14, 1996 between UStel,
      Inc. and Consortium 2000 Shareholders (exhibit 10.1 to the Company's report on Form 8-K filed with the SEC on August 27, 1996)(4).
10.41    Registration Rights Agreement dated August 14, 1996 between UStel,
      Inc.  and Noam Schwartz, David Schwartz, the RGB 1993 Family Trust and
      the TAD 1993  Family Trust (exhibit 10.2 to the Company's report on
      Form 8-K filed with the SEC on August 27, 1996)(4).
10.43#   Promissory Note, and ancillary agreement, by and between
      the Registrant and Kamel B. Nacif, February 29, 1996.
10.44#   Beverly Hills Switching Equipment Letter Agreement, by and
      among the Registrant, Barry Epling individually and d/b/a TYC and
      TYC,Inc., June 5, 1996.
10.45#   Form of Employment and Non-Disclosure Agreement by and
      between the Registrant and Danny Knoller, September 1, 1996.
10.46#   Consulting Agreement by and between the Registrant and
      Vanguard Consultants, Inc., August 1, 1996.
10.47#   Indemnification Agreement by and between the Registrant and
      Noam Schwartz, August 2, 1996
10.48#   Letter Agreement by and between the Registrant and
      Consortium 2000, Inc., August 7, 1996.
10.49#   Amendment Number One to Loan and Security Agreement,
       Secured Promissory Note and Amended and Restated Secured
       Promissory Note by and between the Registrant and Coast Business
       Credit, September, 1996.
10.51#   Sublease by and between Consortium 2000, Inc., and
       Primedex Corporation, September 25, 1993.
10.52#   Sales Agency Agreement by and between Consortium 2000, Inc., and WorldCom, Inc., d/b/a/ LDDS WorldCom, June 1, 1995
       Confidential Redacted Version.
10.53#   Hertz Technologies, Inc., Marketing Agreement and Amendments
       No. 1 and 2 thereto, by and between Consortium 2000, Inc., and
       Hertz Technologies, Inc., July 7, 1995 Confidential Redacted
       Version.
10.54#   Distributor Program Agreement and Amendment No. 1 and 2
       thereto, by and between Consortium 2000, Inc., and LCI
       International Telecom Corp., November 3, 1994, January 31,
       1996 and March 26, 1996, respectively, Confidential Redacted
       Versions.
10.55#   Marketing Services Agreement by and between Consortium 2000,
       Inc., and New Enterprise Wholesale Telephone Services,
       Limited Partnership, August 15, 1994 Confidential
       Redacted Version.
10.56#   Consortium 2000 and Call Points, Inc., Agreement by and
       between Consortium 2000 and Call Points, Inc., September 7,
       1995 Confidential Redacted Version.
10.57#   Client Contract by and among Consortium 2000, Inc.,
       Verifications Plus, Advanced Data-Com, Inc., January 24, 1996
       Confidential Redacted Version.
10.59#   Promissory Note, Commercial Security Agreement and
       Letter Agreement by and between Consortium 2000, Inc.,
       and City National Bank, May 28, 1996, May 28, 1996 and May 30,
       1996, respectively.
10.60#
a,b,c,d     (a) Letter Agreement by and between the Registrant and
                Jeflor, Inc., June 10, 1996;
            (b) Subordinated Convertible Debenture, June 19, 1996;
            (c) Warrant, June 21, 1996; and
            (d) Guaranty of Loan by Noam Schwartz, Ronnie Schwartz and
                Haskel Inc, June 17, 1996.
10.61#   Employment and Non-Disclosure Agreement between the Company and Robert L.B. Diener, effective as of August 15, 1996.
10.62#   Employment and Non-Disclosure Agreement between the Company and Jerry Dackerman, effective as of August 15, 1996.
10.63#   Employment and Non-Disclosure Agreement between the Company and Wouter van Biene, effective as of August 15, 1996.
10.64#   Form of Indemnification Agreement between the Company and
       Robert L.B. Diener, effective as of August 15, 1996.
10.65#   Form Indemnification Agreement between the Company and
       Jerry Dackerman, effective as of August 15, 1996.
10.66#   Form of Indemnification Agreement between the Company and
       Wouter van Biene, effective as of August 15, 1996.
10.67#   Form of Financial Consulting Agreement between the Company and B.C. Capital Corporation..
10.68      Employment Agreement between UStel, Inc. and Frank
       Bonadio, Summary
11*        Computation of Earnings per Share.
23.1       Consent of BDO Seidman, LLP, dated October 23, 1997.
23.2       Consent of Freshman, Marantz, Orlanski Cooper & Klein (included in Opinion, Exhibit 5.1).
24         Power of Attorney, included in signature page
99.1       Form of Proxy.
99.3       Form of Fairness Opinion. See Appendix D to
       Proxy Statement/Prospectus
99.4       Form of Letter of Transmittal. See page   of sequentially
       numbered pages.


* To be filed by amendment.

# Filed as an Exhibit to the Company's Registration Statement on Form SB-2, Amendments 1 through 3, declared effective February 14, 1997, File No. 333-12981 and incorporated by reference.

(1)Incorporated by reference to the Company's Registration Statement and Amendments No. 1 through No. 2 on Form SB-2 (Registration No. 33-75210-LA) declared effective June 21, 1994.

(2)Incorporated by reference to the Company's 10-KSB for the year ended December 31, 1994 Commission file 0-24098;

(3)Incorporated by reference to the Company's Amendment No. 1 to 10-KSB for the year ended December 31, 1995 filed with the SEC on August 27, 1996 Commission file 0-24098.

(4)Incorporated by reference to the Company's report on Form 8-K, filed with the SEC on August 27, 1996

(b)Financial statement schedules have been omitted because they are not required or the information is included in the financial statements and notes thereto.

     All other schedules are omitted either because they are not required or because the required information is included in the financial statements and notes thereto included in the Proxy Statement/Prospectus. See "Index to Financial Statements."

Item 22. Undertakings

(1)The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other terms of the applicable form.

(2)UStel undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(4)The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.
(5)The undersigned registrant hereby undertakes:

(a)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of UStel pursuant to the foregoing provisions described above in Item 20, or otherwise UStel has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by UStel of expenses incurred or paid by a director, officer or controlling person of UStel in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, UStel will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
PAGE

SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on ________________, 1997.

                                        USTEL, INC.

                                        By:
                                             Robert L. B. Diener
                                             Chairman/Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert L. B. Diener and Wouter van Biene, acting individually, as his attorney-in-fact, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by said attorney to any and all amendments to said Registration Statement.

     In accordance with the requirement of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.



s/ ROBERT L. B. DIENER         Dated: October 24, 1997   Chairman, Chief Executive
Robert L. B. Diener                                      Officer and Director,
                                                         (Principal Executive Officer)

s/ JERRY DACKERMAN             Dated: October 24, 1997   President, Chief Operating
Jerry Dackerman                                          Officer and Director


/s  WOUTER VAN BIENE           Dated: October 24, 1997   Executive Vice President and
Wouter van Biene                                         Director


s/ ROYCE DIENER                Dated: October 24, 1997   Director
Royce Diener

s/ ANN GRAHAM EHRINGER, Ph.D.  Dated: October 24, 1997   Director
Ann Graham Ehringer, Ph.D.

s/ JORDAN BARNESS              Dated: October 24, 1997   Director
Jordan Barness

s/ EDMUND C. KING              Dated: October 24, 1997   Chief Financial Officer
Edmund C. King                                           (Principal Financial Officer)
